Use these links to rapidly review the document

INDEX TO FINANCIAL STATEMENTS

As Filed with the Securities and Exchange Commission on January 14, 2010.

Registration Statement No. 333-163826

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RITE AID CORPORATION
*And the Subsidiary Guarantors listed below
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	5912 (Primary Standard Industrial Classification Code Number)	23-1614034 (I.R.S. Employer Identification No.)

30 Hunter Lane
Camp Hill, Pennsylvania 17011
(717) 761-2633
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

Marc A. Strassler, Esq.
Executive Vice President, General Counsel and Secretary
Rite Aid Corporation
30 Hunter Lane
Camp Hill, Pennsylvania 17011
(717) 761-2633
(717) 760-7867 (facsimile)
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies of all communications to:
Stacy J. Kanter, Esq.
Michael J. Zeidel, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
(212) 735-3000
(212) 735-2000 (facsimile)

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

          If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

          If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

          The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a) may determine.

TABLE OF ADDITIONAL REGISTRANTS

Name of Additional Registrant*	State or Other Jurisdiction of Incorporation or Formation	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
112 Burleigh Avenue Norfolk, LLC	Virginia	5912	N/A
1515 West State Street Boise, Idaho, LLC	Delaware	5912	N/A
1740 Associates, LLC	Michigan	5912	N/A
3581 Carter Hill Road—Montgomery Corp.	Alabama	5912	80-0052336
4042 Warrensville Center Road—Warrensville Ohio, Inc.	Ohio	5912	25-1820507
5277 Associates, Inc.	Washington	5912	23-2940919
537 Elm Street Corporation	Rhode Island	5912	23-2962033
5600 Superior Properties, Inc.	Ohio	5912	80-0052337
657-659 Broad St. Corp.	New Jersey	5912	80-0052338
764 South Broadway—Geneva, Ohio, LLC	Ohio	5912	23-1974076
Ann & Government Streets—Mobile, Alabama, LLC	Delaware	5912	N/A
Apex Drug Stores, Inc.	Michigan	5912	38-2413448
Broadview and Wallings—Broadview Heights Ohio, Inc.	Ohio	5912	25-1814215
Brooks Pharmacy, Inc.	Delaware	6719	05-0620980
Central Avenue & Main Street Petal-MS, LLC	Delaware	5912	N/A
Eagle Managed Care Corp.	Delaware	9999	25-1724201
Eckerd Corporation	Delaware	5912	51-0378122
Eckerd Fleet, Inc.	Florida	4789	59-1935574
EDC Drug Stores, Inc.	North Carolina	5912	56-0596933
EDC Licensing, Inc.	Delaware	6719	75-2833647
Eighth and Water Streets—Urichsville, Ohio, LLC	Delaware	5912	N/A
England Street—Asheland Corporation	Virginia	5912	80-0052343
Fairground, LLC	Virginia	5912	54-1849788
GDF, Inc.	Maryland	5912	34-1343867
Genovese Drug Stores, Inc.	Delaware	5912	11-1556812
Gettysburg and Hoover—Dayton, Ohio, LLC	Ohio	5912	N/A
Harco, Inc.	Alabama	5912	63-0522700
JCG (PJC) USA, LLC	Delaware	6719	26-0169455
JCG Holdings (USA), Inc.	Delaware	6719	20-1147565
K&B Alabama Corporation	Alabama	5912	72-1011085
K&B Louisiana Corporation	Louisiana	5912	72-1043860
K&B Mississippi Corporation	Mississippi	5912	72-0983482
K&B Services, Incorporated	Louisiana	9995	72-1245171
K&B Tennessee Corporation	Tennessee	9999	62-1444359
K&B Texas Corporation	Texas	5912	72-1010327
K&B, Incorporated	Delaware	6719	51-0346254
Keystone Centers, Inc.	Pennsylvania	5912	23-1730114
Lakehurst and Broadway Corporation	New Jersey	5912	23-2937947
Maxi Drug North, Inc.	Delaware	5912	05-0520884
Maxi Drug South, L.P.	Delaware	5912	05-0520885
Maxi Drug, Inc.	Delaware	5912	04-2960944
Maxi Green, Inc.	Vermont	5912	45-0515111
Mayfield & Chillicothe Roads—Chesterland, LLC	Ohio	5912	N/A
MC Woonsocket, Inc.	Rhode Island	6519	05-0490941
Munson & Andrews, LLC	Delaware	5912	N/A
Name Rite, LLC	Delaware	6719	N/A
Northline & Dix—Toledo—Southgate, LLC	Michigan	5912	N/A

Name of Additional Registrant*	State or Other Jurisdiction of Incorporation or Formation	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
P.J.C. Distribution, Inc.	Delaware	4225	22-3252604
P.J.C. of West Warwick, Inc.	Rhode Island	6519	01-0573850
P.J.C. Realty Co., Inc.	Delaware	6519	04-2967938
Patton Drive and Navy Boulevard Property Corporation	Florida	5912	23-2870495
Paw Paw Lake Road & Paw Paw Avenue-Coloma, Michigan, LLC	Delaware	5912	N/A
PDS-1 Michigan, Inc.	Michigan	5912	38-2935739
Perry Distributors, Inc.	Michigan	4225	38-1718545
Perry Drug Stores, Inc.	Michigan	5912	38-0947300
PJC Dorchester Realty LLC	Delaware	6519	01-0573791
PJC East Lyme Realty LLC	Delaware	6519	20-4851871
PJC Haverhill Realty LLC	Delaware	6519	01-0573831
PJC Hermitage Realty LLC	Delaware	6519	51-0568284
PJC Hyde Park Realty LLC	Delaware	6519	01-0573796
PJC Lease Holdings, Inc.	Delaware	6519	01-0573835
PJC Manchester Realty LLC	Delaware	6519	01-0573821
PJC Mansfield Realty LLC	Delaware	6519	01-0573814
PJC New London Realty LLC	Delaware	6519	20-1151630
PJC of Cranston, Inc.	Rhode Island	6519	05-0481150
PJC of East Providence, Inc.	Rhode Island	6519	05-0481152
PJC of Massachusetts, Inc.	Massachusetts	6519	05-0481151
PJC of Rhode Island, Inc.	Rhode Island	6519	23-1979613
PJC of Vermont, Inc.	Vermont	6519	05-0498065
PJC Peterborough Realty LLC	Delaware	6519	20-1151661
PJC Providence Realty LLC	Delaware	6519	05-0541664
PJC Realty MA, Inc.	Massachusetts	6519	02-0692817
PJC Realty N.E. LLC	Delaware	5912	01-0573780
PJC Revere Realty LLC	Delaware	6519	01-0573818
PJC Special Realty Holdings, Inc.	Delaware	6519	01-0573843
Ram—Utica, Inc.	Michigan	5412	80-0052329
RDS Detroit, Inc.	Michigan	5912	35-1799950
READ's Inc.	Maryland	7389	80-0052330
Rite Aid Drug Palace, Inc.	Delaware	5912	23-2325476
Rite Aid Hdqtrs. Corp.	Delaware	6719	23-2308342
Rite Aid Hdqtrs. Funding, Inc.	Delaware	6719	75-3167335
Rite Aid of Alabama, Inc.	Alabama	5912	23-2410761
Rite Aid of Connecticut, Inc.	Connecticut	5912	23-1940645
Rite Aid of Delaware, Inc.	Delaware	5912	23-1940646
Rite Aid of Florida, Inc.	Florida	5912	23-2047226
Rite Aid of Georgia, Inc.	Georgia	5912	23-2125551
Rite Aid of Illinois, Inc.	Illinois	5912	23-2416666
Rite Aid of Indiana, Inc.	Indiana	5912	23-2048778
Rite Aid of Kentucky, Inc.	Kentucky	5912	23-2039291
Rite Aid of Maine, Inc.	Maine	5912	01-0324725
Rite Aid of Maryland, Inc.	Maryland	5912	23-1940941
Rite Aid of Massachusetts, Inc.	Massachusetts	5912	23-1940647
Rite Aid of Michigan, Inc.	Michigan	5912	38-0857390
Rite Aid of New Hampshire, Inc.	New Hampshire	5912	23-2008320
Rite Aid of New Jersey, Inc.	New Jersey	5912	23-1940648

Name of Additional Registrant*	State or Other Jurisdiction of Incorporation or Formation	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Rite Aid of New York, Inc.	New York	5912	23-1940649
Rite Aid of North Carolina, Inc.	North Carolina	5912	23-1940650
Rite Aid of Ohio, Inc.	Ohio	5912	23-1940651
Rite Aid of Pennsylvania, Inc.	Pennsylvania	5912	23-1940652
Rite Aid of South Carolina, Inc.	South Carolina	5912	23-2047222
Rite Aid of Tennessee, Inc.	Tennessee	5912	23-2047224
Rite Aid of Vermont, Inc.	Vermont	5912	23-1940942
Rite Aid of Virginia, Inc.	Virginia	5912	23-1940653
Rite Aid of Washington, D.C., Inc.	Washington DC	5912	23-2461466
Rite Aid of West Virginia, Inc.	West Virginia	5912	23-1940654
Rite Aid Payroll Management, Inc.	Delaware	5912	01-0910097
Rite Aid Online Store, Inc.	Delaware	6719	01-0910090
Rite Aid Realty Corp.	Delaware	6519	23-1725347
Rite Aid Rome Distribution Center, Inc.	New York	4225	23-1887836
Rite Aid Services, LLC	Delaware	7363	02-0655440
Rite Aid Transport, Inc.	Delaware	4789	25-1793102
Rite Fund, Inc.	Delaware	6719	51-0273194
Rite Investments Corp.	Delaware	6719	51-0273192
Rx Choice, Inc.	Delaware	7359	25-1598207
Seven Mile and Evergreen—Detroit, LLC	Michigan	5912	N/A
Silver Springs Road—Baltimore, Maryland/One, LLC	Delaware	5912	N/A
Silver Springs Road—Baltimore, Maryland/Two, LLC	Delaware	5912	N/A
State & Fortification Streets—Jackson, Mississippi, LLC	Delaware	5912	N/A
State Street and Hill Road—Gerard, Ohio, LLC	Delaware	5912	N/A
The Jean Coutu Group (PJC) USA, Inc.	Delaware	6719	04-2925810
The Lane Drug Company	Ohio	5912	53-0125212
Thrift Drug Services, Inc.	Delaware	5912	74-2605432
Thrift Drug, Inc.	Delaware	9999	22-2098063
Thrifty Corporation	California	5912	95-1297550
Thrifty PayLess, Inc.	California	5912	95-4391249
Tyler and Sanders Roads—Birmingham, Alabama, LLC	Delaware	5912	N/A

*
Addresses and telephone numbers of principal executive offices are the same as those of Rite Aid Corporation.

PROSPECTUS

RITE AID CORPORATION

        Offer to exchange $270.0 million aggregate principal amount of 10.250% Senior Secured Notes due 2019 (which we refer to as the old notes) for $270.0 million aggregate principal amount of 10.250% Senior Secured Notes due 2019 (which we refer to as the new notes) which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and fully and unconditionally guaranteed by the subsidiary guarantors listed on the first page of this prospectus.

        The exchange offer will expire at 5:00 p.m., New York City time, on      , 2010 (the 20th business day following the date of this prospectus), unless we extend the exchange offer in our sole and absolute discretion.

        Terms of the exchange offer:

  •
  We will exchange new notes for all outstanding old notes that are validly tendered and not withdrawn prior to the expiration or termination of the exchange offer.

  •
  You may withdraw tenders of old notes at any time prior to the expiration or termination of the exchange offer.

  •
  The terms of the new notes are substantially identical to those of the outstanding old notes, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes.

  •
  The exchange of old notes for new notes will not be a taxable transaction for U.S. federal income tax purposes. You should see the discussion under the caption "Material Federal Income Tax Considerations" for more information.

  •
  We will not receive any proceeds from the exchange offer.

  •
  We issued the old notes in a transaction not requiring registration under the Securities Act, and as a result, their transfer is restricted. We are making the exchange offer to satisfy your registration rights, as a holder of the old notes.

        There is no established trading market for the new notes or the old notes.

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date (as defined herein) and ending on the close of business 210 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

        See "Risk Factors" beginning on page 16 for a discussion of risks you should consider prior to tendering your outstanding old notes for exchange.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is    , 2010.

        References to "Rite Aid," the "Company," "we," "our" and "us" and similar terms mean Rite Aid Corporation and its subsidiaries, unless the context otherwise requires.

        References to "Jean Coutu Group" mean The Jean Coutu Group (PJC) Inc. and its subsidiaries, references to "Jean Coutu USA" mean JCG (PJC) USA, LLC and its subsidiaries and references to "Brooks Eckerd" mean the Brooks Eckerd drugstore chain, unless the context otherwise requires.

i

Subsidiary Guarantors

112 Burleigh Avenue Norfolk, LLC	Maxi Drug South, L.P.	Rite Aid of Georgia, Inc.
1515 West State Street Boise,	Maxi Drug, Inc.	Rite Aid of Illinois, Inc.
Idaho, LLC	Maxi Green, Inc.	Rite Aid of Indiana, Inc.
1740 Associates, LLC	Mayfield & Chillicothe Roads—	Rite Aid of Kentucky, Inc.
3581 Carter Hill Road—	Chesterland, LLC	Rite Aid of Maine, Inc.
Montgomery Corp.	MC Woonsocket, Inc.	Rite Aid of Maryland, Inc.
4042 Warrensville Center Road—	Munson & Andrews, LLC	Rite Aid of Massachusetts, Inc.
Warrensville Ohio, Inc.	Name Rite, LLC	Rite Aid of Michigan, Inc.
5277 Associates, Inc.	Northline & Dix—Toledo—	Rite Aid of New Hampshire, Inc.
537 Elm Street Corporation	Southgate, LLC	Rite Aid of New Jersey, Inc.
5600 Superior Properties, Inc.	P.J.C. Distribution, Inc.	Rite Aid of New York, Inc.
657-659 Broad St. Corp.	P.J.C. of West Warwick, Inc.	Rite Aid of North Carolina, Inc.
764 South Broadway—Geneva,	P.J.C. Realty Co., Inc.	Rite Aid of Ohio, Inc.
Ohio, LLC	Patton Drive and Navy Boulevard	Rite Aid of Pennsylvania, Inc.
Ann & Government Streets—	Property Corporation	Rite Aid of South Carolina, Inc.
Mobile, Alabama, LLC	Paw Paw Lake Road & Paw Paw	Rite Aid of Tennessee, Inc.
Apex Drug Stores, Inc.	Avenue-Coloma, Michigan, LLC	Rite Aid of Vermont, Inc.
Broadview and Wallings—Broadview	PDS-1 Michigan, Inc.	Rite Aid of Virginia, Inc.
Heights Ohio, Inc.	Perry Distributors, Inc.	Rite Aid of Washington, D.C., Inc.
Brooks Pharmacy, Inc.	Perry Drug Stores, Inc.	Rite Aid of West Virginia, Inc.
Central Avenue & Main Street	PJC Dorchester Realty LLC	Rite Aid Online Store, Inc.
Petal-MS, LLC	PJC East Lyme Realty LLC	Rite Aid Payroll Management, Inc.
Eagle Managed Care Corp.	PJC Haverhill Realty LLC	Rite Aid Realty Corp.
Eckerd Corporation	PJC Hermitage Realty LLC	Rite Aid Rome Distribution
Eckerd Fleet, Inc.	PJC Hyde Park Realty LLC	Center, Inc.
EDC Drug Stores, Inc.	PJC Lease Holdings, Inc.	Rite Aid Services, LLC
EDC Licensing, Inc.	PJC Manchester Realty LLC	Rite Aid Transport, Inc.
Eighth and Water Streets—	PJC Mansfield Realty LLC	Rite Fund, Inc.
Urichsville, Ohio, LLC	PJC New London Realty LLC	Rite Investments Corp.
England Street—Asheland	PJC of Cranston, Inc.	Rx Choice, Inc.
Corporation	PJC of East Providence, Inc.	Seven Mile and Evergreen—
Fairground, LLC	PJC of Massachusetts, Inc.	Detroit, LLC
GDF, Inc.	PJC of Rhode Island, Inc.	Silver Springs Road—Baltimore,
Genovese Drug Stores, Inc.	PJC of Vermont, Inc.	Maryland/One, LLC
Gettysburg and Hoover—Dayton,	PJC Peterborough Realty LLC	Silver Springs Road—Baltimore,
Ohio, LLC	PJC Providence Realty LLC	Maryland/Two, LLC
Harco, Inc.	PJC Realty MA, Inc.	State & Fortification Streets—
JCG (PJC) USA, LLC	PJC Realty N.E. LLC	Jackson, Mississippi, LLC
JCG Holdings (USA), Inc.	PJC Revere Realty LLC	State Street and Hill Road—
K&B Alabama Corporation	PJC Special Realty Holdings, Inc.	Gerard, Ohio, LLC
K&B Louisiana Corporation	Ram—Utica, Inc.	The Jean Coutu Group (PJC)
K&B Mississippi Corporation	RDS Detroit, Inc.	USA, Inc.
K&B Services, Incorporated	READ's Inc.	The Lane Drug Company
K&B Tennessee Corporation	Rite Aid Drug Palace, Inc.	Thrift Drug Services, Inc.
K&B Texas Corporation	Rite Aid Hdqtrs. Corp.	Thrift Drug, Inc.
K&B, Incorporated	Rite Aid Hdqtrs. Funding, Inc.	Thrifty Corporation
Keystone Centers, Inc.	Rite Aid of Alabama, Inc.	Thrifty PayLess, Inc.
Lakehurst and Broadway	Rite Aid of Connecticut, Inc.	Tyler and Sanders Roads
Corporation	Rite Aid of Delaware, Inc.	Birmingham, Alabama, LLC
Maxi Drug North, Inc.	Rite Aid of Florida, Inc.

ii

Cautionary Note Regarding Forward-Looking Statements

        This prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by terms and phrases such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will" and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.

        Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

  •
  our high level of indebtedness;

  •
  our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our senior secured credit facility (the "senior credit facility") and other debt agreements, including the indenture governing the new notes and the other debt agreements we entered into in connection with the Refinancing Transactions (as defined herein);

  •
  general economic conditions (including the impact of continued high unemployment and changing consumer shopping behavior), inflation and interest rate movements;

  •
  our ability to improve the operating performance of our stores in accordance with our long term strategy;

  •
  our ability to realize same store sales growth;

  •
  our ability to hire and retain pharmacists and other store personnel;

  •
  the efforts of private and public third party payors to reduce prescription drug reimbursement and encourage mail order;

  •
  competitive pricing pressures, including aggressive promotional activity from our competitors;

  •
  decisions to close additional stores and distribution centers, which could result in further charges to our operating statement;

  •
  our ability to manage expenses;

  •
  our ability to realize the benefits from actions to further reduce costs and investment in working capital;

  •
  continued consolidation of the drugstore industry;

  •
  changes in state or federal legislation or regulations, and the impact of healthcare reform;

  •
  the outcome of lawsuits and governmental investigations; and

  •
  other risks and uncertainties described from time to time in our filings with the Securities and Exchange Commission (the "SEC").

        We undertake no obligation to update or revise the forward-looking statements included in this prospectus, whether as a result of new information, future events or otherwise, after the date of this prospectus. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences are discussed in the section entitled "Risk Factors" in this prospectus.

iii

SUMMARY

        This summary does not contain all of the information that you should consider before investing in the new notes. You should read the entire prospectus carefully, including the matters discussed in the section entitled "Risk Factors" and the detailed information and financial statements included elsewhere in this prospectus. Unless otherwise indicated, references to fiscal year refer to the fiscal year of Rite Aid, which ends on the Saturday closest to February 29 or March 1 of that year. The fiscal years ended February 28, 2009, March 1, 2008, March 3, 2007 and February 26, 2005 included 52 weeks. The fiscal year ended March 4, 2006 included 53 weeks. Our consolidated results for fiscal 2008 include Brooks Eckerd results of operations for the thirty-nine week period ended March 1, 2008.

 Our Business

        We are the third largest retail drugstore chain in the United States based on revenues and number of stores. We operate our drugstores in 31 states across the country and in the District of Columbia. As of November 28, 2009, we operated 4,801 stores. During fiscal 2009 and the thirty-nine weeks ended November 28, 2009, we generated approximately $26.3 billion and $19.2 billion in revenue, respectively.

        In our stores, we sell prescription drugs and a wide assortment of other merchandise, which we call "front end" products. In fiscal 2009 and the thirty-nine weeks ended November 28, 2009, prescription drug sales accounted for 67.2% and 68.6% of our total sales, respectively. We believe that our pharmacy operations will continue to represent a significant part of our business due to favorable industry trends, including an aging population, increased life expectancy, anticipated growth in the federally funded Medicare Part D prescription program as "baby boomers" begin to enroll in 2011 and the discovery of new and better drug therapies. We offer approximately 28,000 front end products, which accounted for the remaining 32.8% of our total sales in fiscal 2009. Front end products include over-the-counter medications, health and beauty aids, personal care items, cosmetics, household items, beverages, convenience foods, greeting cards, seasonal merchandise and numerous other everyday and convenience products, as well as photo processing. We attempt to distinguish our stores from other national chain drugstores, in part, through our private brands and our strategic alliance with GNC, a leading retailer of vitamin and mineral supplements. We offer approximately 3,300 products under the Rite Aid private brand, which contributed approximately 13.5% and 15.0% of our front end sales in the categories where private brand products were offered in fiscal 2009 and the thirty-nine weeks ended November 28, 2009, respectively.

        The overall average size of each store in our chain is approximately 12,500 square feet. The average size of our stores is larger in the western United States. As of November 28, 2009, approximately 58% of our stores were freestanding; approximately 50% of our stores included a drive-thru pharmacy; approximately 41% included one-hour photo shops; and approximately 39% included a GNC store-within-Rite Aid-store.

Acquisition

        On June 4, 2007, we acquired all of the membership interests of JCG (PJC) USA, LLC ("Jean Coutu USA"), the holding company for the Brooks Eckerd drugstore chain ("Brooks Eckerd"), from Jean Coutu Group (PJC) Inc. ("Jean Coutu Group"), pursuant to the terms of a Stock Purchase Agreement dated August 23, 2006. As consideration for the acquisition of Jean Coutu USA (the "Acquisition"), we paid $2.3 billion and issued 250.0 million shares of our common stock. We financed the cash payment via the establishment of a new term loan facility, issuance of senior notes and borrowings under our then existing revolving credit facility. Our operating results include the results of the Brooks Eckerd stores from the date of acquisition.

        As of November 28, 2009, Jean Coutu Group owned 252.0 million shares of our common stock, which represented approximately 27.6% of the total Rite Aid voting power. We expanded our Board of

Directors to 14 members, with four of the seats being held by members designated by the Jean Coutu Group. In connection with the Acquisition, we entered into a Stockholder Agreement (the "Stockholder Agreement") with Jean Coutu Group and certain Coutu family members. The Stockholder Agreement contains provisions relating to Jean Coutu Group's ownership interest in us, board and board committee composition, corporate governance, stock ownership, stock purchase rights, transfer restrictions, voting arrangements and other matters. We also entered into a registration rights agreement giving Jean Coutu Group certain rights with respect to the registration under the Securities Act, of the shares of our common stock issued to Jean Coutu Group or acquired by Jean Coutu Group pursuant to certain stock purchase rights or open market rights under the Stockholder Agreement.

        We completed the integration of the Brooks Eckerd stores during fiscal 2009. The Brooks Eckerd integration has significantly increased the footprint and operating scale of our business and has made us the largest drugstore retailer in the Eastern United States. This increased scale has benefited us by providing purchasing synergies and will provide us with an opportunity to leverage our fixed costs. While sales in the Brooks Eckerd stores did not meet our original expectations in fiscal 2009, pharmacy same store sales trends continued to improve throughout the year. Brooks Eckerd pharmacy sales have been slightly negative in the first three quarters of fiscal 2010. Front end sales trends improved in the first three quarters of fiscal 2009 but were negatively impacted by the recession-led pullback in retail spending in the fourth quarter of fiscal 2009 and the first three quarters of fiscal 2010.

Our Strategy

        Our objectives and goals are to grow profitable sales by unlocking the value of our diverse store base, improve customer loyalty by improving customer and associate satisfaction, generate positive cash flow by taking unnecessary costs out of the business and improving operating efficiencies and reduce debt via the generation of operating cash flow and improvements in working capital management. The following paragraphs describe in more detail some of the components of our strategies that we believe will result in the achievement of these goals and objectives:

        Grow profitable sales by unlocking the value of our diverse store base.    As of November 28, 2009, we had 4,801 stores in 31 states and the District of Columbia. These stores are in diverse markets, with many in urban, high traffic areas and many being in lower traffic suburban or rural areas. In the past we have operated our stores with consistent standards for store staffing, field management staffing, distribution center deliveries, advertising, product assortment and pricing. We are currently in the process of stratifying these stores into specific groups and further refining the business plans for each group. The plans will ultimately result in different subsets of stores having standards for labor, product assortment, pricing and distribution center deliveries that are best suited for that group of stores. We have also revised our field management structure to allocate more field supervision staffing to stores in urban markets, which are typically more challenging to manage than stores in rural or suburban markets. We believe that these changes will improve profitability, particularly at our lower volume stores.

        Improve sales by improving customer loyalty.    We believe that our greatest opportunity to improve sales is by ensuring that we have a base of loyal, repeat customers, particularly in the pharmacy business. We believe that the best way to obtain loyal customers is to show that we will help them lead happier, healthier lives. We have several programs that we have either started or are planning to start that are designed to improve customer loyalty, including the following:

  •
  We have launched our free Rx Savings Card, which provides cost savings on over 10,000 prescription drugs and over 1,500 over-the-counter medicines to patients with limited or no insurance.

  •
  We continue to offer our Living More senior loyalty program, which offers senior citizens prescription discounts and informational materials. This program has been well received, with over 4.1 million members as of February 28, 2009.

  •
  We have begun offering an automated refill option for customers with maintenance prescriptions, and also make courtesy refill reminder phone calls.

  •
  We launched a "Giving Care for Parents" program, which provides caregiver advice via printed materials, access to geriatric specialists on-line and consultation with Rite Aid pharmacists.

        In our front end business, we plan to aggressively grow our private brand offerings, as we believe that our private brand products offer cost effective alternatives to national brand products that are very attractive during difficult economic times. We are planning to increase our private brand penetration, which was 13.5% at the end of fiscal 2009, by approximately 1.0% by the end of fiscal 2010. As of November 28, 2009, our private brand penetration was 15.0%, 0.5% ahead of our target for fiscal 2010.

        We believe that a key component of developing loyal customers is by having loyal associates. During fiscal 2009, we designated associates from all parts of our company as "Culture Change Champions." Their goal is to use feedback from their colleagues throughout the company to help create a better work environment. We believe this will help ensure that we have loyal, satisfied associates, which will lead to loyal, satisfied customers.

        Generate positive cash flow by taking unnecessary costs out of the business.    With the integration of the Brooks Eckerd stores completed, we believe we have an opportunity to better leverage our sales by making changes to our cost structure. We have numerous cost reduction initiatives in place or planned for the remainder of fiscal 2010, including the following:

  •
  We plan to make changes to staffing models for some of our lower volume stores, which we believe will improve store profitability without sacrificing sales or customer service.

  •
  We have centralized all non-merchandise purchasing into a centralized indirect procurement function. This group is responsible for reviewing all purchase contracts and arrangements and utilizes several tools, including on-line auctions, to control the cost of these services.

  •
  We have made strategic reductions to administrative headcount and restructured some of our benefit plans.

  •
  We plan to reduce supply chain costs by reducing inventory and rationalizing the distribution center network, as evidenced by the closures of our Metro New York facility and our Atlanta, Georgia facility. We have also made changes to which distribution centers service which stores and have reduced the delivery frequency in certain stores, which has saved transportation costs.

        We believe that these changes, as well as others, will enable us to improve our operating profitability without sacrificing sales and customer service.

        Reduce debt.    We are highly leveraged and believe that our leverage puts us at a competitive disadvantage, particularly given current market conditions. We plan to reduce debt in fiscal 2010 by executing on the operating initiatives discussed above, as well as by doing the following:

  •
  We have taken several steps to reduce our investment in inventory, including steps to reduce the number of SKUs, reduce our backroom inventories and reduce store safety stock in certain categories. The continuation of these programs, along with planned improvements in our ad ordering system and product forecasting techniques, should further reduce our inventory levels. Our FIFO inventory at November 28, 2009 has decreased $268.8 million from the levels at November 29, 2008, primarily as a result of these initiatives.

  •
  We plan to continue to significantly reduce our capital expenditures in the remainder of fiscal 2010, as we have invested a significant amount of capital into the Brooks Eckerd stores in fiscal 2008 and 2009. Our targeted capital expenditures for fiscal 2010 is $250.0 million, which represents a reduction of approximately $300.0 million from fiscal 2009 levels. As of November 28, 2009, we had made approximately $130.2 million in capital expenditures in the first three quarters of fiscal 2010.

        We believe that these initiatives, along with other expected improvements in cash flow from operations, will enable us to begin to pay down debt in fiscal 2010.

Properties

        As of November 28, 2009, we operated 4,801 retail drugstores, which includes the acquired Brooks Eckerd stores. The overall average selling square feet of each store in our chain is 10,000 square feet. The overall average total square feet of each store in our chain is 12,500. The stores in the eastern part of the U.S. average 8,800 selling square feet per store (10,900 average total square feet per store). The stores in the western part of the U.S. average 15,400 selling square feet per store (19,800 average total square feet per store).

        Our customer world store prototype, which is being utilized in our new store and store relocation program, has an overall average selling square footage of 11,500 and an overall average total square feet of 14,500. The new world store prototype in the eastern parts of the U.S. will average 10,200 selling square feet (13,000 average total square feet per store). The world store prototype in the western part of the U.S. will average 14,000 selling square feet (17,400 average total square feet per store).The table below identifies the number of stores by state as of November 28, 2009:

State	Store Count
Alabama	95
California	601
Colorado	20
Connecticut	79
Delaware	43
District of Columbia	7
Georgia	196
Idaho	13
Indiana	10
Kentucky	117
Louisiana	66
Massachusetts	161
Maine	81
Maryland	145
Michigan	286
Mississippi	27
North Carolina	244
Nevada	1
New Hampshire	69
New Jersey	271
New York	663
Ohio	230
Oregon	71
Pennsylvania	573

State	Store Count
Rhode Island	47
South Carolina	98
Tennessee	88
Utah	22
Vermont	38
Virginia	196
Washington	139
West Virginia	104

Total	4,801

        Our stores have the following attributes at November 28, 2009:

Attribute	Number	Percentage
Freestanding	2,801	58%
Drive through pharmacy	2,394	50%
One-hour photo development department	1,956	41%
GNC stores-within a Rite Aid-store	1,859	39%

        We lease 4,541 of our operating drugstore facilities under non-cancelable leases, many of which have original terms of 10 to 22 years. In addition to minimum rental payments, which are set at competitive market rates, certain leases require additional payments based on sales volume, as well as reimbursement for taxes, maintenance and insurance. Most of our leases contain renewal options, some of which involve rent increases.

        We own our corporate headquarters, which is located in a 205,000 square foot building at 30 Hunter Lane, Camp Hill, Pennsylvania 17011. We lease 156,900 square feet of space in various buildings near Harrisburg, Pennsylvania for use by additional administrative personnel. We own an additional building near Harrisburg, Pennsylvania which is 86,000 square feet and houses our model store and additional administrative personnel.

        We operate the following distribution centers and satellite distribution locations, which we own or lease as indicated:

Location	Owned or Leased	Approximate Square Footage
Rome, New York	Owned	283,000
Utica, New York(1)	Leased	172,000
Geddes, New York(1)	Leased	300,000
Poca, West Virginia	Owned	255,000
Dunbar, West Virginia(1)	Leased	110,000
Perryman, Maryland	Owned	885,000
Perryman, Maryland(1)	Leased	262,000
Tuscaloosa, Alabama	Owned	230,000
Cottondale, Alabama(1)	Leased	224,000
Pontiac, Michigan	Owned	325,000
Woodland, California	Owned	513,000
Woodland, California(1)	Leased	200,000
Wilsonville, Oregon	Leased	643,000
Lancaster, California	Owned	914,000
Charlotte, North Carolina	Owned	585,500
Charlotte, North Carolina(1)	Leased	291,000
Dayville, Connecticut	Owned	460,000
Liverpool, New York	Owned	828,000
Philadelphia, Pennsylvania	Owned	245,000
Philadelphia, Pennsylvania(1)	Leased	415,000

(1)
Overflow storage locations.

        The original terms of the leases for our distribution centers and overflow storage locations range from 5 to 22 years. In addition to minimum rental payments, certain distribution centers require tax reimbursement, maintenance and insurance. Most leases contain renewal options, some of which involve rent increases. Although from time to time, we may be near capacity at some of our distribution facilities, particularly at our older facilities, we believe that the capacity of our facilities is adequate.

        We also own a 55,800 square foot ice cream manufacturing facility located in El Monte, California and a 68,000 square foot office building in Warwick, Rhode Island. The office building in Rhode Island is vacant and for sale.

        On a regular basis and as part of our normal business, we evaluate store performance and may reduce in size, close or relocate a store if the store is redundant, under performing or otherwise deemed unsuitable. When we reduce in size, close or relocate a store, we often continue to have leasing obligations or own the property. We attempt to sublease this space. As of November 28, 2009, we had 10,642,613 square feet of excess space, of which 4,782,206 square feet was subleased.

Summary Description of the Exchange Offer

Old Notes	10.250% Senior Secured Notes due 2019, which were issued on October 26, 2009.
New Notes

10.250% Senior Secured Notes due 2019, the issuance of which has been registered under the Securities Act of 1933. The form and terms of the new notes are identical in all material respects to those of the old notes, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes.

Exchange Offer

We are offering to issue up to $270.0 million aggregate principal amount of the new notes in exchange for a like principal amount of the old notes to satisfy our obligations under the registration rights agreement that was executed when the old notes were issued in a transaction in reliance upon the exemption from registration provided by Rule 144A and Regulation S of the Securities Act.

Expiration Date; Tenders

The exchange offer will expire at 5:00 p.m., New York City time, on      , 2010 (the 20th business day following the date of this prospectus), unless extended in our sole and absolute discretion. By tendering your old notes, you represent to us that:

• you are not our "affiliate," as defined in Rule 405 under the Securities Act;
• any new notes you receive in the exchange offer are being acquired by you in the ordinary course of your business;

•       at the time of commencement of the exchange offer, neither you nor anyone receiving new notes from you, has any arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the new notes in violation of the Securities Act;

• you are not holding old notes that have, or are reasonably likely to have, the status of an unsold allotment in the initial offering;
• if you are not a participating broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of the new notes, as defined in the Securities Act; and

•       if you are a broker-dealer, you will receive the new notes for your own account in exchange for old notes that were acquired by you as a result of your market-making or other trading activities and that you will deliver a prospectus in connection with any resale of the new notes you receive. For further information regarding resales of the new notes by participating broker-dealers, see the discussion under the caption "Plan of Distribution."

Withdrawal; Non-Acceptance

You may withdraw any old notes tendered in the exchange offer at any time prior to 5:00 p.m., New York City time, on      , 2010. If we decide for any reason not to accept any old notes tendered for exchange, the old notes will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer. In the case of the old notes tendered by book-entry transfer into the exchange agent's account at The Depository Trust Company ("DTC"), any withdrawn or unaccepted old notes will be credited to the tendering holder's account at DTC. For further information regarding the withdrawal of tendered old notes, see "The Exchange Offer—Terms of the Exchange Offer; Period for Tendering Old Notes" and the "The Exchange Offer—Withdrawal Rights."

Conditions to the Exchange Offer

The exchange offer is subject to customary conditions, which we may waive. See the discussion below under the caption "The Exchange Offer—Conditions to the Exchange Offer" for more information regarding the conditions to the exchange offer.

Procedures for Tendering the Old Notes	You must do one of the following on or prior to the expiration or termination of the exchange offer to participate in the exchange offer:

•       tender your old notes by sending the certificates for your old notes, in proper form for transfer, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other documents required by the letter of transmittal, to The Bank of New York Mellon Trust Company, N.A., as exchange agent, at one of the addresses listed below under the caption "The Exchange Offer—Exchange Agent," or

•       tender your old notes by using the book-entry transfer procedures described below and transmitting a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent's message instead of the letter of transmittal, to the exchange agent. In order for a book-entry transfer to constitute a valid tender of your old notes in the exchange offer, The Bank of New York Mellon Trust Company, N.A., as exchange agent, must receive a confirmation of book-entry transfer of your old notes into the exchange agent's account at DTC prior to the expiration or termination of the exchange offer. For more information regarding the use of book-entry transfer procedures, including a description of the required agent's message, see the discussion below under the caption "The Exchange Offer—Book-Entry Transfers."

Special Procedures for Beneficial Owners

If you are a beneficial owner whose old notes are registered in the name of the broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should promptly contact the person in whose name the old notes are registered and instruct that person to tender on your behalf. If you wish to tender in the exchange offer on your own behalf, prior to completing and executing the letter of transmittal and delivering your old notes, you must either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the person in whose name the old notes are registered.

Material Federal Income Tax Considerations

The exchange of the old notes for new notes in the exchange offer will not be a taxable transaction for United States federal income tax purposes. See the discussion under the caption "Material Federal Income Tax Considerations" for more information regarding the tax consequences to you of the exchange offer.

Use of Proceeds	We will not receive any proceeds from the exchange offer.
Exchange Agent

The Bank of New York Mellon Trust Company, N.A. is the exchange agent for the exchange offer. You can find the address and telephone number of the exchange agent below under the caption "The Exchange Offer—Exchange Agent."

Resales

Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to the third parties, we believe that the new notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act. However, you will not be able to freely transfer the new notes if:

• you are our "affiliate," as defined in Rule 405 under the Securities Act;
• you are not acquiring the new notes in the exchange offer in the ordinary course of your business;
• you have an arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the new notes, you will receive in the exchange offer;
• you are holding old notes that have or are reasonably likely to have the status of an unsold allotment in the initial offering; or

•       you are a participating broker-dealer that received new notes for its own account in the exchange offer in exchange for old notes that were acquired as a result of market-making or other trading activities.

If you fall within one of the exceptions listed above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction involving the new notes. See the discussion below under the caption "The Exchange Offer—Procedures for Tendering Old Notes" for more information.

Broker-Dealer

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes which were acquired by such broker-dealer as a result of market making activities or other trading activities. We have agreed that for a period of up to 210 days after the expiration date, as defined in this prospectus, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution" for more information.

Registration Rights Agreement

When the old notes were issued, we entered into a registration rights agreement with the initial purchasers of the old notes. Under the terms of the registration rights agreement, we agreed to use our commercially reasonable efforts to file with the SEC and cause to become effective, a registration statement relating to an offer to exchange the old notes for the new notes.

If we do not complete the exchange offer within 210 days (May 24, 2010) of the date of issuance of the old notes, the interest rate borne by the old notes will be increased at a rate of 0.25% per annum every 90 days (but shall not exceed 0.50% per annum) until the exchange offer is completed, or until the old notes are freely transferable under Rule 144 of the Securities Act.

Under some circumstances set forth in the registration rights agreement, holders of old notes, including holders who are not permitted to participate in the exchange offer or who may not freely sell new notes received in the exchange offer, may require us to file and cause to become effective, a shelf registration statement covering resales of the old notes by these holders.

A copy of the registration rights agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. See "Description of the New Notes—Registration Rights and Additional Interest."

 CONSEQUENCES OF NOT EXCHANGING OLD NOTES

        If you do not exchange your old notes in the exchange offer, your old notes will continue to be subject to the restrictions on transfer described in the legend on the certificate for your old notes. In general, you may offer or sell your old notes only:

  •
  if they are registered under the Securities Act and applicable state securities laws;

  •
  if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

  •
  if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

        We do not currently intend to register the old notes under the Securities Act. Under some circumstances, however, holders of the old notes, including holders who are not permitted to participate in the exchange offer or who may not freely resell new notes received in the exchange offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of old notes by these holders. For more information regarding the consequences of not tendering your old notes and our obligation to file a shelf registration statement, see "The Exchange Offer—Consequences of Exchanging or Failing to Exchange Old Notes" and "Description of the New Notes—Registration Rights and Additional Interest."

Summary Description of the New Notes

        The terms of the new notes and those of the outstanding old notes are substantially identical, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes. For a more complete understanding of the new notes, see "Description of the New Notes."

Issuer	Rite Aid Corporation, a Delaware corporation.
Securities	Up to $270.0 million aggregate principal amount of 10.250% Senior Secured Notes due 2019.
Maturity Date	October 15, 2019.
Interest and Payment Dates	The new notes will bear interest at an annual rate of 10.250%. Interest on the new notes is payable on April 15 and October 15 of each year, beginning on April 15, 2010.
Subsidiary Guarantees

Our obligations under the new notes will be guaranteed, subject to certain limitations, by all of our subsidiaries that guarantee our obligations under our senior credit facility, our outstanding 9.750% senior secured notes due 2016, 10.375% senior secured notes due 2016 and 7.5% senior secured notes due 2017 (the "Subsidiary Guarantors").

The guarantees by the Subsidiary Guarantors of the new notes will rank pari passu in right of payment with the guarantees of our 10.375% senior secured notes due 2016 and 7.5% senior secured notes due 2017 and junior in right of payment to the guarantees of our senior credit facility and our 9.750% senior secured notes due 2016.

The Subsidiary Guarantors also provide unsubordinated, unsecured guarantees of our 8.625% senior notes due 2015, 9.375% senior notes due 2015 and 9.5% senior notes due 2017. Under certain circumstances, subsidiaries may be released from their guarantees of the notes without consent of the holders of the notes.

Our subsidiaries conduct substantially all of our operations and have significant liabilities, including trade payables. If the subsidiary guarantees are invalid or unenforceable or are limited by fraudulent conveyance or other laws, the new notes will be structurally subordinated to the substantial liabilities of our subsidiaries and the liens on the Collateral (as defined herein) would be invalid, unenforceable or limited, as the case may be.

Security

The guarantees by the Subsidiary Guarantors of the new notes will be secured, subject to permitted liens, by second priority liens granted by the Subsidiary Guarantors on the accounts receivable and chattel paper, deposit accounts, cash management accounts and funds on deposit therein, contracts, documents, general intangibles, instruments, intellectual property, script lists, pharmaceutical inventory and other eligible inventory of the Subsidiary Guarantors (the "Collateral") (other than cash or cash equivalents securing letter of credit obligations which do not constitute part of the Collateral). The second priority liens securing the new notes will be shared with the holders of certain existing and future indebtedness, including the holders of our 10.375% senior secured notes due 2016 and 7.5% senior secured notes due 2017.

Our direct obligations under the new notes will not be secured. Our subsidiaries own substantially all of our operating assets. If the subsidiary guarantees are invalid or unenforceable or are limited by fraudulent conveyance or other laws, the new notes will be structurally subordinated to the substantial liabilities of our subsidiaries and the liens on the Collateral would be invalid, unenforceable or limited, as the case may be.

Ranking	As of November 28, 2009:

•       the total outstanding debt of us and the Subsidiary Guarantors (including current maturities and capital lease obligations, but excluding unused commitments and undrawn letters of credit) was approximately $6.4 billion;

•       the total outstanding debt of us and the Subsidiary Guarantors that was senior to the guarantees of the new notes by the Subsidiary Guarantors and had the benefit of senior liens on the Collateral was approximately $2.6 billion; and

•       the total outstanding debt of us and the Subsidiary Guarantors that was pari passu to the guarantees of the new notes by the Subsidiary Guarantors and shared, subject to permitted liens, second priority liens on the Collateral was approximately $1.2 billion (including the new notes).

Our senior credit facility and our 9.750% senior secured notes due 2016 are secured by senior liens on the Collateral and these liens will be prior in right to the liens securing the new notes. Pursuant to the indenture governing the new notes, the security agreements and the intercreditor agreements that set forth the respective rights of the senior secured parties and all secured indebtedness, respectively, additional debt secured by senior liens and additional debt secured by second priority liens may be incurred, subject to certain limitations, without the consent of holders of the new notes. The second priority liens do not entitle holders of the new notes to take any action whatsoever with respect to the Collateral at any time when the senior liens are outstanding. The senior secured parties, including holders of our 9.750% senior secured notes due 2016, will receive all proceeds from any realization on the Collateral until the obligations secured by the senior liens are paid in full and prior to the repayment of any second priority indebtedness, including the new notes.

See "Description of Collateral and Intercreditor Agreements" in this prospectus.
Optional Redemption

Prior to October 15, 2014, we may redeem some or all of the new notes by paying a "make-whole" premium based on U.S. Treasury rates. On or after October 15, 2014, we may redeem some or all of the new notes at the redemption prices listed under the heading "Description of the New Notes—Optional Redemption" in this prospectus plus accrued and unpaid interest to, but not including, the date of redemption.

At any time and from time to time, prior to October 15, 2012, we may redeem up to 35% of the original aggregate principal amount of the new notes with the net proceeds of one or more of our equity offerings at a redemption price of 110.250% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption of the new notes, provided that at least 65% of the original aggregate amount of the new notes remains issued and outstanding.

Repurchase at Option of Holders Upon a Change in Control

In the event of a change in control (as defined under the heading "Description of the New Notes—Definitions" in this prospectus), each holder of new notes may require us to repurchase its new notes, in whole or in part, at a repurchase price of 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date. See "Description of the New Notes—Repurchase at the Option of Holders Upon a Change of Control" and "Risk Factors—Risks Related to the Exchange Offer and Holding the New Notes—We may be unable to purchase the new notes upon a change of control" in this prospectus.

Certain Covenants	The indenture governing the new notes contains covenants that limit our ability and the ability of our restricted subsidiaries to, among other things:
• incur additional debt;
• pay dividends or make other restricted payments;
• purchase, redeem or retire capital stock or subordinated debt;
• make asset sales;
• enter into transactions with affiliates;
• incur liens;
• enter into sale-leaseback transactions;
• provide subsidiary guarantees;
• make investments; and
• merge or consolidate with any other person.
These covenants are subject to a number of exceptions. See "Description of the New Notes" in this prospectus.
Use of Proceeds	We will not receive any proceeds from the exchange offer.
Trading

The new notes are a new issue of securities, and there is currently no established trading market for the new notes. An active or liquid market may not develop for the new notes or, if developed, be maintained. We have not applied, and do not intend to apply, for the listing or the new notes on any automated dealer quotation system.

Risk Factors

Tendering your old notes in the exchange offer involves risks. You should carefully consider the information in the sections entitled "Risk Factors" in this prospectus and all the other information included in this prospectus before tendering any old notes.

RISK FACTORS

        You should consider carefully the following factors, as well as the other information set forth in this prospectus, before tendering your old notes in the exchange offer. When we use the term "notes" in this prospectus, the term includes the old notes and the new notes. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations. We cannot assure you that any of the events discussed in the risk factors below will not occur. If they do, our business, financial condition or results of operations could be materially and adversely affected. In such case, the trading price of our securities could decline, and you might lose all or part of your investment.

Risks Related to the Exchange Offer and Holding the New Notes

Holders who fail to exchange their old notes will continue to be subject to restrictions on transfer.

        If you do not exchange your old notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your old notes described in the legend on the certificates for your old notes. The restrictions on transfer of your old notes arise because we issued the old notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not plan to register the old notes under the Securities Act. For further information regarding the consequences of tendering your old notes in the exchange offer, see the discussions below under the captions "The Exchange Offer—Consequences of Exchanging or Failing to Exchange Old Notes" and "Material Federal Income Tax Considerations."

You must comply with the exchange offer procedures in order to receive new, freely tradable new notes.

        Delivery of new notes in exchange for old notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the following:

  •
  certificates for old notes or a book-entry confirmation of a book-entry transfer of old notes into the Exchange Agent's account at DTC, New York, New York as depository, including an Agent's Message (as defined herein) if the tendering holder does not deliver a letter of transmittal;

  •
  a completed and signed letter of transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message in lieu of the letter of transmittal; and

  •
  any other documents required by the letter of transmittal.

        Therefore, holders of old notes who would like to tender old notes in exchange for new notes should be sure to allow enough time for the old notes to be delivered on time. We are not required to notify you of defects or irregularities in tenders of old notes for exchange. Old notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer, certain registration and other rights under the registration rights agreement will terminate. See "The Exchange Offer—Procedures for Tendering Old Notes" and "The Exchange Offer—Consequences of Exchanging or Failing to Exchange Old Notes."

Some holders who exchange their old notes may be deemed to be underwriters and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

        If you exchange your old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

The guarantees of the new notes will be subordinated to the guarantees of our senior lien debt, including our senior credit facility and our 9.750% senior secured notes due 2016, and the guarantees of the new notes will be secured only to the extent that the senior lien debt is oversecured; the terms of the new notes permit, without the consent of holders of new notes, various releases of the collateral securing the new notes and subsidiary guarantees as well as various amendments to the second priority collateral documents that could be adverse to holders of the new notes.

        Our obligations under the new notes will be guaranteed, subject to certain limitations, by all the Subsidiary Guarantors. These guarantees will, however, be subordinated to the guarantees of our senior lien debt, including our senior credit facility and our 9.750% senior secured notes due 2016. The collateral that secures the guarantees of the new notes on a second priority basis also will secure the guarantees of certain existing and future indebtedness, including our senior credit facility and our 9.750% senior secured notes due 2016 on a senior lien basis, as well as the guarantees of our 10.375% senior secured notes due 2016, 7.5% senior secured notes due 2017, and possible additional future indebtedness on a senior or second priority basis. Any rights to payment and claims by the holders of the new notes will therefore be fully subordinated to any rights to payment or claims by our creditors under our senior credit facility, our 9.750% senior secured notes due 2016 and other senior lien debt, with respect to distributions of Collateral. Further, other second priority debt may require the proceeds of Collateral dispositions to be allocated to prepay, repurchase or provide for the prepayment or repurchase of other second priority debt when no such prepayment, repurchase or provision is required with respect to the new notes.

        Only when our obligations under our senior credit facility, our 9.750% senior secured notes due 2016 and other senior lien debt are satisfied in full will the proceeds of such Collateral be available, subject to other permitted liens, to satisfy obligations under guarantees of the new notes and the other debt secured by the shared second priority liens. Even if the proceeds from the sale or liquidation of such Collateral are sufficient to satisfy our obligations under our senior credit facility, our 9.750% senior secured notes due 2016 and any additional senior lien debt, if the amount of such remaining proceeds is less than the aggregate outstanding principal amount of debt secured by the shared second priority liens, we may be unable to fully satisfy our obligations under the guarantees of the new notes. As a result, our obligations that are secured, subject to permitted liens, by the shared second priority liens on the Collateral are secured only to the extent that (i) our senior credit facility, our 9.750% senior secured notes due 2016 and other senior lien debt is oversecured, and (ii) the oversecured amount is sufficient, subject to other permitted liens, to fully secure the new notes, our 10.375% senior secured notes due 2016, 7.5% senior secured notes due 2017 and any other second priority debt. Pursuant to the indentures governing the new notes, our 10.375% senior secured notes due 2016 and 7.5% senior secured notes due 2017, and the second priority collateral documents, substantial additional debt may share the second priority liens securing the subsidiary guarantees of the new notes without the consent of holders of new notes.

        Pursuant to the security agreements and intercreditor agreements governing our senior and second lien indebtedness, any actions that may be taken with respect to the Collateral, including the ability to cause the commencement of enforcement proceedings against the Collateral, to control such proceedings and to approve amendments to releases of the Collateral from the lien of, and waive past defaults under, such documents relating to the Collateral, will be controlled by the senior collateral agent, acting at the direction of the parties to the senior credit facility, until the senior credit facility is terminated and after the senior secured credit facility is terminated, acting at the direction of the authorized representative of the holders of the next largest outstanding principal amount of indebtedness secured by a senior lien on the collateral. In addition, if the senior collateral agent, acting under the direction of the parties to the senior credit facility, releases the liens securing the obligations under the senior lien debt, then, under the terms of the indenture governing the new notes, the holders of the new notes will be deemed to have given approval for the release of the liens securing the new notes, subject to certain limitations. All Collateral used, sold, transferred or otherwise disposed of in accordance with the terms of the second priority debt will automatically be released from the lien securing the subsidiary guarantees of the new notes. Accordingly, any such sale, transfer or disposition in a transaction that does not violate the asset disposition covenant in the indenture governing the new notes may result in a release of Collateral. Because the asset disposition covenant of the indenture governing the new notes does not restrict transfers of assets by our subsidiaries to us, any transfer of Collateral to us could result in such assets ceasing to constitute Collateral. The liens securing guarantees of the new notes may also be released pursuant to instructions by representatives of a majority of the second priority debt obligations, unless the release involves all or substantially all the Collateral, in which case release shall require the consent of the holders of the new notes. The new notes do not and in the future may not represent a majority of the second priority debt obligations. Accordingly, substantial Collateral may be released automatically without consent of the holders of the new notes or the trustee under the indenture governing the new notes. In addition, if the senior collateral agent, acting under the direction of the parties to the senior credit facility, releases any of the subsidiary guarantors securing the obligations under the senior lien debt, then the holders of the new notes will be deemed to have given approval for such release of any such subsidiary guarantor from its obligations under the subsidiary guarantee, subject to certain limitations. The second priority collateral documents may be amended with the consent of holders representing a majority of the second priority debt obligations. In addition, the terms of the new notes permit various other releases of Collateral and subsidiary guarantees as well as various amendments to the second priority collateral documents without the consent of holders of new notes that could be adverse to holders of the new notes.

If the guarantees of the new notes and the liens that secure these guarantees are held to be invalid or unenforceable or are limited by fraudulent conveyance or other laws, the new notes will be unsecured and structurally subordinated to the debt of our subsidiaries.

        We are a holding company with no direct operations. Our principal assets are the equity interests we hold in our operating subsidiaries. As a result, we are dependent upon dividends and other payments from our subsidiaries to generate the funds necessary to meet our financial obligations, including the payment of principal of and interest on our outstanding debt. Our subsidiaries are legally distinct from us and have no obligation to pay amounts due on our debt or to make funds available to us for such payment. Accordingly, our debt that is not guaranteed by our subsidiaries is structurally subordinated to the debt and other liabilities of our subsidiaries.

        Our creditors or the creditors of the Subsidiary Guarantors could challenge the guarantees of the new notes and the liens securing the new notes as fraudulent conveyances or on other grounds. The delivery of these guarantees or the grant of these liens could be found to be a fraudulent conveyance and declared void if a court determined that: the Subsidiary Guarantor delivered the guarantee or granted a lien with the intent to hinder, delay or defraud its existing or future creditors; the Subsidiary Guarantor did not receive fair consideration for the delivery of the guarantee or the grant of the liens; or the Subsidiary Guarantor was insolvent at the time it delivered the guarantee or granted a lien. We cannot assure you that a court would not reach one of these conclusions. In the event that a court declares these guarantees or liens to be void, or in the event that the guarantees or liens must be limited or voided in accordance with their terms, any claim you may make against us for amounts payable on the new notes would be effectively subordinated to the obligations of our subsidiaries, including trade payables and other liabilities that constitute indebtedness.

We may be unable to purchase the new notes upon a change of control.

        Upon a change of control event, we would be required to offer to purchase the new notes for cash at a price equal to 101% of the aggregate principal amount of the new notes, plus accrued and unpaid interest, if any. The change of control provisions may not protect you if we undergo a highly leveraged transaction, reorganization, restructuring, acquisition or similar transaction that may adversely affect you unless the transaction is included within the definition of a change of control.

        Our senior credit facility provides that the occurrence of certain events that would constitute a change of control for the purposes of the indenture governing the new notes constitutes a default under such facilities. Much of our other debt also requires us to repurchase such debt upon an event that would constitute a change of control for the purposes of the new notes. Other future debt may contain prohibitions of events that would constitute a change of control or would require such debt to be repurchased upon a change of control. Moreover, the exercise by holders of the new notes of their right to require us to repurchase the new notes could cause a default under our existing or future debt, even if the change of control itself does not result in a default under existing or future debt. Finally, our ability to pay cash to holders of the new notes upon a repurchase may be limited by our financial resources at the time of such repurchase or by the terms of our outstanding debt agreements at the time. Therefore, we cannot assure you that sufficient funds will be available when necessary to make any required repurchases. Our failure to purchase the new notes in connection with a change of control would result in a default under the indenture governing the new notes. Such a default would, in turn, constitute a default under much of our existing debt, and may constitute a default under future debt as well.

There may not be an active trading market for the new notes, and their price may be volatile. Holders may be unable to sell their new notes at the price desired or at all.

        There is no existing trading market for the new notes. As a result, there can be no assurance that a liquid market will develop or be maintained for the new notes, that holders will be able to sell any of the new notes at a particular time (if at all) or that the prices holders receive if or when they sell the new notes will be above their initial offering price. If the new notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the price and volatility in the price of our common stock, our performance and other factors. We do not intend to list the new notes on any national securities exchange.

        The liquidity of any market for the new notes will depend on a number of factors, including:

  •
  the number of holders of the new notes;

  •
  our operating performance and financial condition;

  •
  the market for similar securities;

  •
  the interest of securities dealers in making a market in the new notes; and

  •
  prevailing interest rates.

        An active market for the new notes may not develop and, if it develops, may not continue.

The value of the Collateral securing the new notes may not be sufficient to satisfy our obligations under the new notes.

        No appraisal of the value of the Collateral has been made, and the fair market value of the Collateral is subject to fluctuations based on factors that include, among others, general economic conditions and similar factors. The amount to be received upon a sale of the Collateral would be dependent on numerous factors, including, but not limited to, the actual fair market value of the Collateral at such time, the timing and the manner of the sale and the availability of buyers. By its nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, the Collateral may not be sold in a timely or orderly manner, and the proceeds from any sale or liquidation of the Collateral may not be sufficient to pay our obligations under the new notes.

Your rights in the Collateral may be adversely affected by the failure to perfect security interests in certain collateral in the future.

        Applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. The trustee or the senior collateral agent may not monitor, or we may not inform the trustee or the senior collateral agent of, the future acquisition of property and rights that constitute Collateral, and necessary action may not be taken to properly perfect the security interest in such after-acquired collateral. The trustee for the new notes has no obligation to monitor the acquisition of additional property or rights that constitute Collateral or the perfection of any security interest in favor of the guarantees of the new notes against third parties. Such failure may result in the loss of the security interest therein or the priority of the security interest in favor of the new notes against third parties.

If we were to file for bankruptcy protection, the ability of holders of the new notes to realize upon the Collateral will be subject to certain bankruptcy law limitations.

        The ability of holders of the new notes to realize upon the Collateral will be subject to certain bankruptcy law limitations if we were to file for bankruptcy protection. Under applicable U.S. federal bankruptcy laws, secured creditors are prohibited from repossessing their security from a debtor in a bankruptcy case without bankruptcy court approval and may be prohibited from disposing of security repossessed from such a debtor without bankruptcy court approval. Moreover, applicable federal bankruptcy laws generally permit the debtor to continue to retain collateral, including cash collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given "adequate protection."

        The meaning of the term "adequate protection" may vary according to the circumstances, but is intended generally to protect the value of the secured creditor's interest in the collateral at the commencement of the bankruptcy case and may include cash payments or the granting of additional security if and at such times as the court, in its discretion, determines that a diminution in the value of the collateral occurs as a result of the stay of repossession or the disposition of the collateral during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a U.S. bankruptcy court, we cannot predict whether or when the collateral agent for the new notes could foreclose upon or sell the collateral or whether or to what extent holders of new notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of "adequate protection."

If a bankruptcy petition were filed by or against us, holders of new notes may receive a lesser amount for their claim than they would have been entitled to receive under the indenture governing the new notes.

        If a bankruptcy petition were filed by or against us under the U.S. Bankruptcy Code after the issuance of the new notes, the claim by any holder of the new notes for the principal amount of the new notes may be limited to an amount equal to the sum of the original issue price for the new notes and that portion of the original issue discount that does not constitute "unmatured interest" for purposes of the U.S. Bankruptcy Code.

 Risks Related to our Financial Condition

Current economic conditions may adversely affect our industry, business and results of operations.

        The United States economy is currently in a recession and a period of unprecedented volatility, and the future economic environment may continue to be less favorable than that of recent years. This recession has and could further lead to reduced consumer spending for the foreseeable future. We expect our front-end sales to continue to experience downward pressure during the remainder of fiscal 2010 due to the current economic environment, which is causing consumers to spend less on non-essential items and be more aggressive about searching for promotional sales. If consumer spending continues to decrease, we will likely not be able to improve our same store sales. In addition, reduced consumer spending may drive us and our competitors to offer additional products at promotional prices, which would have a negative impact on our gross profit. A continued softening in consumer spending may adversely affect our industry, business, suppliers and results of operations. Reduced revenues as a result of decreased consumer spending may also reduce our liquidity and otherwise hinder our ability to implement our long term strategy.

We are highly leveraged. Our substantial indebtedness could limit cash flow available for our operations and could adversely affect our ability to service debt or obtain additional financing if necessary.

        As of November 28, 2009, we had negative stockholders' equity of $1.5 billion. We also had borrowing capacity under our senior secured revolving credit facility of approximately $882 million, net of letters of credit. As of November 28, 2009, the total outstanding debt of us and the Subsidiary Guarantors was approximately $6.4 billion. Although we have extended our debt maturities to September 2012 and beyond, our high level of indebtedness will continue to restrict our operations. Among other things, our indebtedness will:

  •
  limit our flexibility in planning for, or reacting to, changes in the market in which we compete;

  •
  place us at a competitive disadvantage relative to our competitors with less indebtedness;

  •
  render us more vulnerable to general adverse economic, regulatory and industry conditions; and

  •
  require us to dedicate a substantial portion of our cash flow to service our debt.

        Our ability to meet our cash requirements, including our debt service obligations, is dependent upon our ability to substantially improve our operating performance, which will be subject to general, economic and competitive conditions and to financial, business and other factors, many of which are beyond our control. We cannot provide assurance that our business will generate sufficient cash flow from operations to fund our cash requirements and debt service obligations, including with respect to the new notes.

        The United States credit markets continue to experience an unprecedented contraction. As a result of the current condition of the credit markets, we may not be able to obtain additional financing on favorable terms, or at all. We believe we have adequate sources of liquidity to meet our anticipated requirements for working capital, debt service and capital expenditures through fiscal 2010 and have no material maturities prior to September 2012. However, if our operating results, cash flow or capital resources prove inadequate, or if interest rates rise significantly, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt and other obligations or otherwise be required to delay our planned activities. Additionally, decreases in the valuation of the Collateral securing our senior credit facility and our 9.750% senior secured notes due 2016, have previously and could in the future result in a reduction of availability under our senior credit facility. If we are unable to service our debt, including the new notes or experience a significant reduction in our liquidity, we could be forced to reduce or delay planned capital expenditures and other initiatives, sell assets, restructure or refinance our debt or seek additional equity capital, and we may be unable to take any of these actions on satisfactory terms or in a timely manner. Additionally, since we did not pay a dividend, which could have been paid in additional shares, to holders of our Series G and H Preferred Stock on March 31, 2009 (even though we are now current on all dividends owed to holders of our preferred stock), we are not currently eligible to use Form S-3 to register securities with the SEC. We will be eligible to use Form S-3 to register securities with the SEC beginning on February 27, 2010. Further, any of these actions may not be sufficient to allow us to service our debt obligations, including with respect to new notes, or may have an adverse impact on our business. Our existing debt agreements limit our ability to take certain of these actions. Our failure to generate sufficient operating cash flow to pay our debts or refinance our indebtedness could have a material adverse effect on us.

Borrowings under our senior credit facility are based upon variable rates of interest, which could result in higher expense in the event of increases in interest rates.

        As of November 28, 2009, approximately $2.2 billion of our outstanding indebtedness bore interest at a rate that varies depending upon the London Interbank Offered Rate ("LIBOR"), subject, in the case of the Tranche 3 Term Loan (as defined herein), the Tranche 4 Term Loan (as defined herein) and the Amended Revolver (as defined herein), to a minimum LIBOR floor. If we borrow additional amounts under the Amended Revolver, the interest rate on those borrowings may also vary depending upon LIBOR. LIBOR has experienced unprecedented volatility in connection with the ongoing recession and credit crisis. If LIBOR rises, the interest rates on outstanding debt will increase. Therefore an increase in LIBOR would increase our interest payment obligations under these loans and have a negative effect on our cash flow and financial condition. We currently do not maintain any hedging contracts that would limit our exposure to variable rates of interest.

The covenants in the instruments that govern our current indebtedness, including the new notes, may limit our operating and financial flexibility.

        The covenants in the instruments that govern our current indebtedness, as well as the new notes, limit our ability to:

  •
  incur debt and liens;

  •
  pay dividends;

  •
  make redemptions and repurchases of capital stock;

  •
  make loans and investments;

  •
  prepay, redeem or repurchase debt;

  •
  engage in acquisitions, consolidations, asset dispositions, sale-leaseback transactions and affiliate transactions;

  •
  change our business;

  •
  amend some of our debt and other material agreements;

  •
  issue and sell capital stock of subsidiaries;

  •
  restrict distributions from subsidiaries; and

  •
  grant negative pledges to other creditors.

        In addition, if we have less than $150.0 million of revolver availability under the Amended Revolver, we will be subject to a fixed charge coverage ratio maintenance test. If we are unable to meet the terms of the financial covenants or if we breach any of these covenants, a default could result under one or more of these agreements. A default, if not waived by our lenders, could result in the acceleration of our outstanding indebtedness and cause our debt to become immediately due and payable. If acceleration occurs, we would not be able to repay our debt, including the new notes, and it is unlikely that we would be able to borrow sufficient additional funds to refinance such debt, particularly in light of the current credit crisis. Even if new financing is made available to us, it may not be available on terms acceptable to us. If we obtain modifications of our agreements, or are required to obtain waivers of defaults, we may incur significant fees and transaction costs or become subject to more stringent covenants and restrictions on our operations.

We are in compliance with all New York Stock Exchange continued listing requirements. However, if we do not continue to maintain compliance with such requirements, our common stock may be delisted.

        On July 1, 2009, we were notified by the New York Stock Exchange (the "NYSE") that, as of July 1, 2009, we regained compliance with the NYSE share price listing requirement. Accordingly, we do not intend to implement the reverse stock split previously approved by our stockholders.

        We are in compliance with all NYSE listing rules, have actively been taking steps to maintain our listing and expect our efforts to maintain our NYSE listing will be successful. However, there can be no assurance that we will maintain compliance with the NYSE minimum share price rule or other continued listing requirements. In the event of a delisting, holders of our 8.5% convertible notes due 2015 (the "8.5% Convertible Notes") could require us to repurchase their 8.5% Convertible Notes, which would result in a default under our senior credit facility. Although there can be no assurance that we would be able to do so, we may seek to refinance or otherwise acquire the 8.5% Convertible Notes to avoid such a scenario. As a result of the Credit Agreement Amendments (as defined herein), we have the flexibility to refinance or otherwise acquire the 8.5% Convertible Notes under certain circumstances.

Risks Related to Our Operations

We need to continue to improve our operations in order to improve our financial condition, but our operations will not improve if we cannot continue to effectively implement our business strategy or if our strategy is negatively affected by general economic conditions.

        We have not yet achieved the sales productivity level of our major competitors. We believe that improving the sales of existing stores is important to improving profitability and operating cash flow. If we are not successful in implementing our strategies, including our efforts to further reduce costs, or if our strategies are not effective, we may not be able to improve our operations. In addition, any further adverse change or continued downturn in general economic conditions or major industries can adversely affect drug benefit plans and reduce our pharmacy sales. Adverse changes in general economic conditions, such as the current recession, affect consumer buying practices and consequently reduce our sales of front end products, and cause a decrease in our profitability. Failure to continue to improve operations or a continued decline in major industries or general economic conditions would adversely affect our results of operations, financial condition and cash flows and our ability to make principal or interest payments on our debt, including the new notes.

For so long as Jean Coutu Group (and, subject to certain conditions, certain members of the Coutu family) maintain certain levels of Rite Aid stock ownership, Jean Coutu Group (and, subject to certain conditions, certain members of the Coutu family) could exercise significant influence over us.

        As of November 28, 2009, Jean Coutu Group owned 252.0 million shares of our common stock, which represented approximately 27.6% of the total Rite Aid voting power. As a result, Jean Coutu Group (and, subject to certain conditions, certain members of the Coutu family) generally has the ability to significantly influence the outcome of any matter submitted for the vote of our stockholders. The Stockholder Agreement that we entered into at the time of the Brooks Eckerd acquisition provides that Jean Coutu Group (and, subject to certain conditions, certain members of the Coutu family) designate four of the fourteen members of our Board of Directors, subject to adjustment based on its ownership position in us. Accordingly, Jean Coutu Group generally is able to significantly influence the outcome of all matters that come before our Board of Directors. As a result of its significant interest in us, Jean Coutu Group may have the power, subject to applicable law (including the fiduciary duties of the directors designated by Jean Coutu Group), to significantly influence actions that might be favorable to Jean Coutu Group, but not necessarily favorable to our financial condition and results of operations. In addition, the ownership position and governance rights of Jean Coutu Group could discourage a third party from proposing a change of control or other strategic transaction concerning us. Additionally, the Stockholder Agreement provides the Jean Coutu Group with certain preemptive rights and the ability to maintain their ownership percentage in Rite Aid.

Conflicts of interest may arise between us and Jean Coutu Group, which may be resolved in a manner that adversely affects our business, financial condition or results of operations.

        Following the Brooks Eckerd acquisition, Jean Coutu Group has continued its Canadian operations but no longer has any operations in the United States, and we currently have no operations in Canada. Despite the lack of geographic overlap, conflicts of interest may arise between us and Jean Coutu Group in areas relating to past, ongoing and future relationships, including corporate opportunities, potential acquisitions or financing transactions, sales or other dispositions by Jean Coutu Group of its interests in us and the exercise by Jean Coutu Group of its influence over our management and affairs.

        As a result of the Acquisition, a number of the directors on our Board of Directors are persons who are also officers or directors of Jean Coutu Group or its subsidiaries. Service as a director or officer of both Rite Aid and Jean Coutu Group or its other subsidiaries could create conflicts of interest if such directors or officers are faced with decisions that could have materially different implications for Rite Aid and for Jean Coutu Group. Apart from the conflicts of interest policy contained in our Code of Ethics and Business Conduct and applicable to our directors, we and Jean Coutu Group have not established any formal procedures for us and Jean Coutu Group to resolve potential or actual conflicts of interest between us. There can be no assurance that any of the foregoing conflicts will be resolved in a manner that does not adversely affect our business, financial condition or results of operations.

We are dependent on our management team, and the loss of their services could have a material adverse effect on our business and the results of our operations or financial condition.

        The success of our business is materially dependent upon the continued services of our executive management team. The loss of key personnel could have a material adverse effect on the results of our operations, financial condition or cash flows. Additionally, we cannot assure you that we will be able to attract or retain other skilled personnel in the future.

We are substantially dependent on a single wholesaler of branded pharmaceutical products to sell products to us on satisfactory terms. A disruption in this relationship may have a negative effect on our results of operations, financial condition and cash flow.

        We purchase all of our brand prescription drugs from a single wholesaler, McKesson Corporation ("McKesson"), pursuant to a contract that runs through April 2013. Pharmacy sales represented approximately 67% and 68%, respectively, of our total sales during fiscal 2009 and for the thirty-nine weeks ended November 28, 2009 and, therefore, our relationship with McKesson is important to us. Any significant disruptions in our relationship with McKesson would make it difficult for us to continue to operate our business until we executed a replacement wholesaler agreement or developed and implemented self-distribution processes. There can be no assurance that we would be able to find a replacement wholesaler on a timely basis or that such wholesaler would be able to fulfill our demands on similar terms, which would have a material adverse effect on our results of operations, financial condition and cash flows.

Risks Related to Our Industry

The markets in which we operate are very competitive and further increases in competition could adversely affect us.

        We face intense competition with local, regional and national companies, including other drugstore chains, independently owned drugstores, supermarkets, mass merchandisers, discount stores, dollar stores, mail order and internet pharmacies. Our industry also faces growing competition from companies who import drugs directly from other countries, such as Canada, as well as from large-scale retailers that offer generic drugs at a substantial discount. Some of our competitors have or may merge with or acquire pharmaceutical services companies or pharmacy benefit managers, which may further increase competition. We may not be able to effectively compete against them because our existing or potential competitors may have financial and other resources that are superior to ours. In addition, we may be at a competitive disadvantage because we are more highly leveraged than our competitors. The ability of our stores to achieve profitability depends on their ability to achieve a critical mass of loyal, repeat customers. We believe that the continued consolidation of the drugstore industry will further increase competitive pressures in the industry. We cannot assure you that we will be able to continue to effectively compete in our markets or increase our sales volume in response to further increased competition.

Drug benefit plan sponsors and third party payors could change their plan eligibility criteria and further encourage or require the use of mail-order prescriptions which could decrease our sales and reduce our margins and have a material adverse effect on our business.

        An adverse trend for drugstore retailing has been initiatives to contain rising healthcare costs leading to the rapid growth in mail-order prescription processors. These prescription distribution methods have grown in market share relative to drugstores as a result of the rapid rise in drug costs experienced in recent years and are predicted to continue to rise. Mail-order prescription distribution methods are perceived by employers and insurers as being less costly than traditional distribution methods and are being encouraged, and, in some cases, required, by third party pharmacy benefit managers, employers and unions that administer benefits. As a result, some labor unions and employers are requiring, and others may encourage or require, that their members or employees obtain medications from mail-order pharmacies which offer drug prescriptions at prices lower than we are able to offer.

        Another adverse trend for drugstore retailing has been for drug benefit plan sponsors and third party payors to change their plan eligibility requirements resulting in fewer beneficiaries covered and a reduction in the number of prescriptions allowed.

        Mail-order prescription distribution and drug benefit plan eligibility changes have negatively affected sales for traditional chain drug retailers, including us, in the last few years and we expect such negative effects to continue in the future. There can be no assurance that our efforts to offset the effects of mail order and eligibility changes will be successful.

The availability of pharmacy drugs is subject to governmental regulations.

        The continued conversion of various prescription drugs, including the planned conversion of a number of popular medications, to over-the-counter medications may reduce our pharmacy sales and customers may seek to purchase such medications at non-pharmacy stores. Also, if the rate at which new prescription drugs become available slows or if new prescription drugs that are introduced into the market fail to achieve popularity, our pharmacy sales may be adversely affected. The withdrawal of certain drugs from the market or concerns about the safety or effectiveness of certain drugs or negative publicity surrounding certain categories of drugs may also have a negative effect on our pharmacy sales or may cause shifts in our pharmacy or front end product mix.

Changes in third party reimbursement levels for prescription drugs and changes in industry pricing benchmarks could reduce our margins and have a material adverse effect on our business.

        Sales of prescription drugs, as a percentage of sales, and the percentage of prescription sales reimbursed by third parties, have been increasing and we expect them to continue to increase. We also expect our pharmacy gross margin to be lower in fiscal 2010 than in the prior year due to continued reimbursement rate pressures, fewer new generics, acquisition costs of generics and the impact of the recently implemented Average Wholesale Price ("AWP") cost adjustments on our Medicaid business, which went into effect at the end of September, 2009. Although we expect continued improvements in selling, general and administrative expense as a percentage of revenues to somewhat mitigate these factors, if our pharmacy gross margin continues to decrease, it would adversely affect our results of operations, financial condition and cash flows.

        In fiscal 2009 and the thirty-nine weeks ended November 28, 2009, sales of prescription drugs represented 67.2% and 68.6% of our sales, respectively, and 96.3% and 96.2%, respectively, of all of the prescription drugs that we sold were with third party payors. During fiscal 2009 and the thirty-nine weeks ended November 28, 2009, the top five third party payors accounted for approximately 37.3% and 38.5% of our total sales, respectively, the largest of which in each period represented 12.6% and 14.3% of our total sales, respectively. Third party payors have and could further reduce the levels at which they will reimburse us for the prescription drugs that we provide to their members, which could impact our gross margins. Any significant loss of third party payor business or any significant reduction in reimbursement levels could have a material adverse effect on our business and results of operations.

        In fiscal 2009 and the thirty-nine weeks ended November 28, 2009, approximately 6.6% and 7.0% of our revenues, respectively, were from state sponsored Medicaid agencies, the largest of which were less than 2% and equal to 2% of our total sales, respectively. In fiscal 2009 and the thirty-nine weeks ended November 28, 2009, approximately 10.5% and 11.2% of our total sales, respectively, were to customers covered by Medicare Part D, and we expect these sales to continue. There have been a number of recent proposals and enactments by the Federal government and various states to reduce Medicaid reimbursement levels in response to budget problems, including the recently implemented AWP cost adjustments. We expect other similar proposals in the future. If third party payors reduce their reimbursement levels or if Medicare Part D or state Medicaid programs cover prescription drugs at lower reimbursement levels, our margins on these sales would be reduced, and the profitability of our business and our results of operations, financial condition or cash flows could be adversely affected.

We are subject to governmental regulations, procedures and requirements; our noncompliance or a significant regulatory change could adversely affect our business, the results of our operations or our financial condition.

        Our business is subject to federal, state and local government laws, regulations and administrative practices. We must comply with numerous provisions regulating health and safety, equal employment opportunity, minimum wage and licensing for the sale of drugs, alcoholic beverages, tobacco and other products. In addition, we must comply with regulations pertaining to product labeling, dating and pricing. Our pharmacy business is subject to local registrations in the states where our pharmacies are located, applicable Medicare and Medicaid regulations and prohibitions against paid referrals of patients. Failure to properly adhere to these and other applicable regulations could result in the imposition of civil and criminal penalties including suspension of payments from government programs; loss of required government certifications; loss of authorizations to participate in or exclusion from government reimbursement programs, such as the Medicare and Medicaid programs; loss of licenses; significant fines or monetary penalties for anti-kickback law violations, submission of false claims or other failures to meet reimbursement program requirements and could adversely affect the continued operation of our business. Additionally, any such failure could damage our reputation or brand.

        Our pharmacy business is subject to patient privacy and other obligations including corporate, pharmacy and associate responsibility, imposed by the Health Insurance Portability and Accountability Act. As a covered entity, we are required to implement privacy standards, train our associates on the permitted use and disclosures of protected health information, provide a notice of privacy practice to our pharmacy customers and permit pharmacy health customers to access and amend their records and receive an accounting of disclosures of protected health information. Failure to properly adhere to these requirements could result in the imposition of civil as well as criminal penalties.

        Federal and state reform programs, such as healthcare reform and enforcement initiatives of federal and state governments may also affect our pharmacy business. These initiatives include:

  •
  proposals designed to significantly reduce spending on Medicare, Medicaid and other government programs;

  •
  changes in programs providing for reimbursement for the cost of prescription drugs by third-party plans;

  •
  increased scrutiny of, and litigation relating to, prescription drug manufacturers' pricing and marketing practices; and

  •
  regulatory changes relating to the approval process for prescription drugs.

        These initiatives could lead to the enactment of, or changes to, federal regulations and state regulations that could adversely impact our prescription drug sales and, accordingly, our results of operations, financial condition or cash flows. It is uncertain at this time what additional healthcare reform initiatives, if any, will be implemented, or whether there will be other changes in the administration of governmental healthcare programs or interpretations of governmental policies or other changes affecting the healthcare system. Future healthcare or budget legislation or other changes, including those referenced above, may materially adversely impact our pharmacy sales.

Certain risks are inherent in providing pharmacy services; our insurance may not be adequate to cover any claims against us.

        Pharmacies are exposed to risks inherent in the packaging and distribution of pharmaceuticals and other healthcare products, such as with respect to improper filling of prescriptions, labeling of prescriptions, adequacy of warnings, unintentional distribution of counterfeit drugs and expiration of drugs. In addition, federal and state laws that require our pharmacists to offer counseling, without additional charge, to their customers about medication, dosage, delivery systems, common side effects and other information the pharmacists deem significant can impact our business. Our pharmacists may also have a duty to warn customers regarding any potential negative effects of a prescription drug if the warning could reduce or negate these effects. Although we maintain professional liability and errors and omissions liability insurance, from time to time, claims result in the payment of significant amounts, some portions of which are not funded by insurance. We cannot assure you that the coverage limits under our insurance programs will be adequate to protect us against future claims, or that we will be able to maintain this insurance on acceptable terms in the future. Our results of operations, financial condition or cash flows may be adversely affected if in the future our insurance coverage proves to be inadequate or unavailable or there is an increase in liability for which we self-insure or we suffer reputational harm as a result of an error or omission.

We will not be able to compete effectively if we are unable to attract, hire and retain qualified pharmacists.

        There is a nationwide shortage of qualified pharmacists. Accordingly, we may not be able to attract, hire and retain enough qualified pharmacists. This could adversely affect our operations.

We may be subject to significant liability should the consumption of any of our products cause injury, illness or death.

        Products that we sell could become subject to contamination, product tampering, mislabeling or other damage requiring us to recall our private label products. In addition, errors in the dispensing and packaging of pharmaceuticals could lead to serious injury or death. Product liability claims may be asserted against us with respect to any of the products or pharmaceuticals we sell and we may be obligated to recall our private brand products. A product liability judgment against us or a product recall could have a material, adverse effect on our business, financial condition or results of operations.

If we fail to protect the security of personal information about our customers and associates, we could be subject to costly government enforcement actions or private litigation.

        Through our sales and marketing activities, we collect and store certain personal information that our customers provide to purchase products or services, enroll in promotional programs, register on our web site, or otherwise communicate and interact with us. We also gather and retain information about our associates in the normal course of business. We may share information about such persons with vendors that assist with certain aspects of our business. Despite instituted safeguards for the protection of such information, security could be compromised and confidential customer or business information misappropriated. Loss of customer or business information could disrupt our operations, damage our reputation, and expose us to claims from customers, financial institutions, payment card associations and other persons, any of which could have an adverse effect on our business, financial condition and results of operations. In addition, compliance with tougher privacy and information security laws and standards may result in significant expense due to increased investment in technology and the development of new operational processes.

 USE OF PROCEEDS

        We will not receive any proceeds from the exchange offer. Any old notes that are properly tendered and exchanged pursuant to the exchange offer will be retired and cancelled.

CAPITALIZATION

        The following table sets forth our unaudited consolidated cash and cash equivalents and our capitalization as of November 28, 2009. You should read the data set forth in the table below in conjunction with "Summary Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited consolidated financial statements and the accompanying notes included in this prospectus.

November 28, 2009
(Dollars in thousands)
Cash and cash equivalents	$156,629

Secured Debt:
Senior secured revolving credit facility due September 2012	124,000
Tranche 2 Term Loan due June 2014	1,088,425
Tranche 3 Term Loan due June 2014 ($346,500 face value less unamortized discount of $27,113)	319,387
Tranche 4 Term Loan due June 2015 ($650,000 face value less unamortized net discount of $15,783)	634,217
9.750% senior secured notes due June 2016 ($410,000 face value less unamortized discount of $6,956)	403,044
10.375% senior secured notes due July 2016 ($470,000 face value less unamortized discount of $36,864)	433,136
7.5% senior secured notes due March 2017	500,000
10.250% senior secured notes due October 2019 ($270,000 face value less unamortized discount of $2,030)	267,970
Other	4,056

3,774,235
Guaranteed Unsecured Debt:
8.625% senior notes due March 2015	500,000
9.375% senior notes due December 2015 ($410,000 face value less unamortized discount of $4,225)	405,775
9.5% senior notes due June 2017 ($810,000 face value less unamortized discount of $9,756)	800,244

1,706,019
Unsecured Debt:
8.125% senior notes due May 2010	11,117
9.25% senior notes due June 2013	6,015
6.875% senior debentures due August 2013	184,773
8.5% convertible notes due May 2015	158,000
7.7% notes due February 2027	295,000
6.875% fixed-rate senior notes due December 2028	128,000

782,905

Lease financing obligations	158,484

Total debt and lease financing obligations	6,421,643

Total stockholders' deficit	(1,478,151)

Total capitalization	$4,943,492

 RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO
COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

        We have calculated the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends in the following table by dividing fixed charges by earnings and the sum of fixed charges and preferred stock dividends by earnings, respectively. For this purpose, earnings include pre-tax income from continuing operations plus fixed charges, before capitalized interest. Fixed charges include interest, whether expensed or capitalized, amortization of debt expense, preferred stock dividend requirement and that portion of rental expense which is representative of the interest factor in those rentals.

	Thirty-Nine Weeks Ended		Fiscal Year Ended
	November 28, 2009 (39 Weeks)	November 29, 2008 (39 Weeks)	February 28, 2009 (52 weeks)	March 1, 2008 (52 weeks)	March 3, 2007 (52 weeks)	March 4, 2006 (53 weeks)	February 26, 2005 (52 weeks)
	(Dollars in thousands)
Fixed charges:
Interest expense	$374,076	$363,420	$477,627	$449,596	$275,219	$277,017	$294,871
Interest portion of net rental expense(1)	239,651	240,454	320,947	287,934	195,592	189,756	185,313

Fixed charges before capitalized interest	613,727	603,874	798,574	737,530	470,811	466,773	480,184
Capitalized interest	610	1,248	1,434	2,069	1,474	934	250

Total fixed charges	$614,337	$605,122	$800,008	$739,599	$472,285	$467,707	$480,434
Preferred stock dividend requirement(2)	13,112	34,162	43,536	65,066	62,910	65,446	54,194

Total combined fixed charges and preferred stock dividends	$627,449	$639,284	$843,544	$804,665	$535,195	$533,153	$534,628

Earnings:
Income (loss) before income taxes	$(293,326)	$(578,532)	$(2,582,794)	$(273,499)	$13,582	$43,254	$134,007
Fixed charges before capitalized interest	613,727	603,874	798,574	737,530	470,811	466,773	480,184
Total earnings and fixed charges	$320,401	$25,342	$(1,784,220)	$464,031	$484,393	$510,027	$614,191

Ratio of earnings to fixed charges(3)	—	—	—	—	1.03x	1.09x	1.28x
Ratio of earnings to combined fixed charges and preferred stock dividends(4)	—	—	—	—	—	—	1.15x
Deficiency of earnings to fixed charges	$(293,936)	$(579,780)	$(2,584,228)	$(275,568)	—	—	—

Deficiency of earnings to combined fixed charges and preferred stock dividends	$(307,048)	$(613,942)	$(2,627,764)	$(340,634)	$(50,802)	$(23,126)	—

(1)
The interest portion of net rental expense is estimated to be equal to one-third of the minimum rental expense for the period.

(2)
The preferred stock dividend requirement is computed as the pre-tax earnings that would be required to cover preferred stock dividends.

(3)
For the thirty-nine weeks ended November 28, 2009 and November 29, 2008 and the years ended February 28, 2009 and March 1, 2008, earnings were insufficient to cover fixed charges by approximately $293.9 million, $579.8 million, $2,584.2 million and $275.6 million, respectively.

(4)
For the thirty-nine weeks ended November 28, 2009 and November 29, 2008 and the years ended February 28, 2009, March 1, 2008, March 3, 2007, and March 4, 2006, earnings were insufficient to cover combined fixed charges and preferred stock dividends by approximately $307.0 million, $613.9 million, $2,627.8 million, $340.6 million, $50.8 million, and $23.1 million, respectively.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF RITE AID

        We derived our following financial data from audited financial statements for fiscal years 2005 through 2009 and the unaudited financial statements for the thirty-nine week periods ended November 28, 2009 and November 29, 2008. Our audited financial statements for the fiscal years 2007 through 2009 and the unaudited financial statements for the thirty-nine week periods ended November 28, 2009 and November 29, 2008 are included in this prospectus. Results for the interim periods should not be considered indicative of results for any other periods or for the year.

        The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited consolidated financial statements and related notes in this prospectus.

        Selected financial data for the fiscal years 2007, 2006 and 2005 have been adjusted to reflect the operations of our 28 stores in the Las Vegas market area as a discontinued operations as the Company entered into an agreement to sell the prescription files and terminate the operations of these stores during the fourth quarter of fiscal 2008.

        Selected financial data for March 1, 2008 includes Brooks Eckerd results of operations for the thirty-nine week period ended March 1, 2008.

	Thirty-Nine Weeks Ended		Fiscal Year Ended
	November 28, 2009 (39 Weeks)	November 29, 2008 (39 Weeks)	February 28, 2009 (52 weeks)	March 1, 2008 (52 weeks)	March 3, 2007 (52 weeks)	March 4, 2006 (53 weeks)	February 26, 2005 (52 weeks)
	(Dollars in thousands)
Summary of Operations:
Revenues(l)	$19,205,331	$19,581,701	$26,289,268	$24,326,846	$17,399,383	$17,163,044	$16,715,598
Costs and expense:
Cost of goods sold(2)	14,056,578	14,269,769	19,253,616	17,689,272	12,710,609	12,491,642	12,127,547
Selling, general and administrative expenses(3)	4,961,798	5,285,478	6,985,367	6,366,137	4,338,462	4,275,098	4,094,782
Goodwill impairment charge	—	—	1,810,223	—	—	—	—
Lease termination and impairment charges	130,810	189,722	293,743	86,166	49,317	68,692	35,655
Interest expense	374,076	363,420	477,627	449,596	275,219	277,017	294,871
Loss on debt modifications and retirements, net	993	39,905	39,905	12,900	18,662	9,186	19,229
Loss (gain) on sale of assets and investments, net	(25,598)	11,939	11,581	(3,726)	(11,139)	(6,463)	2,247

Total costs and expenses	19,498,657	20,160,233	28,872,062	24,600,345	17,381,130	17,115,172	16,574,331

(Loss) income before income taxes	(293,326)	(578,532)	(2,582,794)	(273,499)	18,253	47,872	141,267
Income tax expense (benefit)(4)	4,994	39,861	329,257	802,701	(11,609)	(1,228,136)	(165,930)

Net (loss) income from continuing operations	(298,320)	(618,393)	(2,912,051)	(1,076,200)	29,862	1,276,008	307,197
Loss from discontinued operations net of gain on disposal and income tax benefit	—	(3,369)	(3,369)	(2,790)	(3,036)	(3,002)	(4,719)

Net (loss) income	$(298,320)	$(621,762)	$(2,915,420)	$(1,078,990)	$26,826	$1,273,006	$302,478

Period End Financial Position:
Working capital	$2,437,078	$2,344,167	$2,062,505	$2,123,855	$1,363,063	$741,488	$1,335,017
Property, plant and equipment, net	2,390,051	2,725,778	2,587,356	2,873,009	1,743,104	1,717,022	1,733,694
Total assets	8,597,932	11,126,036	8,326,540	11,488,023	7,091,024	6,988,371	5,932,583
Total debt(5)	6,421,643	6,347,653	6,011,709	5,985,524	3,100,288	3,051,446	3,311,336
Stockholders' equity (deficit)	(1,478,151)	1,111,179	(1,199,652)	1,711,185	1,662,846	1,606,921	322,934
Other Data:
Cash flows provided by (used in):
Operating activities	(224,309)	35,132	359,910	79,368	309,145	417,165	518,446
Investing activities	(84,462)	(292,569)	(346,358)	(2,933,744)	(312,780)	(231,084)	(118,985)
Financing activities	313,365	250,535	(17,279)	2,903,990	33,716	(272,835)	(571,395)
Capital expenditures	130,200	476,900	541,346	740,375	363,728	341,349	222,417
Number of retail drugstores	4,801	4,914	4,901	5,059	3,333	3,323	3,356
Number of associates	98,900	109,400	103,000	112,800	69,700	70,200	71,200

(1)
Revenues for the fiscal years 2007, 2006 and 2005 have been adjusted by $108,336, $107,924 and $100,841 respectively for the effect of discontinued operations.

(2)
Cost of goods sold for the fiscal years 2007, 2006 and 2005 have been adjusted by $80,988, $80,218 and $75,347 respectively for the effect of discontinued operations.

(3)
Selling, general and administrative expenses for the fiscal years 2007, 2006 and 2005 have been adjusted by $32,019, $32,323, and $32,754 respectively for the effect of discontinued operations.

(4)
Income tax benefit for the fiscal years 2007, 2006 and 2005 has been adjusted by $1,635, $1,616, and $2,541 respectively for the effect of discontinued operations.

(5)
Total debt included capital lease obligations of $193.8 million, $216.3 million, $189.7 million, $178.2 million, $168.3 million, $158.5 million and $221.3 million as of February 28, 2009, March 1, 2008, March 3, 2007, March 4, 2006, February 26, 2005, November 28, 2009 and November 29, 2008, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

Overview

        Net loss for the thirty-nine week period ended November 28, 2009 was $298.3 million compared to the net loss of $621.8 million for the thirty-nine week period ended November 29, 2008. Revenues decreased due to store closures and decreases in front-end same store sales partially offset by an increase in pharmacy same store sales. Pharmacy gross margins decreased due to continued reductions in pharmacy reimbursement rates that were not fully offset with generic product cost improvements and the benefit of new generics. Front-end gross margins decreased due to a higher mix of promotional sales, partially offset by lower LIFO charges. These items were more than offset by an improvement in SG&A expense as a percent of revenues, a decrease in lease termination and impairment charges, gain on sale of assets, which included the sale of twelve stores in California and Idaho versus a loss in the prior year period, debt modification charges incurred in the prior year due to the early tender of certain bonds and a reduction in income tax expense.

        We expect our front-end sales to continue to be pressured during the remaining of fiscal 2010 due to the current economic environment, which is causing consumers to spend less on non-essential items and be more aggressive about searching for promotional sales. We expect pharmacy gross margin to be lower than the prior year for the remainder of fiscal 2010 due to continued reimbursement rate pressures, fewer new generics and the impact of the recently implemented AWP cost adjustments on our Medicaid business.

        Net loss for fiscal 2009 was $2,915.4 million or $3.49 per basic and diluted share, compared to net loss for fiscal 2008 of $1,079.0 million or $1.54 per basic and diluted share, and net income of $26.8 million or net loss of $0.01 per basic and diluted share in fiscal 2007. Our operating results are described in detail in the Results of Operations section below. However, some of the key factors that impacted our results in fiscal 2009, 2008, and 2007 are summarized as follows:

        Write-Off of Goodwill:    During the quarter ended February 28, 2009, we impaired all of our existing goodwill, which resulted in a non-cash charge of $1.81 billion. This entry was required due to the fact that the market value of Rite Aid Corporation, as indicated by the trading price of our common stock, was less than the carrying value of our net assets as of February 28, 2009. The adjustment is discussed in further detail below.

        Income Tax Valuation Allowance Adjustments.    Net loss for fiscal 2009 included income tax expense of $329.3 million. The income tax expense was primarily due to a non-cash write-down of our remaining net Federal and State deferred tax assets through an adjustment to our valuation allowance. This change was primarily due to a decline in actual results from our previous forecast as a result of the impact of current economic conditions on 2009 results. ASC 740 "Income Taxes" requires a company to evaluate its deferred tax assets on a regular basis to determine if a valuation allowance against the net deferred tax assets is required. According to ASC 740, a cumulative loss in recent years is significant negative evidence in considering whether deferred tax assets are realizable. Based on the negative evidence, ASC 740 precludes relying on projections of future taxable income to support the recognition of deferred tax assets.

        Net loss for fiscal 2008 included income tax expense of $920.4 million related to a non-cash increase of the valuation allowance on Federal and State net deferred tax assets. Net income for fiscal 2007 included non-cash income tax benefits of $19.8 million related to the recognition of net deferred tax assets as a result of the release of a tax valuation allowance.

        Store Closing and Impairment Charges:    We recorded store closing and impairment charges of $293.7 million in fiscal 2009, versus store closing and impairment charges of $86.2 million in fiscal 2008 and $49.3 million in fiscal 2007. These charges were driven by an increase in store closure activity and higher store impairment charges. The increase in closure activity was driven by our decision to close stores that, due to the acquisition of Brooks Eckerd, were in overlapping market areas. The increase in store impairment was primarily due to a deterioration in the operating performance of certain of our stores acquired from Jean Coutu Group and the assessment that future cash flows from these stores would not be sufficient to cover their asset value. These items are discussed in further detail below.

        LIFO Charges:    We record the value of our inventory on the Last-In, First-Out ("LIFO") method. We recorded non-cash LIFO charges of $184.6 million, $16.1 million and $43.0 million in fiscal 2009, 2008 and 2007, respectively. The significant increase in the LIFO charge in fiscal 2009 was due to higher inflation on front end and pharmacy products.

        Acquisition of Brooks Eckerd.    On June 4, 2007, we acquired all of the membership interests of Jean Coutu USA, the holding company for Brooks Eckerd, from Jean Coutu Group, pursuant to the terms of the Agreement dated August 23, 2006. As consideration for the Acquisition, we paid $2.31 billion in cash and issued 250.0 million shares of Rite Aid common stock. We financed our cash payment via the establishment of a new term loan facility, issuance of senior notes and borrowings under our existing revolving credit facility. As part of the arrangement of the financing necessary to complete the Acquisition, we incurred a $12.9 million fee for bridge financing that ultimately was not needed. This fee was recorded as a loss on debt modification in our statement of operations for fiscal 2008.

        As of November 28, 2009, Jean Coutu Group owned 252.0 million shares of our common stock, which represented approximately 27.6% of the total Rite Aid voting power. We expanded our Board of Directors to 14 members, with four of the seats being held by members designated by the Jean Coutu Group. In connection with the Acquisition, we entered into a Stockholder Agreement with Jean Coutu Group and certain family members. The Stockholder Agreement contains provisions relating to Jean Coutu Group's ownership interest in the Company, board and board committee composition, corporate governance, stock ownership, stock purchase rights, transfer restrictions, voting arrangements and other matters. We also entered into a registration rights agreement with Jean Coutu Group giving Jean Coutu Group certain rights with respect to the registration under the Securities Act of 1933, as amended, of the shares of our common stock issued to Jean Coutu Group or acquired by Jean Coutu Group pursuant to certain stock purchase rights or open market rights under the Stockholder Agreement.

        Debt Refinancing.    In fiscal years 2010, 2009 and 2007, we took several steps to extend the terms of our debt and obtain more flexibility. In fiscal 2010, we issued our 10.250% senior secured notes due 2019, the proceeds of which were used to repay all amounts outstanding under our then existing accounts receivable securitization facilities. Additionally, in fiscal 2009 we issued our 8.5% convertible notes due May 2015, the proceeds of which were used to redeem our 6.125% notes due December 2008. Furthermore, we consummated a tender offer and consent solicitation and repaid $348.9 million of our 8.125% notes due May 2010, $144.0 million of our 9.25% notes due June 2013 and the full balance of our 7.5% notes due January 2015. Proceeds from the issuance of our 10.375% notes due 2016 and our Tranche 3 Term Loan were used to fund the tender offer and consent solicitation. We incurred a charge to call these notes prior to maturity and recorded a write-off of unamortized debt issue costs. These items totaled $39.9 million, which was recorded as a loss on debt modification in fiscal 2009. In fiscal 2007, we issued our 7.5% senior secured notes due January 2015, the proceeds of which were used to redeem our 9.5% senior secured notes due February 2011. As a result of early redemption of an existing note, we recorded a loss on debt modification of $18.7 million.

        Dilutive Equity Issuances.    At February 28, 2009, 886.1 million shares of common stock were outstanding and an additional 157.3 million shares of common stock were issuable related to outstanding stock options, convertible preferred stock and convertible notes. On June 30, 2009 we declared a stock dividend on all outstanding shares of our preferred stock, granted in additional shares of preferred stock. The impact of this dividend was to increase the value of our preferred stock outstanding by $4.3 million, with a corresponding decrease to additional paid in capital. We are now current on all dividends due under our preferred stock obligations.

        At February 28, 2009, our 157.3 million shares of potentially issuable common stock consisted of the following (shares in thousands):

Strike price	Outstanding Stock Options(a)	Preferred Stock	Convertible Notes	Total
$5.50 and under	58,428	26,091	61,045	145,564
$5.51 to $7.50	9,217	—	—	9,217
$7.51 and over	2,517	—	—	2,517

Total issuable shares	70,162	26,091	61,045	157,298

(a)
The exercise of these options would provide cash of $266.6 million.

Recent Events

        On December 10, 2009, we entered into an amendment to our supply agreement with McKesson Corporation. The agreement continues to require us to purchase from McKesson, subject to certain exceptions, all of our required brand name prescription drugs, as well as some generic prescription drugs, for warehouse delivery. The agreement also requires us to purchase from McKesson, subject to certain exceptions, all of our required prescription drugs for direct to store delivery. The amendment to the supply agreement extends the term of the agreement to April 1, 2013.

Recent Refinancing Transactions

        We entered into certain amendments to our senior credit facility (the "Credit Agreement Amendments") on June 5, 2009 to permit the refinancing of our existing indebtedness under the facilities that would mature in September 2010, as well as our other existing term loans, with new secured indebtedness, which may be secured on a senior or second lien basis, including the old notes, and to provide us greater flexibility to consummate certain asset sales. The Credit Agreement Amendments also made certain changes to the covenants contained therein. The Credit Agreement Amendments were necessary to allow us to refinance our senior debt and consummate the offering of our 9.750% senior secured notes due 2016. For descriptions of the Credit Agreement Amendments, see "Description of Other Indebtedness" in this prospectus.

        On June 10, 2009, we borrowed $525.0 million of new term loans, which mature in June 2015. Proceeds of the Tranche 4 Term Loan due 2015 (the "Tranche 4 Term Loan") were used to repay our $145.0 million Tranche 1 Term Loan (the "Tranche 1 Term Loan") as well as approximately $350.0 million of the amounts outstanding under our then existing revolving credit facility, with a corresponding reduction in revolving commitments. The Tranche 4 Term Loan was issued at a discount of 96% of stated principal amount, resulting in gross proceeds of $504.0 million before fees and expenses.

        On June 12, 2009, we issued our 9.750% senior secured notes due 2016. Proceeds of our offering of 9.750% senior secured notes due 2016 were used to repay the remaining borrowings outstanding under our then existing revolving credit facility.

        On June 26, 2009, we entered into a refinancing amendment to our senior credit facility, dated as of June 5, 2009, pursuant to which we obtained a new $1.0 billion revolving credit facility (the "Existing Revolver"). We used the proceeds from our offering of the old notes and the Existing Revolver to repay the remaining amounts outstanding and retire our then existing revolving credit facility, including related fees and expenses. The offering of the 9.750% senior secured notes due 2016, the Tranche 4 Term Loan, the Existing Revolver, and the use of proceeds thereof to refinance our Tranche 1 Term Loan and existing revolving credit facility are collectively referred to as the "June 2009 Refinancing Transactions."

        On October 26, 2009 we entered into two incremental facility amendments to our senior credit facility which increased the maximum commitments under our existing senior secured revolving credit facility from $1.0 billion to $1.175 billion (the "Amended Revolver") and increased our borrowings by $125.0 million under the existing Tranche 4 Term Loan due 2015 (the "Incremental Tranche 4 Term Loan" and, together with the Amended Revolver, the "Incremental Facilities"). The Incremental Tranche 4 Term Loan was issued at a premium of 103% of the stated principal amount, resulting in gross proceeds of $128.75 million before fees and expenses.

        On October 26, 2009 we issued our 10.250% senior secured notes due 2019. Proceeds of the offering and borrowings under the Incremental Tranche 4 Term Loan and Amended Revolver were used to repay all amounts outstanding under our first and second lien accounts receivable securitization facilities, thus terminating both of these facilities. The offering of the old notes, the Incremental Facilities, and the use of proceeds thereof to terminate our accounts receivable securitization facilities are collectively referred to as the "Refinancing Transactions." For descriptions of the Amended Revolver, the Incremental Tranche 4 Term Loan and our other recent refinancing transactions, see "Description of Other Indebtedness" in this prospectus.

Results of Operations

        The results of operations for the fiscal years ended March 1, 2008 and March 3, 2007 have been adjusted to reflect the operations of our 28 stores in the Las Vegas market area as a discontinued operation, as the Company has sold the prescription files and terminated the operations of these stores.

  Revenue and Other Operating Data

	Thirty-Nine Weeks Ended		Year Ended
	November 28, 2009 (39 Weeks)	November 29, 2008 (39 Weeks)	February 28, 2009 (52 Weeks)	March 1, 2008 (52 Weeks)	March 3, 2007 (52 Weeks)
	(Dollars in thousands)
Revenues	$19,205,331	$19,581,701	$26,289,268	$24,326,846	$17,399,383
Revenue (decline) growth	(1.9)%	11.9%	8.1%	39.8%	1.4%
Same store sales (decline) growth	(0.3)%	1.1%	0.8%	1.3%	3.4%
Pharmacy sales (decline) growth	(0.7)%	12.1%	8.5%	46.2%	2.2%
Same store pharmacy sales growth	0.9%	0.7%	0.7%	1.7%	4.4%
Pharmacy sales as a % of total sales	68.3%	67.5%	67.2%	66.7%	63.7%
Third party sales as a % of total pharmacy sales	96.2%	96.3%	96.3%	95.9%	95.4%
Front end sales (decline) growth	(4.4)%	9.9%	6.1%	28.0%	0.1%
Same store front-end sales (decline) growth	(3.0)%	2.0%	0.9%	0.7%	1.9%
Front end sales as a % of total sales	31.7%	32.5%	32.8%	33.3%	36.3%
Store data:
Total stores (beginning of period)	4,901	5,059	5,059	3,333	3,323
New stores	16	26	33	47	40
Closed stores	(116)	(180)	(200)	(183)	(32)
Store acquisitions, net	—	9	9	1,862	2
Total stores (end of period)	4,801	4,914	4,901	5,059	3,333
Remodeled stores	7	70	70	145	19
Relocated stores	40	46	56	65	66

  Revenues

        Thirty-nine Weeks Ended November 28, 2009 compared to Thirty-nine Weeks Ended November 29, 2008:    Revenues declined 1.9% and increased 11.9% in the thirty-nine week periods ended November 28, 2009 and November 29, 2008, respectively. Revenue declines in the thirty-nine week period ended November 28, 2009 were driven by a reduction in the store base and a decline in front-end same store sales. The increase in revenues for the thirty-nine week period ended November 29, 2008 was driven by the acquisition of the Brooks Eckerd stores on June 4, 2007.

        Pharmacy same store sales increased by 0.9% in the thirty-nine week period ended November 28, 2009. Same store prescription growth was 1.7% in the thirty-nine week period ended November 28, 2009. Our script growth was positively impacted by the growth of our Rx Savings Card program, the benefit of grassroots marketing initiatives in our high-volume front-end/low-volume pharmacy stores and growth in our automated refill reminder program and other prescription compliance programs. The impact of the increase in prescription count on our same store pharmacy sales was partially offset by an increase in generic sales and reductions in pharmacy reimbursement rates.

        Front-end same store sales decreased by 3.0% in the thirty-nine week period ended November 28, 2009. The decrease was due to weakness in the overall economic environment and its impact on consumer shopping behavior. We expect front-end sales to be pressured during the remainder of fiscal 2010.

        We include in same store sales all stores that have been open or owned at least one year. Relocated stores are not included in the same store sales for one year. Stores in liquidation are considered closed.

        Fiscal 2009 compared to Fiscal 2008:    The 8.1% growth in revenue was driven primarily by the acquisition of Brooks Eckerd. In addition, same store sales increased 0.8% over the prior year. This increase consisted of 0.7% pharmacy same store sales increase and a 0.9% increase in front end same store sales. Same store sales trends which include the results of the Brooks Eckerd stores for the last thirty-nine weeks of fiscal 2009 and fiscal 2008, are described in the following paragraphs. We include in same store sales all stores that have been open at least one year. Stores in liquidation are considered closed. Relocation stores are not included in same store sales until one year has lapsed.

        Pharmacy same store sales increased 0.7%. Increases in price per prescription were partially offset by increased generic penetration and a 1.0% same store prescription decline. The decline in same store prescriptions was driven by script count declines in the Brooks Eckerd stores, switches of prescriptions to over-the-counter medications and the overall economic environment. Same store script growth at the core Rite Aid stores was 0.7% for Fiscal 2009 and same store script growth was a 5.0% decline for the Brooks Eckerd stores. However, the Brooks Eckerd pharmacy trends improved in each quarter in which Brooks Eckerd results were included in same store scripts. In addition, customer satisfaction rates at the Brooks Eckerd stores have improved. We expect this trend to continue as a result of our new Rx Savings Card, our senior loyalty program, our courtesy refill program and other sales initiatives. Front end same store sales increased 0.9% from the prior year, due to strong performance in our consumable and over-the-counter categories and improvement in our private brand penetration. These items were somewhat offset by weakness in the overall economic environment, which had a negative impact on seasonal sales in the second half of the fiscal year and decreases in photo sales, which were due to the continuing trend of consumers printing fewer images as well as the disruption of services due to the conversion of our photo technology to FUJI digital equipment. Front end same store sales for the core Rite Aid stores increased 1.2% for the year, while front end same store sales for the Brooks Eckerd stores declined by 0.5%.

        Fiscal 2008 compared to Fiscal 2007:    The 39.8% growth in revenue for fiscal 2008 was driven primarily by the acquisition of Brooks Eckerd. In addition, same store sales increased 1.3% and consisted of a 1.7% pharmacy same store sales increase and a 0.7% increase in front end same store sales. Same store sales trends for fiscal 2008 which do not include the results of the Brooks Eckerd stores are described in the following paragraphs.

        Pharmacy same store sales increased 1.7%, primarily driven by an increase in price per prescription and by same store prescription growth of 0.5%. In addition to favorable demographic trends, our script growth was positively impacted by Medicare Part D and by initiatives such as our focus on customer satisfaction, prescription file buys, our senior citizen loyalty program and the new and relocated store program. Partially offsetting these items was an increase in generic sales and lower reimbursement including lower reimbursement rates from the new Medicare Part D program. The rate of same store pharmacy sales growth has declined from the previous year primarily due to a lower rate of new enrollment in the Medicare Part D program, a greater mix of generic prescriptions and a weaker cough, cold and flu season.

        Front end same store sales increased 0.7%, due to strong performance in core categories, such as over-the-counter and consumables and a higher percentage of promotional sales were offset somewhat by the impact of a difficult economic environment during the holiday season and a weaker cough, cold and flu season.

  Costs and Expenses

	Thirty-Nine Weeks Ended		Year Ended
	November 28, 2009 (39 Weeks)	November 29, 2008 (39 Weeks)	February 28, 2009 (52 Weeks)	March 1, 2008 (52 Weeks)	March 3, 2007 (52 Weeks)
	(Dollars in thousands)
Costs of goods sold	$14,056,578	$14,269,769	$19,253,616	$17,689,272	$12,710,609
Gross profit	5,148,753	5,311,932	7,035,652	6,637,574	4,688,774
Gross margin	26.8%	27.1%	26.8%	27.3%	26.9%
Selling, general and administrative expenses	4,961,798	5,285,478	$6,985,367	$6,366,137	$4,338,462
Selling, general and administrative expenses as a percentage of revenues	25.8%	27.0%	26.6%	26.2%	25.0%
Goodwill impairment charge	—	—	1,810,223	—	—
Lease termination and impairment charges	130,810	189,722	293,743	86,166	49,317
Interest expense	374,076	363,420	477,627	449,596	275,219
Loss on debt modifications and retirements, net	993	39,905	39,905	12,900	18,662
Loss (gain) on sale of assets, net	(25,598)	11,939	11,581	(3,726)	(11,139)

  Cost of Goods Sold

        Gross margin rate was 26.8% for the thirty-nine week period ended November 28, 2009 compared to 27.1% for the thirty-nine week period ended November 29, 2008. Pharmacy margin declined due to reductions in reimbursement rates that were not fully offset by the benefit of new generics and generic product cost improvements. Front-end gross margin was worse, as improvements in shrink and distribution costs were more than offset by a higher mix of promotional sales and lower inventory capitalization costs. Partially offsetting the decline in front end and pharmacy margins was a reduction in LIFO expense.

        Gross margin rate was 26.8% for fiscal 2009 compared to 27.3% in fiscal 2008. The decline in gross margin rate for fiscal 2009 was driven primarily by a significant increase in our LIFO charge, which is due to higher front end and pharmacy product inflation than in prior years. Pharmacy gross margin rate on a FIFO basis improved due to an increase in the percentage of generic drugs and a lower cost of generics, partially offset by lower reimbursement rates. Front end gross margin on a FIFO basis was flat, as improvements in shrink were offset by a reduction in photo sales.

        Gross margin rate was 27.3% for fiscal 2008 compared to 26.9% in fiscal 2007. The improvement in gross margin rate for fiscal 2008 was driven by an improvement in pharmacy gross margin rates, front end gross margin rates, and a lower LIFO charge. The improvement in the pharmacy gross margin rate was primarily due to an increase in the percentage of generic drugs sold and a lower cost of generics partially offset by lower reimbursement rates and an increase in Medicare Part D sales as a percentage of total pharmacy sales. The improvement in the front-end gross margin rate was primarily due to an increase in vendor promotional support. The reduction in LIFO charges was primarily due to lower pharmacy product inflation. These improvements were partially offset by an increase in distribution expense as a percentage of sales, due to higher fuel costs and increases in other expenses not offset by productivity improvements.

        We use the LIFO method of inventory valuation, which is determined annually when inflation rates and inventory levels are finalized. Therefore, LIFO costs for interim period financial statements are estimated. Cost of sales includes LIFO charges of $44.3 million for the thirty-nine week period ended November 28, 2009 versus LIFO charges of $90.0 million for the thirty-nine week period ended November 29, 2008. Increases in product costs during the thirty-nine week period ended November 29, 2008 drove the increased LIFO charge in that period. The LIFO charge was $184.6 million in fiscal 2009, $16.1 million in fiscal 2008 and $43.0 million in fiscal 2007.

  Selling, General and Administrative Expenses

        SG&A as a percentage of revenues was 25.8% in the thirty-nine week period ended November 28, 2009 compared to 27.0% in the thirty-nine week period ended November 29, 2008. SG&A in the comparable period last year included integration expenses of $85.4 million incurred in connection with the Brooks Eckerd acquisition. Additionally, the decrease in SG&A as a percentage of revenues is mostly due to a decrease in salaries and benefit costs due to better labor control and reductions in store field controllable and corporate administrative expenses resulting from our various efforts to reduce costs.

        SG&A for fiscal 2009 was 26.6% as a percentage of revenue, compared to 26.2% in fiscal 2008. The increase in SG&A as a percentage of revenue was primarily due to an increase in depreciation and amortization expense related primarily to increased intangible assets resulting from the allocation of the purchase price of Brooks Eckerd, an increase in rent and occupancy expenses due to new and relocated stores and the sale-leaseback of owned stores. These items were somewhat offset by a decrease in integration expense and advertising costs. Although SG&A on a year to date basis increased as a percent of revenues, SG&A decreased as a percent of revenues in the third and fourth quarter.

        SG&A for fiscal 2008 was 26.2% as a percentage of revenue, compared to 25.0% in fiscal 2007. The increase in SG&A as a percentage of revenues was primarily due to an increase in expenses related to the integration of the Brooks Eckerd stores and distribution centers, an increase in depreciation and amortization expense related primarily to increased intangible assets resulting from the preliminary allocation of the purchase price of Brooks Eckerd and an increase in rent and occupancy expense from new and relocated stores and the sale and leaseback of owned stores. These increases were partially offset by expense control in other expense categories.

  Goodwill Impairment

        We have a policy to evaluate goodwill for impairment on an annual basis at the end of our fiscal year, or more frequently if events or circumstances would occur that would indicate a reduction in our fair value. On February 28, 2009, the carrying value of our net assets, before goodwill impairment testing, was $610.6 million and the market capitalization of our outstanding shares, assuming conversion of outstanding preferred shares, was $255.4 million. Accordingly, we performed a goodwill impairment test and concluded that because of the length of time in which the carrying value of our net assets exceeded the market value of our outstanding shares, an impairment of goodwill was required under the accounting rules set forth in ASC 350 "Intangibles—Goodwill and Other". After determining that an impairment of goodwill was necessary, we performed a step two test which values the total company net assets at fair value as if a purchase business combination had occurred. The fair value of our net assets utilizing this test indicated that the entire balance of our goodwill should be impaired as of February 28, 2009 and therefore we recorded a goodwill impairment charge of $1.81 billion in fiscal 2009.

  Lease Termination and Impairment Charges

        Lease termination and impairment charges consist of:

	Thirty-Nine Weeks Ended		Year Ended
	November 28, 2009 (39 Weeks)	November 29, 2008 (39 Weeks)	February 29, 2009 (52 Weeks)	March 1, 2008 (52 Weeks)	March 3, 2007 (52 Weeks)
	(Dollars in thousands)
Impairment charges	$17,341	$74,853	$157,334	$30,823	$31,425
Store and equipment lease exit charges	113,469	114,869	136,409	55,343	17,892

	$130,810	$189,722	$293,743	$86,166	$49,317

        Impairment Charges.    Impairment charges include non-cash charges of $17.3 million and $74.9 million for the thirty-nine week periods ended November 28, 2009 and November 29, 2008, respectively, for the impairment of long-lived assets at 59 stores and one distribution center facility and 544 stores, respectively. These amounts include the write-down of long-lived assets at stores that were assessed for impairment because of management's intention to relocate or close the store or because of changes in circumstances that indicate the carrying value of an asset may not be recoverable. During the thirty-nine week period ended November 29, 2008, a broader impairment review was triggered by the increased severity of the economic turmoil and weakening U.S. economy, which had a negative impact on the performance relating to a certain number of stores. The broader impairment analysis led to an additional charge for the thirteen week period ended November 29, 2008 of $59.2 million.

        In fiscal 2009, 2008, and 2007, store closing and impairment charges include non-cash charges of $157.3 million, $30.8 million and $31.4 million, respectively, for the total or partial impairment of long-lived assets at 814, 420, and 342 stores, respectively. These amounts include the write-down of long-lived assets to estimated fair value at stores that were identified for impairment as part of our on-going store performance review at all of our stores or management's intention to relocate or close a specific store. The increase in impairment charges in fiscal 2009 was primarily due to current and projected operating results at certain of our Brooks Eckerd stores not being sufficient to cover the asset values of these stores.

        Facility and Equipment Lease Exit Charges.    During the thirty-nine week periods ended November 28, 2009 and November 29, 2008, we recorded charges for 94 stores and two distribution center facilities and 146 stores, respectively, to be closed or relocated under long-term leases. Charges to close a store, which principally consist of lease termination costs, are recorded at the time the store is closed and all inventory is liquidated, pursuant to the guidance set forth in ASC 420, "Exit or Disposal Cost Obligations." We calculate our liability for closed stores on a store-by-store basis. The calculation includes the discounted effect of future minimum lease payments and related ancillary costs, from the date of closure to the end of the remaining lease term, net of estimated cost recoveries that may be achieved through subletting properties or favorable lease terminations.

        As part of our ongoing business activities, we assess stores for potential closure. Decisions to close stores in future periods would result in charges for store lease exit costs and liquidation of inventory, as well as impairment of assets at these stores.

  Interest Expense

        Interest expense was $374.1 million for the thirty-nine week period ended November 28, 2009, compared to $363.4 million for the thirty-nine week period ended November 29, 2008. The increase in interest expense in the thirty-nine week period ended November 28, 2009 is due to higher cost debt incurred as part of our June and October 2009 refinancings, offset somewhat by lower LIBOR rates and decreased borrowings under the revolving credit facility in the current period.

        The weighted average interest rates on our indebtedness for the thirty-nine week period ended November 28, 2009 and November 29, 2008 were 6.8% and 7.0%, respectively.

        In fiscal 2009, 2008 and 2007, interest expense was $477.6 million, $449.6 million and $275.2 million, respectively. The increase in interest expense in 2009 compared to 2008 was primarily due to increased borrowings to fund the Brooks Eckerd acquisition and related integration activities partially offset by lower interest rates, which were caused by a decrease in LIBOR, which decreased the interest rate on borrowings under our senior credit facility.

        The annual weighted average interest rates on our indebtedness in fiscal 2009, 2008 and 2007 were 6.6%, 7.5% and 7.6%, respectively.

  Income Taxes

        We recorded an income tax benefit of $4.3 million and an income tax expense of $29.5 million for the thirteen week periods and an income tax expense of $5.0 million and $39.9 million for the thirty-nine week periods ended November 28, 2009 and November 29, 2008, respectively. The provision for income taxes for the thirteen and thirty-nine week periods ended November 28, 2009 is attributable to state and local income taxes offset by a benefit of $6.4 million for recoverable income tax resulting from federal legislation enacted during the thirteen week period ended November 28, 2009. The income tax expense for the thirteen and thirty-nine week periods ended November 28, 2008 is primarily attributable to the increase of the valuation allowance on previously recorded federal and state net deferred assets.

        We recognize tax liabilities in accordance with the guidance for uncertain tax positions and management adjusts these liabilities with changes in judgment as a result of the evaluation of new information not previously available. Due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from the current estimate of the tax liabilities.

        ASC 740, "Accounting for Income Taxes" requires a company to evaluate its deferred tax assets on a regular basis to determine if a valuation allowance against the net deferred tax assets is required. In determining whether a valuation allowance is required, we take into account all available positive and negative evidence with regard to the recognition of a deferred tax asset including our past earnings history, expected future earnings, the character and jurisdiction of such earnings, unsettled circumstances that, if unfavorably resolved, would adversely affect recognition of a deferred tax asset, carryback and carryforward periods, and tax planning strategies that could potentially enhance the likelihood of realization of a deferred tax asset. According to ASC 740, a cumulative loss in recent years is significant negative evidence in considering whether deferred tax assets are realizable. Based on the negative evidence, ASC 740 precludes relying on projections of future taxable income to support the recognition of deferred tax assets. Accordingly, the valuation allowance on Federal and State net deferred assets was increased during the third and fourth quarters of fiscal 2009 related to the write-down of our remaining net Federal and State deferred tax assets. The ultimate realization of deferred tax assets is dependent upon the existence of sufficient taxable income generated in the carryforward periods.

Liquidity and Capital Resources

General

        We have three primary sources of liquidity: (i) cash and cash equivalents, (ii) cash provided by operating activities, and (iii) borrowings under the revolving credit facility under our senior secured credit facility. Our principal uses of cash are to provide working capital for operations, to service our obligations to pay interest and principal on debt, to fund capital expenditures and to provide funds for the prepayment of our debt. Our liquidity at November 28, 2009, which includes amounts available under our revolving credit facility, and invested cash was $903.2 million.

        As described in greater detail in the "Results of Operations" section, we incurred significant non-cash charges in fiscal 2009, including a charge of $1.81 billion for the impairment of goodwill, income tax expense of $329.3 million, which was predominately due to a non-cash write-down of our remaining Federal and State deferred tax assets, and store closing and impairment charges of $293.7 million. In addition, we incurred LIFO charges of $184.6 million. These charges had no impact on our liquidity, credit facilities or compliance with existing debt covenants.

        The indentures that govern our secured and guaranteed unsecured notes contain restrictions on the amount of additional secured and unsecured debt that we can incur. As of November 28, 2009, the amount of additional secured and unsecured debt that could be incurred under these indentures was approximately $989.7 million, although our outstanding indentures limit the amount that can be secured on a senior basis. To the extent that we borrow additional amounts under our revolving credit facility, this amount would be reduced.

2010 Transactions

        In October 2009, we repaid all borrowings outstanding under our first and second lien accounts receivable securitization facilities. We financed these repayments with the borrowings under the Amended Revolver and the Incremental Tranche 4 Term Loan and the issuance of the 10.250% senior secured notes due 2019. We incurred fees of $14.2 million to consummate the Refinancing Transactions, which will be deferred and amortized over the terms of the related debt instruments. We also incurred a prepayment penalty of $2.25 million to prepay the second lien facility, which was recorded as a component of SG&A expense in the thirteen week period ended November 28, 2009.

        In June 2009, we repaid all borrowings outstanding under our revolving credit facility due September 2010 and cancelled all of its commitments thereunder. We also repaid all borrowings due under our $145.0 million Tranche 1 Term Loan due September 2010. We financed these repayments with proceeds from our offering of 9.750% senior secured notes due 2016 and the Existing Revolver. The terms of our senior credit facility were amended to permit the June 2009 Refinancing Transactions and provided additional flexibility to refinance our then existing accounts receivable securitization facilities. We incurred fees of approximately $45.1 million to consummate the June 2009 Refinancing Transactions, which will be deferred and amortized over the terms of the related debt instruments.

  Sale Leaseback Transactions

        During the thirty-nine week period ended November 28, 2009 we sold a total of two owned stores to independent third parties. Net proceeds from these sales were $6.5 million. Concurrent with these sales, we entered into agreements to lease the stores back from the purchasers over minimum lease terms of 10 years. We accounted for both of these leases as operating leases. Gains on these transactions of $5.3 million have been deferred and are being recorded over the related minimum lease terms.

2009 Transactions

        On June 4, 2008, we commenced a tender offer and consent solicitation under which we offered to repurchase all outstanding amounts of our 8.125% senior secured notes due May 2010, our 7.5% senior secured notes due January 2015 and our 9.25% senior notes due June 2013. On July 8, 2008, the tender offer expired and on July 9, we repaid $348.9 million of the outstanding balance of our 8.125% notes due May 2010, $199.6 million of our 7.5% notes due January 2015 and $144.0 million of the outstanding balance of our 9.25% notes due June 2013. In addition, on July 9, 2008, we sent a notice of redemption for the remaining outstanding 7.5% notes due 2015 and satisfied and discharged the indenture governing such notes. As a result of this tender and consent solicitation, the indentures governing these notes were amended to eliminate substantially all of the restrictive covenants therein including limitations on our ability to incur additional debt and grant liens against assets. In addition, the guarantees on each series were eliminated and the 8.125% notes are no longer secured. We did the transaction because these notes had restrictions on secured debt that prohibited us from fully drawing on our revolving credit facility under certain circumstances. We incurred a loss on debt modification related to this transaction of $36.6 million.

        These transactions were financed via the issuance of a new senior secured term loan (the "Tranche 3 Term Loan") and the issuance of a $470.0 million aggregate principal amount of 10.375% senior secured notes due July 2016. These notes are unsecured unsubordinated obligations of Rite Aid Corporation and rank equally in right of payment with all other unsubordinated indebtedness. Our obligations under the notes are guaranteed, subject to certain limitations, by subsidiaries that guarantee the obligations under our senior credit facility. The guarantees are secured by shared second priority liens with holders of our 7.5% senior secured notes due 2017. The indenture that governs the 10.375% senior secured notes due 2016 contains covenant provisions that, among other things, include limitations on our ability to pay dividends, make investments or other restricted payments, incur debt, grant liens, sell assets and enter into sale-leaseback transactions. The senior 10.375% secured notes due July 2016 were issued at a discount of 90.588% of par.

        In May 2008 we issued $158.0 million of 8.5% convertible notes due May 2015. These notes are unsecured and are effectively junior to our secured debt. The notes are convertible, at the option of the holder, into shares of our common stock at a conversion price of $2.59 per share, subject to adjustments to prevent dilution, at any time. Proceeds from the issuance of these notes were used to fund the redemption of our 6.125% notes due December 2008. We recorded a loss on debt modification of $3.3 million related to the early redemption of the 6.125% notes due 2008, which included payment of a make whole premium to the noteholders and unamortized debt issue costs on the notes.

  Preferred Stock Transactions

        In the fourth quarter of fiscal 2009 the holder of substantially all of the outstanding shares of our Series G preferred stock converted their shares into 27.1 million shares of our common stock at a conversion rate of $5.50 per share.

        During fiscal 2006, we issued 4.8 million shares of our Series I Mandatory Convertible preferred stock ("Series I preferred stock"). In the first quarter of fiscal 2009, we entered into agreements with several of the holders of the Series I preferred stock to convert 2.4 million shares into common stock, at a rate of 5.6561 common shares per preferred share, earlier than the mandatory conversion date which resulted in the issuance of 14.6 million shares of our common stock. In the third quarter of fiscal 2009, the remaining outstanding 2.4 million shares of Series I preferred stock automatically converted into common stock, at a rate of 5.6561 common shares per preferred share, which resulted in the issuance of 13.7 million shares of our common stock.

  Sale-Leaseback Transactions

        During fiscal 2009 we sold a total of 72 owned stores to independent third parties. Net proceeds from these sales were $193.0 million. Concurrent with these sales, we entered into agreements to lease the stores back from the purchasers over minimum lease terms of 20 years. We accounted for 67 of these leases as operating leases and the remaining five were accounted for using the financing method as these lease agreements contain a clause that allow the buyer to force us to repurchase the properties under certain conditions. A gain on the sale of these stores of $5.2 million was deferred and is being recorded over the minimum term of these leases.

2008 Transactions

  Debt Transactions

        On June 4, 2007 we incurred $1.22 billion aggregate principal amount of senior notes. The issue consisted of $410.0 million of 9.375% senior notes due 2015 and $810.0 million of 9.5% senior notes due 2017. Our obligations under each series of notes are guaranteed fully and unconditionally, jointly and severally, by all of our subsidiaries that guarantee our obligations under our existing senior secured credit facility and our outstanding senior secured notes. The notes are unsecured, unsubordinated obligations of Rite Aid Corporation and rank equally in right of payment with all of our other unsecured, unsubordinated debt. The indentures governing the notes contain covenants that limit our ability and the ability of our restricted subsidiaries to, among other things; incur additional debt, pay dividends or make other restricted payments, purchase, redeem or retire capital stock or subordinated debt, make asset sales, enter into transactions with affiliates, incur liens, enter into sale-leaseback transactions, provide subsidiary guarantees, make investments and merge or consolidate with any other persons.

  Preferred Stock Transactions

        During the fourth quarter of fiscal 2005, we issued 2.5 million shares of our Series E Mandatory Convertible preferred stock ("Series E preferred stock"). The Series E preferred stock automatically converted into common stock on February 1, 2008 at a rate of 14.0056 common shares per preferred share, as determined by the adjusted applicable market value of our common stock (as defined in the Series E preferred stock agreement) on the date of conversion. The Series E preferred stock conversion resulted in the issuance of 35.0 million shares of our common stock to the holders of the Series E preferred stock.

  Sale Leaseback Transactions

        During fiscal 2008 we sold a total of 22 owned stores to independent third parties. Net proceeds from these sales were $93.3 million. Concurrent with these sales, we entered into agreements to lease the stores back from the purchasers over minimum lease terms of 20 years. We accounted for 14 of these leases as operating leases and the remaining eight were accounted for using the financing method as these lease agreements contain a clause that allow the buyer to force us to repurchase the properties under certain conditions. Subsequent to March 1, 2008, the clause that allowed the buyer to force us to repurchase the property lapsed on five of these leases. Therefore, these leases are now accounted for as operating leases.

2007 Transactions

  Debt Transactions

        In February 2007, we issued $500.0 million aggregate principal amount of 7.5% senior secured notes due 2017. These notes are unsubordinated obligations of Rite Aid Corporation and rank equally in right of payment with all other unsubordinated indebtedness. Our obligations under the notes are guaranteed, subject to certain limitations, by subsidiaries that guarantee the obligations under our senior credit facility and other secured notes. The guarantees are secured, subject to the permitted liens, by shared second priority liens, with holders of our 10.375% senior secured notes due July 2016, granted by subsidiary guarantors on all their assets that secure the obligations under the senior secured credit facility, subject to certain exceptions. The indenture governing the 7.5% senior secured notes due 2017 contains covenant provisions that, among other things, include limitations on our ability to pay dividends, make investments or other restricted payments, incur debt, grant liens, sell assets and enter into sale-leaseback transactions. Proceeds from this offering were used to repay outstanding borrowings on our revolving credit facility and to fund the redemption of our 9.5% senior secured notes due 2011. Per the terms of the indenture that governed the 9.5% senior secured notes due 2011, we paid a premium to the noteholders of 104.75% of par. We recorded a loss on debt modification of $18.7 million related to the early redemption of the 9.5% senior secured notes due 2011, which included the call premium and unamortized debt issue costs on the notes.

        In February 2007, we issued $500.0 million aggregate principal amount of 8.625% senior notes due 2015. These notes are unsecured. The indenture governing the 8.625% senior notes due 2015 contains provisions that, among other things, include limitations on our ability to pay dividends, make investments or other restricted payments, incur debt, grant liens, sell assets and enter into sale-leaseback transactions. The 8.625% senior notes due 2015 are guaranteed, subject to certain limitations, by subsidiaries that guarantee the obligations under the senior secured credit facility and other outstanding senior secured notes. Proceeds from the issuance of the notes were used to repay borrowings under our revolving credit facility.

        In January 2007, we paid at maturity the remaining outstanding principal amount of $184.1 million of our 7.125% notes due January 2007. We funded this payment with borrowings under the revolving credit facility.

        In December 2006, we paid at maturity the remaining outstanding principal amount of $250.0 million of our 4.75% convertible notes due December 2006. We funded this payment with borrowings under the revolving credit facility.

        In September 2006, we completed the early redemption of all of our outstanding $142.0 million of our 12.5% senior secured notes due September 2006. We funded this payment with borrowing under our revolving credit facility, which were subsequently repaid with borrowings of the Tranche 1 Term Loans.

  Sale-Leaseback Transactions

        During fiscal 2007, we sold a total of 29 owned stores to independent third parties. Net proceeds from these sales were approximately $82.1 million. Concurrent with these sales, we entered into agreements to lease the stores back from the purchasers over minimum lease terms of 20 years. We accounted for 24 of these leases as operating leases and the remaining five leases were accounted for using the financing method, as these lease agreements contain a clause that allows the buyer to force us to purchase the properties under certain conditions. Subsequent to March 3, 2007, the clause that allowed the buyer to force us to repurchase the properties lapsed on the five leases. Therefore, these leases are now accounted for as operating leases.

  Off Balance Sheet Obligations

        Until October 26, 2009, we maintained securitization agreements (the "First Lien Facility") with several multi-seller asset-backed commercial paper vehicles ("CPVs"). Under the terms of the First Lien Facility, we sold substantially all of our eligible third party pharmaceutical receivables to a bankruptcy remote Special Purpose Entity ("SPE") and retained servicing responsibility. The SPE then transferred an interest in these receivables to various CPVs. We also maintained a $225.0 million second priority accounts receivable securitization term loan ("Second Lien Facility").

        On October 26, 2009, we terminated both accounts receivable securitization facilities and replaced them with the old notes, increased borrowing capacity under our existing senior secured revolving credit facility and an increase in borrowings under the Tranche 4 Term Loan. As part of this refinancing, we incurred a prepayment penalty of $2.3 million in relation to the Second Lien Facility and recognized $3.8 million of unamortized discount related to the Second Lien Facility. These charges are recorded as a component of selling, general, and administrative expenses.

        At February 28, 2009, the total outstanding receivables that had been transferred to CPVs were $330.0 million.

        The table below details receivable transfer activity for the thirty-nine week periods ended November 28, 2009 and November 29, 2008. Receivables securitization activity is reflected through October 26, 2009, the date of the termination of the securitization facilities.

	Thirty-Nine Week Period Ended
	November 28, 2009	November 29, 2008
	(in thousands)
Average amount of outstanding receivables transferred	$226,521	$476,429
Total receivable transfers	$2,240,000	$5,294,000
Collections made by the Company as part of the servicing arrangement on behalf of the CPVs	$2,320,000	$5,184,000

        The program fee under the First Lien Facility was LIBOR plus 2.0% of the total amount advanced under the facility. The liquidity fee was 3.5% of the total facility commitment of $345.0 million. The program and the liquidity fees are recorded as a component of selling, general and administrative expenses. Program and liquidity fees for the thirty-nine week periods ended November 28, 2009 and November 29, 2008 were $12.0 million and $16.9 million, respectively.

        Financing fees related to the Second Lien Facility for the thirty-nine week period ended November 28, 2009 were $24.9 million and are recorded as a component of selling, general, and administrative expenses.

        At February 28, 2009, our interest in the third party pharmaceutical receivables was as follows (in thousands):

February 28, 2009
Third party pharmaceutical receivables	$955,827
Allowance for uncollectible accounts	(31,421)

Net third party receivables	924,406
First lien facility	(330,000)
Second lien facility (net of discount of $6,621)	(218,379)

Net retained interest	$376,027

        As of November 28, 2009, we had no material off balance sheet arrangements, other than operating leases, which are included in the table below.

Contractual Obligations and Commitments

        The following table details the maturities of our indebtedness and lease financing obligations as of February 28, 2009, as well as other contractual cash obligations and commitments.

	Payment due by period
	Less Than 1 Year	1 to 3 Years	3 to 5 Years	After 5 Years	Total
	(Dollars in thousands)
Contractual Cash Obligations
Long term debt(1)	$384,628	$1,729,512	$906,205	$5,660,964	$8,681,309
Capital lease obligations(2)	39,896	49,435	49,094	155,783	294,208
Operating leases(3)	1,049,983	2,009,871	1,794,758	6,669,650	11,524,262
Open purchase orders	352,909	—	—	—	352,909
Redeemable preferred stock(4)	—	—	—	21,300	21,300
Other, primarily self insurance and retirement plan obligations(5)	132,256	148,995	36,479	81,762	399,492
Minimum purchase commitments(6)	160,708	321,834	321,770	782,014	1,586,326

Total contractual cash obligations	$2,120,380	$4,259,647	$3,108,306	$13,371,473	$22,859,806

Commitments
Lease guarantees	$25,208	$48,908	$47,016	$110,263	$231,395
Outstanding letters of credit	188,345	—	—	—	188,345

Total commitments	$2,333,933	$4,308,555	$3,155,322	$13,481,736	$23,279,546

(1)
Includes principal and interest payments for all outstanding debt instruments, but not amounts outstanding under the receivables facilities. Interest was calculated on variable rate instruments using rates as of February 28, 2009.

(2)
Represents the minimum lease payments on non-cancelable leases, including interest, but net of sublease income.

(3)
Represents the minimum lease payments on non-cancelable leases.

(4)
Represents value of redeemable preferred stock at its redemption date.

(5)
Includes the undiscounted payments for self-insured medical coverage, actuarially determined undiscounted payments for self-insured workers' compensation and general liability, and actuarially determined obligations for defined benefit pension and nonqualified executive retirement plans.

(6)
Represents commitments to purchase products from certain vendors.

        Obligations for income tax uncertainties pursuant to FIN 48 of approximately $101.0 million are not included in the table above as we are uncertain as to if or when such amounts may be settled.

Net Cash Provided By (Used In) Operating, Investing and Financing Activities

  Thirty-Nine Weeks Ended November 28, 2009 compared to Thirty-Nine Weeks Ended November 29, 2008

        Cash used in operating activities was $224.3 million in the thirty-nine week period ended November 28, 2009. Cash provided by operating activities was $35.1 million in the thirty-nine week period ended November 29, 2008. In the thirty-nine week period ended November 28, 2009, operating cash flow was negatively impacted by the repayments of the accounts receivable facilities totaling $555.0 million and increases in inventory due to the seasonal inventory build, partially offset by an increase in accounts payable due to increased purchases of inventory to fund our seasonal build and the timing of rent and interest payments. Cash provided by operating activities for the thirty-nine week period ended November 29, 2008 was primarily due to advances on the accounts receivable facility and the timing of rent payments, offset by seasonal inventory build costs.

        Cash used in investing activities was $84.5 million and $292.6 million for the thirty-nine week periods ended November 28, 2009 and November 29, 2008, respectively. Cash used for the purchase of property, plant and equipment and prescription files is significantly lower than in the prior year due to the reduction in planned capital expenditures in fiscal 2010. Offsetting cash expenditures in the thirty-nine week period ended November 28, 2009 are proceeds from the disposition of assets of $39.2 million.

        Cash provided by financing activities was $313.4 million and provided $250.5 million for the thirty-nine week periods ended November 28, 2009 and November 29, 2008, respectively. Cash provided by financing activities for the thirty-nine weeks ended November 28, 2009 was primarily due to the June 2009 and October 2009 refinancings, offset by a reduction of borrowings on our revolving credit facility and the payment of financing fees in connection with the refinancings. Cash provided by financing activities for the thirty-nine week period ended November 29, 2008 was due to borrowings on our revolving credit facility to fund our seasonal inventory build and costs incurred for the refinancing of our secured note indentures.

  Fiscal 2009 compared to Fiscal 2008 and Fiscal 2007

        Cash flow provided by operating activities was $359.9 million in fiscal 2009. Cash flow was positively impacted by net proceeds from our accounts receivable securitization, reductions in accounts receivable and inventory, partially offset by a decrease in accounts payable. The decrease in inventory is primarily due to the efforts made by management to reduce excess inventory and a decrease in purchasing volume, which also impacted accounts payable.

        Cash flow provided by operating activities was $79.4 million in fiscal 2008. Cash flow was positively impacted by net proceeds from our accounts receivable securitization and a reduction in accounts receivable partially offset by an increase in inventory and a decrease in accounts payable. The increase in inventory was primarily caused by Brooks Eckerd integration activities. Integration activities that require a temporary investment in inventory include replacing discontinued inventory, increasing the number of SKUs at the Brooks Eckerd distribution centers and retrofitting the planograms in the

Brooks Eckerd stores. The decrease in accounts payable was primarily due to conforming vendor terms as part of the integration efforts.

        Cash flow provided by operating activities was $309.1 million in fiscal 2007. Cash flow from operating activities was positively impacted by income from operations, net proceeds of $20.0 million for the sale of certain of our third party receivables and a decrease in accounts payable. These items were partially offset by increases in accounts receivable and inventory.

        Cash used in investing activities was $346.4 million in fiscal 2009. Cash was used for the purchase of property, plant and equipment and prescription files which was offset in part by proceeds from our sale leaseback transactions and proceeds from other asset dispositions.

        Cash used in investing activities was $2,933.7 million in fiscal 2008. Cash used was primarily for the acquisition of Brooks Eckerd and purchase of property, plant and equipment and intangible assets offset by proceeds from sale-leaseback transactions and asset dispositions.

        Cash used in investing activities was $312.8 million in fiscal 2007. Cash was used for: the purchase of property, plant and equipment, the purchase of prescription file and capitalizable direct acquisition costs related to our pending acquisition of Brooks Eckerd. Cash was provided by proceeds from our sale leaseback transactions and proceeds from other asset dispositions.

        Cash used in financing activities was $17.3 million in fiscal 2009 due to the net impact of proceeds from the issuance of convertible notes and redemption of various notes, amending of our credit facility and principal payments on long term debt.

        Cash provided by financing activities was $2,904.0 million in fiscal 2008. Cash provided by financing was primarily provided by proceeds from issuance of long-term debt utilized to fund the Brooks Eckerd acquisition, net proceeds from our revolving credit facility, the change in the zero balance cash accounts and net proceeds from the issuance of common stock, offset by financing costs paid, scheduled debt payments and preferred stock dividends.

        Cash provided by financing activities was $33.7 million in fiscal 2007. Cash provided from issuance of two bonds and the term loan portion of our senior credit facility was used to fund the redemption and payment at maturity of several bonds and to pay down a portion of the outstanding borrowings under our revolving credit facility.

Capital Expenditures

        During the thirty-nine week period ended November 28, 2009, we spent $130.2 million on capital expenditures, consisting of $69.2 million related to new store construction, store relocation and store remodel projects, $55.3 million related to technology enhancements, improvements to distribution centers and other corporate requirements, and $5.7 million related to the purchase of prescription files from independent pharmacists. We plan on making total capital expenditures of approximately $220 million during fiscal 2010, consisting of approximately 34% related to new store construction and store relocation, 9% related to store remodels, and 57% related to infrastructure and maintenance requirements and script file purchases. Management expects that these capital expenditures will be financed primarily with cash flow from operating activities and revolver borrowings.

Future Liquidity

        We are highly leveraged. Our high level of indebtedness: (i) limits our ability to obtain additional financing; (ii) limits our flexibility in planning for, or reacting to, changes in our business and the industry; (iii) places us at a competitive disadvantage relative to our competitors with less debt; (iv) renders us more vulnerable to general adverse economic and industry conditions; and (v) requires us to dedicate a substantial portion of our cash flow to service our debt. Based upon our current levels of operations, we believe that cash flow from operations together with available borrowings under our senior secured credit facility and other sources of liquidity will be adequate to meet our requirements for working capital, debt service and capital expenditures for the next twelve months. We will continue to assess our liquidity position and potential sources of supplemental liquidity in light of our operating performance, and other relevant circumstances. Should we determine, at any time, that it is necessary to obtain additional short-term liquidity, we will evaluate our alternatives and take appropriate steps to obtain sufficient additional funds. There can be no assurance that any such supplemental funding, if sought, could be obtained or if obtained, would be on terms acceptable to us.

Recent Accounting Pronouncements

        In June 2009, the FASB issued SFAS No. 166 "Accounting for Transfers of Financial Assets—an amendment of FASB Statement No. 140," to be included in ASC 860, "Transfers and Servicing." This standard eliminates the concept of a qualifying special purpose entity ("QSPE") and modifies the derecognition provisions in ASC 860, "Transfers and Servicing." This statement is effective for financial asset transfers occurring after the beginning of an entity's first fiscal year that begins after November 15, 2009. As a result of the refinancing of our receivables securitization facilities, we do not expect the adoption of SFAS No. 166 to have an impact on our financial position and results of operations.

Critical Accounting Policies and Estimates

        Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to allowance for uncollectible receivables, inventory shrink, impairment, self insurance liabilities, pension benefits, lease exit liabilities, income taxes and litigation. We base our estimates on historical experience, current and anticipated business conditions, the condition of the financial markets and various other assumptions that are believed to be reasonable under existing conditions. Variability reflected in the sensitivity analyses presented below is based on our recent historical experience. Actual results may differ materially from these estimates and sensitivity analyses.

        The following critical accounting policies require the use of significant judgments and estimates by management:

        Allowance for uncollectible receivables:    Almost all of our prescription sales are made to customers that are covered by third party payors, such as insurance companies, prescription benefit management companies, government agencies, private employers, health maintenance organizations or other managed care providers. We recognize and report receivables that represent the amount owed to us for sales made to customers, who are employees or members of those payors, which have not yet been paid. We maintain an allowance for the amount of these receivables deemed to be uncollectible. This allowance is calculated based upon historical collection and write-off activity adjusted for current conditions. The estimated bad debt write-off rate is calculated by dividing historical write-offs for the most recent twelve months, for which collection activities have been completed, by third party payor sales for the same period. A bad debt expense is recognized by applying the estimated write-off rate to third party payor sales for the period. There have been no significant changes in the assumptions used to calculate our estimated write-off rate over the past three years. If the financial condition of the payors were to deteriorate, resulting in an inability to make payments, an additional reserve would be recorded in the period in which the change in financial condition first became known. Based on current conditions, we do not expect a significant change to our write-off rate in future periods. A one basis point difference in our estimated write-off rate for the year ended February 28, 2009, would have affected pretax income by approximately $1.4 million.

        Inventory:    The carrying value of our inventory is reduced by a reserve for estimated shrink losses that occur between physical inventory dates. When estimating these losses, we consider historical loss results at specific locations (including stores and distribution centers), as well as overall loss trends as determined during physical inventory procedures. The estimated shrink rate is calculated by dividing historical shrink results for stores inventoried in the most recent six months by the sales for the same period. Shrink expense is recognized by applying the estimated shrink rate to sales since the last physical inventory. There have been no significant changes in the assumptions used to calculate our shrink rate over the last three years. Although possible, we do not expect a significant change to our shrink rate in future periods. A 10 basis point difference in our estimated shrink rate for the year ended February 28, 2009, would have affected pre-tax income by approximately $5.8 million.

        Impairment of long-lived assets:    We evaluate long-lived assets for impairment annually, or whenever events or changes in circumstances indicate that the assets may not be recoverable. We have identified each store as an asset group for purposes of performing this evaluation. Our evaluation of whether possible impairment indicators exist includes comparing future cash flows expected to be generated by the store to the carrying value of the store's assets. If the estimated future cash flows of the asset group (store level) are less than the carrying amount of the store's assets, we calculate an impairment loss by comparing the carrying value of the store's assets to the fair value of such assets. We determine fair value by discounting the estimated future cash flows of the store discussed above.

        Cash flows are calculated utilizing the detailed store financial plan for the year immediately following the current year end. To arrive at cash flow estimates for additional future years, we project sales growth by store (consistent with our overall business planning objectives and results), and determine the incremental cash flow that such sales growth will contribute to that store's operations. The discount rate used is our credit adjusted risk-free interest rate.

        The assumptions utilized in calculating impairment are updated annually. Should actual sales growth rates and related incremental cash flow differ from those forecasted and projected, we may incur future impairment charges related to the stores being evaluated. Changes in our discount rate of 50 basis points would not have a material impact on the total impairment recorded in Fiscal 2009.

        Self-insurance liabilities:    We expense claims for self-insured medical, dental, workers' compensation and general liability insurance coverage as incurred including an estimate for claims incurred but not paid. The expense for self-insured medical and dental claims incurred but not paid is determined by multiplying the average claim value paid over the most recent twelve months by the average number of days from the same period between when the claims were incurred and paid. There have been no significant changes in assumptions used to determine days lag over the last three years. Should a greater amount of claims occur compared to what was previously estimated or medical costs increase beyond what was anticipated, expense recorded may not be sufficient, and additional expense may be recorded. A one day change in days lag for the year ended February 28, 2009, would have affected pretax income by approximately $0.6 million.

        The expense for self-insured workers' compensation and general liability claims incurred but not paid is determined using several factors, including historical claims experience and development, severity of claims, medical costs and the time needed to settle claims. We discount the estimated expense for workers' compensation to present value as the time period from incurrence of the claim to final settlement can be several years. We base our estimates for such timing on previous settlement activity. The discount rate is based on the current market rates for Treasury bills that approximate the average time to settle the workers' compensation claims. These assumptions are updated on an annual basis. A 25 basis point difference in the discount rate for the year ended February 28, 2009, would have affected pretax income by approximately $2.3 million.

        Benefit plan accrual:    We have several defined benefit plans, under which participants earn a retirement benefit based upon a formula set forth in the plan. We record expense related to these plans using actuarially determined amounts that utilize various assumptions. Key assumptions used in the actuarial valuations include the mortality rate, the discount rate, the expected rate of return on plan assets and the rate of increase in future compensation levels. These rates are updated annually and are based on available public information, market interest rates and internal plans regarding compensation and any other changes impacting benefits.

        These assumptions have not significantly changed over the last three years, except that the discount rate has been adjusted due to changes in rates derived from published high-quality long-term bond indices, the terms of which approximate the term of the cash flows to pay the accumulated benefit obligations when due. A decrease of 25 basis points in the discount rate, assuming no other changes in the estimates, increases the amount of the projected benefit obligation and the related required expense by $3.0 million and $0.6 million, respectively.

        Lease exit liabilities:    We record reserves for closed stores based on future lease commitments, anticipated ancillary occupancy costs and anticipated future subleases of properties. The reserves are calculated at the individual location level and the assumptions are assessed at that level. Sublease income is estimated based on agreements in place at the time of reserve assessment. The reserve for lease exit liabilities is discounted using a credit adjusted risk free interest rate. Reserve estimates and related assumptions are updated on a quarterly basis.

        A substantial amount of our closed stores were closed prior to our adoption of SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," (recently superceded by ASC 420 "Exit or Disposal Cost Obligations") effective January 1, 2003. Therefore, if interest rates change, reserves may be increased or decreased. In addition, changes in the real estate leasing markets can have an impact on the reserve. As of February 28, 2009, a 50 basis point variance in the credit adjusted risk free interest rate would have affected pretax income by approximately $3.8 million for Fiscal 2009.

        Income taxes:    We currently have net operating loss ("NOL") carryforwards that can be utilized to offset future income for federal and state tax purposes. These NOLs generate significant deferred tax assets which are currently offset by a valuation allowance. We regularly review the deferred tax assets for recoverability considering the relative impact of negative and positive evidence including our historical profitability, projected taxable income, the expected timing of the reversals of existing temporary differences and tax planning strategies. The weight given to the potential effect of the negative and positive evidence is commensurate with the extent to which it can be objectively verified. We will establish a valuation allowance against deferred tax assets when we determine that it is more likely than not that some portion of our deferred tax assets will not be realized. There have been no significant changes in the assumptions used to calculate our valuation allowance over the last three years. However, changes in market conditions and the impact of the acquisition of Brooks Eckerd on operations have caused changes in the valuation allowance from period to period which were included in the tax provision in the period of change.

        We recognize tax liabilities in accordance with FIN 48 and we adjust these liabilities when our judgment changes as a result of the evaluation of new information not previously available. Due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from our current estimate of the tax liabilities.

        Litigation reserves:    We are involved in litigation on an on-going basis. We accrue our best estimate of the probable loss related to legal claims. Such estimates are based upon a combination of litigation and settlement strategies. These estimates are updated as the facts and circumstances of the cases develop and/or change. To the extent additional information arises or our strategies change, it is possible that our best estimate of the probable liability may also change. Changes to these reserves during the last three fiscal years were not material.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        Our future earnings, cash flow and fair values relevant to financial instruments are dependent upon prevalent market rates. Market risk is the risk of loss from adverse changes in market prices and interest rates. Our major market risk exposure is changing interest rates. Increases in interest rates would increase our interest expense. We enter into debt obligations to support capital expenditures, acquisitions, working capital needs and general corporate purposes. Our policy is to manage interest rates through the use of a combination of variable-rate credit facilities, fixed-rate long-term obligations and derivative transactions. We currently do not have any derivative transactions outstanding.

        The table below provides information about our financial instruments that are sensitive to changes in interest rates. The table presents principal payments and the related weighted average interest rates by expected maturity dates as of November 28, 2009.

	2010	2011	2012	2013	2014	Thereafter	Total	Fair Value at 11/28/09
	(dollars in thousands)
Long-term debt, including current portion
Fixed rate	$1,975	$11,301	$215	$214	$190,924	$3,892,501	$4,097,130	$3,576,545
Average Interest Rate	4.67%	8.11%	7.00%	7.00%	6.95%	9.18%	9.07%
Variable Rate	$3,638	$19,425	$21,050	$145,050	$21,050	$1,955,816	$2,166,029	$1,997,907
Average Interest Rate	2.96%	4.60%	4.98%	7.13%	4.98%	5.12%	5.24%

        The aggregate annual principal payments of long-term debt for the remainder of fiscal 2010 and thereafter are as follows: 2010—$5.6 million; 2011—$30.7 million; 2012—$21.3 million; 2013—$145.3 million; 2014—$212.0 million and $5.8 billion in 2015 and thereafter.

        As of December 30, 2009, 33.3% of our total debt was exposed to fluctuations in variable interest rates.

        Our ability to satisfy interest payment obligations on our outstanding debt will depend largely on our future performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond our control. If we do not have sufficient cash flow to service our interest payment obligations on our outstanding indebtedness and if we cannot borrow or obtain equity financing to satisfy those obligations, our business and results of operations will be materially adversely affected. We cannot assure you that any such borrowing or equity financing could be successfully completed.

THE EXCHANGE OFFER

Terms of the Exchange Offer; Period for Tendering Old Notes

        Subject to terms and conditions detailed in this prospectus, we will accept for exchange old notes which are properly tendered on or prior to the expiration date and not withdrawn as permitted below. As used herein, the term "expiration date" means 5:00 p.m., New York City time, on    , 2010, the 20th business day following the date of this prospectus. We may, however, in our sole discretion, extend the period of time during which the exchange offer is open. The term "expiration date" means the latest time and date to which the exchange offer is extended.

        As of the date of this prospectus, $270.0 million aggregate principal amount of old notes are outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about the date hereof, to all holders of old notes known to us.

        We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and delay acceptance for exchange of any old notes, by giving oral or written notice of such extension to the holders thereof as described below. During any such extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

        Old notes tendered in the exchange offer must be in denominations of principal amount of $2,000 and integral multiples of $1,000.

        We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes, upon the occurrence of any of the conditions of the exchange offer specified under "—Conditions to the exchange offer." We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. Such notice, in the case of any extension, will be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Procedures for Tendering Old Notes

        The tender to us of old notes by you as set forth below and our acceptance of the old notes will constitute a binding agreement between us and you upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. Except as set forth below, to tender old notes for exchange pursuant to the exchange offer, you must transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal or, in the case of a book-entry transfer, an agent's message in lieu of such letter of transmittal, to The Bank of New York Mellon Trust Company, N.A., as exchange agent, at the address set forth below under "—Exchange Agent" on or prior to the expiration date. In addition, either:

  •
  certificates for such old notes must be received by the exchange agent along with the letter of transmittal; or

  •
  a timely confirmation of a book-entry transfer (a "book-entry confirmation") of such old notes, if such procedure is available, into the exchange agent's account at DTC pursuant to the procedure for book-entry transfer must be received by the exchange agent, prior to the expiration date, with the letter of transmittal or an agent's message in lieu of such letter of transmittal.

        The term "agent's message" means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce such letter of transmittal against such participant.

        The method of delivery of old notes, letters of transmittal and all other required documents is at your election and risk. If such delivery is by mail, it is recommended that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letter of transmittal or old notes should be sent to us.

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange are tendered:

  •
  by a holder of the old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

  •
  for the account of an eligible institution (as defined herein).

        In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantees must be by a firm which is a member of the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange Medallion Program (each such entity being hereinafter referred to as an "eligible institution"). If old notes are registered in the name of a person other than the signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as we or the exchange agent determine in our sole discretion, duly executed by the registered holders with the signature thereon guaranteed by an eligible institution.

        We or the exchange agent in our sole discretion will make a final and binding determination on all questions as to the validity, form, eligibility (including time of receipt) and acceptance of old notes tendered for exchange. We reserve the absolute right to reject any and all tenders of any particular old note not properly tendered or to not accept any particular old note which acceptance might, in our judgment or our counsel's, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old note either before or after the expiration date (including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer). Our or the exchange agent's interpretation of the term and conditions of the exchange offer as to any particular old note either before or after the expiration date (including the letter of transmittal and the instructions thereto) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within a reasonable period of time, as we determine. We are not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of old notes for exchange, and no one will be liable for failing to provide such notification.

        If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, such old notes must be endorsed or accompanied by powers of attorney signed exactly as the name(s) of the registered holder(s) that appear on the old notes.

        If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us or the exchange agent, proper evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

        By tendering old notes, you represent to us that, among other things, the new notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the person receiving such new notes, whether or not such person is the holder, that neither the holder nor such other person has any arrangement or understanding with any person, to participate in the distribution of the new notes, and that you are not holding old notes that have, or are reasonably likely to have, the status of an unsold allotment in the initial offering. If you are our "affiliate," as defined under Rule 405 under the Securities Act, and engage in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of such new notes to be acquired pursuant to the exchange offer, you or any such other person:

  •
  could not rely on the applicable interpretations of the staff of the SEC; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution." The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

Acceptance of Old Notes for Exchange; Delivery of New Notes

        Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes promptly after acceptance of the old notes. See "—Conditions to the Exchange Offer." For purposes of the exchange offer, we will be deemed to have accepted properly tendered old notes for exchange if and when we give oral (confirmed in writing) or written notice to the exchange agent.

        The holder of each old note accepted for exchange will receive a new note in the amount equal to the surrendered old note. Holders of new notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid on the old notes. Holders of new notes will not receive any payment in respect of accrued interest on old notes otherwise payable on any interest payment date, the record date for which occurs on or after the consummation of the exchange offer.

        In all cases, issuance of new notes for old notes that are accepted for exchange will be made only after timely receipt by the exchange agent of:

  •
  a timely book-entry confirmation of such old notes into the exchange agent's account at DTC,

  •
  a properly completed and duly executed letter of transmittal or an agent's message in lieu thereof, and

  •
  all other required documents.

        If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged old notes will be returned without expense to the tendering holder (or, in the case of old notes tendered by book entry transfer into the exchange agent's account at DTC pursuant to the book-entry procedures described below, such non-exchanged old notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfers

        For purposes of the exchange offer, the exchange agent will request that an account be established with respect to the old notes at DTC within two business days after the date of this prospectus, unless the exchange agent has already established an account with DTC suitable for the exchange offer. Any financial institution that is a participant in DTC may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Although delivery of old notes may be effected through book-entry transfer at DTC, the letter of transmittal or facsimile thereof or an agent's message in lieu thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth under "—Exchange Agent" on or prior to the expiration date.

Withdrawal Rights

        You may withdraw your tender of old notes at any time prior to the expiration date. To be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses set forth under "—Exchange Agent." This notice must specify:

  •
  the name of the person having tendered the old notes to be withdrawn,

  •
  the old notes to be withdrawn (including the principal amount of such old notes), and

  •
  where certificates for old notes have been transmitted, the name in which such old notes are registered, if different from that of the withdrawing holder.

        If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution, unless such holder is an eligible institution. If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC.

        We or the exchange agent will make a final and binding determination on all questions as to the validity, form and eligibility (including time of receipt) of such notices. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes tendered for exchange but not exchanged for any reason will be returned to the holder without cost to such holder (or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described above, such old notes will be credited to an account maintained with DTC for the old notes as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer). Properly withdrawn old notes may be retendered by following one of the procedures described under "—Procedures for tendering old notes" above at any time on or prior to the expiration date.

Conditions to the Exchange Offer

        Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer, if any of the following events occur prior to acceptance of such old notes:

          (a)   the exchange offer violates any applicable law or applicable interpretation of the staff of the SEC; or

          (b)   there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree has been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission,

            (1)   seeking to restrain or prohibit the making or consummation of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result thereof, or

            (2)   resulting in a material delay in our ability to accept for exchange or exchange some or all of the old notes pursuant to the exchange offer; or

          (c)   any statute, rule, regulation, order or injunction has been sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any government or governmental authority, domestic or foreign, or any action has been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in our sole judgment might, directly or indirectly, result in any of the consequences referred to in clauses (1) or (2) above or, in our reasonable judgment, might result in the holders of new notes having obligations with respect to resales and transfers of new notes which are greater than those described in the interpretation of the SEC referred to on the cover page of this prospectus, or would otherwise make it inadvisable to proceed with the exchange offer; or

          (d)   there has occurred:

            (1)   any general suspension of or general limitation on prices for, or trading in, our securities on any national securities exchange or in the over-the-counter market,

            (2)   any limitation by a governmental agency or authority which may adversely affect our ability to complete the transactions contemplated by the exchange offer,

            (3)   a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit, or

            (4)   a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening thereof;

which in our reasonable judgment in any case, and regardless of the circumstances (including any action by us) giving rise to any such condition, makes it inadvisable to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange.

        The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time.

        In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes, if at such time any stop order is threatened or in effect with respect to the Registration Statement, of which this prospectus constitutes a part, or the qualification of the indenture under the Trust Indenture Act.

Exchange Agent

        We have appointed The Bank of New York Mellon Trust Company, N.A. as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

The Bank of New York Mellon Trust Company, N.A., Exchange Agent

By Registered or Certified Mail, Overnight Delivery after
4:30 p.m. on the Expiration Date:
The Bank of New York Mellon Trust Company
c/o Bank of New York Mellon
Corporate Trust Operations
Reorganization Unit
101 Barclay Street—7 East
New York, NY 10286
Attn: Randolph Holder

For Information Call:
(212) 815-5098

By Facsimile Transmission
(for Eligible Institutions only):
(212) 298-1915

Confirm by Telephone:
(212) 815-5098

        DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

Fees and Expenses

        The principal solicitation is being made by mail by The Bank of New York Mellon Trust Company, N.A., as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including fees and expenses of the trustee under the indenture relating to the new notes, filing fees, blue sky fees and printing and distribution expenses. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

        Additional solicitation may be made by telephone, facsimile or in person by our and our affiliates' officers and regular employees and by persons so engaged by the exchange agent.

Accounting Treatment

        We will record the new notes at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the new notes.

Consequences of Exchanging or Failing to Exchange Old Notes

        If you do not exchange your old notes for new notes in the exchange offer, your old notes will continue to be subject to the provisions of the indenture relating to the notes regarding transfer and exchange of the old notes and the restrictions on transfer of the old notes described in the legend on your certificates. These transfer restrictions are required because the old notes were issued under an exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the old notes may not be offered or sold unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the old notes under the Securities Act. Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that the new notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act. However, you will not be able to freely transfer the new notes if:

  •
  you are our "affiliate," as defined in Rule 405 under the Securities Act,

  •
  you are not acquiring the new notes in the exchange offer in the ordinary course of your business,

  •
  you have an arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the new notes you will receive in the exchange offer,

  •
  you are holding old notes that have, or are reasonably likely to have, the status of an unsold allotment in the initial offering, or

  •
  you are a participating broker-dealer.

        We do not intend to request the SEC to consider, and the SEC has not considered, the exchange offer in the context of a similar no-action letter. As a result, we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer as in the circumstances described in the no action letters discussed above. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of new notes and has no arrangement or understanding to participate in a distribution of new notes. If you are our affiliate, are engaged in or intend to engage in a distribution of the new notes or have any arrangement or understanding with respect to the distribution of the new notes you will receive in the exchange offer, you may not rely on the applicable interpretations of the staff of the SEC and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction involving the new notes. If you are a participating broker-dealer, you must acknowledge that you will deliver a prospectus in connection with any resale of the new notes. In addition, to comply with state securities laws, you may not offer or sell the new notes in any state unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with. The offer and sale of the new notes to "qualified institutional buyers" (as defined in Rule 144A of the Securities Act) is generally exempt from registration or qualification under state securities laws. We do not plan to register or qualify the sale of the new notes in any state where an exemption from registration or qualification is required and not available.

BUSINESS

Overview

        We are the third largest retail drugstore chain in the United States based on revenues and number of stores. We operate our drugstores in 31 states across the country and in the District of Columbia. As of November 28, 2009, we operated 4,801 stores. During fiscal 2009 and the thirty-nine weeks ended November 28, 2009, we generated approximately $26.3 billion and $19.2 billion in revenue, respectively.

        In our stores, we sell prescription drugs and a wide assortment of other merchandise, which we call "front end" products. In fiscal 2009 and the thirty-nine weeks ended November 28, 2009, prescription drug sales accounted for 67.2% and 68.6% of our total sales, respectively. We believe that our pharmacy operations will continue to represent a significant part of our business due to favorable industry trends, including an aging population, increased life expectancy, anticipated growth in the federally funded Medicare Part D prescription program as "baby boomers" begin to enroll in 2011 and the discovery of new and better drug therapies. We offer approximately 28,000 front end products, which accounted for the remaining 32.8% of our total sales in fiscal 2009. Front end products include over-the-counter medications, health and beauty aids, personal care items, cosmetics, household items, beverages, convenience foods, greeting cards, seasonal merchandise and numerous other everyday and convenience products, as well as photo processing. We attempt to distinguish our stores from other national chain drugstores, in part, through our private brands and our strategic alliance with GNC, a leading retailer of vitamin and mineral supplements. We offer approximately 3,300 products under the Rite Aid private brand, which contributed approximately 13.5% and 15.0% of our front end sales in the categories where private brand products were offered in fiscal 2009 and the thirty-nine weeks ended November 28, 2009, respectively.

        The overall average size of each store in our chain is approximately 12,500 square feet. The average size of our stores is larger in the western United States. As of November 28, 2009, approximately 58% of our stores were freestanding; approximately 50% of our stores included a drive-thru pharmacy; approximately 41% included one-hour photo shops; and approximately 39% included a GNC store-within-Rite Aid-store.

Acquisition

        On June 4, 2007, we acquired all of the membership interests of Jean Coutu USA, the holding company for Brooks Eckerd from Jean Coutu Group, pursuant to the terms of a Stock Purchase Agreement dated August 23, 2006. As consideration for the Acquisition, we paid $2.3 billion and issued 250.0 million shares of our common stock. We financed the cash payment via the establishment of a new term loan facility, issuance of senior notes and borrowings under our then existing revolving credit facility. Our operating results include the results of the Brooks Eckerd stores from the date of acquisition.

        As of November 28, 2009, Jean Coutu Group owned 252.0 million shares of our common stock, which represented approximately 27.6% of the total Rite Aid voting power. Upon the closing of the Acquisition, we expanded our Board of Directors to 14 members, with four of the seats being held by members designated by the Jean Coutu Group. In connection with the Acquisition, we entered into the Stockholder Agreement with Jean Coutu Group and certain Coutu family members. The Stockholder Agreement contains provisions relating to Jean Coutu Group's ownership interest in us, board and board committee composition, corporate governance, stock ownership, stock purchase rights, transfer restrictions, voting arrangements and other matters. We also entered into a registration rights agreement giving Jean Coutu Group certain rights with respect to the registration under the Securities Act, of the shares of our common stock issued to Jean Coutu Group or acquired by Jean Coutu Group pursuant to certain stock purchase rights or open market rights under the Stockholder Agreement.

        We completed the integration of the Brooks Eckerd stores during fiscal 2009. The Brooks Eckerd integration has significantly increased the footprint and operating scale of our business and has made us the largest drugstore retailer in the Eastern United States. This increased scale has benefited us by providing purchasing synergies and will provide us with an opportunity to leverage our fixed costs. While sales in the Brooks Eckerd stores did not meet our original expectations in fiscal 2009, pharmacy same store sales trends continued to improve throughout the year. Brooks Eckerd pharmacy sales have been slightly negative in the first three quarters of fiscal 2010. Front end sales trends improved in the first three quarters of fiscal 2009 but were negatively impacted by the recession-led pullback in retail spending in the fourth quarter and the first three quarters of fiscal 2010.

Industry Trends

        The rate of pharmacy sales growth in the United States in recent years has slowed, with growth in 2008 at 1.3% per IMS Health, an independent industry research firm. Factors driving this slowdown include the decline in new blockbuster drugs, a longer FDA approval process, drug safety concerns, higher copays, the loss of individual health insurance as unemployment rises and an increase in the use of generic (non-brand name) drugs, which are less expensive but generate higher gross margins. However, we expect prescription sales to grow in the coming years due to the aging population, increased life expectancy, "baby boomers" becoming eligible for the federally-funded Medicare prescription program and new drug therapies. We expect that President Obama's proposed health care reform could make prescriptions more affordable for more patients.

        Generic prescription drugs help lower overall costs for customers and third party payors. We believe the utilization of existing generic pharmaceuticals will continue to increase. Further, a significant number of new generics are expected to be introduced in the next few years as approximately $80 billion of annual sales of branded drugs are scheduled to lose patent protection over the next five years. The gross profit from a generic drug prescription in the retail drugstore industry is greater than the gross profit from a brand drug prescription.

        The retail drugstore industry is highly competitive and has been experiencing consolidation. We believe that the continued consolidation of the drugstore industry, continued new store openings, increased competition from internet based providers and aggressive generic pricing programs at competitors such as Wal-Mart and various supermarket chains will further increase competitive pressures in the industry. In addition, the pharmacy business has become increasingly promotional, which contributes to additional competitive pressures.

        The retail drugstore industry relies significantly on third party payors. Third party payors, including the Medicare Part D plans and the state sponsored Medicaid agencies, at times change the eligibility requirements of participants or reduce certain reimbursement rates. These evaluations and resulting changes and reductions are expected to continue. When third party payors, including the Medicare Part D program and state sponsored Medicaid agencies, reduce the number of participants or reduce their reimbursement rates, sales and margins in the industry could be reduced, and profitability of the industry could be adversely affected. These possible adverse effects can be partially or entirely offset by controlling expenses, dispensing more higher margin generics and dispensing more prescriptions overall.

Our Strategy

        Our objectives and goals are to grow profitable sales by unlocking the value of our diverse store base, improve customer loyalty by improving customer and associate satisfaction, generate positive cash flow by taking unnecessary costs out of the business and improving operating efficiencies and reduce debt via the generation of operating cash flow and improvements in working capital management. The following paragraphs describe in more detail some of the components of our strategies that we believe will result in the achievement of these goals and objectives:

        Grow profitable sales by unlocking the value of our diverse store base.    As of November 28, 2009, we had 4,801 stores in 31 states and the District of Columbia. These stores are in diverse markets, with many in urban, high traffic areas and many being in lower traffic suburban or rural areas. In the past we have operated our stores with consistent standards for store staffing, field management staffing, distribution center deliveries, advertising, product assortment and pricing. We are currently in the process of stratifying these stores into specific groups and further refining the business plans for each group. The plans will ultimately result in different subsets of stores having standards for labor, product assortment, pricing and distribution center deliveries that are best suited for that group of stores. We have also revised our field management structure to allocate more field supervision staffing to stores in urban markets, which are typically more challenging to manage than stores in rural or suburban markets. We believe that these changes will improve profitability, particularly at our lower volume stores.

        Improve sales by improving customer loyalty.    We believe that our greatest opportunity to improve sales is by ensuring that we have a base of loyal, repeat customers, particularly in the pharmacy business. We believe that the best way to obtain loyal customers is to show that we will help them lead happier, healthier lives. We have several programs that we have either started or are planning to start that are designed to improve customer loyalty, including the following:

  •
  We have launched our free Rx Savings Card, which provides cost savings on over 10,000 prescription drugs and over 1,500 over-the-counter medicines to patients with limited or no insurance.

  •
  We continue to offer our Living More senior loyalty program, which offers senior citizens prescription discounts and informational materials. This program has been well received, with over 4.1 million members as of February 28, 2009.

  •
  We have begun offering an automated refill option for customers with maintenance prescriptions, and also make courtesy refill reminder phone calls.

  •
  We launched a "Giving Care for Parents" program, which provides caregiver advice via printed materials, access to geriatric specialists on-line and consultation with Rite Aid pharmacists.

        In our front end business, we plan to aggressively grow our private brand offerings, as we believe that our private brand products offer cost effective alternatives to national brand products that are very attractive during difficult economic times. We are planning to increase our private brand penetration, which was 13.5% at the end of fiscal 2009, by approximately 1.0% by the end of fiscal 2010. As of November 28, 2009, our private brand penetration was 15.0%, 0.5% ahead of our target for fiscal 2010.

        We believe that a key component of developing loyal customers is by having loyal associates. During fiscal 2009, we designated associates from all parts of our company as "Culture Change Champions." Their goal is to use feedback from their colleagues throughout the company to help create a better work environment. We believe this will help ensure that we have loyal, satisfied associates, which will lead to loyal, satisfied customers.

        Generate positive cash flow by taking unnecessary costs out of the business.    With the integration of the Brooks Eckerd stores completed, we believe we have an opportunity to better leverage our sales by making changes to our cost structure. We have numerous cost reduction initiatives in place or planned for the remainder of fiscal 2010, including the following:

  •
  We plan to make changes to staffing models for some of our lower volume stores, which we believe will improve store profitability without sacrificing sales or customer service.

  •
  We have centralized all non-merchandise purchasing into a centralized indirect procurement function. This group is responsible for reviewing all purchase contracts and arrangements and utilizes several tools, including on-line auctions, to control the cost of these services.

  •
  We have made strategic reductions to administrative headcount and restructured some of our benefit plans.

  •
  We plan to reduce supply chain costs by reducing inventory and rationalizing the distribution center network, as evidenced by the closure of our Metro New York facility and our Atlanta, Georgia facility. We have also made changes to which distribution centers service which stores and have reduced the delivery frequency in certain stores, has saved transportation costs.

        We believe that these changes, as well as others, will enable us to improve our operating profitability without sacrificing sales and customer service.

        Reduce debt.    We are highly leveraged and believe that our leverage puts us at a competitive disadvantage, particularly given current market conditions. We plan to reduce debt in the remainder of fiscal 2010 by executing on the operating initiatives discussed above, as well as by doing the following:

  •
  We have taken several steps to reduce our investment in inventory, including steps to reduce the number of SKUs, reduce our backroom inventories and reduce store safety stock in certain categories. The continuation of these programs, along with planned improvements in our ad ordering system and product forecasting techniques, should further reduce our inventory levels, which should increase available working capital and improve operating efficiencies. Our FIFO inventory at November 28, 2009 has decreased $268.8 million from levels at November 29, 2008, primarily as a result of these initiatives.

  •
  We plan to continue to significantly reduce our capital expenditures in the remainder of fiscal 2010, as we have invested a significant amount of capital into the Brooks Eckerd stores in fiscal 2008 and 2009. Our targeted capital expenditures for fiscal 2010 is $250.0 million, which represents a reduction of approximately $300.0 million from fiscal 2009 levels. As of November 28, 2009, we have made approximately $130.2 million in the first three quarters of fiscal 2010.

        We believe that these initiatives, along with other expected improvements in cash flow from operations, will enable us to pay down debt in the remainder of fiscal 2010.

Products and Services

        Sales of prescription drugs represented approximately 68.6% of our total sales in the thirty-nine weeks ended November 28, 2009 and 67.2%, 66.7% and 63.7% of our total sales in fiscal years 2009, 2008 and 2007, respectively. In the thirty-nine weeks ended November 28, 2009, prescription drug sales were $13.1 billion and in fiscal years 2009, 2008 and 2007, prescription drug sales were $17.6 billion, $16.2 billion, and $11.0 billion, respectively.

        We sell approximately 28,000 different types of non-prescription, or front-end products. The types and number of front-end products in each store vary, and selections are based on customer needs and preferences and available space. No single front-end product category contributed significantly to our sales during fiscal 2009. Our principal classes of products in fiscal 2009 were the following:

Product Class	Percentage of Sales
Prescription drugs	67.2%
Over-the-counter medications and personal care	8.7%
Health and beauty aids	5.3%
General merchandise and other	18.8%

        We offer approximately 3,300 products under the Rite Aid private brand, which contributed approximately 13.5% and 15.0% and of our front-end sales in the categories where private brand products were offered in fiscal 2009 and the thirty-nine weeks ended November 28, 2009, respectively. We intend to increase the number of private brand products.

        We have a strategic alliance with GNC under which we have opened 1,726 GNC "stores-within-Rite Aid-stores" as of February 28, 2009 and a contractual commitment to open an additional 626 stores by December 2014. We incorporate the GNC store-within-Rite Aid-store into our new and relocated stores. GNC is a leading nationwide retailer of vitamin and mineral supplements, personal care, fitness and other health related products.

Technology

        All of our stores are integrated into a common information system, which enables our customers to fill or refill prescriptions in any of our stores throughout the country, reduces chances of adverse drug interactions, and enables our pharmacists to fill prescriptions more accurately and efficiently. This system can be expanded to accommodate new stores. Our customers may also order prescription refills over the Internet through www.riteaid.com, or over the phone through our telephonic automated refill systems for pick up at a Rite Aid store. As of February 28, 2009, we had installed 1,034 automated pharmacy dispensing units, which are linked to our pharmacists' computers, that fill and label prescription drug orders, in high volume stores. The efficiency of these units allows our pharmacists to spend an increased amount of time consulting with our customers. Additionally, each of our stores employs point-of-sale technology that supports sales analysis and recognition of customer trends. This same point-of-sale technology facilitates the maintenance of perpetual inventory records which, together with our sales analysis, drives our automated inventory replenishment process.

Suppliers

        We purchase almost all of our generic (non-brand name) pharmaceuticals directly from manufacturers. During fiscal 2009, we purchased brand pharmaceuticals and some generic pharmaceuticals, which amounted to approximately 93.7% of the dollar volume of our prescription drugs, from McKesson, under a contract, which runs through April 2013. Under the contract, with certain exceptions, we are required to purchase all of our required brand name prescription drugs, as well as some generic prescription drugs, for warehouse delivery, from McKesson. If our relationship with McKesson was disrupted, we could temporarily have difficulty filling prescriptions until we executed a replacement wholesaler agreement or developed and implemented self-distribution processes, which could negatively affect our business.

        We purchase our non-pharmaceutical merchandise from numerous manufacturers and wholesalers. We believe that competitive sources are readily available for substantially all of the non-pharmaceutical merchandise we carry and that the loss of any one supplier would not have a material effect on our business.

        We sell private brand and co-branded products that generally are supplied by numerous competitive sources. The Rite Aid and GNC co-branded PharmAssure vitamin and mineral supplement products and the GNC branded vitamin and mineral supplement products that we sell in our stores are developed by GNC, and along with our Rite Aid brand vitamin and mineral supplements, are manufactured by GNC.

Customers and Third Party Payors

        During fiscal 2009, our stores filled approximately 300 million prescriptions and served an average of 2.3 million customers per day. The loss of any one customer would not have a material adverse impact on our results of operations.

        In fiscal 2009 and the thirty-nine weeks ended November 28, 2009, 96.3% and 96.2%, respectively, of our pharmacy sales were to customers covered by third party payors (such as insurance companies, prescription benefit management companies, government agencies, private employers or other managed care providers) that agree to pay for all or a portion of a customer's eligible prescription purchases based on negotiated and contracted reimbursement rates. During fiscal 2009 and the thirty-nine weeks ended November 28, 2009, the top five third party payors accounted for approximately 37.3% and 38.5% of our total sales, respectively, the largest of which in each period represented 12.6% and 14.3% of our total sales, respectively. During fiscal 2009 and the thirty-nine weeks ended November 28, 2009, Medicaid related sales were approximately 6.6% and 7.0% of our total sales, respectively, of which the largest single Medicaid payor in each period was less than 2% and equal to 2% of our total sales, respectively. In fiscal 2009 and the thirty-nine weeks ended November 28, 2009, approximately 10.5% and 11.2% of our total sales, respectively, were to customers covered by Medicare Part D.

Competition

        The retail drugstore industry is highly competitive. We compete with, among others, retail drugstore chains, independently owned drugstores, supermarkets, mass merchandisers, discount stores, dollar stores and mail order pharmacies. We compete on the basis of store location and convenient access, customer service, product selection and price. We believe continued consolidation of the drugstore industry, the aggressive discounting of generic drugs by supermarkets and mass merchandisers and the increase of promotional incentives to drive prescription sales will further increase competitive pressures in the industry.

Marketing and Advertising

        In fiscal 2009, marketing and advertising expense was $375.8 million, which was spent primarily on weekly circular advertising. Our marketing and advertising activities centered primarily on the following:

  •
  Product price promotions to draw customers to our stores;

  •
  Growth of pharmacy sales, and as the economy weakened, our new free Rx Savings Card, which provides significant cost savings on generic and brand prescriptions and over-the-counter medications to patients with limited or no insurance;

  •
  Increased emphasis on Rite Aid brand products;

  •
  Support of newly acquired and remodeled stores; and

  •
  Our vision to be the customer's first choice for health and wellness products, services and information.

        Under the umbrella of our "With Us It's Personal" brand positioning, we promoted educational programs focusing on specific health conditions, incentives for patients to transfer their prescriptions to

Rite Aid, and our card-based senior loyalty program "Living More" that provides both pharmacy and front-end discounts. We are also emphasizing our new Automated Courtesy refill service and have launched a "Giving Care for Parents" program where caregivers can get advice from our pharmacists and geriatric specialists online. We believe all of these programs will help us improve customer satisfaction and grow profitable sales.

Associates

        We believe that our relationships with our associates are good. As of February 28, 2009, we had approximately 103,000 associates; 13% were pharmacists, 44% were part-time and 26% were unionized. Associate satisfaction is critical to the success of our strategy. We have surveyed our associates to obtain feedback on various employment-related topics, including job satisfaction and their understanding of our core values and mission. We have also instituted an internal group, consisting of managers and staff from all components of our business that is responsible for using feedback from associates throughout the Company to create a better work environment.

        There is a national shortage of pharmacists. We have implemented various associate incentive plans to attract and retain qualified pharmacists, and have instituted a survey to find out how newly hired pharmacists are doing. We have also expanded our pharmacist recruitment efforts with an increase in the number of recruiters, a successful pharmacist intern program, improved relations with pharmacy schools and an international recruiting program.

Research and Development

        We do not make significant expenditures for research and development.

Licenses, Trademarks and Patents

        The Rite Aid name is our most significant trademark and the most important factor in marketing our stores and private brand products. We hold licenses to sell beer, wine and liquor, cigarettes and lottery tickets. As part of our strategic alliance with GNC, we have a license to operate GNC "stores-within-Rite Aid-stores." We also hold licenses to operate our pharmacies and our distribution facilities. Together, these licenses are material to our operations.

Seasonality

        We experience moderate seasonal fluctuations in our results of operations concentrated in the first and fourth fiscal quarters as the result of the concentration of the cough, cold and flu season and the holidays. We tailor certain front-end merchandise to capitalize on holidays and seasons. We increase our inventory levels during our third fiscal quarter in anticipation of the seasonal fluctuations described above. Our results of operations in the fourth and first fiscal quarters may fluctuate based upon the timing and severity of the cough, cold and flu season, both of which are unpredictable.

Regulation

        Our business is subject to federal, state, and local government laws, regulations and administrative practices. We must comply with numerous provisions regulating health and safety, equal employment opportunity, minimum wage and licensing for the sale of drugs, alcoholic beverages, tobacco and other products. In addition we must comply with regulations pertaining to product content, labeling, dating and pricing.

        Pursuant to the Omnibus Budget Reconciliation Act of 1990 ("OBRA") and comparable state regulations, our pharmacists are required to offer counseling, without additional charge, to our customers about medication, dosage, delivery systems, common side effects and other information deemed significant by the pharmacists and may have a duty to warn customers regarding any potential adverse effects of a prescription drug if the warning could reduce or negate such effect.

        The appropriate state boards of pharmacy must license our pharmacies and pharmacists. Our pharmacies and distribution centers are also registered with the Federal Drug Enforcement Administration and are subject to Federal Drug Enforcement Agency regulations relative to our pharmacy operations, including regulations governing purchasing, storing and dispensing of controlled substances. Applicable licensing and registration requirements require our compliance with various state statutes, rules and/or regulations. If we were to violate any applicable statute, rule or regulation, our licenses and registrations could be suspended or revoked or we could be subject to fines or penalties. Any such violation could also damage our reputation and brand.

        In recent years, an increasing number of legislative proposals have been enacted, introduced or proposed in Congress and in some state legislatures that affect or would affect major changes in the healthcare system, either nationally or at the state level. The legislative initiatives include changes in reimbursement levels, changes in qualified participants, changes in drug safety regulations and e-prescribing. Additionally, the Obama Administration has indicated that it intends to pursue significant changes to the nation's healthcare system. We cannot predict the timing of enactment of any such proposals or the long-term outcome or effect of legislation from these efforts.

        Our pharmacy business is subject to patient privacy and other obligations, including corporate, pharmacy and associate responsibility imposed by the Health Insurance Portability and Accountability Act. As a covered entity, we are required to implement privacy standards, train our associates on the permitted uses and disclosures of protected health information, provide a notice of privacy practice to our pharmacy customers and permit pharmacy customers to access and amend their records and receive an accounting of disclosures of protected health information. Failure to properly adhere to these requirements could result in the imposition of civil as well as criminal penalties.

        We are also subject to laws governing our relationship with our associates, including minimum wage requirements, overtime, working conditions and unionizing efforts. Increases in the federal minimum wage rate, associate benefit costs or other costs related to associates could adversely affect our results of operations. Additionally, there are currently a number of legislative proposals being considered that could impact the ability of workers to unionize. We cannot assure you if or when any such proposal may be enacted or the impact any such legislation could have on our operations or cost structure.

        In addition, in connection with the ownership and operations of our stores, distribution centers and other sites, we are subject to laws and regulations relating to the protection of the environment and health and safety matters, including those governing the management and disposal of hazardous substances and the cleanup of contaminated sites. Violations or liabilities under these laws and regulations as a result of our current or former operations or historical activities at our sites, such as gasoline service stations and dry cleaners, could result in significant costs.

Legal Proceedings

        We entered into a memorandum of understanding to settle a class action lawsuit brought against us in the U.S. District Court for the Northern District of California for alleged violations of California wage-and-hour law on March 27, 2009. The plaintiff alleged that the Company improperly classified store managers in California as exempt under the law, making them ineligible for overtime wages. The plaintiff sought to require the Company to pay overtime wages to the class of more than 1,200 current and former store managers since May 9, 2001. Management believes that store managers were and are properly classified as exempt from the overtime provisions of California law. Under the terms of the settlement, we resolved this lawsuit for $6.9 million in November 2009.

        We are subject from time to time to various claims and lawsuits and governmental investigations arising in the ordinary course of business including lawsuits alleging violations by us of state and/or federal wage and hour laws pertaining to overtime pay and pay for missed meals and rest periods. Some of these suits purport or have been determined to be class actions and/or seek substantial damages. While we cannot predict the outcome of these claims with certainty, we do not believe that the outcome of any of these legal matters will have a material adverse effect on our consolidated results of operations, financial position or cash flows.

Corporate Governance and Internet Address

        We recognize that good corporate governance is an important means of protecting the interests of our stockholders, associates, customers, and the community. We have closely monitored and implemented relevant legislative and regulatory corporate governance reforms, including provisions of the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley"), the rules of the SEC interpreting and implementing Sarbanes-Oxley, and the corporate governance listing standards of the NYSE.

        Our corporate governance information and materials, including our Certificate of Incorporation, Bylaws, Corporate Governance Guidelines, the charters of our Audit Committee, Compensation Committee and Nominating and Governance Committee, our Code of Ethics for the Chief Executive Officer and Senior Financial Officers, our Code of Ethics and Business Conduct and our Related Person Transaction Policy are posted on the corporate governance section of our website at www.riteaid.com and are available in print upon request to Rite Aid Corporation, 30 Hunter Lane, Camp Hill, Pennsylvania 17011, Attention: Corporate Secretary. Our Board will regularly review corporate governance developments and modify these materials and practices as warranted.

        Our website also provides information on how to contact us and other items of interest to investors. Our website and any information provided on our website should not be considered a part of this prospectus. We also make available on our website, free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to these reports, as soon as reasonably practicable after we file these reports with, or furnish them to, the SEC.

MANAGEMENT

        The following table sets forth certain information with respect to our Board of Directors, executive officers, certain other members of senior management and key employees as of the date of this prospectus. Our executive officers are appointed annually by our Board of Directors and serve at the discretion of our Board of Directors.

Name	Age	Position with Rite Aid
Mary F. Sammons	62	Chairman of the Board of Directors and Chief Executive Officer
Michel Coutu	55	Non-Executive Co-Chairman of the Board of Directors
John T. Standley	46	Director, President and Chief Operating Officer
Frank G. Vitrano	53	Senior Executive Vice President, Chief Financial Officer and Chief Administrative Officer
Kenneth A. Martindale	49	Senior Executive Vice President, Chief Merchandising, Marketing & Logistics Officer
Brian R. Fiala	48	Executive Vice President, Store Operations
Marc A. Strassler	61	Executive Vice President, General Counsel and Secretary
Douglas E. Donley	46	Senior Vice President, Chief Accounting Officer
Joseph B. Anderson, Jr.	66	Director
André Belzile	47	Director
François J. Coutu	54	Director
James L. Donald	55	Director
David R. Jessick	55	Director
Robert G. Miller	65	Director
Michael N. Regan	61	Director
Philip G. Satre	60	Director
Jonathan D. Sokoloff	51	Director
Marcy Syms	58	Director
Dennis Wood	70	Director

        Following are the biographies for our directors and current executive officers:

        Mary F. Sammons.    Ms. Sammons has been Chairman of the Board of the Company since June 2007 and has been a member of Rite Aid's Board of Directors since December 5, 1999 and Chief Executive Officer since June 2003. Ms. Sammons was President of Rite Aid from December 1999 to September 2008. From April 1999 to December 1999, Ms. Sammons served as President and Chief Executive Officer of Fred Meyer Stores, Inc., a subsidiary of The Kroger Company. From January 1998 to April 1999, Ms. Sammons served as President and Chief Executive Officer of Fred Meyer Stores, Inc., a subsidiary of Fred Meyer, Inc. From 1985 through 1997, Ms. Sammons held several senior level positions with Fred Meyer Stores, Inc., the last being that of Executive Vice President. Ms. Sammons is also a member of the Board of the National Association of Chain Drug Stores, a trade association, is a director of StanCorp Financial Group, Inc. and is the President and a director of The Rite Aid Foundation.

        Michel Coutu.    Mr. Michel Coutu has served as the Non-Executive Co-Chairman of the Board since June 2007. He served as President of the U.S. operations of Jean Coutu Group and Chief Executive Officer of Jean Coutu USA from August 1986 until June 2007. He has also served as a member of the Board of Directors of Jean Coutu Group since December 1985. Mr. Coutu holds a degree in finance and a license in law from the University of Sherbrooke and a Masters in Business Administration from the Simon School of Business at the University of Rochester.

        John T. Standley.    Mr. Standley was appointed President and Chief Operating Officer in September 2008. He was a consultant to Rite Aid from July 2008 to September 2008 and a self-employed private investor from January 2008 to July 2008. Previously, Mr. Standley had served as Chief Executive Officer and was a member of the Board of Directors of Pathmark Stores, Inc. from August 2005 through December 2007. From June 2002 to August 2005, he served as Senior Executive Vice President and Chief Administrative Officer of Rite Aid and, in addition, in January 2004 was appointed Chief Financial Officer of Rite Aid. He had served as Senior Executive Vice President and Chief Financial Officer of Rite Aid from September 2000 to June 2002 and had served as Executive Vice President and Chief Financial Officer of Rite Aid from December 1999 until September 2000. Previously, he was Executive Vice President and Chief Financial Officer of Fleming Companies, Inc., a food marketing and distribution company from May 1999 to December 1999. Between July 1998 and May 1999, Mr. Standley was Senior Vice President and Chief Financial Officer of Fred Meyer, Inc. Mr. Standley served as Senior Vice President and Chief Financial Officer of Ralphs Grocery Company between January 1997 and July 1998. Mr. Standley also served as Senior Vice President of Administration at Smith's Food & Drug Stores, Inc. from May 1996 to February of 1997 and as Chief Financial Officer of Smitty's Supervalue, Inc. from December 1994 to May 1996.

        Frank G. Vitrano.    Mr. Vitrano was appointed Senior Executive Vice President, Chief Financial Officer and Chief Administrative Officer in September 2008. He was a self-employed private investor from January 2008 to September 2008. Previously, Mr. Vitrano spent 35 years at Pathmark Stores, Inc., where most recently he served as President, Chief Financial Officer and Treasurer from October 2002 through December 2007. Prior to serving as President, Chief Financial Officer and Treasurer, Mr. Vitrano served in a variety of positions at Pathmark. Mr. Vitrano was a Director of Pathmark Stores, Inc. from 2000 to 2005.

        Kenneth A. Martindale.    Mr. Martindale was appointed Senior Executive Vice President, Chief Merchandising, Marketing and Logistics Officer in December 2008. He was a self-employed private investor from January 2008 to December 2008. Previously, Mr. Martindale served as Co-President, Chief Merchandising and Marketing Officer for Pathmark Stores, Inc. from January 2006 until December 2007. In January 2000, Mr. Martindale joined the Board of Directors of Intesource, Inc.; became Chairman of the Board in March 2004; and served as President, Chief Executive Officer and Chairman of the Board from November 2004 until January 2006. From September 1999 until November 2004, Mr. Martindale was Principal of Martindale Development Group, L.L.C. In September 1999 until July 2003, Mr. Martindale was Managing Director/CEO of Orchard Street, Inc., a privately held specialty food retailer which he founded and owned. Mr. Martindale was Executive Vice President of Sales and Procurement with Fred Meyer, Inc. from January 1998 until September 1999 and was Senior Vice President of Sales and Procurement with Smith's Food & Drug Centers, Inc. in June 1996 until January 1998.

        Brian R. Fiala.    Mr. Fiala was appointed Executive Vice President of Store Operations in June 2007. He was a self-employed private investor from July 2006 to June 2007. Previously, Mr. Fiala spent 24 years with Target Corporation, where most recently he served as Senior Vice President on the East Coast until July 2006. Mr. Fiala joined Target in 1983 as a management trainee, was promoted into various positions including Store Team Leader, Regional Merchandise Manager, District Team Leader, and Regional Director. In 1998, Mr. Fiala was named Regional Vice President for the Northeast and in 2001 was promoted to Senior Vice President of Target.

        Marc A. Strassler.    Mr. Strassler was appointed Executive Vice President, General Counsel and Secretary in March 2009. From January 2008 until March 2009, Mr. Strassler was a self-employed private investor. Previously, Mr. Strassler served as Senior Vice President, General Counsel and Corporate Secretary with Pathmark Stores, Inc. from 1997 until its acquisition by the Great Atlantic & Pacific Tea Company in December 2007. From 1987 until 1997, he served as Vice President, General Counsel and Secretary of Pathmark. From 1974 until 1987, Mr. Strassler served in a variety of legal positions at Pathmark.

        Douglas E. Donley.    Mr. Donley was appointed Senior Vice President, Chief Accounting Officer in October 2005. He had been Group Vice President, Corporate Controller from 1999 to October 2005. Mr. Donley served as the acting principal financial officer of the Company from October 7 to October 8, 2008, and as a financial analyst for the Company from 1996 to 1999. He was an internal auditor for Harsco Corporation from 1994 to 1996. Prior to joining Harsco, he was an auditor for KPMG Peat Marwick. In March 2007, pursuant to a plea agreement, Mr. Donley pled guilty to state misdemeanor offenses related to driving under the influence. Mr. Donley has subsequently satisfied all terms of the plea agreement. The Company believes that this matter does not adversely affect Mr. Donley's fitness to serve as an officer.

        Joseph B. Anderson, Jr.    Mr. Anderson has been the Chairman of the Board and Chief Executive Officer of TAG Holdings, LLC, a manufacturing, service and technology business since January 2002. Mr. Anderson was Chairman of the Board and Chief Executive Officer of Chivas Industries, LLC from 1994 to 2002. Mr. Anderson also serves as a director of Quaker Chemical Corporation, ArvinMeritor, Inc., Valassis Communications, Inc. and Nevada Energy (formerly Sierra Pacific Resources).

        André Belzile.    Mr. Belzile has been the Senior Vice President, Finance and Corporate Affairs of Jean Coutu Group since May 2004. Prior to serving in this position, from 1992 until May 2004 he served as Vice President and Chief Financial Officer of Cascades Inc., a producer and marketer of packaging products. Mr. Belzile is a chartered accountant who earned a bachelor's degree at Les Hautes Études Commerciales (HEC MONTRÉAL).

        François J. Coutu.    Mr. François J. Coutu has served as President and Chief Executive Officer of Jean Coutu Group since October 2007. Previously, Mr. Coutu held the positions of President of Canadian Operations and Vice Chairman of the Board from 2005 to 2007, President and Chief Executive Officer from 2002 to 2005 and President and Chief Operating Officer of Jean Coutu Group from 1992 to 2002. Mr. Coutu has been a member of the Board of Directors of Jean Coutu Group since 1985. He is a pharmacist by profession, holds a Bachelor's Degree in Administration from McGill University and a Bachelor's Degree in Pharmacy from Samford University. He was a director and chair of the Canadian Association of Chain Drug Stores, a trade association, and previously served as a member of the Board of Directors of the National Bank of Canada, where he was a member of the Human Resources and Credit Committees.

        James L. Donald.    Mr. Donald is currently a self-employed private investor. Mr. Donald was President and Chief Executive Officer and a director of Starbucks Corporation from April 2005 to January 2008. From October 2004 to April 2005, Mr. Donald served as Starbuck's CEO designate. From October 2002 to October 2004, Mr. Donald served as President of Starbucks, North America. From October 1996 to October 2002, Mr. Donald served as Chairman, President and Chief Executive Officer of Pathmark Stores, Inc. and prior to that time he held a variety of senior management positions with Albertson's, Inc., Safeway, Inc. and Wal-Mart Stores, Inc.

        David R. Jessick.    Mr. Jessick has served as a director of Rite Aid since April 2009. From July 2002 to February 2005, Mr. Jessick served as a consultant to Rite Aid's Chief Executive Officer and senior management and was Senior Executive Vice President, Chief Administrative Officer of Rite Aid from December 1999 to July 2002. From January 1997 to July 1999, Mr. Jessick was Chief Financial Officer and Executive Vice President, Finance and Investor Relations of Fred Meyer, Inc. Prior to joining Fred Meyer, Inc., Mr. Jessick spent 17 years with Thrifty PayLess Holdings, Inc., with his last position being Executive Vice President and Chief Financial Officer. Before that, he worked as an auditor with KPMG. Mr. Jessick currently serves as a director of Source Interlink Companies, Inc., Dollar Financial Corp. and Big 5 Sporting Goods Corp. He also served as Non-Executive Chairman of the Board of Pathmark Stores, Inc. from August 2005 to December 2007.

        Robert G. Miller.    Mr. Miller has been Chief Executive Officer of Albertsons LLC since June 2006. Mr. Miller has been a member of Rite Aid's Board of Directors since December 1999, serving as our Chairman of the Board from December 1999 until June 2007. From December 1999 until June 2003, Mr. Miller was also Rite Aid's Chief Executive Officer. Previously, Mr. Miller served as Vice Chairman and Chief Operating Officer of The Kroger Company, a retail food company. Mr. Miller joined the Kroger Company in March 1999, when Kroger acquired Fred Meyer, Inc., a food, drug and general merchandise chain. From 1991 until the March 1999 acquisition, he served as Chief Executive Officer of Fred Meyer, Inc. Mr. Miller also is a director of Nordstrom, Inc.

        Michael N. Regan.    Mr. Regan is currently a self-employed private equity investor. Mr. Regan served as Chief Financial Officer of The St. Joe Company, a major real estate development company based in Florida, from November 2006 to May 2007. From 1997 to November 2006, he served as Senior Vice President, Finance and held various other positions with The St. Joe Company and was a member of the senior management team. Prior to joining St. Joe's, he served as Vice President and Controller of Harrah's Entertainment from 1991 to 1997. From 1980 until 1991 he held a series of progressively more responsible positions for Harrah's Entertainment, Inc. and its prior parent companies, Holiday Corporation and The Promus Companies.

        Philip G. Satre.    Mr. Satre is currently a self-employed private investor. Mr. Satre served as Chief Executive Officer of Harrah's Entertainment, Inc. from 1993 to January 2003. Mr. Satre was a director of Harrah's from 1988 through 2004, serving as Chairman of the Board of Harrah's from 1997 until his retirement in 2005. He presently serves as Chairman of the Board of Directors of NV Energy, Inc. and of the National Center for Responsible Gaming, and serves as a director of Nordstrom, Inc., International Game Technology and The National World War II Museum,, and is a trustee of Stanford University.

        Jonathan D. Sokoloff.    Mr. Sokoloff has been a Managing Partner of Leonard Green & Partners, L.P. since 1994. Leonard Green & Partners, L.P. is an affiliate of Green Equity Investors III, L.P. and is a private equity firm based in Los Angeles, California. Since 1990, Mr. Sokoloff has also been a partner in a merchant banking firm affiliated with Leonard Green & Partners, L.P. Mr. Sokoloff previously was elected as a director pursuant to director nomination rights granted to Green Equity Investors III, L.P. under an October 27, 1999 agreement between Rite Aid and Green Equity Investors with respect to the purchase of 3,000,000 shares of Rite Aid preferred stock.

        Marcy Syms.    Ms. Syms has been Chief Executive Officer and a director of Syms Corp, a chain of retail clothing stores, since 1983. She currently serves on the Board of Directors of the New Jersey Economic Growth Council. Ms. Syms also is a founding member of the Board of Directors of the Syms School of Business at Yeshiva University.

        Dennis Wood, O.C.    Mr. Wood is Chairman, President and Chief Executive Officer of Dennis Wood Holdings Inc., a privately owned portfolio company, a position he has held since 1973. Since April 2005, he has served as Interim President and Chief Executive Officer of GBO Inc. (formerly Groupe Bocenor Inc.), a window and door manufacturer, and also serves as a director and as Chair of its Executive Committee. Between 1992 and 2001, Mr. Wood served as Chairman, President and Chief Executive Officer of C-MAC Industries Inc., a designer and manufacturer of integrated electronic manufacturing solutions. Mr. Wood has been a member of the Board of Jean Coutu Group since March 2004. In April 2007, he was appointed Chairman of the Board of Azimut Exploration Inc. and serves as Chairman of the Board of 5N Plus Inc. Furthermore, Mr. Wood serves on the boards of National Bank Trust, Transat A.T. Inc. and Blue Mountain Wallcoverings Inc., a privately held company. He has been awarded Canada's top honor, the Order of Canada, and has an honorary degree from the University of Sherbrooke.

Corporate Governance

        We recognize that good corporate governance is an important means of protecting the interests of our stockholders, associates, customers, suppliers and the community. The Board of Directors, through the Nominating and Governance Committee, monitors corporate governance developments and proposed legislative, regulatory and stock exchange corporate governance reforms.

        Website Access to Corporate Governance Materials.    Our corporate governance information and materials, including our Certificate of Incorporation, By-Laws, Corporate Governance Guidelines, current charters for each of the Audit Committee, Compensation Committee and Nominating and Governance Committee, Code of Ethics for the Chief Executive Officer and Senior Financial Officers, Code of Ethics and Business Conduct, and our Related Person Transactions Approval Policy, are posted on our website at www.riteaid.com under the headings "Our Company—Corporate Governance" and are available in print upon request to Rite Aid Corporation, 30 Hunter Lane, Camp Hill, Pennsylvania 17011, Attention: Secretary. The Board regularly reviews corporate governance developments and will modify these materials and practices from time to time as warranted.

        Codes of Ethics.    The Board has adopted a Code of Ethics that is applicable to our Chief Executive Officer and senior financial officers. The Board has also adopted a Code of Ethics and Business Conduct that applies to all of our officers, directors and associates. Any amendment to either code or any waiver of either code for executive officers or directors will be disclosed promptly on our website at www.riteaid.com under the headings "Our Company—Corporate Governance—Code of Ethics."

        Director Independence.    For a director to be considered independent under the New York Stock Exchange corporate governance listing standards, the Board of Directors must affirmatively determine that the director does not have any direct or indirect material relationship with the Company, including any of the relationships specifically proscribed by the NYSE independence standards. The Board considers all relevant facts and circumstances in making its independence determinations. Only independent directors may serve on our Audit Committee, Compensation Committee and Nominating and Governance Committee.

        As a result of this review, the Board affirmatively determined that the following directors, including each director serving on the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, satisfy the independence requirements of the NYSE listing standards: Joseph B. Anderson, Jr., André Belzile, François J. Coutu, James L. Donald, Michael A. Friedman, MD (served until April 28, 2009), George G. Golleher (served until April 14, 2009), David R. Jessick, Michael N. Regan, Philip G. Satre, Marcy Syms and Dennis Wood. The Board also determined that the members of the Audit Committee satisfy the additional independence requirements of Rule 10A-3 under the Exchange Act and the NYSE requirements for audit committee members. In determining each individual's status as an independent director, the Board considered the following transactions, relationships and arrangements:

  •
  Joseph B. Anderson serves as a director of Valassis Communications, Inc., which does business with Rite Aid. Because Mr. Anderson serves only as an outside director of, and is not an officer of or otherwise employed by, Valassis Communications, Inc., the Board determined that the relationship between Rite Aid and Valassis Communications, Inc. does not constitute a material relationship between Mr. Anderson and Rite Aid.

  •
  George G. Golleher serves as the Chairman and Chief Executive Officer of Smart & Final, a chain of warehouse grocery stores, which purchases ice cream from one of the Company's subsidiaries. Because the purchases of ice cream are in an amount which is approximately .15% of Smart & Final's consolidated gross revenues, the Board determined that the relationship between Rite Aid and Smart & Final does not constitute a material relationship between Mr. Golleher and Rite Aid.

        There is no family relationship between any of the nominees, continuing directors and executive officers of Rite Aid, except that directors François Coutu and Michel Coutu are brothers.

        Majority Voting Standard and Policy.    Under the Company's By-Laws, a nominee for director in uncontested elections of directors will be elected to the Board if the votes cast "for" such nominee's election exceed the votes cast "against" such nominee's election. In contested elections, directors will be elected by a plurality of votes cast. For this purpose, a contested election means any meeting of stockholders for which (i) the Secretary of the Company receives a notice that a stockholder has nominated a person for election to the Board in compliance with the advance notice requirements for stockholder nominees for director set forth in the By-Laws and (ii) such nomination has not been withdrawn by such stockholder on or prior to the 14th day preceding the date the Company first mails its notice of meeting for such meeting to the stockholders.

        Under the Company's Corporate Governance Guidelines (the "Guidelines"), a director who fails to receive the required number of votes for re-election in accordance with the By-Laws will, within five days following certification of the stockholder vote, tender his or her written resignation to the Chairman of the Board for consideration by the Board, subject to the procedures set forth in the Guidelines.

Committees of the Board of Directors

        The Board of Directors has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the Executive Committee. Current copies of the charters for each of these committees are available on our website at www.riteaid.com under the headings "Our Company—Corporate Governance—Committee Charters."

        Audit Committee.    The Audit Committee, which held eleven meetings during fiscal year 2009, currently consists of David R. Jessick (Chairman), André Belzile and Michael N. Regan. The Board has determined that each of these individuals is an independent director under the NYSE listing standards and satisfies the additional independence requirements of Rule 10A-3 under the Exchange Act and the additional requirements of the NYSE listing standards for audit committee members. See the section entitled "Corporate Governance—Director Independence" above. The Board has determined that David R. Jessick qualifies as an "audit committee financial expert" as that term is defined under applicable SEC rules. Philip G. Satre and Marcy Syms served as members of the Audit Committee until June 24, 2009, Mr. Satre serving as Chairman until that date.

        The functions of the Audit Committee include the following:

  •
  Appointing, compensating and overseeing our independent registered public accounting firm ("independent auditors");

  •
  Overseeing management's fulfillment of its responsibilities for financial reporting and internal control over financial reporting; and

  •
  Overseeing the activities of the Company's internal audit function.

        The independent auditors and internal auditors meet with the Audit Committee with and without the presence of management representatives. For additional information, see the Audit Committee's charter, which is posted on our website at www.riteaid.com under the headings "Our Company—Corporate Governance."

        Compensation Committee.    The Compensation Committee, which met eight times during fiscal year 2009, currently consists of James L. Donald (Chairman), Marcy Syms and Dennis Wood. The Board

has determined that each of these individuals is an independent director under the NYSE listing standards. See the section entitled "Corporate Governance—Director Independence" above. George G. Golleher served as Chairman of the Compensation Committee until his resignation from the Board on April 14, 2009 and Dr. Michael A. Friedman served as a member of the Compensation Committee until his resignation from the Board on April 28, 2009. Marcy Syms was appointed to the Compensation Committee on June 24, 2009.

        The functions of the Compensation Committee include the following:

  •
  Administering Rite Aid's stock option and other equity incentive plans;

  •
  Reviewing and approving the Company's goals and objectives relevant to the compensation of the Chief Executive Officer, evaluating the CEO's performance in light of these goals and objectives and determining and approving the CEO's compensation level based on this evaluation; and

  •
  Reviewing and approving compensation with respect to all other senior management.

        The Compensation Committee reviews the performance of the Company's executive personnel and develops and makes recommendations to the Board of Directors with respect to executive compensation policies. The Compensation Committee is empowered by the Board of Directors to award to executive officers appropriate bonuses, stock options, stock appreciation rights ("SARs") and stock-based awards. The details of the processes and procedures for the consideration and determination of executive and director compensation are described in the section entitled "Compensation Discussion and Analysis."

        The Compensation Committee also has access to independent compensation data and from time to time engages outside compensation consultants. In fiscal year 2009, the Compensation Committee considered the report of outside compensation consultants with respect to executive compensation and equity compensation strategy.

        The objectives of the Compensation Committee are to support the achievement of desired company performance, to provide compensation and benefits that will attract and retain superior talent and reward performance and to fix a portion of compensation to the outcome of the Company's performance.

Directors' Compensation

        Except for Robert G. Miller, whose compensation arrangements are discussed in the section below entitled "Agreement with Mr. Miller," and except as noted below under the director compensation plan, each non-employee director other than Mr. Sokoloff (who is affiliated with Leonard Green & Partners L.P., an entity that provides services to Rite Aid, as discussed under "Certain Relationships and Related Transactions") receives an annual payment of $70,000 in cash, payable quarterly in arrears, except that the annual payment to each non-employee director who is a member of the Audit Committee is $80,000 and the annual payment to Michel Coutu in his capacity as Non-Executive Co-Chairman is $500,000. In addition, the chair of the Audit Committee receives an additional annual payment of $10,000. Each non-employee director who chairs a committee of the Board other than the Audit Committee receives an additional annual payment of $7,500. Directors who are officers and full-time Rite Aid employees and Mr. Sokoloff receive no separate compensation for service as directors or committee members. Directors are reimbursed for travel and lodging expenses associated with attending Board of Directors meetings.

        Each person who was first elected or appointed as a director after January 1, 2002 and who is eligible to receive compensation for serving as a director shall, on the date first elected or appointed, receive non-qualified stock options to purchase 100,000 shares of common stock. In addition, non-employee directors other than Mr. Sokoloff are entitled to annually receive 20,000 shares of restricted stock. All of the options received by the directors vest ratably and the restrictions applicable to the restricted stock shall lapse over a three-year period beginning on the first anniversary of the date they were granted. None of such options vests after the non-employee director ceases to be a director, except in the case of a director whose service terminates after he or she reaches age 72, in which case such options will vest immediately upon termination. All of the options vest immediately upon a change in control. In accordance with the foregoing, the following number of shares of restricted stock were issued under Rite Aid's 2006 Omnibus Equity Plan to the following directors: on September 24, 2008, Ms. Syms and Messrs. Anderson, Belzile, François Coutu, Michel Coutu, Friedman, Golleher, Miller, Regan, Satre and Wood each received 20,000 shares of restricted stock. On May 13, 2008, James L. Donald was appointed to the Board of Directors and received non-qualified stock options to purchase 100,000 shares with an exercise price equal to the market price of the Company's common stock as of the close of business on the date of grant.

        In fiscal year 2009, Rite Aid's non-employee directors also received $2,000 for each Board of Directors meeting attended, $1,000 for each committee meeting attended or $2,500 for each meeting attended at which such non-employee director served as the chairman of a committee, except that Mr. Sokoloff received no such compensation.

        On June 25, 2009, the Compensation Committee of the Board of Directors approved annual long-term incentive compensation (referred to herein as the "2010 long-term incentive plan"), consisting of equity and, for certain participants, cash-based performance awards. The plan participants include Mary Sammons and John Standley. These awards, which have been made annually to certain executives of the Company, are designed to align our objectives with those of our shareholders to improve our financial performance.

DIRECTOR COMPENSATION TABLE FOR FISCAL YEAR 2009

        The following Director Compensation Table sets forth fees, awards and other compensation paid to or earned by our directors (other than Named Executive Officers (as defined herein)) who served during the fiscal year ended February 28, 2009:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(4)(6)	Option Awards ($)(5)(7)	All Other Compensation ($)		Total
Joseph B. Anderson, Jr.	104,500	2,667	54,167			161,334
André Belzile	115,000	2,667	108,333			226,000
François J. Coutu	94,000	2,667	108,333			205,000
Michel Coutu	522,000	2,667	108,333			633,000
James L. Donald	67,231	—	35,667			102,898
Michael A. Friedman, MD	103,000	2,667	54,167			159,834
George G. Golleher	124,500	2,667	54,167			181,334
Robert A. Mariano(1)	21,000	—	4,514			25,514
Robert G. Miller(2)	154,731	2,667	54,167	507,544	(3)	719,109
Michael N. Regan	115,000	2,667	108,333			226,000
Philip G. Satre	141,500	2,667	54,167	—		198,334
Jonathan D. Sokoloff	—	—	—			—
Marcy Syms	114,000	2,667	54,167			170,834
Dennis Wood	102,000	2,667	108,333	—		213,000

(1)
Mr. Mariano resigned from the Board on May 13, 2008.

(2)
Represents annual base pay for Mr. Miller, as discussed in the section entitled "Agreement with Mr. Miller."

(3)
All Other Compensation for Mr. Miller consists of $240,000 contributed by the Company to a supplemental executive retirement plan and $267,544 for personal use of aircraft. The methodology used to calculate the incremental cost of aircraft usage is set forth in Note 6 to the Summary Compensation Table.

(4)
Represents the total expense recorded in fiscal 2009 in accordance with SFAS No. 123R for outstanding restricted stock awards. The assumptions used in determining the fair value of an award is set forth in Note 15 to our consolidated financial statements for the fiscal year ended February 28, 2009, included in this prospectus. We recognize expense ratably over the three-year vesting period.

(5)
Represents the total expense recorded in fiscal 2009 in accordance with SFAS No. 123R for outstanding stock option awards. The assumptions used in determining the fair value of the outstanding options is set forth in Note 15 to our consolidated financial statements for the fiscal year ended February 28, 2009, included in this prospectus. We recognize expense ratably over the three-year vesting period.

(6)
The number of stock awards outstanding as of February 28, 2009 for each director is detailed in the table below. The grant date fair value is included for all awards granted to our directors in fiscal 2009.

Name	Grant Date	Number of Stock Awards (#)	Grant Date Fair Value ($)
Joseph B. Anderson, Jr.	9/24/2008	20,000	0.96
André Belzile	9/24/2008	20,000	0.96
François J. Coutu	9/24/2008	20,000	0.96
Michel Coutu	9/24/2008	20,000	0.96
Michael A. Friedman, MD	9/24/2008	20,000	0.96
George G. Golleher	9/24/2008	20,000	0.96
Robert G. Miller	9/24/2008	20,000	0.96
Michael N. Regan	9/24/2008	20,000	0.96
Philip G. Satre	9/24/2008	20,000	0.96
Marcy Syms	9/24/2008	20,000	0.96
Dennis Wood	9/24/2008	20,000	0.96

(7)
The number of unexercised options outstanding as of February 28, 2009 for each director is detailed in the table below. Note that the grant date fair value is included for those options granted to our directors in fiscal 2008 and 2009.

Name	Grant Date	Exercise Price ($)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Grant Date Fair Value ($)
Joseph B. Anderson, Jr.	9/21/2005	3.65	100,000	—	—
	6/21/2006	4.55	50,000	—	—
	6/27/2007	6.15	16,667	33,333	3.25
André Belzile	6/4/2007	6.55	33,334	66,666	3.25
François J. Coutu	6/4/2007	6.55	33,334	66,666	3.25
Michel Coutu	6/4/2007	6.55	33,334	66,666	3.25
James L. Donald	5/13/2008	2.40	—	100,000	1.07
Michael A. Friedman, MD	10/7/2004	3.53	100,000	—	—
	6/23/2005	4.11	50,000	—	—
	6/21/2006	4.55	50,000	—	—
	6/27/2007	6.15	16,667	33,333	3.25
George G. Golleher	1/30/2002	2.26	100,000	—	—
	12/11/2002	2.10	50,000	—	—
	4/7/2004	5.40	50,000	—	—
	6/23/2005	4.11	50,000	—	—
	6/21/2006	4.55	50,000	—	—
	6/27/2007	6.15	16,667	33,333	3.25
Robert G. Miller	11/20/2000	2.75	4,200,000	—	—
	2/13/2001	4.05	4,500,000	—	—
	6/24/2004	5.38	50,000	—	—
	6/23/2005	4.11	50,000	—	—
	6/21/2006	4.55	50,000	—	—
	6/27/2007	6.15	16,667	33,333	3.25
Michael N. Regan	6/27/2007	6.15	33,334	66,666	3.25
Philip G. Satre	4/6/2005	3.77	100,000	—	—
	6/23/2005	4.11	50,000	—	—
	6/21/2006	4.55	50,000	—	—
	6/27/2007	6.15	16,667	33,333	3.25
Marcy Syms	9/21/2005	3.65	100,000	—	—
	6/21/2006	4.55	50,000	—	—
	6/27/2007	6.15	16,667	33,333	3.25
Dennis Wood	6/4/2007	6.55	33,334	66,666	3.25

Agreement with Mr. Miller

        Mr. Miller's April 9, 2003 employment agreement was amended on April 28, 2005, pursuant to which, effective as of June 23, 2005, Mr. Miller continued serving solely as Chairman of the Board. On November 28, 2006, Rite Aid amended the April 9, 2003 agreement with Mr. Miller pursuant to which Mr. Miller stepped down as Chairman upon the closing of the Acquisition and continued to serve solely as a director through the date of the 2008 annual meeting, and the parties agreed that the Acquisition would not trigger change in control benefits. An additional amendment to Mr. Miller's employment agreement, pursuant to which Mr. Miller will continue to serve as a director until the

Company's 2011 Annual Meeting of Stockholders, became effective on his re-election to the Board of Directors at the 2008 annual meeting. Additional terms of this agreement are as follows:

        Salary and incentive bonus.    Through June 25, 2008, the date of the 2008 Annual Meeting of Stockholders, Mr. Miller received annual base pay of $350,000 and was entitled to continued benefits, in their entirety, including participation in Rite Aid's fringe benefit and perquisite programs and savings plans, and continued deferred compensation as provided under the December 5, 1999 employment agreement. However, he was not entitled to participate in any incentive compensation or bonus plans. For the period starting on June 26, 2008 and ending on June 30, 2009 (the "Term"), Mr. Miller received a monthly base salary of $5,000 (pro-rated for any partial month) and continued to be eligible to participate in certain of the Company's fringe benefit and perquisite programs in which he was entitled to participate prior to the 2008 annual meeting, and continued to remain entitled to defer compensation as provided under the December 5, 1999 employment agreement. The Term was not extended beyond June 30, 2009, and Mr. Miller will receive solely the fees which are paid to our non-employee directors through the end of his service as a director.

        Restricted stock and options.    During his service as a director, Mr. Miller is eligible to receive option and restricted stock awards in accordance with Rite Aid's policy for members of the Board of Directors as in effect from time to time. Mr. Miller's existing stock options and shares of restricted stock continue to vest and be fully exercisable for the remainder of their stated terms.

Agreement with Michel Coutu

        Effective as of June 27, 2007, Michel Coutu was appointed as a director of Rite Aid and non-executive co-chairman of the Board of Directors for a term of two years following the completion of the Brooks Eckerd Transaction. In this capacity, Mr. Coutu is entitled to receive an annual retainer of $500,000, payable quarterly in arrears. In addition, Mr. Coutu is also entitled to receive certain benefits and annual equity awards to the same extent as our other directors, as described under the caption "Directors' Compensation," above. On April 8, 2009, the Board extended this agreement with Mr. Coutu, on the same terms, through the date of the 2010 annual meeting of stockholders.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

        Rite Aid Corporation is the third largest retail drugstore chain in the United States based on revenues and number of stores, operating approximately 4,800 stores in 31 states and the District of Columbia. A primary component of the Company's human resource strategy is to attract, motivate and retain highly talented individuals at all levels of the organization who are committed to the Company's core values of excellence, integrity and respect for people and have the ability to execute the Company's strategic and operational priorities.

Objectives of Executive Compensation

        All executive compensation and benefits programs are within the purview of the Compensation Committee, which bases these programs on the same objectives that guide the Company in establishing all of its compensation programs, outlined below. The Compensation Committee also administers the Company's equity incentive compensation plans. In establishing or approving the compensation of our Chief Executive Officer and the other executive officers named in the Summary Compensation Table (the "Named Executive Officers") in any given year, the Compensation Committee is generally guided by the following objectives:

          Compensation should be based on the level of job responsibility, individual performance, and company performance, and should foster the long-term focus required for success in the retail drugstore industry. As associates progress to higher levels in the organization, an increasing proportion of their pay should be linked to company performance and shareholder returns and to longer-term performance because they are in a position to have greater influence on longer-term results.

          Compensation should reflect the value of the job in the marketplace. To attract and retain a highly skilled, diverse work force, we must remain competitive with the pay of other employers who compete with us for talent.

          Compensation should reward performance. Our programs should deliver compensation in relationship to company performance. Where company performance falls short of expectations, the programs should deliver lower-tier compensation. In addition, the objectives of pay-for-performance and retention must be balanced. Even in periods of temporary downturns in company performance, the programs should continue to ensure that successful, high-achieving employees will remain motivated and committed to the Company to support the stability and future needs of the Company.

          To be effective, performance-based compensation programs should enable associates to easily understand how their efforts can affect their pay, both directly through individual performance accomplishments and indirectly through contributing to the Company's achievement of its strategic and operational goals.

          Compensation and benefit programs should be set across consistent measures and goals at all levels of the organization. While the programs and individual pay levels will always reflect differences in job responsibilities, geographies, and marketplace considerations, the overall structure of compensation and benefit programs should be broadly similar across the organization.

          Compensation and benefit programs should attract associates who are interested in a career at Rite Aid.

The Committee's Processes

        The Compensation Committee has established a number of processes to assist it in ensuring that the Company's executive compensation program is achieving its objectives. Among those are:

        Assessment of company performance.    The Compensation Committee uses company performance measures in two ways. First, in establishing total compensation ranges, the Compensation Committee considers various measures of Company and industry performance, including, but not limited to, comparable store sales growth, Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and certain other adjustments), earnings growth, return on sales, return on average invested capital and assets and total shareholder return. In determining relative performance to the Company's peer group, the Compensation Committee does not apply a formula or assign these performance measures relative weights. Instead, it makes a subjective determination after considering such measures collectively. Second, as described in more detail below, the Compensation Committee has established specific Company target incentive/award levels and performance measures that determine the size of payouts under the Company's two formula-based incentive programs—the cash incentive bonus program and the long-term incentive program.

        Assessment of individual performance.    Individual performance has a strong impact on the compensation of all employees, including the CEO and the other executive officers. With respect to the CEO, the independent directors meet with the CEO in executive session annually at the beginning of the year to agree upon the CEO's performance objectives (both individual and Company objectives) for the year. At the end of the year, the independent directors meet in executive session to conduct a performance review of the CEO based on his or her achievement of the agreed-upon objectives, contribution to the Company's performance, and other leadership accomplishments. This evaluation is shared with the CEO and is provided to the Compensation Committee for its consideration in setting the CEO's compensation.

        For the other Named Executive Officers, the Compensation Committee receives a performance assessment and compensation recommendation from the CEO and also exercises its judgment based on the Board of Directors' interactions with the executive officer. As with the CEO, the performance evaluation of these executives is based on achievement of pre-agreed objectives by the executive and his or her organization, his or her contribution to the Company's performance, and other leadership accomplishments.

        Benchmarking.    The Compensation Committee benchmarks the Company's programs with a peer group of retail organizations via external survey and compensation recommendations from Mercer Human Resources Consulting, a qualified, independent compensation consultant that reports its findings directly to the Compensation Committee. The independent compensation consultant is retained by the Compensation Committee to select the peer group of companies and conduct a market assessment of all components of executive compensation. For the Company's 2009 fiscal year, this peer group consisted of the following companies: BJ's Wholesale; Costco; CVS/Caremark; Family Dollar Stores; Great Atlantic & Pacific Tea Co.; Home Depot; Longs Drug Store; Lowe's Companies; Safeway, Inc.; Target Corp. and Walgreen Co. The peer group companies that were selected fall within a similar revenue range and industry as Rite Aid. The Compensation Committee compares the peer group companies' executive compensation programs as a whole, and also compares the pay of individual executives if the jobs are sufficiently similar to make the comparison meaningful. The Compensation Committee uses the peer group data primarily to ensure that the executive compensation program as a whole is competitive, meaning generally within the broad middle range of comparative pay of the peer group companies when the Company achieves the targeted performance levels. The independent compensation consultant assessed Rite Aid's performance relative to its peer group and observed alignment of performance with actual total direct compensation levels.

        Total compensation review.    The Compensation Committee reviews each executive's base pay, bonus, long-term incentives and retirement benefits annually with the guidance of the Compensation Committee's independent consultant. Following the fiscal year 2009 review, the Compensation Committee determined that these elements of compensation were reasonable in the aggregate.

Components of Executive Compensation for Fiscal Year 2009

        For fiscal year 2009, the compensation of executives consisted of four primary components—base salary, a cash incentive bonus award under the Company's annual incentive bonus plan, long-term incentives consisting of stock options, restricted stock and performance units and a benefits package. The Compensation Committee believes that this program balances both the mix of cash and equity compensation, the mix of currently-paid and longer-term compensation, and the security of base benefits in a way that furthers the compensation objectives discussed above. Following is a discussion of the Compensation Committee's considerations in establishing each of the components for the executive officers.

Base Salary

        Base salary is one element of an executive's annual cash compensation during employment. The value of base salary reflects the employee's long-term performance, skill set and the market value of that skill set. In setting base salaries for fiscal year 2009, the Compensation Committee considered the following factors:

          The median of comparable companies.    The Compensation Committee generally attempts to provide base compensation approximating the median of the selected group of peer companies listed above. In April 2008, the Compensation Committee reviewed the base salaries of the Named Executive Officers relative to the peer companies and approved minimal adjustments to the base salaries of certain of the Named Executive Officers as set forth below.

          Internal relativity, meaning the relative pay differences for different job levels.

          Individual performance.    Except for increases associated with promotions or increased responsibility, increases in base salary for executives from year to year are generally limited to minimal adjustments to reflect individual performance.

          Peer group data specific to the executive's position, where applicable. As noted above, we used the peer group data to test for reasonableness and competitiveness of base salaries, but we also exercised subjective judgment in view of our compensation objectives.

          Consideration of the mix of overall compensation.    Consistent with our compensation objectives, as executives progress to higher levels in the organization, a greater proportion of overall compensation is directly linked to company performance and stockholder returns. Thus, for example, Ms. Sammons' overall compensation is more heavily weighted toward incentive compensation and equity compensation than that of the other executive officers.

          In establishing Ms. Sammons' base salary for fiscal year 2009, the Compensation Committee applied the principles described above under "The Committee's Processes." In an executive session including all independent directors, the Compensation Committee assessed Ms. Sammons' fiscal year 2008 performance. They considered the Company's and Ms. Sammons' accomplishment of objectives that had been established at the beginning of the year and its own subjective assessment of her performance. They noted that under Ms. Sammons' leadership, in fiscal year 2008 the Company completed the acquisition of Brooks Eckerd, performed integration and conversion activities in the acquired stores, improved customer satisfaction and continued to develop and execute its strategic plan to deliver long-term shareholder value. In recognition of her continued

  strong leadership in fiscal year 2008, the Compensation Committee set Ms. Sammons' base salary for fiscal year 2009 at $1,000,000, the same level that it was for fiscal years 2004 through 2008.

          The Compensation Committee reviewed similar considerations for each of the other Named Executive Officers and approved increases based upon a subjective assessment of their respective performance. The Compensation Committee approved Mr. Standley's annual salary upon his appointment as President and Chief Operating Officer in September 2008 and Mr. Vitrano's annual salary upon his appointment as Senior Executive Vice President, Chief Financial Officer and Chief Administrative Officer in September 2008. The Compensation Committee increased the annual salary for Mr. Twomey by three percent for fiscal year 2009 in consideration for his performance as Executive Vice President, Chief Financial Officer. Mr. Twomey subsequently left the Company in September 2008. The Compensation Committee did not increase the annual salary for fiscal year 2009 for Mr. Legault as Chief Administrative Officer, who left the Company in September 2008. The Compensation Committee increased the annual salary for Mr. Easley by five percent for fiscal year 2009 in consideration for his performance as Chief Operating Officer. Mr. Easley subsequently left the Company in September 2008. The Compensation Committee increased Mr. Donley's annual salary by four percent in fiscal year 2009 based upon his performance as Senior Vice President, Chief Accounting Officer. The Compensation Committee increased Mr. Fiala's annual salary by four percent in fiscal year 2009 based upon his performance as Executive Vice President, Store Operations. The Compensation Committee increased Mr. Sari's annual salary by four percent in fiscal year 2009 based upon his performance as Executive Vice President, General Counsel. Mr. Sari subsequently left the Company on April 8, 2009.

Cash Incentive Bonuses

        The Company has established an annual incentive bonus plan in order to incentivize associates to meet the Company's Adjusted EBITDA and customer satisfaction targets for fiscal year 2009. Named Executive Officers, other executive officers and key managers of the Company participate in this cash bonus plan. The bonuses paid for fiscal year 2009 appear in the Summary Compensation Table under the "Non-Equity Incentive Plan Compensation" column. Under the plan, bonus target amounts, expressed as a percentage of base salary, are established for participants at the beginning of each fiscal year. Bonus payouts for the year are then determined by the Company's financial and customer satisfaction results for the year relative to predetermined performance measures. The Compensation Committee considered the following when establishing the awards for fiscal year 2009:

          Bonus targets.    Bonus targets as a percentage of base salary for each individual were based on job responsibilities, internal relativity, and peer group data. Our objective was to set bonus targets such that total annual cash compensation was within the broad middle range of peer group companies and a substantial portion of that compensation was linked to company performance. Consistent with our executive compensation policy, individuals with greater job responsibilities had a greater proportion of their total cash compensation tied to company performance through the bonus plan. Thus, the Compensation Committee established the following bonus targets for fiscal year 2009 (expressed as a percentage of base salary): Ms. Sammons, 200 percent; Mr. Standley, 125 percent; Mr. Vitrano, 110 percent; Mr. Martindale, 100 percent; Messrs. Fiala and Sari, 60 percent; and Mr. Donley, 50 percent.

          Company performance measures.    For all participants in the annual incentive bonus plan, including the Named Executive Officers, the Compensation Committee established fiscal year 2009 company performance measures between the minimum ($1,005 million) and the maximum ($1,105 million) Adjusted EBITDA targets and the minimum (71%) and maximum (80%) of overall customer satisfaction survey targets. The measures were determined in April 2008, near the beginning of the fiscal year. The Compensation Committee believes that this mix of performance measures encourages associates to focus appropriately on improving both operating results and customer service. The measures are also effective motivators because they are easy to track and clearly understood by associates. Under the plan formula, payouts can range from zero to 200 percent of bonus targets depending on company performance. In establishing the performance target for Adjusted EBITDA and customer satisfaction, the Compensation Committee considered the expected fiscal year 2009 performance of these measures. Although no earnings bonuses were paid in fiscal year 2009, a bonus for improvement in customer satisfaction (calculated based upon achievement of 98.7% of the customer satisfaction survey targets, which equates to a bonus payout equal to 17.2% of the fiscal year 2009 bonus target), was paid to field management and corporate personnel, including the Named Executive Officers, except for Ms. Sammons who declined her bonus in the amount of $344,000 for fiscal year 2009.

Long-Term Incentive Program

        In fiscal year 2009, we employed three forms of long term incentives: performance awards, stock options and restricted stock. For the executive officers, performance awards comprised 60 percent, stock option grants comprised 25 percent, and restricted stock comprised 15 percent of the total long-term incentive level established by the Compensation Committee. These incentives foster the long-term perspective necessary for continued success in our business. They also ensure that our leaders are properly focused on shareholder value. Stock options and restricted stock have traditionally been granted broadly and deeply within the organization, with approximately 1,500 management and field associates now participating in our long-term incentive program. In determining the value of grants for executives, the Compensation Committee's overall objective was to set combined grant values of stock options, restricted stock and performance awards that were competitive within the broad middle range of peer company long-term incentive grant amounts. The Compensation Committee's process for setting grant dates is discussed below. Then, on the grant date those values are converted to the equivalent number of shares based on the closing price of the Company's common stock on the date of grant for restricted shares and performance units, and using the Black-Scholes valuation method for stock options.

        Grant timing and price.    The Compensation Committee's procedure for timing of these grants (performance awards, restricted stock and stock options) provides assurance that grant timing is not being manipulated to result in a price that is favorable to associates. The annual grant date is typically in late June, however, for fiscal year 2009 the grant date for all eligible employees including the Named Executive Officers (approximately 1,500 associates) was changed to early October so that the long-term incentive program could be redesigned to provide for a closer pay for performance alignment, especially for the Named Executive Officers. The Compensation Committee returned to a late June grant timing for fiscal year 2010 and on June 25, 2009, Mr. Fiala received 474,100 stock options and Mr. Donley received 121,900 stock options. These nonqualified stock options will vest one-quarter (1/4) per year over four (4) years from the date of the grant, generally based on continued employment, and will be priced at the closing price on the date of grant.

        For fiscal year 2009, the Compensation Committee decided that total grant values should remain unchanged from the prior fiscal year for each eligible position, having determined that there is appropriate alignment with long-term incentive target levels. In making this determination, the Compensation Committee reviewed available peer group data and found that the design of the long-term incentive program is reasonably aligned with those of the general retail industry market practice. Grant values for individual executive officers were determined by individual performance and internal relativity. Consistent with the Company's compensation philosophy, executive officers at higher levels received a greater proportion of total pay in the form of long-term incentives.

        For fiscal year 2010, the Compensation Committee approved the 2010 long-term incentive plan, consisting of equity and, for certain participants, cash-based performance awards. Long-term incentive value (the "LTI Level") for each participant is defined as a percentage of base salary and provided in the form of a mix of nonqualified stock options, restricted stock and/or cash performance awards. The LTI Levels approved for the Named Executive Officers are: 150% for Mary Sammons, Chief Executive Officer; 100% for John Standley, President and Chief Operating Officer; 100% for Frank Vitrano, Senior Executive Vice President, Chief Financial Officer and Chief Administrative Officer; 85% for Brian Fiala, Executive Vice President Store Operations and 60% for Douglas Donley, Senior Vice President, Chief Accounting Officer. Our Board of Directors established the financial goals and each participant's target for the cash performance awards under the 2010 long-term incentive plan. The cash performance awards, or "performance units," are based upon reaching certain target levels of Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and certain other adjustments) for the combined three (3) fiscal years of 2010, 2011 and 2012. The target levels of Adjusted EBITDA are set each year of the three (3) year performance period. The possible payout of the performance awards range from zero to 200% of the target amount, depending on Adjusted EBITDA as compared to target for the combined three (3) year performance period, with the awards paid in cash at the end of the period. The nonqualified stock options granted under the 2010 long-term incentive plan will vest one-quarter (1/4) per year over four (4) years from the date of grant, generally based on continued employment, and will be priced at the closing price on the date of grant. The restricted stock vests one-third (1/3) per year over three (3) years from the date of grant, generally based on continued employment. Pursuant to the 2010 long-term incentive plan, the equity awards granted to the Named Executive Officers under the 2006 Omnibus Equity Plan are as follows: Ms. Sammons, 967,700 stock options and 302,400 shares of restricted stock; Mr. Standley, 580,600 stock options and 181,500 shares of restricted stock; Mr. Vitrano, 451,600 stock options and 141,100 shares of restricted stock; Mr. Fiala, 250,900 stock options and 78,400 shares of restricted stock; and Mr. Donley, 128,100 stock options and 40,000 shares of restricted stock. As discussed above, cash performance units were also granted in the following target amounts to the Named Executive Officers: Ms. Sammons, $525,000; Mr. Standley, $315,000; Mr. Vitrano, $245,000; Mr. Fiala, $136,100 and Mr. Donley, $69,500, which will be paid only if we achieve certain target levels of Adjusted EBITDA for the three (3) year performance period.

Performance Awards

        Performance awards provide the Named Executive Officers and other executives with units, payable in cash if the designated Company performance goals are achieved, aligning interests of executives with those of shareholders. The awards, normally granted annually, are structured as a targeted number of units based on the Company's achievement of specific Adjusted EBITDA levels over a three-year period. The Company granted performance awards for fiscal year 2009 to the Named Executive Officers with possible payouts ranging from zero to 200 percent of the target number of units, depending on Adjusted EBITDA as compared to the target, set annually, for fiscal years 2009, 2010 and 2011. The Adjusted EBITDA target for fiscal 2009 was set at $1,005 million. The awards are paid in cash at the end of the three-year performance period.

        The Compensation Committee approved the terms of the fiscal year 2009 performance awards in October 2008, and took into consideration the following:

          Target grant size.    As noted above under "Long-Term Incentive Program," performance awards were 60 percent of the total grant values established by the Compensation Committee. The Compensation Committee decided that total grant values should remain unchanged from fiscal year 2008, but the percentage representing long-term performance-based awards should be increased to 60% of such total.

          Company performance measure.    As in previous years, the Compensation Committee established the performance measure as Adjusted EBITDA for each fiscal year over a three-year period. The Compensation Committee believes Adjusted EBITDA is an effective motivator because it is closely linked to shareholder value and has the greater ability to be impacted by the executives. In setting the target Adjusted EBITDA for fiscal year 2009, the Compensation

  Committee considered the expected earnings performance of the Company. Pursuant to the performance plan adopted on June 20, 2006 and based on the Company's attainment of 96% of the combined Adjusted EBITDA target for the 2007, 2008 and 2009 fiscal years, cash performance awards were made in the 2009 fiscal year to senior management, including the Named Executive Officers, except for Ms. Sammons who declined her award in the amount of $27,446 for fiscal year 2009. Mr. Sari received an award of $6,099 and Mr. Donley received an award of $3,344. The other Named Executive Officers were not eligible for this award since they were not employed by the Company for the entire performance cycle. The value of these awards for the eligible Named Executive Officers was based upon the number of performance units earned by each officer multiplied by the closing price of our common stock on April 1, 2009.

          Longer-term focus and retention considerations.    To enhance the performance awards' incentives for longer-term focus and retention, the awards to Named Executive Officers for fiscal year 2009 are payable in cash that is subject to forfeiture if the executive leaves the Company prior to February 2011 or such later date that Adjusted EBITDA performance for the period is determined, except by reason of death, disability, retirement, or by consent of the Compensation Committee.

  Stock Options

        Stock options align associate incentives with the interests of shareholders because options have value only if the stock price increases over time. The Company's ten-year options, granted at the market price on the date of grant, help focus employees on long-term growth. In addition, options are intended to help retain key associates because they vest over a four-year period, which also helps keep employees focused on long-term performance. The Company does not reprice options; likewise, if the stock price declines after the grant date, we do not replace options.

        The Compensation Committee considered the following in establishing the fiscal year 2009 option grants to executive officers:

          Grant size.    As noted above under "Equity Incentive Program," stock option grants comprised 25 percent of the total equity grant values (measured in accordance with SFAS No. 123R) established by the Compensation Committee. The total grant values were unchanged from fiscal year 2008, but the percentage representing stock options was decreased to 25% of such total.

  Restricted Stock

        Restricted stock grants are intended to help retain key associates because they generally vest over a three-year period, which also helps keep employees focused on long-term performance. Combined grants (restricted stock, performance awards and stock options) provide a better balance for executive officers between risk and potential reward as compared to a grant consisting solely of stock options.

        The Compensation Committee considered the following in establishing the fiscal year 2009 restricted stock grants to executive officers:

          Grant size.    As noted above under "Long-Term Incentive Program," restricted stock grants were 15 percent of the total equity grant values (measured in accordance with SFAS No. 123R) established by the Compensation Committee. The total grant values were unchanged from fiscal year 2008, but the percentage representing restricted stock was decreased to 15% of such total.

Post-Retirement Benefits

        Supplemental Executive Retirement Plans.    The Company has established retirement plans for its executive officers, including the Named Executive Officers, to provide a predetermined benefit upon retirement. Ms. Sammons and Mr. Miller receive benefits under a defined contribution supplemental retirement plan (the "SERP"). Each month, $20,000 is credited for investment for each of Ms. Sammons and Mr. Miller, respectively. Under the SERP, the participants are able to direct the deemed investment of the amounts by selecting one or more investment vehicles from a group of deemed investments offered pursuant to the plan. These deemed investments are made each month during the term of the participants' service with Rite Aid. Each of Ms. Sammons and Mr. Miller is fully vested at all times in their accounts under the SERP and will receive their vested account balance (or payment in installments in such election was made) upon the earlier to occur of: (i) termination of employment (or service as a director in the case of Mr. Miller) with the Company, including due to death or disability; and (ii) a hardship withdrawal pursuant to the terms of the SERP.

        Messrs. Standley, Vitrano, Fiala, Sari (formerly general counsel), Donley, Easley, Legault and Twomey (formerly chief financial officer) receive benefits under a defined contribution supplemental executive retirement plan ("Supplemental Plan"), which is different from the plan maintained for Ms. Sammons and Mr. Miller noted above. Under the Supplemental Plan, Rite Aid credits a specific sum to an individual account established for Messrs. Standley, Easley, Vitrano, Legault, Twomey, Fiala, Sari and Donley and other participating executive officers, on a monthly basis while such officer is employed. The amount credited is equal to 2% of the executive officer's annual base compensation, up to a maximum of $15,000 per month. The participants are able to select among a choice of earnings indexes, and their accounts are credited with earnings which mirror the investment results of such indexes. Annually Rite Aid makes investments for all participants in the Supplemental Plan. Participants vest in their accounts at the rate of 20% per year for each full year of participation in the Supplemental Plan at a five-year rolling rate, provided that the entire account balance for each participant shall vest upon a "change in control" of the Company, as defined in the Supplemental Plan, only if such participant is involuntarily terminated without cause within twelve months of the change in control. Participants will receive their vested account balance upon the earliest to occur of: (i) their retirement at age 60 or greater, with at least five years of participation in the Plan; (ii) termination of employment with the Company (including due to death or disability); and (iii) a hardship withdrawal pursuant to the terms of the Supplemental Plan.

Other Post-Employment and Change in Control Benefits

        To attract and retain highly skilled executives and to provide for certainty of rights and obligations, Rite Aid has historically provided employment agreements to its executive officers and certain other key employees. On December 5, 1999, Rite Aid entered into an employment agreement with Ms. Sammons, which was subsequently amended on May 7, 2001, September 30, 2003, October 11, 2006, September 24, 2008 and December 30, 2008. On September 24, 2008, Rite Aid entered into an employment agreement with Mr. Standley; on September 24, 2008, Rite Aid entered into an employment agreement with Mr. Vitrano; on June 26, 2007, Rite Aid entered into an employment agreement with Mr. Fiala, which was subsequently amended on December 18, 2008; on February 28, 2001, Rite Aid entered into an employment agreement with Mr. Sari, which was subsequently amended on December 18, 2008; on August 1, 2000, Rite Aid entered into an employment agreement with Mr. Donley, which was subsequently amended on December 18, 2008; on August 20, 2007, Rite Aid entered into an employment agreement with Mr. Easley; on February 2, 2007, Rite Aid entered into an employment agreement, effective as of June 4, 2007, with Mr. Legault; on September 1, 2003, Rite Aid entered into an employment agreement with Mr. Twomey. The terms of the employment agreements are described in more detail under the caption "Executive Employment Agreements." Under Ms. Sammons's employment agreement, any termination of employment by Ms. Sammons within the six month period commencing on the date of a change in control of Rite Aid will be treated as a termination of employment by the Executive for "good reason," as defined in the agreement. Additional information regarding the severance and change in control benefits provided under the employment agreements is described under the caption "Potential Payments Upon Termination or Change in Control."

Deductibility Cap on Executive Compensation

        The Compensation Committee is aware that Section 162(m) of the Internal Revenue Code of 1986, as amended, treats certain elements of executive compensation in excess of $1,000,000 a year as an expense not deductible by the Company for federal income tax purposes. Payments in excess of the $1,000,000 limit will be deductible if they meet the definition of "performance-based compensation" as defined in Section 162(m). However, certain payments made to the Named Executive Officers will not qualify as performance-based compensation under Section 162(m). The Compensation Committee reserves the right to pay compensation that may be non-deductible to the Company if it determines that it would be in the best interests of the Company.

Changes to Executive Compensation for Fiscal Year 2010

        For fiscal year 2010 (commencing March 1, 2009), base salary for the Named Executive Officers and other executive officers of the Company has remain unchanged from fiscal year 2009. Although the executives performed well on an individual basis, the focus will continue on the potential value that these executives might gain through the performance-based cash incentive bonus and the long-term incentive program. The Compensation Committee supports this salary freeze, which increases the alignment of compensation with Company performance and the objectives of our stockholders.

        The performance measures for the cash incentive bonus opportunity for the Named Executive Officers and other executive officers of the Company for fiscal year 2010 is based solely on the attainment of Adjusted EBITDA thresholds and does not contain a customer satisfaction component or target. Although improvements in customer satisfaction continue to be a focus of the Company, this change more closely aligns compensation with the Company's financial performance goals.

SUMMARY COMPENSATION TABLE

        The following summary compensation table sets forth the cash and non-cash compensation for the fiscal years ended February 28, 2009, March 1, 2008 and March 3, 2007, respectively, paid to or earned by (i) our principal executive officer, (ii) all individuals serving as the principal financial officer during fiscal year 2009, and (iii) the other three most highly compensated executive officers of the Company (collectively, the "Named Executive Officers"), as well as two additional individuals for whom disclosure would have been required under the SEC's rules but for the fact that the individual was not serving as an executive officer of the Company at the end of our last completed fiscal year.

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change In Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)		Total ($)
Mary F. Sammons	2009	1,000,000		—	582,494	597,695	—	—	356,207	(7)	2,536,396
(Chairman & CEO)	2008	1,000,000		1,500,000	1,169,975	674,521	322,000	16,355	565,125	(8)	5,247,976
	2007	1,000,000		—	666,569	602,593	1,543,631	6,719	451,454	(9)	4,270,966
John T. Standley	2009	373,846	(10)	—	6,317	205,737	96,750	—	72,840	(11)	755,490
(President & COO)
Frank G. Vitrano	2009	290,769	(12)	—	4,907	85,643	66,220	—	67,944	(13)	515,483
(Senior Executive VP, CAO & CFO)
Brian R. Fiala	2009	457,261		—	125,354	209,160	47,224	—	74,637	(14)	913,636
(Executive VP, Store Operations)
Robert B. Sari	2009	448,118		—	84,130	112,512	209,648	—	135,413	(15)	989,821
(Exec VP, GC)	2008	415,694		424,800	167,177	121,121	40,186	—	182,280	(16)	1,351,258
Douglas E. Donley	2009	330,725		—	54,428	67,780	28,463	—	58,302	(17)	539,698
(Sr VP, Chief Accounting Officer)
Robert J. Easley	2009	468,750	(18)	—	435,029	603,112	—	—	3,476,417	(19)	4,983,308
(Former COO)
Pierre Legault	2009	447,115	(20)	—	698,900	900,662	—	—	3,180,332	(21)	5,227,009
(Former Executive VP,	2008	504,807		7,500	209,964	300,220	99,619	—	135,357	(22)	1,257,467
Chief Admin. Officer)
Kevin Twomey	2009	279,283	(23)	—	128,332	233,819	—	—	1,676,999	(24)	2,318,433
(Former Executive	2008	454,936		436,578	184,872	128,365	43,978	44,868	152,676	(25)	1,446,273
VP & CFO)	2007	437,505		—	109,769	97,288	270,290	—	147,328	(26)	1,062,180

(1)
Amounts consist of a special award paid in connection with the Acquisition and, for Mr. Legault, a signing bonus paid in connection with his commencement of employment with us in the 2008 fiscal year.

(2)
Represents the total expense recorded in the indicated fiscal year in accordance with SFAS No. 123R for outstanding stock awards, including restricted stock awards and performance share awards. For information regarding the assumptions used in determining the fair value of an award, please refer to Note 15 of the Company's consolidated financial statements for fiscal years 2007-2009, as applicable, included in this prospectus.

(3)
Represents the total expense recorded in the indicated fiscal year in accordance with SFAS No. 123R for outstanding stock option awards. For information regarding the assumptions used in determining the fair value of an award, please refer to Note 15 of the Company's consolidated financial statements for fiscal years 2007-2009, as applicable, included in this prospectus.

(4)
Consists of an annual cash incentive bonus for performance in the applicable fiscal year.

(5)
Represents above-market earnings (over 120% of the "applicable federal rate" or "AFR") under the Company's defined contribution supplemental executive retirement plans.

(6)
With respect to personal use of aircraft as described in these footnotes to the Summary Compensation Table, the Company determines the incremental cost of an officer's aircraft usage by calculating the variable flight-hour cost associated with the particular aircraft. Variable cost in general includes fuel, landing fees, maintenance costs per flight, per hour and catering.

(7)
All Other Compensation for Ms. Sammons for fiscal 2009 includes $13,242 for Company match for 401(k) plan, $240,000 for Company contributions to a supplemental executive retirement plan, $87,265 for personal use of aircraft, $12,000 for car allowance and $3,700 for personal financial services.

(8)
All Other Compensation for Ms. Sammons for fiscal 2008 includes $9,086 for Company match for 401(k) plan, $240,000 for Company contributions to a supplemental executive retirement plan, $87,656 of earnings equal to 120% of the AFR of said plan, $207,733 for personal use of aircraft, $12,000 for car allowance and $8,650 for personal financial services.

(9)
All Other Compensation for Ms. Sammons for fiscal 2007 includes $240,000 for Company contributions to a supplemental executive retirement plan, $104,911 of earnings equal to 120% of AFR under said plan, $89,343 for personal use of aircraft, $12,000 car allowance, and $5,200 for personal financial planning services.

(10)
Salary for Mr. Standley for fiscal 2009 is for the period commencing September 24, 2008, the date on which Mr. Standley commenced employment with the Company, through the end of fiscal 2009.

(11)
All Other Compensation for Mr. Standley for fiscal 2009 includes $21,000 for Company contributions to a supplemental executive retirement plan, $9,535 for Company matching contributions to our 401(k) plan, $19,920 for personal use of aircraft, $5,000 for car allowance, and $17,385 for personal financial planning services.

(12)
Salary for Mr. Vitrano for fiscal 2009 is for the period commencing September 24, 2008, the date on which Mr. Vitrano commenced employment with the Company, through the end of fiscal 2009.

(13)
All Other Compensation for Mr. Vitrano for fiscal 2009 includes $19,600 for Company contributions to a supplemental executive retirement plan, $5,000 for car allowance, and $14,731 for personal financial planning services, and $28,613 for other employer paid benefits.

(14)
All Other Compensation for Mr. Fiala for fiscal 2009 includes $43,648 for Company contributions to a supplemental executive retirement plan, $476 of earnings equal to 120% of the AFR of said plan, $18,513 for personal use of aircraft and $12,000 for car allowance.

(15)
All Other Compensation for Mr. Sari for fiscal 2009 includes $42,676 for Company contributions to a supplemental executive retirement plan, $6,437 of earnings equal to 120% of the AFR of said plan, $15,720 for Company matching contributions to our 401(k) plan, $58,015 for personal use of aircraft, $12,000 for car allowance and $565 for personal financial planning services.

(16)
All Other Compensation for Mr. Sari for fiscal 2008 includes $99,200 for Company contributions to a supplemental executive retirement plan, $9,714 for Company matching contributions to our 401(k) plan, $60,734 for personal use of aircraft, a $12,000 car allowance, $485 for personal financial planning services and $147 in other employer paid benefits.

(17)
All Other Compensation for Mr. Donley for fiscal 2009 includes $14,733 for Company matching contributions to our 401(k) plan, $31,569 for Company contributions to a supplemental executive retirement plan, and $12,000 for car allowance.

(18)
Salary for Mr. Easley for fiscal 2009 is for the period commencing at the beginning of fiscal 2009 and ending on September 24, 2008, the date on which Mr. Easley ceased to be employed by the Company.

(19)
All Other Compensation for Mr. Easley for fiscal 2009 includes $3,307,500 for severance pursuant to his employment agreement, $60,577 for vacation earned prior to termination, $90,762 for personal use of aircraft, $22,578 for other employer paid benefits and $7,000 for car allowance. Also included in All Other Compensation is the forfeiture of $12,000 of Company contributions to a supplemental executive retirement plan, which was recorded as a decrease in compensation.

(20)
Salary for Mr. Legault for fiscal 2009 is for the period commencing at the beginning of fiscal 2009 and ending on September 24, 2008, the date on which Mr. Legault ceased to be employed by the Company.

(21)
All Other Compensation for Mr. Legault for fiscal 2009 includes $3,150,000 for severance pursuant to his employment agreement, $12,981 for vacation earned prior to termination, $12,351 for Company matching contributions to our 401(k) plan, $10,000 for personal financial planning services, and $7,000 for car allowance. Also included in All Other Compensation is the forfeiture of $12,000 of Company contributions to a supplemental executive retirement plan, which was recorded as a decrease to compensation.

(22)
All Other Compensation for Mr. Legault for fiscal 2008 includes $120,000 for Company contributions to a supplemental executive retirement plan, $4,963 for Company matching contributions to our 401(k) plan, a $7,711 car allowance and $2,683 in other employer paid benefits.

(23)
Salary for Mr. Twomey for fiscal 2009 is for the period commencing at the beginning of fiscal 2009 and ending on September 24, 2008, the date on which Mr. Twomey ceased to be employed by the Company.

(24)
All Other Compensation for Mr. Twomey for fiscal 2009 includes $1,641,212 for severance pursuant to his employment agreement, $36,071 for vacation earned prior to termination, and $7,000 for car allowance. Also included in All Other Compensation is the forfeiture of $7,284 of Company contributions to a supplemental executive retirement plan, which was recorded as a decrease to compensation.

(25)
All Other Compensation for Mr. Twomey for fiscal 2008 includes $108,562 for Company contributions to a supplemental executive retirement plan, $22,172 of earnings equal to 120% of AFR under such plan, $9,781 for Company matching contributions to our 401(k) plan, $12,000 for car allowance, and $161 in other employer paid benefits.

(26)
All Other Compensation for Mr. Twomey for fiscal 2007 includes $104,550 for Company contributions to a supplemental executive retirement plan, $21,900 of earnings equal to or less than 120% of AFR under said plan, $8,878 for Company matching contributions to our 401(k) plan, and a $12,000 car allowance.

 GRANTS OF PLAN-BASED AWARDS TABLE FOR FISCAL 2009

        The following table summarizes grants of plan-based awards made to Named Executive Officers during our fiscal year ended February 28, 2009. Awards under the first row of Non-Equity Incentive Plans relate to cash incentive bonuses as discussed in the Compensation Discussion and Analysis under the caption "Cash Incentive Bonuses." Awards under the second row of Non-Equity Incentive Plans relate to performance awards that may be earned based on Company performance as further described in Note 1 below. All Other Stock Awards and All Other Option Awards relate to restricted share grants and stock option grants, respectively.

											Grant Date Fair Value of Stock and Option Awards ($)(4)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards					Exercise or Base Price of Option Awards ($)
								All Other Stock Awards (#)(2)	All Other Option Awards (#)(3)
Name	Grant Date	Threshold 50% ($)	Target 100% ($)	Max 200% ($)	Threshold (#)	Target (#)	Max (#)
Mary F. Sammons	10/2/2008	1.000,000	2,000,000	4,000,000	—	—	—	202,700	669,600	0.89	461,635
		450,000	900,000	1,800,000
John T. Standley	9/24/2008	—	—	—	—	—	—	—	3,500,000	0.96	1,575,000
	10/2/2008	562,500	1,125,000	2,250,000				51,100	168,800	0.89	116,375
		113,400	226,800	453,600
Frank G. Vitrano	9/24/2008	—	—	—	—	—	—	—	1,400,000	0.96	630,000
	10/2/2008	385,000	770,000	1,540,000				39,700	131,300	0.89	90,479
		88,200	176,400	352,800
Brian R. Fiala	10/2/2008	137,280	274,560	549,120	—	—	—	52,600	173,600	0.89	119,726
		116,700	233,400	466,800
Robert B. Sari	10/2/2008	165,000	330,000	660,000	—	—	—	49,700	164,200	0.89	113,197
		110,300	220,600	441,200
Douglas E. Donley	10/2/2008	82,742	165,485	330,970	—	—	—	26,800	88,700	0.89	61,106
		59,550	119,100	238,200
Robert J. Easley		—	—	—	—	—	—	—	—	—	—
Pierre Legault(5)	6/24/2008	—	—	—	—	—	—	100,000	—	1.72	172,000
Kevin Twomey		—	—	—	—	—	—	—	—	—	—

(1)
On October 2, 2008, the Named Executive Officers received grants of performance-based units that will be earned based upon the achievement of a percentage of a three-year cumulative EBITDA goal. Vesting for the performance units will occur, provided performance targets are met, on February 26, 2011 (the end of the Company's fiscal year 2011) or such later date as the EBITDA performance for fiscal years 2009-2011 is determined. The award payout will be equivalent to $1.00 for each unit earned.

(2)
On October 2, 2008, the Named Executive Officers received a grant of restricted stock, as described in the Compensation Discussion and Analysis, under the caption "Equity Incentives—Restricted Stock." One-third of these restricted shares will vest on each of the first three anniversaries of the grant date.

(3)
On October 2, 2008, the Named Executive Officers received a grant of stock options, as described in the Compensation Discussion and Analysis, under the caption "Equity Incentives—Stock Options." These stock options will vest in equal installments on each of the first four anniversaries of the grant date. In addition, on September 24, 2008, Mr. Standley and Mr. Vitrano received awards of stock options in connection with their commencement of employment in fiscal 2009. These awards will vest in equal installments on each of the first four anniversaries of the grant date.

(4)
Represents the grant date fair value, measured in accordance with SFAS No. 123R of stock and option awards made in fiscal year 2009. Grant date fair values are calculated pursuant to assumptions set forth in Note 15 of the Company's consolidated financial statements for the year ended February 28, 2009, included in this prospectus. The grant date fair value of stock awards was $0.96 on September 24, 2008 and $0.89 on October 2, 2008. The fair value of stock options granted was $0.45 on September 24, 2008 and $0.42 on October 2, 2008.

(5)
One-third of the stock awards listed for Mr. Legault were forfeited by Mr. Legault upon termination of his employment.

 EXECUTIVE EMPLOYMENT AGREEMENTS

        Rite Aid has entered into employment agreements with each of the Named Executive Officers, the material terms of which are described below.

  •
  Ms. Sammons was appointed President and Chief Operating Officer of Rite Aid and was appointed to Rite Aid's Board of Directors, and is now Chairman and Chief Executive Officer;

  •
  Mr. Standley was appointed and is President and Chief Operating Officer;

  •
  Mr. Vitrano was appointed and is Senior Executive Vice President, Chief Financial Officer and Chief Administrative Officer;

  •
  Mr. Fiala was appointed and is Executive Vice President, Store Operations;

  •
  Mr. Sari was appointed Senior Vice President, Deputy General Counsel, Secretary and then served as our Executive Vice President, General Counsel and Secretary until he stepped down on March 9, 2009. Mr. Sari assisted with the transition to his successor until he ceased to be employed by us on April 8, 2009;

  •
  Mr. Donley was appointed Group Vice President, Comptroller, and is now Senior Vice President, Chief Accounting Officer;

  •
  Mr. Easley was appointed and served as our Chief Operating Officer until he ceased to be employed by us in September 2008;

  •
  Mr. Legault was appointed and served as our Senior Executive Vice President, Chief Administrative Officer, until he ceased to be employed by us in September 2008; and

  •
  Mr. Twomey was appointed Senior Vice President, Chief Accounting Officer and then served as our Executive Vice President, Chief Financial Officer until he ceased to be employed by us in September 2008.

        Term.    The term of each executive's employment agreement commenced on the effective date of his or her employment agreement, as set forth in the "Other Post-Employment and Change in Control Benefits" section of the Compensation Discussion and Analysis, above. Unless terminated earlier, each employment agreement will terminate on its second anniversary (such respective period, the "Initial Term"), other than in the case of Ms. Sammons, whose agreement will terminate on its third anniversary. Each agreement will automatically renew for an additional one year term (the "Renewal Term"), unless either the executive or Rite Aid provides the other with notice of non-renewal at least 180 days (120 days in the case of Mr. Fiala) prior to the expiration of the Initial Term or a Renewal Term, as applicable.

        Salary and Incentive Bonus.    The respective agreements provide each executive with a base salary and incentive compensation (which may be reviewed periodically for increase by the Compensation Committee) that includes, with respect to fiscal year 2009:

  •
  Ms. Sammons is entitled to receive an annual base salary of not less than $750,000 (and received an annualized base salary of $1,000,000 in fiscal year 2009). If Rite Aid's performance meets certain targets in the future, Ms. Sammons may receive an annual bonus that, if awarded, will equal or exceed 200% of her annual base salary then in effect.

  •
  Mr. Standley is entitled to an annual base salary of not less than $900,000 (and received an annualized base salary of $900,000 in fiscal year 2009). If Rite Aid's performance meets certain targets in the future, Mr. Standley may receive an annual bonus that, if awarded, will equal or exceed 125% of his annual base salary then in effect.

  •
  Mr. Vitrano is entitled to an annual base salary of not less than $700,000 (and received an annualized base salary of $700,000 in fiscal year 2009). If Rite Aid's performance meets certain targets in the future, Mr. Vitrano may receive an annual bonus that, if awarded, will equal or exceed 110% of his annual base salary then in effect.

  •
  Mr. Fiala is entitled to receive an annual base salary of not less than $440,000 (and received an annualized base salary of $457,600 in fiscal year 2009). If Rite Aid's performance meets certain targets in the future, Mr. Fiala may receive an annual bonus that, if awarded, will equal or exceed 60% of his annual base salary then in effect.

  •
  Mr. Sari is entitled to an annual base salary of not less than $225,000 (and received an annualized base salary of $432,640, which was increased effective January 1, 2009 to $550,000 in fiscal year 2009). Mr. Sari is not entitled to receive a bonus for any period following the end of fiscal year 2009. As previously announced, Mr. Sari left the Company on April 8, 2009.

  •
  Mr. Donley is entitled to receive an annual base salary of not less than $225,000 (and received an annualized base salary of $330,970 in fiscal year 2009). If Rite Aid's performance meets certain targets in the future, Mr. Donley may receive an annual bonus that, if awarded, will equal or exceed 50% of his annual base salary then in effect.

  •
  Mr. Easley was entitled to receive an annual base salary of not less than $750,000 (and received an annualized base salary of $787,500 in fiscal year 2009) before his resignation in September 2008. Mr. Easley was not entitled to receive a bonus for the portion of the fiscal year that he worked prior to September 2008.

  •
  Mr. Legault was entitled to an annual base salary of not less than $750,000 (and received an annualized base salary of $750,000 in fiscal year 2009) until his resignation in September 2008. Mr. Legault was not entitled to receive a bonus for the portion of the fiscal year that he worked prior to September 2008.

  •
  Mr. Twomey was entitled to receive an annual base salary of not less than $317,000 (and received an annualized base salary of $468,918 in fiscal year 2009) before his resignation in September 2008. Pursuant to the terms of his employment agreement, Mr. Twomey received an annual incentive bonus in respect of fiscal year 2009, pro-rated for the portion of the fiscal year that he worked prior to September 2008.

        Other Benefits.    Pursuant to their employment agreements, each of the Named Executive Officers is also entitled to participate in Rite Aid's welfare benefits, fringe benefit and perquisite programs and savings plans.

        Restrictive Covenants.    The employment agreement of each Named Executive Officer prohibits the officer from competing with Rite Aid during his or her employment period and for a period of two years, or with respect to Ms. Sammons and Messrs. Standley and Vitrano, one year, thereafter.

        Termination and Change in Control Benefits.    The provisions of the employment agreements relating to termination of employment are described under the caption "Potential Payments Upon Termination or Change in Control" below.

OUTSTANDING EQUITY AWARDS AT FISCAL 2009 YEAR-END

        The following table summarizes the number of securities underlying outstanding equity awards for the Named Executive Officers as of February 28, 2009:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)(2)	Option Exercise price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: # of Unearned Shares or Units That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Shares or Units of Stock That Have Not Vested ($)(3)
Mary F. Sammons	1,800,000		2.75	12/5/2009	66,500	18,620	61,779	17,298
	1,050,000		2.75	6/29/2010	8,144	2,280
	3,500,000		4.05	2/13/2011	41,186	11,532
	497,216		2.26	1/30/2012	202,700	56,756
	500,000		2.10	12/11/2012
	292,208		5.38	6/24/2014
	200,251	66,750	4.11	6/23/2015
	139,972	139,971	4.42	6/20/2016
	61,780	185,337	6.07	6/26/2017
		669,600	0.89	10/2/2018
John T. Standley	312,700		2.75	12/5/2009	51,100	14,308
		3,500,000	0.96	9/24/2018
		168,800	0.89	10/2/2018
Frank G. Vitrano		1,400,000	0.96	9/24/2018	39,700	11,116
		131,300	0.89	10/2/2018
Brian R. Fiala	61,553	184,658	6.07	6/26/2017	41,035	11,490	11,553	3,235
		173,600	0.89	10/2/2018	52,600	14,728
Robert B. Sari	10,500		5.38	11/10/2009	9,708	2,718	14,563	4,078
	139,500		4.05	2/13/2011	49,700	13,916
	37,380		5.40	4/7/2014
	26,949	8,982	4.11	6/23/2015
	31,106	31,104	4.42	6/20/2016
	14,564	43,690	6.07	6/26/2017
		164,200	0.89	10/2/2018
Douglas E. Donley	58,000		23.00	4/16/2009	6,234	1,746	7,864	2,202
	64,000		5.38	11/10/2009	992	278
	75,000		4.05	2/13/2011	5,242	1,468
	25,000		2.10	12/11/2012	26,800	7,504
	24,173		5.40	4/7/2014
	24,511	8,170	4.11	6/23/2015
	17,054	17,052	4.42	6/20/2016
	7,865	23,592	6.07	6/26/2017
		88,700	0.89	10/2/2018

(1)
Refer to "Potential Payments Upon Termination or Change in Control," below for circumstances under which the terms of the vesting of equity awards would be accelerated.

(2)
These stock options will generally vest in equal installments on each of the first four anniversaries of the grant date, based on continued employment. On September 24, 2008, Messrs. Standley and Vitrano each received an award of stock options in connection with his commencement of employment with us in the 2009 fiscal year. These awards will generally vest in equal installments on each of the first four anniversaries of the grant date, based on continued employment. With respect to the restricted stock awards listed, one-third of the restricted shares will vest on each of the first three anniversaries of the grant date, based on continued employment.

(3)
Determined with reference to $0.28, the closing price of a share of Rite Aid common stock on the last trading day before February 28, 2009.

 OPTIONS EXERCISES AND STOCK VESTED TABLE FOR FISCAL 2009

        The following table summarizes for each Named Executive Officer the stock option exercises and shares vested during fiscal year 2009:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mary F. Sammons	—	—	257,136	598,772
John T. Standley	—	—	—	—
Frank G. Vitrano	—	—	—	—
Brian R. Fiala	—	—	20,518	27,699
Robert B. Sari	—	—	23,967	48,983
Douglas E. Donley	—	—	23,640	54,147
Robert J. Easley	—	—	110,297	114,885
Pierre Legault	—	—	189,834	227,253
Kevin Twomey	—	—	63,189	113,632

 NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2009

        The following table provides information concerning the non-qualified defined contribution and deferred compensation of each of the Named Executive Officers in the 2009 fiscal year:

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings (Loss) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Mary F. Sammons	—	240,000	(1,037,566)	—	1,623,587
John T. Standley	—	75,000	(143,267)	(234,875)	197,652
Frank G. Vitrano	—	70,000	(10,548)	—	59,452
Brian R. Fiala	—	109,120	476	—	183,180
Robert B. Sari	—	105,515	6,437	—	754,263
Douglas E. Donley	—	78,924	(309,733)		359,471
Robert J. Easley	—	105,000	(28,272)	(176,807)	8,523
Pierre Legault	—	105,000	(18,048)	(163,303)	7,661
Kevin Twomey	—	65,646	(646)	(287,471)	478,529

(1)
Amounts shown relate to a supplemental executive retirement plan for Ms. Sammons. Please refer to the Compensation Discussion and Analysis under the caption "Post-Retirement Benefits" for a description of the material terms of this plan.

(2)
Amounts shown relate to a supplemental executive retirement plan covering the Named Executive Officers other than Ms. Sammons. Please refer to the Compensation Discussion and Analysis under the caption "Post-Retirement Benefits" for a description of the material terms of this plan.

(3)
Includes contributions to the supplemental executive retirement plans that were previously disclosed in prior Summary Compensation Tables for Ms. Sammons of $2,421,200, Mr. Twomey of $701,000, Mr. Sari of $642,300 and Mr. Legault of $0.

        Rite Aid established a defined contribution supplemental executive retirement plan for the benefit of Mr. Miller and Ms. Sammons, which is described in Compensation Discussion and Analysis above. Messrs. Standley, Vitrano, Fiala, Sari and Donley receive benefits under a different defined contribution supplemental executive retirement plan, which is also described in the Compensation Discussion and Analysis above.

 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

        As discussed above under the caption "Executive Employment Agreements," the Company has entered into employment agreements with each of the Named Executive Officers. Upon written notice, the employment agreement of each of the Named Executive Officers is terminable by either Rite Aid or the individual officer seeking termination.

        If Ms. Sammons is terminated by Rite Aid without "cause" or if she terminates her employment for "good reason" (as such terms are defined in Ms. Sammons' employment agreement), then:

  •
  Ms. Sammons will be paid an amount equal to three times the sum of the annual base salary and target bonus; a pro-rated bonus for the fiscal year of termination (determined with reference to the maximum amount payable for such year); and any accrued but unpaid salary and bonus;

  •
  Ms. Sammons will be paid the deferred compensation amounts that would otherwise have been credited to her pursuant to the supplemental executive retirement plan (discussed in the Compensation Discussion and Analysis) had she continued employment with Rite Aid through the end of the then-remaining employment period and she will continue to receive medical benefits (or be reimbursed for the cost of such benefits) for life; and

  •
  all outstanding stock options will immediately vest and be exercisable for the remainder of their stated terms, the restrictions on outstanding restricted common stock will immediately lapse and any performance or other conditions applicable to any other equity incentive awards will be considered to have been satisfied.

        If Ms. Sammons' employment is terminated as a result of her death or "disability" (as such term is defined in her employment agreement), she (or her estate as the case may be) will be entitled to an amount equal to her pro-rated bonus for the fiscal year of termination (determined with reference to the maximum amount payable for such year), and continued medical benefits (or reimbursement for the cost of such benefits) for her life or the life of her spouse, payment of any accrued but unpaid salary and bonus and full vesting of all outstanding stock options, restricted stock and other equity incentive awards (with performance goals being deemed to have been satisfied at targeted levels).

        Upon termination of employment for any reason other than "cause" (as such term is defined in her employment agreement), Ms. Sammons is entitled to receive an annual payment following termination and continuing for life (and the life of her spouse) equal to the cost of purchasing medical coverage comparable to the coverage provided to the Company's senior executives immediately prior to such termination, excepting payments for periods that the Company provides such coverage described above.

        Pursuant to their employment agreements with the Company, if any of Messrs. Standley, Vitrano, Fiala, Sari, Donley, Easley, Legault and Twomey is terminated by Rite Aid without "cause" or if such officer's employment is terminated by the officer for "good reason" (as such terms are defined in the applicable employment agreement), then the officer will be entitled to receive:

  •
  an amount equal to two times the sum of the annual base salary and target bonus in severance, a pro-rata bonus for the fiscal year of termination for all officers other than Messrs. Fiala, Easley and Legault and any accrued but unpaid salary and benefits. The severance amount is payable in installments over the two year period following the termination;

  •
  continued health benefit for two years following the termination; and

  •
  all outstanding stock options will immediately vest and be exercisable, generally, for a period of 90 days following the termination of employment and the restrictions on the restricted common stock will immediately lapse to the extent the options would have vested and restrictions would have lapsed had he remained employed by Rite Aid for two years following the termination.

        If Rite Aid terminates any of the Named Executive Officers for "cause," or if any of the Named Executive Officers terminates his or her employment without "good reason" (with the exception of Ms. Sammons, whose termination provision is described above):

  •
  Rite Aid shall pay the officer all accrued but unpaid salary and benefits;

  •
  any portion of any then-outstanding stock option grant that was not exercised prior to the date of termination shall immediately terminate; and

  •
  any portion of any restricted stock award, or other equity incentive award, as to which the restrictions have not lapsed or as to which any other conditions were not satisfied prior to the date of termination shall be forfeited.

        If the employment of any of the Named Executive Officers is terminated as a result of death or "disability" (other than Ms. Sammons, whose benefits upon such a termination are described above), the officer will be entitled to receive all accrued but unpaid salary and benefits payable under death or disability benefit plans in which the officer participates, continued health insurance for two years and vesting of an amount of stock options and restricted stock as would have vested had the officer remained employed for two years following the date of termination.

        Upon Mr. Easley's ceasing to be employed by the Company in September 2008, he became entitled to receive a total of $3,307,500 in severance under his employment agreement with us, based on the triggering event of a termination by the Company without cause. As of February 28, 2009, the end of our last completed fiscal year, Mr. Easley had received $505,817 of this amount, as shown in the "All Other Compensation" column of the Summary Compensation Table. The remainder of this severance amount will be paid to Mr. Easley in substantially equal bi-weekly installments, subject to his compliance with restrictive covenants. Because Mr. Easley was not employed by us as of the end of fiscal year 2009, no table quantifying the potential payments that would have been made based on a termination of employment on the last day of fiscal year 2009 is provided.

        Upon Mr. Legault's ceasing to be employed by the Company in September 2008, he became entitled to receive a total of $3,150,000 in severance under his employment agreement with us, based on the triggering event of a termination by the Company without cause. As of February 28, 2009, the end of our last completed fiscal year, Mr. Legault had received $460,000 of this amount, as shown in the "All Other Compensation" column of the Summary Compensation Table. The remainder of this severance amount will be paid to Mr. Legault in substantially equal bi-weekly installments, subject to his compliance with restrictive covenants. Because Mr. Legault was not employed by us as of the end of fiscal year 2009, no table quantifying the potential payments that would have been made based on a termination of employment on the last day of fiscal year 2009 is provided.

        Upon Mr. Twomey's ceasing to be employed by the Company in September 2008, he became entitled to receive a total of $1,641,212 in severance under his employment agreement with us, based on the triggering event of a termination by the Company without cause. As of February 28, 2009, the end of our last completed fiscal year, Mr. Twomey had received $310,207 of this amount, as shown in the "All Other Compensation" column of the Summary Compensation Table. The remainder of this severance amount will be paid to Mr. Twomey in substantially equal bi-weekly installments, subject to his compliance with restrictive covenants. Because Mr. Twomey was not employed by us as of the end of fiscal year 2009, no table quantifying the potential payments that would have been made based on a termination of employment on the last day of fiscal year 2009 is provided.

        Upon the termination of employment of any of the Named Executive Officers, the officer would generally become entitled to receive a distribution of his or her vested account balance under the nonqualified deferred compensation plans maintained by the Company. Pursuant to applicable tax regulations, any such distributions will generally be delayed for a period of six months following the Named Executive Officer's separation from service. The account balance of each Named Executive Officer is shown in the Nonqualified Deferred Compensation for Fiscal 2009 table, above.

        Change in Control Arrangements.    Under Ms. Sammons' December 5, 1999 employment agreement, any termination of employment by the executive within the six month period commencing on the date of a "change in control" of Rite Aid (as such term is defined herein) will be treated as a termination of employment by the executive for "good reason." On October 11, 2006, Ms. Sammons' Employment Agreement was amended to provide that the Acquisition would not trigger the change in control benefits described above.

        Under Mr. Standley's employment agreement, upon a change in control, all of his stock options awarded pursuant to his employment agreement and all stock options awarded pursuant to the Company's executive equity program then held by him shall immediately vest and be exercisable. Under Mr. Vitrano's employment agreement, upon a change in control, all stock options awarded pursuant to his employment agreement would immediately vest and be exercisable. Under Messrs. Fiala, Legault and Easley's employment agreements, upon a change in control, all of their stock options awarded pursuant to the employment agreement would immediately vest and be exercisable and any restrictions on restricted stock awarded pursuant to the employment agreement would immediately lapse. Under Mr. Sari's employment agreement, upon a "change in control," all of his stock options held as of the date of his employment agreement would have immediately vested and become exercisable and any restrictions on restricted stock would have immediately lapsed. Under Mr. Twomey's employment agreement, upon a "change in control," any restrictions on restricted stock granted pursuant to his employment agreement would have immediately lapsed.

        Each employment agreement provides that the Named Executive Officer will receive an additional payment to reimburse the officer for any excise taxes imposed pursuant to Section 4999 of the Internal Revenue Code, together with reimbursement for any additional taxes incurred by reason of such payments.

        The unvested account balance of the supplemental executive retirement plan in which Messrs. Standley, Vitrano, Fiala, Sari, Donley, Easley, Legault and Twomey participate will vest upon a change in control of the Company as defined in the supplemental executive retirement plan, only if such Named Executive Officer is involuntarily terminated without cause within twelve months of the change in control. For more information regarding the supplemental executive retirement plan, refer to the Compensation Discussion and Analysis under the caption "Post-Retirement Benefits."

        Mr. Donley has no change in control benefits under his employment agreement, as amended.

        For purposes of the employment agreements with the Named Executive Officers, where applicable, the term "change in control" generally means an acquisition of 25% percent (35% in the case of Messrs. Vitrano and Standley) or more of the Company's combined voting power; the incumbent directors (generally including current directors and future directors whose election or nomination is approved by the Board) ceasing to constitute a majority of the Board; the consummation of a merger or similar transaction, other than (i) such a transaction in which the voting securities outstanding immediately prior to such transaction continue to represent at least 60% of the voting power of the Company immediately after the transaction or (ii) a recapitalization or similar transaction in which no person becomes the beneficial owner of 25% (35% in the case of Mr. Vitrano and Mr. Standley) or more of the Company's combined voting power; or the stockholders approve a plan of complete liquidation or dissolution of the Company.

Quantification

        The termination and change in control payments that would have been made to the Named Executive Officers had their employment been terminated as of February 28, 2009 under the circumstances described in the tables below are quantified in the tables below.

Mary F. Sammons	Death ($)	Disability ($)	Change in Control ($)	Termination by the Company Without Cause or by the Executive for Good Reason ($)		Voluntary Termination of Employment by the Executive Within Six Months After Change in Control ($)
3 × Base Salary	N/A	N/A	N/A	3,000,000		3,000,000
3 × Bonus	N/A	N/A	N/A	6,000,000		6,000,000
Pro-Rated Bonus for Fiscal Year of Termination	—	—	N/A	—		—
Continued Health Benefits(a)	190,000	190,000	N/A	190,000		190,000
SERP Contribution Continuation for 3 Years	720,000	720,000	N/A	720,000		720,000
Vesting of Options and Restricted Stock(1)	89,188	89,188	89,188	89,188		89,188
Excise Tax Gross-up	N/A	N/A	0	3,654,000	(b)	3,654,000

(a)
Refer to the "Potential Payments Upon Termination or Change in Control" section above for a description of the benefits provided to Ms. Sammons following certain terminations of employment.

(b)
This payment is shown under the assumption that the termination occurred on or after a change in control.

John T. Standley	Death ($)	Disability ($)	Change in Control ($)	Termination by the Company Without Cause or by the Executive for Good Reason ($)		Voluntary Termination of Employment by the Executive Within Six Months After Change in Control ($)
2 × Base Salary	N/A	N/A	N/A	1,800,000		N/A
2 × Bonus	N/A	N/A	N/A	2,250,000		N/A
Pro-Rated Bonus for Fiscal Year of Termination	96,750	96,750	N/A	96,750		N/A
Continued Health Benefits	18,084	18,084	N/A	18,084		N/A
SERP Vesting	56,765	56,765	56,765	56,765		N/A
Vesting of Options and Restricted Stock(1)	9,539	9,539	9,539	9,539		N/A
Excise Tax Gross-up	N/A	N/A	0	1,553,000	(a)	N/A

(a)
This payment is shown under the assumption that the termination occurred on or after a change in control.

Frank G. Vitrano	Death ($)	Disability ($)	Change in Control ($)	Termination by the Company Without Cause or by the Executive for Good Reason ($)		Voluntary Termination of Employment by the Executive Within Six Months After Change in Control ($)
2 × Base Salary	N/A	N/A	N/A	1,400,000		N/A
2 × Bonus	N/A	N/A	N/A	1,540,000		N/A
Pro-Rated Bonus for Fiscal Year of Termination	66,220	66,220	N/A	66,220		N/A
Continued Health Benefits	14,352	14,352	N/A	14,352		N/A
SERP Vesting	52,511	52,511	52,511	52,511		N/A
Vesting of Options and Restricted Stock(1)	7,411	7,411	7,411	7,411		N/A
Excise Tax Gross-up	N/A	N/A	0	1,269,000	(a)	N/A

(a)
This payment is shown under the assumption that the termination occurred on or after a change in control.

Brian R. Fiala	Death ($)	Disability ($)	Change in Control ($)	Termination by the Company Without Cause or by the Executive for Good Reason ($)	Voluntary Termination of Employment by the Executive Within Six Months After Change in Control ($)
2 × Base Salary	N/A	N/A	N/A	915,200	N/A
2 × Bonus	N/A	N/A	N/A	N/A	N/A
Pro-Rated Bonus for Fiscal Year of Termination	N/A	N/A	N/A	N/A	N/A
Continued Health Benefits	32,481	32,481	N/A	32,481	N/A
SERP Vesting	139,034	139,034	139,034	139,034	N/A
Vesting of Options and Restricted Stock(1)	9,819	9,819	9,819	9,819	N/A
Excise Tax Gross-up	N/A	N/A	0	0	N/A

Robert Sari	Death ($)	Disability ($)	Change in Control ($)	Termination by the Company Without Cause or by the Executive for Good Reason ($)	Voluntary Termination of Employment by the Executive Within Six Months After Change in Control ($)
2 × Base Salary	N/A	N/A	N/A	1,100,000	N/A
2 × Bonus	N/A	N/A	N/A	660,000	N/A
Pro-Rated Bonus for Fiscal Year of Termination	44,648	44,648	N/A	44,648	N/A
Continued Health Benefits	31,878	31,878	N/A	31,878	N/A
SERP Vesting	131,986	131,986	131,986	131,986	N/A
Vesting of Options and Restricted Stock(1)	11,996	11,996	11,996	11,996	N/A
Excise Tax Gross-up	N/A	N/A	0	0	N/A

Douglas E. Donley	Death ($)	Disability ($)	Change in Control ($)	Termination by the Company Without Cause or by the Executive for Good Reason ($)	Voluntary Termination of Employment by the Executive Within Six Months After Change in Control ($)
2 × Base Salary	N/A	N/A	N/A	661,939	N/A
2 × Bonus	N/A	N/A	N/A	330,970	N/A
Pro-Rated Bonus for Fiscal Year of Termination	28,463	28,463	N/A	28,463	N/A
Life Benefits	16,269	16,269	N/A	16,269	N/A
SERP Vesting	8,216	8,216	8,216	8,216	N/A
Vesting of Options and Restricted Stock(1)	N/A	N/A	N/A	N/A	N/A
Excise Tax Gross-up	N/A	N/A	N/A	N/A	N/A

(1)
As described above in the "Potential Payments Upon Termination or Change in Control" narrative, upon a change in control (as defined in the employment agreements), the Named Executive

  Officers would become fully vested in certain outstanding stock option and restricted stock grants that were not yet vested on the date of the change in control. The value of stock options shown is based on the excess of $0.28, the closing price of a share of Rite Aid common stock on the last trading day before February 28, 2009, over the exercise price of such options, multiplied by the number of unvested stock options held by the officer. The value of restricted stock shown is determined by multiplying the number of shares of restricted stock that would vest as of February 28, 2009 and $0.28, the closing price of a share of Rite Aid common stock on the last trading day before February 28, 2009.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth, as of April 28, 2009, certain information concerning the beneficial shareholdings of (a) each director, (b) each Jean Coutu Group director designee, (c) each of our "named executive officers" (as such term is defined in Item 402(a)(3) of Regulation S-K under the Exchange Act), (d) each holder of more than five percent of the common stock and (e) all directors, executive officers and Jean Coutu Group director designees as a group (based on 885,910,678 shares of common stock outstanding as of April 28, 2009, plus the number of shares of common stock into which the outstanding shares of LGP preferred stock are convertible). Each of the persons named below has sole voting power and sole investment power with respect to the shares set forth opposite his or her name, except as otherwise noted.

Beneficial Owners	Number of Common Shares Beneficially Owned(1)		Percentage of Class
Named Executive Officers and Directors:
Joseph B. Anderson, Jr.	203,334	(2)	*
André Belzile	86,667	(3)	*
François J. Coutu	86,667	(4)	*
Michel Coutu	86,667	(5)	*
James Donald	33,334	(6)	*
Douglas Donley	335,213	(7)	*
Robert Easley	65,540	(8)	*
Brian Fiala	237,259	(9)	*
David R. Jessick	0
Pierre Legault	114,285	(10)	*
Robert G. Miller	9,442,912	(11)	1.06%
Michael Regan	86,667	(12)	*
Mary F. Sammons	10,248,673	(13)	1.15%
Robert B. Sari	415,014	(14)	*
Philip G. Satre	361,834	(15)	*
Jonathan D. Sokoloff	26,796,164	(16)	2.94%
John T. Standley	568,782	(17)	*
Marcy Syms	203,334	(18)	*
Kevin Twomey	97,254	(19)	*
Frank Vitrano	39,700	(20)	*
Dennis Wood	86,667	(21)	*
All Executive Officers and Directors
18 persons	48,924,174		5.26%
5% Stockholders:
Thornburg Investment Management Inc.	62,097,198	(22)	7.01%
119 E. Marcy Street
Santa Fe, NM 87501
The Jean Coutu Group (PJC), Inc	251,975,262	(23)	28.44%
530 Bériault Street
Longueuil, Quebec J4G 1S8

*
Percentage less than 1% of class.

(1)
Beneficial ownership has been determined in accordance with Rule 13d-3 under Exchange Act, thereby including options exercisable as of June 27, 2009.

(2)
This amount includes 183,334 shares which may be acquired within 60 days by exercising stock options.

(3)
This amount includes 66,667 shares which may be acquired within 60 days by exercising stock options.

(4)
This amount includes 66,667 shares which may be acquired within 60 days by exercising stock options.

(5)
This amount includes 66,667 shares which may be acquired within 60 days by exercising stock options.

(6)
This amount includes 33,334 shares which may be acquired within 60 days by exercising stock options.

(7)
This amount includes 262,163 shares which may be acquired within 60 days by exercising stock options.

(8)
This amount represents 65,540 shares owned by Mr. Easley, who ceased to be employed by the Company on September 24, 2008.

(9)
This amount includes 123,106 shares which may be acquired within 60 days by exercising stock options.

(10)
This amount represents 114,285 shares owned by Mr. Legault, who ceased to be employed by the Company on September 24, 2008.

(11)
The amount includes 8,883,334 shares which may be acquired within 60 days by exercising stock options.

(12)
This amount includes 66,667 shares which may be acquired within 60 days by exercising stock options.

(13)
This amount includes 52,779 shares owned by Ms. Sammons' spouse and 8,239,942 shares which may be acquired within 60 days by exercising stock options.

(14)
This amount includes 299,097 shares which may be acquired within 60 days by exercising stock options. Mr. Sari ceased to be employed by the Company on April 8, 2009.

(15)
This amount includes 233,334 shares which may be acquired within 60 days by exercising stock options.

(16)
This amount includes 705,436 shares owned jointly by Mr. Sokoloff and his spouse and 26,090,728 shares beneficially owned by Green Equity Investors III, L.P., which is affiliated with Leonard Green & Partners, L.P., of which Mr. Sokoloff is an executive officer and equity owner.

(17)
This amount includes 312,700 shares which may be acquired within 60 days by exercising stock options.

(18)
This amount includes 183,334 shares which may be acquired within 60 days by exercising stock options.

(19)
This amount represents 97,254 shares owned by Mr. Twomey, who ceased to be employed by the Company on September 24, 2008.

(20)
This amount represents 39,700 shares of restricted common stock.

(21)
This amount includes 66,667 shares which may be acquired within 60 days by exercising stock options.

(22)
Based solely on a Schedule 13G/A filed with the Commission on March 2, 2009 which indicates that as of February 27, 2008, these shares are beneficially owned by Thornburg Investment Management, Inc. The Schedule 13G/A reports sole power to vote or direct the voting of 62,097,198 shares and sole power to dispose or direct the disposition of 62,097,198 shares.

(23)
Based upon shares acquired on June 4, 2007 in connection with the closing of the stock purchase agreement and shares acquired on October 5, 2007 pursuant to Section 1.4 of the stockholder agreement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Person Transactions

        We have adopted a written policy concerning the review, approval or ratification of transactions with related persons. The Nominating and Governance Committee is responsible for review, approval or ratification of "related person transactions" between the Company or its subsidiaries and related persons. Under SEC rules, a related person is, or anytime since the beginning of the last fiscal year was, a director, officer, nominee for director, an immediate family member (as defined under applicable SEC rules) of such persons, or a 5% stockholder of the Company. A related person transaction is any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000, and a related person has a direct or indirect material interest.

        Directors, executive officers and nominees must complete an annual questionnaire and disclose all potential related person transactions involving themselves and their immediate family members that are known to them. Throughout the year, directors and executive officers must notify the Corporate Secretary and Chief Accounting Officer of any potential Related Person Transactions as soon as they become aware of any such transaction. The Corporate Secretary and Chief Accounting Officer inform the Nominating and Governance Committee of any related person transaction of which they are aware. The Corporate Secretary and Chief Accounting Officer are responsible for conducting a preliminary analysis and review of potential related person transactions and presentation to the Nominating and Governance Committee for review including provision of additional information to enable proper consideration by the Committee. As necessary, the Nominating and Governance Committee shall review approved related person transactions on a periodic basis throughout the duration of the transaction to ensure that the transactions remains in the best interests of the Company. The Nominating and Governance Committee may, in its discretion, engage outside counsel to review certain related person transactions. In addition, the Nominating and Governance Committee may request that the full Board of Directors consider the approval or ratification of related person transactions if it deems advisable. A copy of our full policy concerning transactions with related persons is available on the Corporate Governance section of our website at www.riteaid.com.

Agreement with John T. Standley

        Prior to being employed by the Company, Rite Aid paid Mr. Standley a fee of $32,500 per week for consulting services rendered in July, August and September 2008. The consulting agreement was on a week-to-week basis, which also provided for the reimbursement of out-of-pocket expenses incurred by Mr. Standley. During fiscal year 2009 and prior to his employment as President and Chief Operating Officer, Rite Aid paid Mr. Standley a consulting fee of $293,551.

Deferred Compensation for David R. Jessick's Prior Service

        Pursuant to the terms of a deferred compensation program in place during Mr. Jessick's prior service with the Company, Mr. Jessick received a payment of approximately $109,000 in fiscal 2009 and a final payment of approximately $61,000 in March 2009.

Relationship with Leonard Green & Partners L.P.

        Rite Aid has entered into a one-year agreement with Leonard Green & Partners L.P., or Leonard Green, effective January 1, 2006, whereby Rite Aid has agreed to pay Leonard Green a fee of $300,000 per year (reduced to $150,000 per year on June 4, 2007 when John Danhakl ceased to be a director on the Company's Board of Directors) for its consulting services. The consulting agreement was extended effective January 1, 2007 on a month-to-month basis, which also provides for the reimbursement of out-of-pocket expenses incurred by Leonard Green. This agreement is an extension of Rite Aid's existing consulting agreement with Leonard Green. Pursuant to the consulting agreement, Rite Aid may engage Leonard Green to provide financial advisory and investment banking services in connection with major financial transactions that it undertakes in the future. During fiscal year 2009, Rite Aid paid Leonard Green a consulting fee of $137,500. This transaction was reviewed and ratified by our Board in April 2007 under our related person transactions approval policy described above. Jonathan D. Sokoloff, a director of Rite Aid, is an equity owner of Leonard Green.

Agreements with Jean Coutu Group

        In connection with Rite Aid's acquisition of the Brooks and Eckerd drugstore chains from Jean Coutu Group, Rite Aid and Jean Coutu Group became a party to a series of agreements which are described below.

Stock Purchase Agreement

        Rite Aid entered into a stock purchase agreement with Jean Coutu Group to acquire all of the capital stock of The Jean Coutu Group (PJC) USA, Inc., or Jean Coutu USA, which was a wholly-owned subsidiary of Jean Coutu Group and the holding company for the Brooks and Eckerd drugstore chains. Pursuant to the stock purchase agreement, certain of the provisions extend beyond the closing of the Acquisition.

        Non-Competition Covenant.    Jean Coutu Group has agreed that for five years after the closing of the Acquisition it will not (other than as a stockholder of Rite Aid and through its designees on Rite Aid's Board of Directors) engage in the retail pharmacy business in the United States or the pharmacy benefits management business in the United States. In a related agreement, Michel Coutu, our Non-Executive Co-Chairman, has agreed that for three years after the closing of the Acquisition, he will not (other than as a stockholder of Rite Aid and in his capacity as a Rite Aid director), engage in the retail pharmacy business in the United States or the pharmacy benefits management business in the United States.

        Indemnification.    The stock purchase agreement provides for indemnification for losses arising from breaches of representations and warranties, breaches of covenants and certain actions relating to the conduct of the business of Jean Coutu Group (other than Jean Coutu USA). Each party's indemnification obligation for breaches of representations and warranties is subject to a $35 million deductible and each party's indemnification obligation for breaches of representations and warranties and for breaches of covenants is subject to an aggregate cap of $450 million. The deductible and cap do not apply to losses arising from or relating to the conduct of the business of Jean Coutu Group. No claim for a breach of a representation and warranty may be brought by either party or included in the aggregate losses for purposes of satisfying the deductible unless it exceeds a minimum threshold of $10,000.

        Jean Coutu Group also has agreed to indemnify Rite Aid for losses arising from pre-closing taxes of Jean Coutu USA, any breaches of tax representations and warranties or breaches of tax covenants and for half of any transfer taxes resulting from the transaction. The deductible and cap do not apply to losses arising from tax matters.

Stockholder Agreement

        Concurrently with entering into the stock purchase agreement, Rite Aid, Jean Coutu Group and certain Coutu family members entered into a stockholder agreement. The stockholder agreement contains provisions relating to board and board committee composition, corporate governance, stock ownership, stock purchase rights, transfer restrictions, voting arrangements and other matters.

        Board and Board Committee Representation.    The stockholder agreement provides that Jean Coutu Group initially will have the right to designate four members of Rite Aid's Board of Directors. Thereafter, Jean Coutu Group will have the right to designate a certain number of director nominees for election to our Board, taking into account Jean Coutu Group designees then serving in a class or classes of directors whose terms are not yet expiring, subject to Jean Coutu Group's maintenance of specified percentage thresholds of Rite Aid total voting power.

Percentage of Total Voting Power	Number of Directors/ Director Nominees
25% and above	4
17.9% - 24.9%	3
10.7% - 17.8%	2
5% - 10.6%	1

        For so long as Jean Coutu Group is entitled to designate at least two directors and subject to NYSE independence requirements for directors, Jean Coutu Group will have the right to designate one of its designees to each of the Audit, Compensation and Nominating and Governance Committees of the Rite Aid Board. In the event that only one of Jean Coutu Group's designees qualifies as an independent director of Rite Aid, that designee will be appointed to one of the three committees and other Jean Coutu Group designees will be provided "observer status" to attend committee meetings (subject to the committees meeting in executive session) of the other two committees.

        Voting Arrangements.    The stockholder agreement provides that for a period of five years after the closing of the Acquisition, Jean Coutu Group agrees to vote its shares for each Rite Aid director nominee recommended by the Board. Thereafter, Jean Coutu Group will vote its shares for each Rite Aid director nominee it designated and, in its discretion, either for each other Rite Aid director nominee recommended by the Board or for each other Rite Aid director nominee recommended by the Board and for nominees recommended by other persons in the same proportion as votes cast by all other Rite Aid stockholders for those nominees.

        Right to Purchase Securities.    For so long as Jean Coutu Group owns at least 20% of the total Rite Aid voting power, Jean Coutu Group will have the right to purchase securities in future issuances of Rite Aid voting securities (other than in certain types of issuances described below) to permit Jean Coutu Group to maintain the same percentage of total voting power it held prior to the issuance. These purchase rights will not apply to issuances of Rite Aid stock in connection with conversions of convertible preferred stock, equity compensation plan awards, acquisitions by Rite Aid, equity-for-debt exchanges and certain other types of issuances. Subject to certain conditions, under circumstances in which Jean Coutu Group is not permitted to purchase voting securities in a Rite Aid issuance of voting securities, Jean Coutu Group will be permitted to make open market purchases of Rite Aid common stock in order to maintain the same percentage of total voting power it held prior to the issuance.

        Standstill Restrictions.    For so long as Jean Coutu Group (or any Coutu family stockholder or group of Coutu family stockholders) owns at least 5% of the total voting power of Rite Aid and for nine months thereafter, Jean Coutu Group or such Coutu family stockholders or group of Coutu family stockholders will be subject to restrictions on the acquisition of additional Rite Aid voting securities, other than with Rite Aid's consent or through the stock purchase rights discussed above, as well as restrictions on taking certain actions relating to Rite Aid.

        Transfer Restrictions.    For so long as Jean Coutu Group owns 5% or more of the voting power of Rite Aid's securities and for nine months thereafter, Rite Aid voting securities owned by Jean Coutu Group will be subject to restrictions on transfer included in the stockholder agreement, other than transfers in accordance with Rule 144, in a registered public offering, in connection with a pro rata dividend, spinoff or distribution to Jean Coutu Group stockholders and certain other permitted transfers.

        In addition, subject to the foregoing, Jean Coutu Group may not transfer shares to someone who, as a result of the transfer, would own more than 5% of the outstanding shares of Rite Aid common stock.

        Supermajority Board Approval.    For so long as Jean Coutu Group owns at least 25% of the total voting power of Rite Aid, certain matters will require the approval of two-thirds of all of the Rite Aid Board of Directors, including increases in the number of authorized shares, significant issuances of Rite Aid equity securities, mergers, reorganizations, consolidations or similar business combinations involving Rite Aid, significant asset sales and certain other actions specified in the stockholder agreement.

Registration Rights Agreement

        Concurrently with entering into the stock purchase agreement, Rite Aid, Jean Coutu Group and certain Coutu family members entered into a registration rights agreement. Pursuant to the registration rights agreement, subject to certain conditions, Jean Coutu Group has the right, on six occasions, to demand that Rite Aid register shares of Rite Aid common stock held by Jean Coutu Group for resale in an underwritten public offering, provided that the anticipated aggregate offering price would exceed $100 million or the registration is for at least 25% of the Rite Aid common stock held by Jean Coutu Group. Jean Coutu Group also may request that Rite Aid include those shares in certain registration statements that Rite Aid may file in the future in connection with underwritten offerings.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Credit Facility

        On June 12, 2009, in connection with the June 2009 Refinancing Transactions and the offering of the old notes, we repaid all amounts outstanding under our then existing revolving credit facility and entered into a new $1.0 billion revolving credit facility. On October 26, 2009, we entered into two incremental facilities amendments to our senior credit facility which increased the maximum commitments under the Existing Revolver from $1.0 billion to $1.175 billion and increased the size of our existing Tranche 4 Term Loan due 2015 by $125.0 million. At the closing of the Refinancing Transactions, we paid all accrued but unpaid interest on the amounts outstanding under the original Tranche 4 Term Loans.

        Borrowings under the Amended Revolver will continue to bear interest, at our option, at (a) an adjusted LIBOR rate with a floor of 3.00% per annum, plus the Revolver Margin (as defined herein) or (b) the greater of (x) Citibank's base rate with a 4.00% per annum base rate floor and (y) the federal funds rate plus 0.50%, in each case plus the Revolver Margin. The "Revolver Margin" is 4.50% for LIBOR borrowings and 3.50% for base rate borrowings and can fluctuate depending on the amount of revolver availability, as specified in the senior credit facility. We are required to pay fees on the daily unused amount of the Amended Revolver in an amount per annum equal to 1.00% or 0.75% depending on the amount of revolver availability. Amounts drawn under the Amended Revolver become due and payable on September 30, 2012.

        Our ability to borrow under the Amended Revolver is based upon a specified borrowing base consisting of accounts receivable, inventory and prescription files. At November 28, 2009, we had $124.0 million outstanding under the Amended Revolver. At November 28, 2009, we had letters of credit outstanding against the Amended Revolver of $169.0 million. We had additional borrowing capacity of $882.0 million under the Amended Revolver as of November 28, 2009.

        On June 4, 2007, we amended our senior credit facility to establish a new senior secured term loan in the aggregate principal amount of $1.105 billion and borrowed the full amount thereunder. A portion of the proceeds from the borrowings under this senior secured term loan (the "Tranche 2 Term Loan") was used to fund the Acquisition. The Tranche 2 Term Loan will mature on June 4, 2014 and currently bears interest at LIBOR plus 1.75%, if we choose to make LIBOR borrowings, or at the greater of (x) Citibank's base rate and (y) the federal funds rate plus 0.50%, in each case plus 0.75%. We must make mandatory prepayments of the Tranche 2 Term Loan (on a pro rata basis with the Tranche 3 Term Loan, the Tranche 4 Term Loan, any other term loans under the senior credit facility, and other senior obligations that require the sharing of such prepayments, including our 9.750% senior secured notes due 2016) with the proceeds of asset dispositions and casualty events (subject to certain limitations, including, in the case of proceeds from asset sales, prepayment of the Amended Revolver and any future revolving facilities under our senior credit facility prior to the prepayment of our other senior obligations that require the sharing of such prepayments, including the term loans and our 9.750% senior secured notes due 2016, in the event we have less than $900.0 million of borrowing capacity under such revolving facilities or such proceeds are received during a cash sweep period). We are also required to make mandatory prepayments of the Tranche 2 Term Loan (on a pro rata basis with the Tranche 3 Term Loan, the Tranche 4 Term Loan and any other term loans under the senior credit facility) with a portion of any excess cash flow generated by us and with the proceeds of certain issuances of equity and debt (subject to certain exceptions, including prepayment of revolving loans prior to any prepayment of term loans under the senior credit facility at any time such proceeds are received during a cash sweep period).

        In July 2008, we incurred a new senior secured term loan of $350.0 million under our senior credit facility. The Tranche 3 Term Loan was issued at a discount of 90% of par. The Tranche 3 Term Loan will mature on June 4, 2014 and bears interest at LIBOR (with a minimum LIBOR rate of 3.00%) plus

3.00%, if we choose to make LIBOR borrowings, or at the greater of (x) Citibank's base rate (with a minimum base rate of 4.00%) and (y) the federal funds rate plus 0.50%, in each case plus 2.00%. We must make mandatory prepayments of the Tranche 3 Term Loan (on a pro rata basis with the Tranche 2 Term Loan, the Tranche 4 Term Loan, any other term loans under the senior credit facility, and other senior obligations that require the sharing of such prepayments, including our 9.750% senior secured notes due 2016) with the proceeds of asset dispositions and casualty events (subject to certain limitations, including, in the case of proceeds from asset sales, prepayment of the Amended Revolver and any future revolving facilities under our senior credit facility prior to the prepayment of our other senior obligations that require the sharing of such prepayments, including the term loans and our 9.750% senior secured notes due 2016, in the event we have less than $900.0 million of borrowing capacity under such revolving facilities or such proceeds are received during a cash sweep period pursuant to the senior credit facility). We are also required to make mandatory prepayments of the Tranche 3 Term Loan (on a pro rata basis with the Tranche 2 Term Loan, the Tranche 4 Term Loan and any other term loans under the senior credit facility) with a portion of any excess cash flow generated by us and with the proceeds of certain issuances of equity and debt (subject to certain exceptions, including prepayment of revolving loans prior to any prepayment of term loans under the senior credit facility at any time such proceeds are received during a cash sweep period).

        On June 10, 2009, we borrowed $525.0 million of new term loans under the Tranche 4 Term Loan. The original Tranche 4 Term Loan was issued at a discount of 96% of stated principal amount, resulting in gross proceeds of $504.0 million before fees and expenses. The original net proceeds of the Tranche 4 Term Loan were used to repay our then existing Tranche 1 Term Loan as well as approximately $350.0 million of the amounts outstanding under our then existing revolving credit facility, with a corresponding reduction in revolving commitments. On October 26, 2009, concurrently with the offering of the old notes, we increased the size of the Tranche 4 Term Loan by $125.0 million under the Incremental Tranche 4 Term Loan. The Incremental Tranche 4 Term Loan was issued at a premium of 103% of the stated principal amount, resulting in gross proceeds of $128.75 million before fees and expenses. Proceeds of the Incremental Tranche 4 Term Loan, along with borrowings under the Amended Revolver and the old notes, were used to repay in full the amounts outstanding under our securitization facilities. In addition, at the time of the closing of the Refinancing Transactions, we paid all accrued but unpaid interest on amounts outstanding under the original Tranche 4 Term Loan at the time of closing. The Tranche 4 Term Loan will mature on June 10, 2015, and bear interest at a rate per annum equal to, at our option, either (a) an adjusted LIBOR rate (with a LIBOR floor of 3.00% per annum) plus 6.50% or (b) the greater of (x) Citibank's base rate (with a base rate floor of 4.00% per annum) and (y) the federal funds rate plus 0.50%, in each case plus 5.50%. The Tranche 4 Term Loan is guaranteed by the Subsidiary Guarantors. We must make mandatory prepayments of the Tranche 4 Term Loan (on a pro rata basis with the Tranche 2 Term Loan, the Tranche 3 Term Loan, any other term loan under the senior credit facility and other senior obligations that require the sharing of such prepayments, including our 9.750% senior secured notes due 2016) with the proceeds of asset dispositions and casualty events (subject to certain limitations, including, in the case of proceeds from asset sales, prepayment of the Amended Revolver and any future revolving facilities under our senior credit facility prior to the prepayment of our other senior obligations that require the sharing of such prepayments, including the term loans and the new notes, in the event we have less than $900.0 million of borrowing capacity under such revolving facilities or such proceeds are received during a cash sweep period). We are also required to make mandatory prepayments of the Tranche 4 Term Loan (on a pro rata basis with the Tranche 2 Term Loan, the Tranche 3 Term Loan and any other term loans under the senior credit facility) with a portion of any excess cash flow generated by us and with the proceeds of certain issuances of equity and debt (subject to certain exceptions, including prepayment of revolving loans prior to any prepayment of term loans under the senior credit facility at any time such proceeds are received during a cash sweep period).

        If at any time the total credit exposure outstanding under our senior credit facility, and together with the principal amount of our 9.750% senior secured notes due 2016, and the principal amount of any other senior obligations, including other term loans, other revolving exposures and any additional senior debt, exceeds the borrowing base, we must mandatorily, first, repay the outstanding revolving loans and swingline loans under the senior credit facility, second, cash collateralize letters of credit issued under the senior credit facility, and, third, repay the Tranche 2 Term Loan, the Tranche 3 Term Loan, the Tranche 4 Term Loan and any of the term loans under the senior credit facility (on a pro rata basis) to eliminate such shortfall. All prepayments of the Tranche 4 Term Loan occurring on or prior to the third anniversary of the initial borrowing of the Tranche 4 Term Loans are subject to a prepayment premium in an amount equal to (i) 5.0% of the principal amount prepaid if such prepayment occurs on or prior to the first anniversary of such borrowing, (ii) 3.0% of the principal amount prepaid if such prepayment occurs on or prior to the second anniversary of such borrowing and (iii) 1.0% of the principal amount prepaid if such prepayment occurs on or prior to the third anniversary of such borrowing.

        We entered into the Credit Agreement Amendments on June 5, 2009 to permit the refinancing of the indebtedness under the senior credit facility with new secured indebtedness on a senior or second lien basis, including the new notes, and to provide us greater flexibility to consummate asset sales. The Credit Agreement Amendments also permitted us to refinance our then existing accounts receivable securitization facilities with on-balance sheet indebtedness secured on a senior or second priority basis (in each case subject to permitted liens). In addition, as a result of the Credit Agreement Amendments, if we have less than $150.0 million of revolver availability under our senior credit facility, or the Amended Revolver, as applicable, we will be subject to a fixed charge coverage ratio maintenance test. The Credit Agreement Amendments also restrict us and the Subsidiary Guarantors from accumulating cash on hand in excess of $200.0 million at any time when revolving loans under our senior credit facility are outstanding (not including cash located in our store deposit accounts, cash related to our then existing accounts receivable securitization facilities, cash necessary to cover our current liabilities and certain other exceptions) and from borrowing revolving loans under our senior credit facility in excess of $100.0 million over three consecutive business days (subject to certain exceptions). The Credit Agreement Amendments also state that if at any time (other than following the exercise of remedies or acceleration of any senior obligations or second priority debt and receipt of a triggering notice by the senior collateral agent from a representative of the senior obligations or the second priority debt) either (x) an event of default exists under our senior credit facility or (y) the sum of revolver availability under our senior credit facility and certain amounts held on deposit with the senior collateral agent in a concentration account is less than $100.0 million for three consecutive business days (a "cash sweep period"), the funds in our deposit accounts will be swept to a concentration account with the senior collateral agent and will be applied first to repay outstanding revolving loans under the senior credit facility, and then held as Collateral for the senior obligations until such cash sweep period is rescinded pursuant to the terms of our senior credit facility.

        Our senior credit facility allows us to have outstanding, at any time, up to $1.5 billion in secured second priority debt and unsecured debt in addition to borrowings under the senior credit facility and existing indebtedness, provided that not in excess of $750.0 million of such secured second priority debt and unsecured debt shall mature or require scheduled payment of principal prior to 90 days after June 4, 2014 subject to mandatory prepayments of the Tranche 2 Term Loan, Tranche 3 Term Loan, Tranche 4 Term Loan and any other term loans under our senior credit facility. Our senior credit facility allows us to incur an unlimited amount of unguaranteed unsecured debt with a maturity beyond 90 days after June 4, 2014; however, other debt obligations may limit the amount of unsecured debt that can be incurred if certain interest coverage levels are not met at the time of incurrence of this debt. Our senior credit facility also allows, so long as it is not in default, for the voluntary repurchase or exchange of any debt with a maturity on or before June 4, 2014, and for the voluntary repurchase or exchange of debt with a maturity after June 4, 2014, if we maintain availability under the Amended Revolver and our future revolving facilities under our senior credit facility, of more than $100.0 million.

        Our senior credit facility contains covenants, that place restrictions on the incurrence of debt beyond the restrictions described above, the payments of dividends, sale of assets, mergers and acquisitions and the granting of liens. Our senior credit facility also requires us to maintain a minimum fixed charge coverage ratio, but only if availability under the revolving credit facility, including the Amended Revolver, is less than $150.0 million.

        Our senior credit facility provides for events of default including nonpayment, misrepresentation, breach of covenants and bankruptcy. It is also an event of default if we fail to make any required payment on debt having a principal amount in excess of $50.0 million or any event occurs that enables, or which with the giving of notice or the lapse of time would enable, the holder of such debt to accelerate the maturity or require the repurchase of such debt.

        The guarantees of our senior credit facility are currently secured by a senior lien on the Collateral. Pursuant to the security agreements and a collateral trust and intercreditor agreement, the senior collateral agent, at all times, controls all rights and remedies with respect to the Collateral while such senior obligations (including letters of credit or commitments thereunder) are outstanding. Pursuant to the senior lien intercreditor agreement, the senior collateral agent, acting at the direction of the parties to our senior credit facility will, under most circumstances, control all the rights and remedies with respect to the Collateral prior to the termination of the senior credit facility even though all the senior secured parties, will share equally and ratably in the Collateral upon the exercise of remedies following an event of default. The senior liens do not entitle holders of our 9.750% senior secured notes due 2016 to take any action whatsoever with respect to the Collateral at any time when obligations (including letters of credit or commitments thereunder) under the senior credit facility are outstanding. The senior secured parties, will receive all proceeds from any realization on the Collateral until the senior obligations are paid in full.

Debt Securities

  Secured Debt

  10.250% Senior Secured Notes due 2019

        We currently have $270.0 million aggregate principal amount of our old notes outstanding. These notes are unsecured, unsubordinated obligations of Rite Aid Corporation and are guaranteed by the same Subsidiary Guarantors that guarantee our obligations under the senior secured credit facility, and our outstanding 9.750% senior secured notes due 2016, 10.375% senior secured notes due 2016, 7.5% senior secured notes due 2017, 8.625% senior notes due 2015, 9.375% senior notes due 2015 and 9.5% senior notes due 2017. The guarantees of the old notes are secured on a second priority basis, pari passu with the secured guarantees of our 10.375% senior secured notes due 2016 and 7.5% senior secured notes due 2017.

        The old notes will mature on October 15, 2019. Interest on the old notes is payable semi-annually on April 15 and October 15 of each year. Prior to October 15, 2014, we may redeem some or all of the old notes at any time at specified make-whole premiums. Beginning on October 15, 2014, we may redeem some or all of the old notes at specified redemption prices. In addition, prior to October 15, 2012, we may redeem up to 35% of the old notes with the net proceeds of certain equity offerings. Under certain circumstances, holders of the old notes will have the right to require us to repurchase the old notes. The securities do not have the benefit of any sinking fund.

        The indenture governing the old notes contains covenant provisions that, among other things, include limitations on our ability to pay dividends, make investments on other restricted payments,

incur debt, grant liens, sell assets and enter into sale-leaseback transactions. The old notes were issued at 99.2% of par.

  9.750% Senior Secured Notes due 2016

        We currently have $410.0 million aggregate principal amount of our 9.750% senior secured notes due 2016 outstanding (the "9.750% Notes"). These notes are unsecured, unsubordinated obligations of Rite Aid Corporation and rank equally in right of payment with all other unsubordinated indebtedness. Our obligations under the 9.750% Notes are fully and unconditionally guaranteed, jointly and severally, subject to certain limitations, by all of our subsidiaries that guarantee the obligations under our senior credit facility, the 10.375% senior secured notes due 2016, the 7.5% senior secured notes due 2017, the 8.625% senior notes due 2015, the 9.375% senior notes due 2015 and the 9.5% senior notes due 2017. These same subsidiaries will also guarantee our obligations under the new notes. The guarantees are secured, subject to permitted liens, by shared senior liens with debt outstanding under the senior credit facility granted by the Subsidiary Guarantors on all their assets that secure our obligations under our senior credit facility, subject to certain exceptions. The guarantees by the Subsidiary Guarantors of the 9.750% Notes rank pari passu in right of payment with the guarantees of our senior credit facility.

        The 9.750% Notes will mature on June 12, 2016. Interest on the 9.750% Notes is payable semi-annually on March 15 and September 15 of each year. Prior to June 12, 2013, we may redeem some or all of the 9.750% Notes at any time at specified make-whole premiums. Beginning on June 12, 2013, we may redeem some or all of the 9.750% Notes at specified redemption prices. In addition, prior to June 12, 2012, we may redeem up to 35% of the 9.750% Notes with the net proceeds of certain equity offerings. Under certain circumstances, holders of the 9.750% Notes will have the right to require us to repurchase the notes. The securities do not have the benefit of any sinking fund.

        The indenture governing the 9.750% Notes contains covenant provisions that, among other things, include limitations on our ability to pay dividends, make investments or other restricted payments, incur debt, grant liens, sell assets and enter into sale-leaseback transactions. The 9.750% Notes were issued at 98.2% of par.

  10.375% Senior Secured Notes due 2016

        We currently have $470.0 million aggregate principal amount of our 10.375% senior secured notes due 2016 (the "10.375% Notes") outstanding. These notes are unsubordinated obligations of Rite Aid Corporation and rank equally in right of payment with all of Rite Aid's other unsubordinated indebtedness. Our obligations under the 10.375% Notes are fully and unconditionally guaranteed, jointly and severally, subject to certain limitations, by all of our subsidiaries that guarantee the obligations under our senior credit facility, the 9.750% Notes, the 7.5% senior secured notes due 2017, the 8.625% senior notes due 2015, the 9.375% senior notes due 2015 and the 9.5% senior notes due 2017. These same subsidiaries will also guarantee our obligations under the new notes. The guarantees are secured, subject to permitted liens, by shared second priority liens with holders of our 7.5% Notes, granted by the Subsidiary Guarantors on all their assets that secure our senior lien obligations under our senior credit facility and the 9.750% Notes as well as our second priority obligations under the 7.5% senior secured notes due 2017 and the new notes, subject to certain exceptions. The guarantees by the Subsidiary Guarantors of the 10.375% Notes rank junior in right of payment with the guarantees of our senior credit facility and the 9.750% Notes.

        The 10.375% Notes will mature on July 15, 2016. Interest on the 10.375% Notes is payable semi-annually on January 15 and July 15 of each year. Prior to July 15, 2012, we may redeem some or all of the notes at any time at specified make-whole premiums. Beginning on July 15, 2012, we may redeem some or all of the 10.375% Notes due 2017 at specified redemption prices. In addition, prior to July 15, 2011, we may redeem up to 35% of the 10.375% Notes with the net proceeds of certain equity offerings. Under certain circumstances, holders of the 10.375% Notes will have the right to require us to repurchase the notes. The securities do not have the benefit of any sinking fund.

        The indenture governing the 10.375% Notes contains covenant provisions that, among other things, include limitations on our ability to pay dividends, make investments or other restricted payments, incur debt, grant liens, sell assets and enter into sale-leaseback transactions.

  7.5% Senior Secured Notes due 2017

        We currently have $500.0 million aggregate principal amount of our 7.5% senior secured notes due 2017 (the "7.5% Notes") outstanding. These notes are unsubordinated obligations of Rite Aid and rank equally in right of payment with all other unsubordinated indebtedness. Our obligations under the 7.5% Notes are fully and unconditionally guaranteed, jointly and severally, subject to certain limitations, by all of our subsidiaries that guarantee the obligations under our senior credit facility, the 9.750% Notes, the 10.375% Notes, the 8.625% senior notes due 2015, the 9.375% senior notes due 2015 and the 9.5% senior notes due 2017. These same subsidiaries will also guarantee our obligations under the new notes. The guarantees are secured, subject to permitted liens, by shared second priority liens, with holders of our 10.375% Notes, granted by the Subsidiary Guarantors on all their assets that secure our senior lien obligations under our senior credit facility and the 9.750% Notes as well as our second priority obligations under the 10.375% Notes and the new notes, subject to certain exceptions. The guarantees by the Subsidiary Guarantors of the 7.5% Notes rank junior in right of payment with the guarantees of our senior credit facility and the 9.750% Notes.

        The 7.5% Notes will mature on March 1, 2017. Interest on the 7.5% Notes is payable semi-annually on March 1 and September 1 of each year. Prior to March 1, 2012, we may redeem some or all of the notes at any time at specified make-whole premiums. Beginning on March 1, 2012, we may redeem some or all of the 7.5% Notes at specified redemption prices. Under certain circumstances, holders of the 7.5% Notes will have the right to require us to repurchase the notes. The securities do not have the benefit of any sinking fund.

        The indenture governing the 7.5% Notes contains covenant provisions that, among other things, include limitations on our ability to pay dividends, make investments or other restricted payments, incur debt, grant liens, sell assets and enter into sale-leaseback transactions.

  Guaranteed Unsecured Debt

  8.625% Senior Notes due 2015

        We currently have $500.0 million aggregate principal amount of our 8.625% senior notes due 2015 (the "8.625% Notes") outstanding. These notes are unsecured, unsubordinated obligations of Rite Aid and rank equally in right of payment with all other unsecured, unsubordinated indebtedness. The 8.625% Notes are fully and unconditionally guaranteed, jointly and severally, subject to certain limitations, by all of our subsidiaries that guarantee our obligations under our senior credit facility and other outstanding senior notes. The guarantees are unsecured.

        The 8.625% Notes will mature on March 1, 2015. Interest on the 8.625% Notes is payable semi-annually on March 1 and September 1 of each year. Prior to March 1, 2011, we may redeem some or all of the 8.625% Notes at any time at specified make-whole premiums. Beginning on March 1, 2011, we may redeem some or all of the 8.625% Notes at specified redemption prices. Under certain circumstances, holders of the 8.625% Notes will have the right to require us to repurchase the notes. The securities do not have the benefit of any sinking fund.

        The indenture governing the 8.625% Notes contains covenant provisions that, among other things, include limitations on our ability to pay dividends, make investments or other restricted payments, incur debt, grant liens, sell assets and enter into sale-leaseback transactions.

  9.375% Senior Notes due 2015

        We currently have $410.0 million aggregate principal amount of our 9.375% senior notes due 2015 (the "9.375% Notes") outstanding. These notes are unsecured, unsubordinated obligations of Rite Aid and rank equally in right of payment with all other unsecured, unsubordinated indebtedness. The 9.375% Notes are fully and unconditionally guaranteed, jointly and severally, subject to certain limitations, by all of our subsidiaries that guarantee our obligations under our senior credit facility and other outstanding senior notes. The guarantees are unsecured.

        The 9.375% Notes will mature on December 15, 2015. Interest on the 9.375% Notes is payable semi-annually on June 15 and December 15 of each year. Prior to June 15, 2011, we may redeem some or all of the 9.375% Notes at any time at specified make-whole premiums. Beginning on June 15, 2011, we may redeem some or all of the 9.375% Notes at specified redemption prices. Under certain circumstances, holders of the 9.375% Notes will have the right to require us to repurchase the notes. The securities do not have the benefit of any sinking fund.

        The indenture governing the 9.375% Notes contains covenant provisions that, among other things, limit our ability and the ability of our restricted subsidiaries to, among other things incur additional debt, pay dividends or make other restricted payments, purchase, redeem or retire capital stock or subordinated debt, make asset sales, enter into transactions with affiliates, incur liens, enter into sale-leaseback transactions, provide subsidiary guarantees, make investments and merge or consolidate with any other persons.

  9.5% Senior Notes due 2017

        We currently have $810.0 million aggregate principal amount of our 9.5% senior notes due 2017 (the "9.5% Notes") outstanding. These notes are unsecured, unsubordinated obligations of Rite Aid and rank equally in right of payment with all other unsecured, unsubordinated indebtedness. The 9.5% Notes are fully and unconditionally guaranteed, jointly and severally, subject to certain limitations, by all of our subsidiaries that guarantee our obligations under our senior credit facility and other outstanding senior notes. The guarantees are unsecured.

        The 9.5% Notes will mature on June 15, 2017. Interest on the 9.5% Notes is payable semi-annually on June 15 and December 15 of each year. Prior to June 15, 2012, we may redeem some or all of the 9.5% Notes at any time at specified "make-whole" premiums. Beginning on June 15, 2012, we may redeem some or all of the 9.5% Notes at specified redemption prices. Under certain circumstances, holders of the 9.5% Notes will have the right to require us to repurchase the notes. The securities do not have the benefit of any sinking fund.

        The indenture governing the 9.5% Notes contains covenant provisions that, among other things, limit our ability and the ability of our restricted subsidiaries to, among other things; incur additional debt, pay dividends or make other restricted payments, purchase, redeem or retire capital stock or subordinated debt, make asset sales, enter into transactions with affiliates, incur liens, enter into sale-leaseback transactions, provide subsidiary guarantees, make investments and merge or consolidate with any other persons.

  Other Unsecured Debt

  8.125% Notes due 2010

        The 8.125% notes due 2010 (the "8.125% Notes") are our unsecured obligations and we currently have $11.1 million aggregate principal amount of these securities outstanding.

        The 8.125% Notes will mature on May 1, 2010. Interest on the 8.125% Notes is payable semi-annually on May 1 and November 1 of each year. The 8.125% Notes do not have the benefit of any sinking fund.

        On June 4, 2008, we commenced a tender offer and consent solicitation (the "Tender Offer") under which we offered to repurchase all outstanding amounts of the 8.125% Notes. On July 8, 2008, the Tender Offer expired and we repaid $348.9 million of the then outstanding balance of our 8.125% Notes.

        As a result of the Tender Offer and related consent solicitation, the indenture governing the 8.125% Notes was amended to eliminate substantially all of the restrictive covenants therein including limitations on our ability to incur additional debt and grant liens against assets. In addition, the guarantees on the 8.125% Notes were eliminated and the 8.125% Notes are no longer secured.

  6.875% Senior Debentures due 2013

        The 6.875% senior debentures due 2013 (the "Debentures") are our unsecured obligations and we currently have $184.8 million aggregate principal amount of these securities outstanding.

        The Debentures will mature on August 15, 2013. Interest on the Debentures is payable semi-annually on February 15 and August 15 of each year. The Debentures may not be redeemed prior to maturity and do not have the benefit of any sinking fund.

        The indenture governing the Debentures contains covenant provisions that, among other things, include a limitation on our ability to incur certain debt, grant liens and enter into sale-leaseback transactions.

  9.25% Senior Notes due 2013

        The 9.25% senior notes due 2013 (the "9.25% Notes") are our unsecured obligations and we currently have $6.0 million aggregate principal amount of these securities outstanding.

        The 9.25% Notes will mature on June 1, 2013. Interest on the 9.25% Notes is payable semi-annually on June 1 and December 1 of each year. The notes may be redeemed at our option in whole at any time or in part from time to time and do not have the benefit of any sinking fund.

        On June 4, 2008, we commenced the Tender Offer under which we offered to repurchase all outstanding amounts of the 9.25% Notes. On July 8, 2008, the Tender Offer expired and we repaid $144.0 million of the outstanding balance of our 9.25% Notes.

        As a result of the Tender Offer and related consent solicitation, the indenture governing the 9.25% Notes was amended to eliminate substantially all of the restrictive covenants therein including limitations on our ability to incur additional debt and grant liens against assets. In addition, the guarantees on the 9.25% Notes were eliminated.

  8.5% Convertible Notes due 2015

        The 8.5% Convertible Notes are our unsecured obligations, and we currently have $158.0 million aggregate principal amount of these securities outstanding.

        The 8.5% Convertible Notes will mature on May 15, 2015, unless previously converted or repurchased in accordance with their terms prior to such date. Interest on the 8.5% Convertible Notes is payable semi-annually on May 15 and November 15 of each year. The 8.5% Convertible Notes may not be redeemed prior to maturity and do not have the benefit of any sinking fund.

        Holders of our 8.5% Convertible Notes will have the right to convert any portion of the principal amount of their 8.5% Convertible Notes that is in an integral multiple of $1,000 into shares of our common stock at any time prior to the close of business on the business day immediately preceding the maturity date, unless previously repurchased, at an initial conversion rate of 386.3614 shares of common stock per $1,000 principal amount of 8.5% Convertible Notes (equivalent to a conversion price of approximately $2.59 per share). The conversion rate will be subject to adjustment upon the occurrence of certain events, such as dividends or stock splits.

        If Rite Aid undergoes a fundamental change (as defined in the indenture governing the 8.5% Convertible Notes), including if our common stock is no longer listed on the NYSE or another national exchange, holders may require Rite Aid to repurchase all or a portion of their 8.5% Convertible Notes at a price equal to 100% of the principal amount of the 8.5% Convertible Notes to be repurchased, together with interest accrued, if any, to but not including the repurchase date. The triggering of this repurchase right constitutes a default under our senior credit facility.

  7.7% Notes due 2027

        The 7.7% notes due 2027 (the "7.7% Notes") are our unsecured obligations and we currently have $295.0 million aggregate principal amount of these securities outstanding.

        The notes will mature on February 15, 2027. Interest on the 7.7% Notes is payable semi-annually on August 15 and February 15 of each year. The 7.7% Notes may not be redeemed prior to maturity and do not have the benefit of any sinking fund.

        The indenture governing the 7.7% Notes contains covenant provisions that, among other things, include a limitation on our ability to incur certain debt, grant liens and enter into sale-leaseback transactions.

  6.875% Fixed-Rate Senior Notes due 2028

        The 6.875% senior notes (the "6.875% Notes") are our unsecured obligations and we currently have $128.0 million aggregate principal amount of these securities outstanding.

        The 6.875% Notes will mature on December 15, 2028. Interest on the 6.875% Notes is payable semi-annually on June 15 and December 15 of each year. The 6.875% Notes may be redeemed at our option in whole at any time or in part from time to time and do not have the benefit of any sinking fund.

        The indenture governing the 6.875% Notes contains covenant provisions that, among other things, include a limitation on our ability to incur certain debt, grant liens and enter into sale-leaseback transactions.

DESCRIPTION OF COLLATERAL AND INTERCREDITOR AGREEMENTS

  General

        The following summary of our collateral and intercreditor agreements is subject to and qualified in its entirety by reference to the detailed provisions of the security and guarantee agreements, the collateral trust and intercreditor agreement and the other agreements relating to the Collateral. We urge you to read those agreements and the indenture governing the new notes because they, and not this description, define your rights as a holder of the new notes. Copies of such agreements are available upon request to us or the initial purchasers. This summary should also be read in conjunction with the "Description of the New Notes" contained in this prospectus. You can find the definition of terms used in this description under "Description of the New Notes—Definitions."

  Collateral

        Our obligations under the new notes will be fully and unconditionally guaranteed, jointly and severally, subject to certain limitations, by the Subsidiary Guarantors. Our direct obligations under the new notes will not be secured. The Subsidiary Guarantees will be secured (subject to permitted liens) on a second priority basis by liens on substantially the same assets that secure our existing and future Senior Obligations (other than cash or cash equivalents securing letter of credit obligations) which will initially consist of the Senior Credit Facility) and the 9.750% Notes due 2016. The second priority liens on the Collateral will run in favor of the Second Priority Collateral Trustee for the benefit of the holders of our Second Priority Debt, including for the holders of the new notes, and will be subject to the terms of the Intercreditor Agreement, which is described below. The second priority liens will be shared equally and ratably (subject to permitted liens) with guarantees of our other Second Priority Debt Obligations in the distribution of the Collateral. As of the date hereof, the 10.375% Notes due 2016 and the 7.5% Notes due 2017 constitute our only other Second Priority Debt Obligations. We may also incur additional debt that is secured by the Collateral on a senior priority basis and second priority basis. We may incur such debt without the consent of the holders of the new notes.

        The Collateral securing guarantees of our existing Senior Obligations, Second Priority Debt and the new notes currently consists primarily of the following assets of the Subsidiary Guarantors:

  •
  accounts receivable and chattel paper;

  •
  deposit accounts;

  •
  cash management accounts;

  •
  contracts, documents, general intangibles and instruments; and

  •
  intellectual property, script lists, pharmaceutical inventory and other eligible inventory.

Exercise of Remedies and Application of Proceeds

        All rights against the Collateral are subject to the terms and provisions of the Intercreditor Agreement. Pursuant to the Intercreditor Agreement, the Second Priority Collateral Trustee has the authority to act as the exclusive agent for each of the parties to our Second Priority Obligations, including for holders of the 10.375% Notes due 2016, the 7.5% Notes due 2017 and the new notes, with respect to the enforcement of any remedy against the Collateral.

        The decision of whether, and to what extent, to exercise remedies against the Collateral will be solely at the direction of the then controlling party under the Intercreditor Agreement. Initially, and for so long as any Senior Obligations are in effect, the controlling party under the Intercreditor Agreement will be the Senior Collateral Agent and the Majority Senior Parties. Until such time as all obligations under the Senior Credit Facility have been paid in full, including any hedging agreements, the Majority

Senior Parties will be the lenders that hold, in the aggregate, a majority of the outstanding loans and unused commitments under the Senior Credit Facility. Thereafter, the Majority Senior Parties will be the holders of the Additional Senior Debt Obligations constituting the largest principal amount of all Additional Senior Debt Obligations then outstanding required to approve actions in respect of the Additional Senior Debt Facility in respect of such largest principal amount of Additional Senior Debt Obligations. The 9.750% Notes due 2016 are the only outstanding Additional Senior Debt Obligations. Following the Senior Obligations Payment Date, which is the date on which (i) all Senior Obligations have been paid in full, including any hedging agreements, (ii) all lending commitments under any agreements in respect of Senior Obligations (including the Senior Credit Facility) have been terminated, and (iii) there are no outstanding letters of credit under any such agreements in respect of Senior Obligations, other than any such letters of credit as have been fully cash collateralized pursuant to the terms of the Senior Credit Facility, the Second Priority Collateral Trustee and the Second Priority Instructing Group will have the exclusive right to exercise any right or remedy with respect to the Collateral. The Second Priority Instructing Group will be the trustee or other representatives of the Second Priority Debt Obligations representing a majority of the then aggregate amount of outstanding Second Priority Debt Obligations. The 10.375% Notes due 2016, the 7.5% Notes due 2017 and the new notes are the only outstanding Second Priority Debt Obligations. The terms of the new notes provide that Holders of new notes are deemed to consent to an amendment to the Intercreditor Agreement that would extend such control rights to any other Senior Obligations so long as any Senior Obligations are outstanding, prior to the holders of the Second Priority Debt Obligations having any right to control actions.

        The Second Priority Collateral Trustee and the holders of the Second Priority Debt Obligations, including the holders of the new notes, will not have any right to initiate or direct the exercise of remedies against the Collateral while any Senior Obligations exist. As a result, even following an event of default, including a bankruptcy proceeding, under the Indenture and an acceleration of the debt evidenced by the new notes, neither the Trustee nor the Holders of the new notes will have any right or ability to exercise or cause the exercise of remedies against the Collateral while the Senior Credit Facility or the 9.750% Notes due 2016, or any other Senior Obligations, exist. During any period after the Senior Obligation Payment Date, the controlling party will be the Second Priority Collateral Trustee and the Second Priority Instructing Group.

        If the Second Priority Collateral Trustee or any Holder of any Second Priority Debt Obligations, including the new notes, receives any cash proceeds or other monies in respect of the Collateral by exercise of any rights of set-off or otherwise at any time before the Senior Obligation Payment Date, such proceeds or monies are required to be delivered to the Senior Collateral Agent to be applied in accordance with the terms of the Intercreditor Agreement.

        The cash proceeds of any sales of, or collections on, any Collateral received upon the exercise of remedies, including pursuant to a bankruptcy proceeding, will be applied pursuant to the Intercreditor Agreement in the following order of priority:

        First, to the payment of all unpaid fees, expenses, reimbursements and indemnifications of the Senior Collateral Agent and the Second Priority Collateral Trustee, on a pro-rata basis;

        Second, to the Senior Collateral Agent, the Second Priority Collateral Trustee and any other Senior Secured Parties to reimburse such parties for any advances pro rata based on the amounts so advanced;

        Third, to the payment of the Senior Obligations pro rata based on the amount of the Senior Obligations then due and owing, if any;

        Fourth, to the payment of all fees, expenses, reimbursements or indemnifications of the trustee, administrative agent, security agent or similar agent under each Second Priority Debt Obligation, including the 7.5% Notes due 2017, the 10.375% Notes due 2016, the new notes and any additional Second Priority Debt Obligations, on a pro rata basis;

        Fifth, to the trustee, administrative agent, security agent or similar agent under each Second Priority Debt Facility to reimburse such parties for any advances, pro rata based on the amounts so advanced;

        Sixth, to the payment of all Second Priority Debt Obligations, including the 7.5% Notes due 2017, the 10.375% Notes due 2016, the new notes and any additional Second Priority Debt Obligations, on a pro-rata basis; and

        Seventh, to the Company and the Subsidiary Guarantors or to whomever else may be lawfully entitled to receive the proceeds.

        The terms of the new notes provide that, without limiting the restrictions in the Indenture governing the new notes, Holders of new notes are deemed to consent to any amendment to Intercreditor Agreement approved by the Senior Collateral Agent or the Senior Secured Parties that would change the amount, or any restrictions on the terms, of debt that may be secured by liens on the Collateral.

Releases of Collateral

        The Majority Senior Parties may release the first priority lien on any Collateral, in whole or in part, by giving written instructions to the Senior Collateral Agent. Notwithstanding the foregoing, the release of substantially all of the Collateral securing the Senior Obligations requires the written consent of all the Senior Representatives pursuant to the Senior Lien Intercreditor Agreement.

        The second priority lien on any Collateral may also, at any time, be released in part by the Second Priority Collateral Trustee pursuant to written instructions of the Second Priority Instructing Group. Notwithstanding the foregoing, the release of all or substantially all of the Collateral securing the Second Priority Debt Obligations requires the consent of all of the parties to the Second Priority Debt Obligations, including the consent of the Holders of the new notes. If at any time the first priority liens on Collateral are released in whole or in part, then, under the terms of the Indenture for the new notes, the indenture for the 7.5% Notes due 2017 and the indenture for the 10.375% Notes due 2016, the holders of the new notes, the 7.5% Notes due 2017, and the 10.375% Notes due 2016 will be deemed to have given approval (including for purposes of determining actions of the Second Priority Instructing Group) for the release of the liens securing the Second Priority Debt Obligations, so long as (i) no lien securing any indebtedness remains on such Collateral, and (ii) after giving effect to any release of the second priority lien on such Collateral, at least $300.0 million aggregate principal amount of indebtedness remains outstanding under Senior Obligations that are Credit Facilities.

        The Intercreditor Agreement provides that in the event of a sale, transfer or other disposition of Collateral following certain events of default under the Senior Debt Documents or the Second Priority Debt Documents, any security interest or lien of the Second Priority Debt Parties in such Collateral (but not the proceeds thereof to the extent that such proceeds are to be applied to Second Priority Debt Obligations) will terminate and be released automatically and without further action if the senior lien in such Collateral is released. In addition, the Intercreditor Agreement, our existing Senior Obligations, the Indenture governing the new notes and the other agreements governing the first priority and second priority liens permit us to dispose of the Collateral, with a corresponding release of the lien on the Collateral, to the extent permitted by the Senior Debt Documents and the Second Priority Debt Documents. As a result, a disposition that does not violate the asset disposition covenant in the Indenture governing the new notes may result in a release of the lien on those assets without the consent of the Senior Secured Parties or the Second Priority Debt Parties. See "Description of the New Notes—Security for Subsidiary Guarantees" for certain other circumstances under which liens on the

Collateral securing guarantees of the new notes may be released, including without the consent of holders of new notes. Currently permitted dispositions pursuant to the Senior Debt Documents and other Second Priority Debt Documents, any of which may be amended without the consent of holders of new notes, include:

  •
  dispositions of inventory at retail, cash, cash equivalents and other cash management investments and obsolete, unused, uneconomic or unnecessary equipment or inventory, in each case in the ordinary course of business;

  •
  certain sales of overdue accounts arising in the ordinary course of business (subject to certain exceptions);

  •
  sales of accounts receivables relating to worker's compensation claims to collection agencies, pursuant to Rite Aid's customary cash management procedures;

  •
  sales of assets in the ordinary course of business in an aggregate amount not to exceed $200.0 million in any fiscal year; and

  •
  other sales or dispositions of real or personal property not in the ordinary course of business; provided that subject to certain exceptions, at least 75% of such consideration shall consist of cash.

Amendment to Collateral Documents

        The Majority Senior Parties and Second Priority Instructing Group may amend, supplement or waive any provision of the Intercreditor Agreement unless:

  •
  it requires the Company's consent or increases the Company's or any Subsidiary Guarantor's obligations or reduces the Company's or any Subsidiary Guarantor's rights;

  •
  it requires the consent of the Second Priority Collateral Trustee or increases the obligations or reduces the rights of the Second Priority Collateral Trustee;

  •
  it adversely affects the rights of the Second Priority Debt Parties under a particular Second Priority Debt Facility, as the case may be, in a manner materially different from its effect on any other Second Priority Debt Facility; or

  •
  it adversely affects the rights of Additional Senior Debt Parties under a particular Additional Senior Debt Facility, as the case may be, in a manner materially different from its effect on any other Additional Senior Debt Facility.

        In any of the above cases, the party (or its representative, as applicable) whose consent is required or which is adversely affected must give its consent. The terms of the new notes, the terms of the 7.5% Notes due 2017 and the terms of the 10.375% Notes due 2016 deem the holders of the new notes, the 7.5% Notes due 2017 and the 10.375% Notes due 2016, respectively, to have consented (including for purposes of determining actions of the Second Priority Instructing Group) to various amendments, which could be adverse to holders of the new notes, being made to the Second Priority Collateral Documents, including the Intercreditor Agreement.

 DESCRIPTION OF THE NEW NOTES

        You can find the definitions of terms used in this description under the subheading "Definitions." In this description, the words "Company," "we," "us" and "our" refer only to Rite Aid Corporation and not to any of its subsidiaries.

        We will issue the new notes due 2019 (the "New Notes") under the indenture dated as of October 26, 2009 (the "Indenture"), among the Company, the Subsidiary Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (the "Trustee").

        We urge you to read the Indenture because it, and not this description, defines your rights as a holder of the New Notes. Copies of the Indenture are available upon request to the Company at the address set forth under "Where You Can Find More Information."

        We can issue up to $270.0 million of New Notes now and an unlimited principal amount of additional Notes at later dates under the same Indenture, subject to the limitations contained in "Restrictive Covenants." We can issue additional Notes as part of the same series or as an additional series. Any additional Notes that we issue in the future will be identical in all respects to the New Notes, except that Notes issued in the future will have different issuance prices and issuance dates and may have a different CUSIP number. We will issue New Notes only in fully registered form without coupons, in denominations of $2,000 and integral multiples of $1,000.

Principal, Maturity and Interest

        The New Notes will mature on October 15, 2019.

        Interest on the New Notes will accrue at a rate of 10.250% per annum and will be payable semi-annually in arrears on April 15 and October 15, commencing on April 15, 2010. We will pay interest to those persons who were holders of record on the April 1 or October 1 immediately preceding the applicable interest payment date.

        Interest on the New Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Ranking

        The New Notes will be:

  •
  unsubordinated, unsecured obligations of the Company;

  •
  equal in right of payment ("pari passu") with all existing and future unsubordinated, unsecured debt of the Company; and

  •
  guaranteed on a subordinated basis by the Subsidiary Guarantors that guarantee the Senior Obligations (which consists of the Senior Credit Facility, and the 9.750% Notes due 2016) and these guarantees are secured by second priority liens (subject to Permitted Liens) on the Collateral shared with Second Priority Debt that shares equally with the New Notes in distributions of Collateral, in each case, subject to provisions governing releases of those guarantees and the Collateral.

        As of November 28, 2009:

  •
  the total outstanding debt of us and the Subsidiary Guarantors (including current maturities and capital lease obligations, but excluding unused commitments and undrawn letters of credit) was approximately $6.4 billion;

  •
  none of our or any Subsidiary Guarantors' debt was subordinated to the New Notes or the Subsidiary Guarantees;

  •
  the total outstanding debt of the Company and the Subsidiary Guarantors that was senior to the subordinated guarantees of the New Notes by the Subsidiary Guarantors and had the benefit of first priority liens on the Collateral was approximately $2.6 billion; and

  •
  the total outstanding debt of us and the Subsidiary Guarantors that had the benefit of pari passu subordinated guarantees from the Subsidiary Guarantors and shared pari passu, subject to Permitted Liens, second priority liens on the Collateral was approximately $1.2 billion (including the New Notes).

        The Subsidiary Guarantors also provide unsubordinated, unsecured guarantees of our 8.625% senior notes due 2015, 9.375% senior notes due 2015 and 9.5% senior notes due 2017.

        We only have a stockholder's claim in the assets of our Subsidiaries. This stockholder's claim is junior to the claims that creditors of our Subsidiaries have against our Subsidiaries. Holders of the New Notes will only be creditors of the Company and of those Subsidiaries that are Subsidiary Guarantors. In the case of Subsidiaries that are not Subsidiary Guarantors, all of the existing and future liabilities of these Subsidiaries, including any claims of trade creditors and preferred stockholders, will be structurally senior to the New Notes.

        As our Subsidiaries conduct substantially all of our operations, our ability to service our debt, including the New Notes, is dependent upon the earnings of our Subsidiaries, and their ability to distribute those earnings as dividends, loans or other payments to us. Certain laws restrict the ability of our Subsidiaries to pay us dividends or make loans and advances to us. If these restrictions are applied to Subsidiaries that are not Subsidiary Guarantors, then we would not be able to use the earnings of those Subsidiaries to make payments on the New Notes. Furthermore, under certain circumstances, bankruptcy "fraudulent conveyance" laws or other similar laws could invalidate the Subsidiary Guarantees or the liens securing them. If this were to occur, we would also be unable to use the earnings of these Subsidiary Guarantors to the extent they face restrictions on distributing funds to us. Any of the situations described above could make it more difficult for us to service our debt.

        As of November 28, 2009, the total balance sheet liabilities of the Subsidiary Guarantors, excluding intercompany liabilities and unused commitments and undrawn letters of credit was approximately $3.8 billion. This represents approximately 99% of the balance sheet liabilities of our Subsidiaries.

        The Subsidiary Guarantors and our other Subsidiaries have other liabilities, including contingent liabilities, that may be significant. The Indenture contains limitations on the amount of additional debt that we and the Restricted Subsidiaries may incur. However, the amounts of this debt could nevertheless be substantial and may be incurred either by Subsidiary Guarantors or by our other Subsidiaries.

        The New Notes are unsecured obligations of the Company. Secured debt of the Company will be effectively senior to the New Notes to the extent of the value of the assets securing this debt. While the Subsidiary Guarantees are secured, other secured debt of the Subsidiary Guarantors will be effectively senior to the New Notes to the extent that this debt has any of the following:

          (1)   a higher priority lien on the Collateral securing the Subsidiary Guarantees of the New Notes; or

          (2)   a lien on other Property that is not Collateral that secures the Subsidiary Guarantees of the New Notes.

        In either of the above cases, the other secured debt will be effectively senior to the New Notes to the extent of either:

          (1)   the value of the assets securing the other secured Debt, or

          (2)   the amount of the other secured Debt, whichever is less.

        See "Risk Factors—Risks Related to the Exchange Offer and Holding the New Notes."

Subsidiary Guarantees

        Our obligations under the Indenture, including the repurchase obligation resulting from a Change of Control, will be fully and unconditionally guaranteed, jointly and severally, on a subordinated basis, by our Subsidiaries that guarantee the Senior Obligations (which consists of the Senior Credit Facility, and the 9.750% Notes due 2016) and these guarantees will be secured by shared second priority liens (subject to Permitted Liens) on the Collateral, in each case subject to provisions governing releases of these guarantees and the Collateral.

        The Subsidiary Guarantors currently generate all of our revenue. As of and for the thirty-nine weeks ended November 28, 2009, our Subsidiaries that were Subsidiary Guarantors represented the following approximate percentages of the assets and revenues of the Company, on a consolidated basis:

99%	of our consolidated assets were represented by Subsidiaries that were Subsidiary Guarantors
100%	of our consolidated total revenues were represented by Subsidiaries that were Subsidiary Guarantors

        The Guarantees of the New Notes will be full and unconditional and joint and several and there will be no restrictions on the ability of the Company to obtain funds from the Subsidiary Guarantors. Also, the Company has no independent assets or operations and the Subsidiaries that are not Guaranteeing the New Notes are insignificant.

        If all of the Capital Stock of a Subsidiary Guarantor is sold, transferred or otherwise disposed of pursuant to a transaction permitted by the Second Priority Debt Documents, such Subsidiary Guarantor will be released from its obligations under the Second Priority Subsidiary Guarantee Agreement without further action.

        Subject to any other consent required under the terms of the applicable Second Priority Collateral Documents, the Holders of New Notes will be deemed to have consented (including for purposes of determining actions of the Second Priority Instructing Group) to the release of a Subsidiary Guarantee of the New Notes provided by a Subsidiary Guarantor, without any action required on the part of the Trustee or any holder of the New Notes, upon such Subsidiary Guarantor ceasing to Guarantee or be an obligor in respect of, or to pledge any of its assets to secure, any Senior Obligations; provided, however, that after giving effect to such release (i) at least $300 million in aggregate principal amount of Senior Obligations that are Credit Facilities will thereafter remain outstanding and (ii) such Subsidiary Guarantor ceases to Guarantee or be an obligor in respect of, or to pledge any of its assets to secure, any Secured Obligation.

        In addition, the Subsidiary Guarantee of the New Notes provided by a Subsidiary Guarantor may be released only in respect of the New Notes:

          (a)   upon request of the Company without consent of any holder of the New Notes unless, within 20 Business Days after written notice of the proposed release of such Subsidiary Guarantor is mailed to the Trustee and the holders of the New Notes, holders of 25% of the outstanding principal amount of New Notes deliver to the Company a written objection to such release; or

          (b)   with the written consent (including those obtained in a tender offer or consent solicitation) of the holders of at least a majority of the aggregate principal amount of the New Notes then outstanding.

        Under the circumstances described in clauses (a) and (b) above, holders of the New Notes (and the holders of the 10.375% Notes due 2016 and the 7.5% Notes due 2017 pursuant to the terms of such notes) will also be deemed to have consented to such release for purposes of any consent required under the Second Priority Collateral Documents (including for purposes of determining actions of the Second Priority Instructing Group).

        At the request of the Company, the Trustee will execute and deliver any documents, instructions or instruments evidencing the consent of the holders of the New Notes to any such release. The Indenture will also direct the Trustee, in its capacity as Second Priority Representative for holders of New Notes, to take such action under the Second Priority Collateral Documents or otherwise as may be requested by the Company to give effect to any such release.

        The Subsidiary Guarantee of any Subsidiary Guarantor may also be released as described under "—Defeasance."

        In addition, the Subsidiary Guarantees (a) will terminate when all the Second Priority Debt Obligations have been paid in full and (b) will continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Second Priority Debt Obligations is rescinded or must otherwise be restored by any Second Priority Debt Party or any Subsidiary Guarantor upon the bankruptcy or reorganization of the Company, any Subsidiary Guarantor or otherwise.

        The obligations of each Subsidiary Guarantor under the Second Priority Subsidiary Guarantee Agreements (the "Second Priority Guarantee Obligations") are limited (and subject to automatic reduction) to the extent necessary to prevent the guarantees by a Subsidiary Guarantor of the New Notes and the guarantee by that Subsidiary Guarantor of the Senior Obligations from constituting fraudulent conveyances. However, the guarantees of the Senior Obligations will only be limited (or reduced) after the subordinated guarantees for the New Notes and the other Second Priority Debt Obligations are extinguished.

        The Second Priority Subsidiary Guarantee Agreement may be amended or otherwise modified by agreement of each Subsidiary Guarantor affected thereby and the Second Priority Collateral Trustee, with the written consent of the Second Priority Instructing Group unless the amendment adversely affects the rights of the holders of any particular Second Priority Debt Facility, in a manner materially different from its effect on the other Second Priority Debt Facilities, in which case the amendment requires the consent of a majority in principal amount of the holders of the Second Priority Debt Facility so adversely affected. Accordingly, the Second Priority Subsidiary Guarantee Agreement may, if the New Notes do not represent a majority of the outstanding Second Priority Debt Obligations, be amended without the consent of the holders of New Notes or the Trustee, unless the holders of New Notes are adversely affected in a materially different manner. Upon issuance, the New Notes will represent approximately 20% of the outstanding Second Priority Debt Obligations. This percentage can increase or decrease as Second Priority Debt Obligations are Repaid or Incurred. The consent of holders of New Notes to any such amendment or other modification will be deemed to have been given as described under "—Amendments and Waivers." The consent of holders of the 10.375% Notes due 2016 and the 7.5% Notes due 2017 will also be deemed to have been given under similar circumstances and the New Notes, together with the 10.375% Notes due 2016 and the 7.5% Notes due 2017, will represent 100% of the outstanding Second Priority Debt Obligations.

Subordination of Subsidiary Guarantees

        The obligations of the Subsidiary Guarantors under the Second Priority Subsidiary Guarantee Agreement will be subordinated in right of payment to the prior payment when due of the guarantees by such Subsidiary Guarantors of the Senior Obligations (including the Senior Credit Facility and the 9.750% Notes due 2016) and may become subordinated to any Additional Senior Debt Obligations. The terms of the Senior Obligations and the Indenture permit us to Incur Additional Senior Debt Obligations.

        Subject to any other consent required under the terms of the applicable Second Priority Debt Document, the Holders of New Notes will be deemed to have consented (including for purposes of determining actions of the Second Priority Instructing Group) to the amendment of the Second Priority Subsidiary Guarantee Agreement to subordinate, on comparable terms, the obligations of the Subsidiary Guarantors under the Second Priority Subsidiary Guarantee Agreement to the prior payment when due of the guarantees by such Subsidiary Guarantors of any Additional Senior Debt. If such an amendment is made, references to the Senior Obligations in the following description would include such Additional Senior Debt.

        As a result of this subordination, no payment will be made on account of the Second Priority Guarantee Obligations of any Subsidiary Guarantor until (i) the Senior Obligations (including the Senior Credit Facility and the 9.750% Notes due 2016) have been paid in full, (ii) all lending commitments under the Senior Credit Facility have been terminated, and (iii) there are no outstanding letters of credit under the Senior Credit Facility other than such as have been fully collateralized.

        Also:

          (a)   no direct or indirect payment or distribution on account of the Second Priority Guarantee Obligations may be made until the obligations of such Subsidiary Guarantors under the guarantees of the Senior Obligations have been paid in full, and

          (b)   no payment or distribution of cash, properties or securities of any kind or character may be made in respect of the Second Priority Guarantee Obligations of a Subsidiary Guarantor unless payment in full or provision for payment in full in cash or cash equivalents is made in respect of the obligations of such Subsidiary Guarantors under the guarantees of the Senior Obligations, including in any of the following situations or proceedings relating to such Subsidiary Guarantor:

  •
  liquidation, dissolution or winding up;

  •
  reorganization (whether in bankruptcy, insolvency, receivership or similar proceedings); or

  •
  assignments for the benefit of its creditors or otherwise.

        Until all of the obligations of a Subsidiary Guarantor under its guarantee of the Senior Obligations are paid in full or provided for in cash or cash equivalents, if, notwithstanding the subordination provisions above, a payment or distribution is made to holders of New Notes that, due to such subordination provisions, should not have been made to them, such holders are required to hold it in trust for the parties under the Senior Obligations and pay it over to them as their interests may appear.

        Following the payment in full in cash or cash equivalents or provision for payment in full in cash or cash equivalents of all obligations of any Subsidiary Guarantor under its guarantee in respect of the Senior Obligations, the holders of the New Notes will be subrogated to the rights of the parties under the Senior Obligations to receive payments or distributions of assets in respect of the guarantees of such Subsidiary Guarantor in respect of such obligations until all amounts owing in respect of such obligations of such Subsidiary Guarantor have been paid in full.

        Because of the subordination provisions contained in the Second Priority Subsidiary Guarantee Agreement, holders of Senior Obligations and other creditors of the Company or the Subsidiary Guarantors may recover disproportionately more than the holders of the New Notes recover in a bankruptcy or similar proceeding relating to us or a Subsidiary Guarantor. This could apply even if the New Notes or the applicable Subsidiary Guarantee ranked pari passu with the other creditors' claims. In such a case, there may be insufficient assets, or no assets, remaining to pay the principal of or interest on the New Notes.

        See "Risk Factors—Risks Related to the Exchange Offer and Holding the New Notes—The guarantees of the new notes will be subordinated to the guarantees of our senior lien debt, including our senior credit facility and our 9.750% senior secured notes due 2016, and the guarantees of the new notes will be secured only to the extent that the senior lien debt is oversecured; the terms of the new notes permit, without the consent of holders of new notes, various releases of collateral securing the new notes and subsidiary guarantees as well as various amendments to the second priority collateral documents that could be adverse to holders of new notes" and "Risk Factors—Risks Related to the Exchange Offer and Holding the New Notes—If the guarantees of the notes and the liens that secure these guarantees are held to be invalid or unenforceable or are limited by fraudulent conveyance or other laws, the new notes would be unsecured and structurally subordinated to the debt of our subsidiaries."

Security for Subsidiary Guarantees

        The Subsidiary Guarantees of the New Notes are secured by second priority liens (subject to Permitted Liens) granted by our Subsidiary Guarantors on the assets securing our Senior Obligations (other than any cash or cash equivalents collateralizing letter of credit obligations), which currently includes substantially all of their inventory and intellectual property. The Senior Credit Facility and the 9.750% Notes due 2016 are also secured by the accounts receivable of the Subsidiary Guarantors. Upon consummation of the Refinancing Transactions, these securitization programs were terminated and none of our accounts receivable and chattel paper are subject to such securitization programs.

        The second priority liens securing the Subsidiary Guarantees of the New Notes are shared equally and ratably (subject to Permitted Liens) with the holders of Second Priority Debt Obligations, which includes the 10.375% Notes due 2016 and the 7.5% Notes due 2017, and any additional Second Priority Debt Obligations. The guarantees of the Senior Credit Facility and the 9.750% Notes due 2016 are secured by first priority liens on the Collateral, which liens are senior to the liens securing the New Notes. Pursuant to the Second Priority Collateral Documents, additional Debt may have the benefit of first priority liens on the Collateral or may share the second priority liens securing the Subsidiary Guarantees of the New Notes without the consent of holders of New Notes. The lenders under the Senior Credit Facility (or, in certain circumstances, the holders of the 9.750% Notes due 2016) will, at all times, control all remedies or other actions related to the Collateral so long as any Senior Obligations remain outstanding. Subject to any other consent required under the terms of the applicable Second Priority Debt Documents, the holders of New Notes (and the holders of the 10.375% Notes due 2016 and the 7.5% Notes due 2017 pursuant to the terms of those notes) will be deemed to have consented (including for purposes of determining actions of the Second Priority Instructing Group) to an amendment of the Intercreditor Agreement to permit, on comparable terms, the lenders under any Senior Obligations to control all remedies or other actions related to the Collateral so long as any Senior Obligations remain outstanding.

        All Collateral used, sold, transferred or otherwise disposed of in accordance with the terms of the Second Priority Debt Documents, including any waiver or amendment of these documents, will automatically be released from the Lien securing Subsidiary Guarantees of the New Notes so that the use, sale, transfer or other disposition may be made free of such Lien. Accordingly, subject to the terms of the other Second Priority Debt Documents, any such sale, transfer or other disposition of Collateral in a transaction that does not violate the asset sale covenant in the Indenture governing the New Notes may result in a release of the Lien on such Collateral securing Subsidiary Guarantees of the New Notes. Because the asset sale covenant of the Indenture does not restrict transfers of assets by Subsidiaries of the Company to the Company, any transfer of Collateral to the Company could result in such assets ceasing to constitute Collateral and secure the New Notes. In addition, the Liens securing Subsidiary Guarantees of the New Notes may be released pursuant to directions from the Second Priority Instructing Group, unless the release involves all or substantially all the Collateral, in which case such release shall require the consent of the holders of the New Notes. Accordingly, unless all or substantially all the Collateral is being released, substantial Collateral may be released without the consent of the holders of New Notes or the Trustee. Furthermore, as described below, under certain circumstances the holders of New Notes may be deemed to consent to a release of all or substantially all of the Collateral. See "Description of Collateral and Intercreditor Agreements."

        In addition, subject to any other consent required under the terms of the applicable Second Priority Debt Documents, the holders of New Notes will be deemed to have consented (including for purposes of determining actions of the Second Priority Instructing Group) to the release of assets included in the Collateral from the Liens securing Subsidiary Guarantees of the New Notes under any one or more of the following circumstances:

          (a)   if all other Liens on that asset securing the Senior Obligations (including all commitments thereunder) are released; provided, however, that after giving effect to the release (i) at least $300 million in aggregate principal amount of Senior Obligations that are Credit Facilities will remain outstanding and (ii) there remains no Lien on such assets securing Secured Obligations;

          (b)   if we provide substitute collateral with at least an equivalent fair value, as determined in good faith by our Board of Directors (as evidenced by a resolution of the Board of Directors);

  provided, however, that after giving effect to such substitution there remains no Lien on the released assets securing Secured Obligations; or

          (c)   if all of the Capital Stock of any of the Company's Subsidiaries that is pledged as Collateral is released or if any Subsidiary that is a Subsidiary Guarantor is released from its Subsidiary Guarantee, such Subsidiary's assets will also be released from the Liens securing its Subsidiary Guarantee of the New Notes; provided, however, that after giving effect to the release there remains no Lien on such assets securing any Secured Obligations.

        In addition, assets securing a Subsidiary Guarantee of the New Notes may be released only in respect of the New Notes:

          (x)   upon request of the Company without consent of any holder of the New Notes unless, within 20 Business Days after written notice of the proposed release of such Collateral from the Liens securing Subsidiary Guarantees of the New Notes is mailed to the Trustee and the holders of New Notes, holders of 25% of the outstanding principal amount of New Notes deliver to the Company a written objection to such release; or

          (y)   with the written consent of the holders of at least a majority of the aggregate principal amount of the New Notes then outstanding.

        Under the circumstances described in clauses (x) and (y) above, holders of New Notes will also be deemed to have consented to such release for purposes of any consent required under the Second Priority Collateral Documents (including for purposes of determining actions of the Second Priority Instructing Group).

        At the request of the Company, the Trustee will execute and deliver any documents, instructions or instruments evidencing the consent of the holders of the New Notes to such release. The Indenture will also direct the Trustee, in its capacity as Second Priority Representative for holders of New Notes, to take such action under the Second Priority Collateral Documents or otherwise as may be requested by the Company to give effect to any such release.

        Liens on Collateral securing Subsidiary Guarantees of the New Notes may also be released as described under "—Defeasance". To the extent the New Notes are ever secured directly by Liens on Collateral, such Liens could be released on a comparable basis to the release of Liens on Collateral securing Subsidiary Guarantees of the New Notes.

        The terms of the 10.375% Notes due 2016 and the 7.5% Notes due 2017 contain similar deemed consents by holders of such notes (including for purposes of determining actions of the Second Priority Instructing Group).

Optional Redemption

        The Company may choose to redeem the New Notes at any time. If it does so, it may redeem all or any portion of the New Notes, at once or over time, after giving the required notice under the Indenture.

        To redeem the New Notes prior to October 15, 2014 the Company must pay a redemption price equal to 100% of the principal amount of the New Notes to be redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). Any notice to holders of New Notes of such a redemption needs to include the appropriate calculation of the redemption price, but does not need to include the redemption price itself. The actual redemption price must be set forth in an Officers' Certificate delivered to the Trustee no later than two Business Days prior to the redemption date.

        "Applicable Premium" means, with respect to any New Note on any redemption date, the greater of (i) 1.0% of the principal amount of such New Note and (ii) the excess of (a) the present value at such redemption date of (1) the redemption price of such New Note at October 15, 2014 (such redemption price being set forth in the table below), plus (2) all required interest payments due on such New Note through October 15, 2014 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate on such redemption date plus 75 basis points over (b) the principal amount of such New Note.

        "Treasury Rate" means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such statistical release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to October 15, 2014; provided, however, that if the period from the redemption date to October 15, 2014 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

        Beginning on October 15, 2014, the New Notes may be redeemed at the redemption prices set forth below, plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The following prices are for New Notes redeemed during the 12-month period commencing on October 15 of the years set forth below, and are expressed as percentages of principal amount:

Redemption Year	Price
2014	105.125%
2015	103.417%
2016	101.708%
2017 and thereafter	100.000%

        In addition, at any time and from time to time, prior to October 15, 2012, the Company may redeem up to a maximum of 35% of the original aggregate principal amount of the New Notes (including additional Notes, if any) with the proceeds of one or more Equity Offerings, at a redemption price equal to 110.250% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but not including, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption, at least 65% of the original aggregate principal amount of the New Notes (including additional Notes, if any) remains outstanding. Any such redemption shall be made within 75 days of the completion of such Equity Offering upon not less than 30 nor more than 60 days' prior notice.

        If the optional redemption date is on or after a record date and on or before the relevant interest payment date, the accrued and unpaid interest, if any, will be paid to the person or entity in whose name the New Note is registered at the close of business on that record date, and no additional interest will be payable to holders whose New Notes shall be subject to redemption.

Sinking Fund

        There will be no mandatory sinking fund payments for the New Notes.

Repurchase at the Option of Holders Upon a Change of Control

        Upon the occurrence of a Change of Control, each holder of New Notes will have the right to require us to repurchase all or any part of such holder's New Notes pursuant to the offer described below (the "Change of Control Offer") at a purchase price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). If the purchase date is on or after a record date and on or before the relevant interest payment date, the accrued and unpaid interest, if any, will be paid to the person or entity in whose name the New Note is registered at the close of business on that record date, and no additional interest will be payable to holders whose New Notes shall be subject to purchase.

        Within 30 days following any Change of Control, the Company shall:

          (a)   cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States; and

          (b)   send, by first-class mail, with a copy to the Trustee, to each holder of New Notes, at such holder's address appearing in the register for the New Notes, a notice stating:

            (1)   that a Change of Control has occurred and a Change of Control Offer is being made pursuant to the covenant entitled "Repurchase at the Option of Holders Upon a Change of Control" and that all New Notes timely tendered will be accepted for payment;

            (2)   the Change of Control Purchase Price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed;

            (3)   the circumstances and relevant facts regarding the Change of Control (including, to the extent reasonably practicable, information with respect to pro forma historical income, cash flow and capitalization after giving effect to the Change of Control); and

            (4)   the procedures that holders of New Notes must follow in order to tender their New Notes (or portions thereof) for payment, and the procedures that holders of New Notes must follow in order to withdraw an election to tender New Notes (or portions thereof) for payment.

        We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of New Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described above, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under this covenant by virtue of such compliance.

        The Change of Control repurchase feature is a result of negotiations between us and the initial purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. Subject to the covenants described below, we could, in the future, enter into transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of debt outstanding at such time or otherwise affect our capital structure or credit ratings.

        The definition of Change of Control includes a phrase relating to the sale, transfer, assignment, lease, conveyance or other disposition of "all or substantially all" the Company's assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, if the Company disposes of less than all its assets by any of the means described above, the ability of a holder of New Notes to require the Company to repurchase its New Notes may be uncertain. In such a case, Holders of the New Notes may not be able to resolve this uncertainty without resorting to legal action.

        The Senior Credit Facility provides that the occurrence of certain of the events that constitute a Change of Control will constitute a default under such facility.

        Other existing debt of the Company contains, and future debt of the Company may contain, prohibitions of events that would constitute a Change of Control or that would require such debt to be repurchased upon a Change of Control (which includes the 7.5% Notes due 2017, the 10.375% Notes due 2016, the 9.750% Notes due 2016, the Company's 8.625% senior notes due 2015, the Company's 9.5% senior notes due 2017, the Company's 9.375% senior notes due 2015 and the Company's 8.5% convertible notes due 2015). Moreover, the exercise by holders of New Notes (or the other debt referenced above) of their right (or the triggering of such right) to require us to repurchase their New Notes or other debt could cause a default under existing or future debt of the Company, even if the Change of Control itself does not result in a default under existing or future debt. Finally, our ability to pay cash to holders of New Notes upon a repurchase may be limited by our financial resources at the time of such repurchase as well as our outstanding debt agreements at such time. Therefore, we cannot assure you that sufficient funds will be available when necessary to make any required repurchases. Our failure to purchase New Notes in connection with a Change of Control would result in a default under the Indenture. Such a default would, in turn, constitute a default under our existing debt, and may constitute a default under future debt as well. Our obligation to make an offer to repurchase the New Notes as a result of a Change of Control may be waived or modified at any time prior to the occurrence of such Change of Control with the written consent of the holders of a majority in aggregate principal amount of the outstanding New Notes. See "—Amendments and Waivers."

Restrictive Covenants

        Covenant Suspension.    During any period of time that:

          (a)   the New Notes have Investment Grade Ratings from both Rating Agencies and

          (b)   no Default or Event of Default has occurred and is continuing under the Indenture,

the Company and the Restricted Subsidiaries will not be subject to the following provisions of the Indenture:

  •
  "—Limitation on Debt,"

  •
  "—Limitation on Restricted Payments,"

  •
  "—Limitation on Asset Sales and Specified Collateral Dispositions,"

  •
  "—Limitation on Restrictions on Distributions from Restricted Subsidiaries,"

  •
  "—Limitation on Transactions with Affiliates,"

  •
  clauses (a)(1) and (b) of "—Limitation on Sale and Leaseback Transactions,"

  •
  clause (x) of the fourth paragraph (and such clause (x) as referred to in the second paragraph) of "—Designation of Restricted and Unrestricted Subsidiaries," and

  •
  clause (e) of the first paragraph of "—Merger, Consolidation and Sale of Property"

(collectively, the "Suspended Covenants"). Solely for the purpose of determining the amount of Permitted Liens under the "—Limitation on Liens" covenant during any Suspension Period (as defined herein) and without limiting the Company's or any Restricted Subsidiary's ability to Incur Debt during any Suspension Period, to the extent that calculations in the "—Limitation on Liens" covenant refer to the "—Limitation on Debt" covenant, such calculations shall be made as though the "—Limitation on Debt" covenant remains in effect during the Suspension Period. In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding sentences and, on any subsequent date (the "Reversion Date"), one or both of the Rating Agencies withdraws its ratings or downgrades the ratings assigned to the New Notes below the required Investment Grade Ratings or a Default or Event of Default occurs and is continuing, then the Company and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the "Suspension Period." Notwithstanding that the Suspended Covenants may be reinstated, no Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period. On the Reversion Date, all Debt Incurred during the Suspension Period will be classified to have been Incurred pursuant to clause (1) of the first paragraph or one of the clauses set forth in the second paragraph of the covenant described under "—Limitation on Debt" (to the extent such Debt would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to Debt Incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Debt would not be permitted to be Incurred pursuant to clause (1) of the first paragraph or one of the clauses set forth in the second paragraph of the covenant described under "—Limitation on Debt," such Debt will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (k) of the second paragraph of the covenant described under "—Limitation on Debt." Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under the covenant described under "—Limitation on Restricted Payments" will be made as though the covenant described under "—Limitation on Restricted Payments" had been in effect during the entire period of time from the Issue Date. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of the covenant described under "—Limitation on Restricted Payments" following any Reversion Date, and the items specified in clauses (c)(1) through (c)(4) of the first paragraph of the covenant described under "—Limitation on Restricted Payments" will increase the amount available to be made under the first paragraph thereof following any Reversion Date. For purposes of determining compliance with the first five paragraphs of the covenant described under "—Limitation on Asset Sales and Specified Collateral Dispositions," on the Reversion Date, the Net Available Cash from all Asset Sales not applied in accordance with the covenant will be deemed to be reset to zero.

        Limitation on Debt.    The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Debt unless, after giving effect to the application of the proceeds thereof, no Default or Event of Default would occur as a consequence of such Incurrence and no Default or Event of Default would be continuing following such Incurrence and application of proceeds and either:

          (1)   such Debt is Debt of the Company or a Subsidiary Guarantor and after giving effect to the Incurrence of such Debt and the application of the proceeds thereof, the Consolidated Interest Coverage Ratio would be greater than 2.00 to 1.00; or

          (2)   such Debt is Permitted Debt.

        The term "Permitted Debt" is defined to include the following:

          (a)   [intentionally omitted];

          (b)   Debt of the Company or a Subsidiary Guarantor (including Guarantees thereof) (i) under any Credit Facilities, (ii) Incurred pursuant to a Real Estate Financing Transaction, a Sale and Leaseback Transaction or an Equipment Financing Transaction, (iii) Incurred in respect of Capital Lease Obligations, (iv) Incurred pursuant to Debt Issuances or (v) Incurred by a Receivables Entity, whether or not a Subsidiary Guarantor, in a Qualified Receivables Transaction that is not recourse to the Company or any other Restricted Subsidiary (except for Standard Securitization Undertakings), provided that the aggregate principal amount of all such Debt in clauses (i) through (v) hereof at any one time outstanding shall not exceed the greater of (1) $3,500.0 million, which amount shall be permanently reduced by the amount of Net Available Cash used to Repay Debt under the Credit Facilities, and not subsequently reinvested in Additional Assets or used to purchase New Notes or Repay other Debt, pursuant to the covenant described under "—Limitation on Asset Sales and Specified Collateral Dispositions" and (2) the sum of the amount equal to (a) 60% of the book value of the inventory (determined using the first-in-first-out method of accounting) of the Company and the Restricted Subsidiaries and (b) 85% of the book value of the accounts receivables of the Company and the Restricted Subsidiaries, including any Receivables Entity that is a Restricted Subsidiary;

          (c)   [intentionally omitted];

          (d)   Debt of the Company outstanding on the Issue Date and evidenced by the 7.5% Notes due 2017 and of Subsidiary Guarantors, including any future Guarantor, evidenced by guarantees relating to the 7.5% Notes due 2017;

          (e)   Debt Incurred after the Issue Date in respect of Purchase Money Debt, provided that the aggregate principal amount of such Debt does not exceed 80% of the Fair Market Value (on the date of the Incurrence thereof) of the Property acquired, constructed, developed or leased, including additions and improvements thereto;

          (f)    Debt of the Company owing to and held by any consolidated Restricted Subsidiary and Debt of a Restricted Subsidiary owing to and held by the Company or any consolidated Restricted Subsidiary; provided, however, that any subsequent issue or transfer of Capital Stock or other event that results in any such consolidated Restricted Subsidiary ceasing to be a consolidated Restricted

  Subsidiary or any subsequent transfer of any such Debt (except to the Company or a consolidated Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Debt by the issuer thereof;

          (g)   Debt under Interest Rate Agreements entered into by the Company or a Restricted Subsidiary for the purpose of limiting interest rate risk of the financial management of the Company or such Restricted Subsidiary and not for speculative purposes, provided that the obligations under such agreements are directly related to payment obligations on Debt otherwise permitted by the terms of this covenant;

          (h)   Debt under Currency Exchange Protection Agreements entered into by the Company or a Restricted Subsidiary for the purpose of limiting currency exchange rate risks directly related to transactions entered into by the Company or such Restricted Subsidiary and not for speculative purposes;

          (i)    Debt under Commodity Price Protection Agreements entered into by the Company or a Restricted Subsidiary in the financial management of the Company or that Restricted Subsidiary and not for speculative purposes;

          (j)    Debt in connection with one or more standby letters of credit, banker's acceptance, performance or surety bonds or completion guarantees issued by the Company or a Restricted Subsidiary or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit;

          (k)   Debt outstanding on the Issue Date not otherwise described in clauses (a) through (j) above or clause (q) below;

          (l)    other Debt of the Company or a Subsidiary Guarantor (including Guarantees thereof) in an aggregate principal amount outstanding at any one time not to exceed $600.0 million;

          (m)  Debt of a Restricted Subsidiary outstanding on the date on which that Restricted Subsidiary was acquired by the Company or otherwise became a Restricted Subsidiary (other than Debt Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which that Restricted Subsidiary became a Subsidiary of the Company or was otherwise acquired by the Company), provided that at the time that Restricted Subsidiary was acquired by the Company or otherwise became a Restricted Subsidiary and after giving effect to the Incurrence of that Debt, the Company would have been able to Incur $1.00 of additional Debt pursuant to clause (1) of the first paragraph of this covenant;

          (n)   Debt arising from the honoring by a bank or other financial institution of a check or draft or other similar instrument inadvertently drawn against insufficient funds, provided that such Debt is extinguished within five Business Days of its Incurrence;

          (o)   endorsements of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

          (p)   [intentionally omitted];

          (q)   Debt in respect of Sale and Leaseback Transactions or Real Estate Financing Transactions involving only real property (and the related personal property) owned by the Company or a Subsidiary Guarantor on or after the Issue Date in an aggregate principal amount outstanding at any one time not to exceed $150.0 million, provided that such Sale and Leaseback Transactions or Real Estate Financing Transactions may involve Property other than real property (and the related personal property) owned on or after the Issue Date to the extent the portion of the Debt related to such Property is permitted by another provision of this covenant at the time of Incurrence;

          (r)   Debt in respect of Sale and Leaseback Transactions that are not Capital Lease Obligations Incurred to finance the acquisition, construction and development of Property after the Issue Date, including additions and improvements thereto, provided that any reclassification of such Debt as a Capital Lease Obligation shall be deemed an Incurrence of such Debt;

          (s)   Permitted Refinancing Debt Incurred in respect of Debt Incurred pursuant to clause (1) of the first paragraph of this covenant and clauses (d), (e), (k), (m) and (q) above; and

          (t)    Debt arising from agreements of the Company or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than Guarantees of Debt incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided that (a) such Debt is not reflected on the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote or footnotes to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (a)) and (b) the maximum assumable liability in respect of such Debt will at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company or such Restricted Subsidiary in connection with such disposition.

        Notwithstanding anything to the contrary contained in this covenant, the Company shall not permit any Restricted Subsidiary that is not a Subsidiary Guarantor to Incur any Debt pursuant to this covenant if the proceeds thereof are used, directly or indirectly, to Refinance any Debt of the Company or any Subsidiary Guarantor. In addition, the Company shall not, and shall not permit any Subsidiary Guarantor to, Incur, directly or indirectly, any Senior Obligation that is subordinate or junior in right of payment (without regard to any security interest) to any other Debt of the Company or any Subsidiary Guarantor.

        For purposes of determining compliance with this covenant, (1) in the event that an item of Debt meets the criteria of more than one of the types of Debt described herein, the Company, in its sole discretion, will classify such item of Debt at the time of Incurrence and only be required to include the amount and type of such Debt in one of the above clauses, (2) the Company will be entitled at the time of such Incurrence to divide and classify an item of Debt in more than one of the types of Debt described herein and (3) with respect to Debt permitted under clause (k) in respect of Sale and Leaseback Transactions that are not Capital Lease Obligations on the Issue Date, any reclassification of such Debt as a Capital Lease Obligation shall not be deemed an Incurrence of such Debt; provided, however, that (r) all outstanding Debt evidenced by the New Notes will be deemed to have been Incurred pursuant to clause (b) of the second paragraph of this covenant; (s) all outstanding Debt evidenced by the 9.750% Notes due 2016 will be deemed to have been Incurred pursuant to clause (b) of the second paragraph of this covenant, (t) $250.0 million of the 10.375% Notes due 2016 will be deemed to have been Incurred pursuant to clause (b) of the second paragraph of this covenant, (u) all outstanding Debt evidenced by the 8.125% Notes will be deemed to have been Incurred pursuant to clause (b) of the second paragraph of this covenant, (v) all outstanding Debt under the Senior Credit Facility immediately following the Issue Date will be deemed to have been Incurred pursuant to clause (b) of the second paragraph of this covenant, (w) any Permitted Debt that is not Secured Debt may later be reclassified as having been Incurred pursuant to clause (1) of the first paragraph of this covenant to the extent such Debt could be Incurred pursuant to such clause at the time of such reclassification, and (x) any Permitted Debt may later be reclassified as having been Incurred pursuant to any other clause of the second paragraph of this covenant to the extent such Debt could be Incurred pursuant to such clause at the time of such reclassification.

        Limitation on Restricted Payments.    The Company will not make, and will not permit any Restricted Subsidiary to make, directly or indirectly, any Restricted Payment if at the time of, and after giving effect to, such proposed Restricted Payment:

          (a)   a Default or Event of Default shall have occurred and be continuing;

          (b)   the Company could not Incur at least $1.00 of additional Debt pursuant to clause (1) of the first paragraph of the covenant described under "—Limitation on Debt;" or

          (c)   the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made since the Issue Date (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value) would exceed an amount equal to the sum of:

            (1)   50% of the aggregate amount of Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the first fiscal quarter that commenced after the Issue Date to the end of the most recent fiscal quarter for which financial statements have been filed with the SEC (or, if the aggregate amount of Consolidated Net Income for such period shall be a deficit, minus 100% of such deficit); plus

            (2)   100% of Capital Stock Sale Proceeds; plus

            (3)   the sum of:

              (A)  the aggregate net cash proceeds received by the Company or any Restricted Subsidiary from the issuance or sale after the Issue Date of convertible or exchangeable Debt that has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of the Company; and

              (B)  the aggregate amount by which Debt (other than Subordinated Obligations) of the Company or any Restricted Subsidiary is reduced on the Company's consolidated balance sheet after the Issue Date upon the conversion or exchange of any Debt (other than convertible or exchangeable debt issued or sold after the Issue Date) for Capital Stock (other than Disqualified Stock) of the Company;

  excluding, in the case of clause (A) or (B):

              (x)   any such Debt issued or sold to the Company or a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees; and

              (y)   the aggregate amount of any cash or other Property distributed by the Company or any Restricted Subsidiary upon any such conversion or exchange;

    plus

            (4)   an amount equal to the sum of:

              (A)  the net reduction in Investments in any Person other than the Company or a Restricted Subsidiary resulting from dividends, repayments of loans or advances or other transfers of Property made after the Issue Date in each case to the Company or any Restricted Subsidiary from such Person less the cost of the disposition of such Investments; and

              (B)  the portion (proportionate to the Company's equity interest in such Unrestricted Subsidiary) of the Fair Market Value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary (provided that such designation occurs after the Issue Date);

provided, however, that the foregoing sum shall not exceed, in the case of any Person, the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person.

        Notwithstanding the foregoing limitation, the Company may:

          (a)   pay dividends on its Capital Stock within 60 days of the declaration thereof if, on said declaration date, such dividends could have been paid in compliance with the Indenture; provided, however, that at the time of such payment of such dividend, no other Default or Event of Default shall have occurred and be continuing (or result therefrom); provided further, however, that, if declared on or after the Issue Date, such dividend shall be included in the calculation of the amount of Restricted Payments;

          (b)   purchase, repurchase, redeem, legally defease, acquire or retire for value Capital Stock of the Company or Subordinated Obligations on or after the Issue Date in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees); provided, however, that:

            (1)   such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments; and

            (2)   the Capital Stock Sale Proceeds from such exchange or sale shall be excluded from the calculation pursuant to clause (c)(2) above;

          (c)   purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Obligations on or after the Issue Date in exchange for, or out of the proceeds of the substantially concurrent sale of, Permitted Refinancing Debt; provided, however, that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments;

          (d)   [intentionally omitted];

          (e)   so long as no Default or Event of Default has occurred and is continuing the repurchase or other acquisition on or after the Issue Date of shares of, or options to purchase shares of, Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such repurchases and other acquisitions shall not exceed $15.0 million; provided further, however, that such repurchases and other acquisitions shall be included in the calculation of the amount of Restricted Payments;

          (f)    make payments not to exceed $2.5 million in the aggregate to enable the Company to make payments to holders of its Capital Stock in lieu of the issuance of fractional shares of its Capital Stock on or after the Issue Date; provided, however, that such payments shall be included in the calculation of the amount of Restricted Payments; and

          (g)   make any other Restricted Payments on or after the Issue Date not to exceed an aggregate amount of $40.0 million; provided, however, that such payments shall be included in the calculation of the amount of Restricted Payments.

        Limitation on Liens.    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or suffer to exist, any Lien (other than Permitted Liens) upon any of its Property (including Capital Stock of a Restricted Subsidiary), whether owned on the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom. If the Company or any Subsidiary Guarantor creates any additional Lien upon any Property to secure any Secured Obligations, it must concurrently grant a second priority Lien (subject to Permitted Liens) upon such Property as security for the New Notes or Subsidiary Guarantees of the New Notes such that the Property subject to such Lien becomes Second Priority Collateral subject to the Second Priority Liens, except to the extent such Property constitutes cash or cash equivalents required to secure only letter of credit obligations under Credit Facilities following a default under such Credit Facilities.

        Notwithstanding anything in the preceding paragraph, (a) the aggregate principal amount of Senior Obligations constituting Debt and any other Debt secured by a Lien on the Collateral that shares in the distribution of proceeds of Collateral prior to the New Notes, at any one time outstanding shall not exceed the sum of the aggregate amount of Debt that at such time may be outstanding at any one time under clause (b) of the second paragraph of the covenant described under "—Limitation on Debt" and $200 million; and (b) the Company will not, and will not permit any of its Subsidiaries to, create or suffer to exist any Lien upon any of the Collateral (including Collateral consisting of Capital Stock or Debt of any Subsidiary of the Company) now owned or hereafter acquired by it securing any Public Debt unless the holders of such Public Debt share in the distribution of proceeds from the foreclosure on Collateral either (a) on an equal and ratable basis with the holders of the Senior Obligations or (b) on an equal and ratable basis with the holders of the New Notes (and any other obligations that share on an equal and ratable basis with the holders of the New Notes).

        Limitation on Asset Sales and Specified Collateral Dispositions.    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

          (a)   the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Property subject to such Asset Sale;

          (b)   at least 75% of the consideration paid to the Company or such Restricted Subsidiary in connection with such Asset Sale is in the form of Qualified Consideration; and

          (c)   the Company delivers an Officers' Certificate to the Trustee certifying that such Asset Sale complies with the foregoing clauses (a) and (b).

        The Net Available Cash (or any portion thereof) from Asset Sales and Specified Collateral Dispositions may be applied by the Company or a Restricted Subsidiary, to the extent the Company or such Restricted Subsidiary elects (or is required by the terms of any Debt):

          (a)   to Repay any Secured Obligations or any other Debt of the Company or any Restricted Subsidiary secured by a Lien on Property of the Company or any Restricted Subsidiary of the Company (excluding, in any such case, any Debt owed to the Company or an Affiliate of the Company); provided, however, that to the extent the proceeds from any Asset Sale, including a Specified Collateral Disposition, will be allocated pursuant to the terms of any other Second Priority Debt Obligations to Repay or provide for the Repayment of such Second Priority Debt Obligations, a pro rata portion of such proceeds must, to the extent not inconsistent with the terms of such other Second Priority Debt Obligations, be allocated to Repay the New Notes pursuant to an Asset Sales Prepayment Offer and the full amount of such allocated portion (i) will be deemed Excess Proceeds and (ii) will, upon such Asset Sale Prepayment Offer, be deemed Allocable Excess Proceeds; or

          (b)   to reinvest in Additional Assets or Expansion Capital Expenditures (including by means of an Investment in Additional Assets or Expansion Capital Expenditures by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary);

  provided, however, that (i) the Net Available Cash (or any portion thereof) from Asset Sales from the Company to any Subsidiary must be reinvested in Additional Assets or Expansion Capital Expenditures of the Company and (ii) if the assets that were the subject of such Asset Sale constituted Collateral, then such Net Available Cash must be reinvested in Additional Assets that are pledged at the time as Collateral to secure the New Notes or the Subsidiary Guarantees of the New Notes, subject to the Collateral Documents, or in Expansion Capital Expenditures to improve assets that constitute Collateral securing the New Notes or Subsidiary Guarantees of the New Notes at the time.

        Pending application of Net Available Cash pursuant to this covenant, which shall not be required in respect of an Asset Sale that is not a Specified Collateral Disposition if the Net Available Cash from such Asset Sale is less than $1.0 million, such Net Available Cash, to the extent not inconsistent with the terms of any Senior Obligations, shall be invested in Temporary Cash Investments or applied to temporarily reduce revolving credit indebtedness. If the Net Available Cash from an Asset Sale that is not an Asset Sale referenced in paragraph (a) above (including a Specified Collateral Disposition) equals or exceeds $1.0 million, any Net Available Cash from such Asset Sale not applied in accordance with the preceding paragraph within 270 days from the date of the receipt of such Net Available Cash or that is not segregated from the general funds of the Company for investment in identified Additional Assets in respect of a project that shall have been commenced, and for which binding contractual commitments have been entered into, prior to the end of such 270-day period and that shall not have been completed or abandoned shall constitute "Excess Proceeds;" provided, however, that the amount of any Net Available Cash that ceases to be so segregated as contemplated above and any Net Available Cash that is segregated in respect of a project that is abandoned or completed shall also constitute "Excess Proceeds" at the time any such Net Available Cash ceases to be so segregated or at the time the relevant project is so abandoned or completed, as applicable; provided further, however, that the amount of any Net Available Cash that continues to be segregated for investment and that is not actually reinvested within 24 months from the date of the receipt of such Net Available Cash shall also constitute "Excess Proceeds."

        When the aggregate amount of Excess Proceeds exceeds $50.0 million (taking into account income earned on such Excess Proceeds, if any), the Company will be required to make an offer to purchase (the "Asset Sales Prepayment Offer") the New Notes which offer shall be in the amount of the Allocable Excess Proceeds, on a pro rata basis according to principal amount at maturity, at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. To the extent that any portion of the amount of Net Available Cash remains after compliance with the preceding sentence and provided that all holders of New Notes have been given the opportunity to tender their New Notes for purchase in accordance with the Indenture, the Company or such Restricted Subsidiary may use such remaining amount for any purpose permitted by the Indenture and the amount of Excess Proceeds will be reset to zero.

        The term "Allocable Excess Proceeds" will mean the product of:

          (a)   the Excess Proceeds; and

          (b)   a fraction,

            (1)   the numerator of which is the aggregate principal amount of the New Notes outstanding on the date of the Asset Sales Prepayment Offer; and

            (2)   the denominator of which is the sum of the aggregate principal amount of the New Notes outstanding on the date of the Asset Sales Prepayment Offer and the aggregate principal amount of other Debt of the Company outstanding on the date of the Asset Sales Prepayment Offer that is pari passu in right of payment with the New Notes and subject to terms and conditions in respect of Asset Sales similar in all material respects to the covenant described hereunder and requiring the Company to make an offer to purchase such Debt or otherwise repay such Debt at substantially the same time as the Asset Sales Prepayment Offer.

        Within five Business Days after the Company is obligated to make an Asset Sales Prepayment Offer as described in the preceding paragraph, the Company will send a written notice, by first-class mail, to the holders of New Notes, accompanied by such information regarding the Company and its Subsidiaries as the Company in good faith believes will enable such holders to make an informed decision with respect to such Asset Sales Prepayment Offer. Such notice shall state, among other things, the purchase price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed. Nothing shall prevent the Company from conducting an Asset Sales Prepayment Offer earlier than as set forth in this paragraph.

        The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of New Notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with provisions of the covenant described hereunder, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

        Limitation on Restrictions on Distributions from Restricted Subsidiaries.    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any consensual restriction on the right of any Restricted Subsidiary to:

          (a)   pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, or pay any Debt or other obligation owed, to the Company or any other Restricted Subsidiary;

          (b)   make any loans or advances to the Company or any other Restricted Subsidiary; or

          (c)   transfer any of its Property to the Company or any other Restricted Subsidiary. The foregoing limitations will not apply:

            (1)   with respect to clauses (a), (b) and (c), to restrictions:

              (A)  in effect on the Issue Date;

              (B)  relating to Debt of a Restricted Subsidiary and existing at the time it became a Restricted Subsidiary if such restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company;

              (C)  that result from the Refinancing of Debt Incurred pursuant to an agreement referred to in clause (1)(A) or (B) above or in clause (2)(A) or (B) below, provided such restriction is no less favorable to the holders of New Notes in any material respect, as reasonably determined by the Board of Directors (as evidenced by a resolution of the Board of Directors), than those under the agreement evidencing the Debt so Refinanced;

              (D)  resulting from the Incurrence of any Debt permitted pursuant to the covenant described under "—Limitation on Debt," provided that (i) the restriction is no less favorable to the holders of New Notes in any material respect, as reasonably determined by the Board of Directors (as evidenced by a resolution of the Board of Directors), than the restrictions of the same type contained in the Indenture and (ii) the Board of

      Directors determines (as evidenced by a resolution of the Board of Directors) in good faith that such restrictions will not impair the ability of the Company to make payments of principal and interest on the New Notes when due;

              (E)  existing by reason of applicable law; or

              (F)  any contractual requirements incurred with respect to Qualified Receivables Transactions relating exclusively to a Receivables Entity that, in the good faith determination of the Board of Directors of the Company, are customary for Qualified Receivables Transactions; and

            (2)   with respect to clause (c) only, to restrictions:

              (A)  relating to Debt that is permitted to be Incurred and secured pursuant to the covenants described under "—Limitation on Debt" and "—Limitation on Liens" that limit the right of the debtor to dispose of the Property securing such Debt;

              (B)  encumbering Property at the time such Property was acquired by the Company or any Restricted Subsidiary, so long as such restriction relates solely to the Property so acquired and was not created in connection with or in anticipation of such acquisition;

              (C)  resulting from customary provisions restricting subletting or assignment of leases or customary provisions in other agreements that restrict assignment of such agreements or rights thereunder; or

              (D)  customary restrictions contained in agreements relating to the sale or other disposition of Property limiting the transfer of such Property pending the closing of such sale.

        Limitation on Transactions with Affiliates.    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an "Affiliate Transaction"), unless:

          (a)   the terms of such Affiliate Transaction are:

            (1)   set forth in writing;

            (2)   in the best interest of the Company or such Restricted Subsidiary, as the case may be; and

            (3)   no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm's-length transaction with a Person that is not an Affiliate of the Company;

          (b)   if such Affiliate Transaction involves aggregate payments or value to the Affiliate in excess of $25.0 million in any 12-month period, the Board of Directors (including a majority of the disinterested members of the Board of Directors) approves such Affiliate Transaction and, in its good faith judgment, believes that such Affiliate Transaction complies with clauses (a)(2) and (3) of this paragraph as evidenced by a resolution of the Board of Directors promptly delivered to the Trustee; and

          (c)   if such Affiliate Transaction involves aggregate payments or value to the Affiliate in excess of $75.0 million in any 12-month period, the Company obtains a written opinion from an Independent Financial Advisor to the effect that the consideration to be paid or received in connection with such Affiliate Transaction is fair, from a financial point of view, to the Company and the Restricted Subsidiaries, taken as a whole.

        Notwithstanding the foregoing limitation, the Company or any Restricted Subsidiary may enter into or suffer to exist the following:

          (a)   any transaction or series of transactions between the Company and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries, provided that no more than 5% of the total voting power of the Voting Stock (on a fully diluted basis) of any such Restricted Subsidiary is owned by an Affiliate of the Company (other than a Restricted Subsidiary);

          (b)   any Restricted Payment permitted to be made pursuant to the covenant described under "—Limitation on Restricted Payments" or any Permitted Investment (other than pursuant to clauses (a)(iii), (b), (g), (h), (i), (k) or (l) of the definition of "Permitted Investment");

          (c)   the payment of compensation (including amounts paid pursuant to employee benefit plans) for the personal services of and related indemnities provided to officers, directors, consultants and employees of the Company or any of the Restricted Subsidiaries, so long as the Board of Directors in good faith shall have approved the terms thereof and deemed the services theretofore or thereafter to be performed for such compensation to be fair consideration therefor;

          (d)   loans and advances to employees made in the ordinary course of business in accordance with applicable law and consistent with the past practices of the Company or such Restricted Subsidiary, as the case may be, provided that such loans and advances do not exceed $25.0 million in the aggregate at any one time outstanding;

          (e)   any transaction effected as part of a Qualified Receivables Transaction or any transaction involving the transfer of accounts receivable of the type specified in the definition of "Credit Facilities" and permitted under clause (b) of the second paragraph of the covenant described under "—Limitation on Debt;"

          (f)    payments of customary fees by the Company or any of its Restricted Subsidiaries to Leonard Green & Partners L.P. or any of its Affiliates made for any corporate advisory services or financial advisory, financing, underwriting or placement services or in respect of other investment banking activities including, without limitation, in connection with acquisitions or divestitures, which are approved by a majority of the Board of Directors in good faith;

          (g)   any Affiliate Transaction, if such Affiliate Transaction is with any Person solely in its capacity as a holder of Debt or Capital Stock of the Company or any of its Restricted Subsidiaries, where such Person is treated no more favorably than any other holder of such Debt or Capital Stock of the Company or any of its Restricted Subsidiaries; and

          (h)   any agreement as in effect on the Issue Date or any amendment thereto (so long as such amendment is not disadvantageous to the Holders of the New Notes in any material respect) or any transaction contemplated thereby.

        Limitation on Sale and Leaseback Transactions.    The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Property unless:

          (a)   the Company or such Restricted Subsidiary would be entitled to:

            (1)   Incur Debt in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction pursuant to the covenant described under "—Limitation on Debt;" and

            (2)   Property securing such Attributable Debt without also securing the New Notes or the applicable Subsidiary Guarantee pursuant to the covenant described under "—Limitation on Liens;" and

          (b)   such Sale and Leaseback Transaction is effected in compliance with the covenant described under "—Limitation on Asset Sales and Specified Collateral Dispositions," provided that such Sale and Leaseback Transaction constitutes an Asset Sale.

        Designation of Restricted and Unrestricted Subsidiaries.    The Board of Directors may designate any Subsidiary of the Company to be an Unrestricted Subsidiary if

          (a)   the Subsidiary to be so designated does not own any Capital Stock or Debt of, or own or hold any Lien on any Property of, the Company or any other Restricted Subsidiary and is not required to be a Subsidiary Guarantor pursuant to the Indenture; and

          (b)   either:

            (1)   the Subsidiary to be so designated has total assets of $1,000 or less; or

            (2)   such designation is effective immediately upon such entity becoming a Subsidiary of the Company.

        Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Company will be classified as a Restricted Subsidiary; provided, however, that such Subsidiary shall not be designated a Restricted Subsidiary and shall be automatically classified as an Unrestricted Subsidiary if either of the requirements set forth in clauses (x) and (y) of the second immediately following paragraph will not be satisfied after giving pro forma effect to such classification as a Restricted Subsidiary or if such Person is a Subsidiary of an Unrestricted Subsidiary.

        Except as provided in the first sentence of the preceding paragraph, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary. In addition, neither the Company nor any Restricted Subsidiary shall at any time be directly or indirectly liable for any Debt that provides that the holder thereof may (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its Stated Maturity upon the occurrence of a default with respect to any Debt, Lien or other obligation of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary).

        The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving pro forma effect to such designation, (x) the Company could Incur at least $1.00 of additional Debt pursuant to clause (1) of the first paragraph of the covenant described under "—Limitation on Debt," and (y) no Default or Event of Default shall have occurred and be continuing or would result therefrom.

        Any such designation or redesignation by the Board of Directors will be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors giving effect to such designation or redesignation and an Officers' Certificate that:

          (a)   certifies that such designation or redesignation complies with the foregoing provisions; and

          (b)   gives the effective date of such designation or redesignation,

        such filing with the Trustee to occur within 45 days after the end of the fiscal quarter of the Company in which such designation or redesignation is made (or, in the case of a designation or redesignation made during the last fiscal quarter of the Company's fiscal year, within 90 days after the end of such fiscal year).

        Guarantees by Subsidiaries.    (a) The Company shall cause each Subsidiary that becomes or is a Collateral Subsidiary Guarantor or an obligor with respect to any of the Secured Obligations (except a Foreign Subsidiary that becomes an obligor solely in respect of Debt or other obligations of itself or another Foreign Subsidiary), in each case, to become a Subsidiary Guarantor by becoming a party to the Second Priority Subsidiary Guarantee Agreement and the Intercreditor Agreement, if such Subsidiary is not already a Subsidiary Guarantor party thereto, and delivering evidence thereof to the Trustee at the time such Person becomes a Collateral Subsidiary Guarantor or such an obligor.

          (b)   The Company shall not permit any Restricted Subsidiary that is not a Subsidiary Guarantor to Guarantee the payment of any Debt or Capital Stock of the Company (other than Guarantees permitted pursuant to clauses (j) or (o) of the second paragraph of the covenant described under "—Limitation on Debt"), except that a Restricted Subsidiary that is not a Subsidiary Guarantor may Guarantee Debt of the Company, provided that:

            (1)   such Debt and the Debt represented by such Guarantee is permitted by the covenant described under "—Limitation on Debt;"

            (2)   such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee of payment of the New Notes by such Restricted Subsidiary and such Guarantee of Debt of the Company:

              (A)  unless such Debt is a Subordinated Obligation, shall be pari passu (or subordinate) in right of payment to and on substantially the same terms as (or less favorable to such Debt than) such Restricted Subsidiary's Guarantee with respect to the New Notes; and

              (B)  if such Debt is a Subordinated Obligation, shall be subordinated in right of payment to such Restricted Subsidiary's Guarantee with respect to the New Notes.

          (c)   Upon any Subsidiary becoming a Subsidiary Guarantor as described above, such Subsidiary shall deliver to the Trustee an Opinion of Counsel to the effect that:

            (1)   such Guarantee of the New Notes has been duly executed and authorized; and

            (2)   such Guarantee of the New Notes constitutes a valid, binding and enforceable obligation of such Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity.

        In addition, no Subsidiary Guarantor shall Guarantee, directly or indirectly, (1) any Debt of the Company that is subordinate or junior in right of payment (without regard to any security interest) to any other Debt of the Company unless such Guarantee is expressly subordinate in right of payment to the Subsidiary Guarantee of such Subsidiary Guarantor or (2) any Debt of the Company other than Senior Obligations unless such Guarantee is expressly subordinate in right of payment (without regard to any security interest) to or ranks pari passu with, the Subsidiary Guarantee of such Subsidiary Guarantor.

        Additional Security Documents.    From and after the Issue Date, if the Company or any Subsidiary of the Company executes and delivers in respect of any Property of such Person any mortgages, deeds of trust, security agreements, pledge agreements or similar instruments to secure Debt or other obligations that at the time constitute Secured Obligations (except for a Foreign Subsidiary that does so solely in respect of Debt or other obligations of itself or another Foreign Subsidiary), then the Company will, or will cause such Subsidiary to, execute and deliver substantially identical mortgages, deeds of trust, security agreements, pledge agreements or similar instruments in order to vest in the Second Priority Collateral Trustee a perfected second priority security interest, subject only to Permitted Liens and the Intercreditor Agreement, in such Property for the benefit of the Second Priority Collateral Trustee on behalf of the Holders of the New Notes, among others, and thereupon all provisions of the Indenture relating to the Collateral will be deemed to relate to such Property to the same extent and with the same force and effect.

Merger, Consolidation and Sale of Property

        The Company will not merge, consolidate or amalgamate with or into any other Person (other than a merger of a Wholly Owned Restricted Subsidiary into the Company) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless:

          (a)   the Company will be the surviving Person (the "Surviving Person") or the Surviving Person (if other than the Company) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

          (b)   the Surviving Person (if other than the Company) expressly assumes, by supplemental indenture in form reasonably satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the New Notes, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the Indenture to be performed by the Company;

          (c)   in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of the Company, such Property shall have been transferred as an entirety or virtually as an entirety to one Person;

          (d)   immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (d) and clause (e) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

          (e)   immediately after giving effect to such transaction or series of transactions on a pro forma basis, either (i) the Company or the Surviving Person, as the case may be, would be able to Incur at least $1.00 of additional Debt under clause (1) of the first paragraph of the covenant described under "—Restrictive Covenants—Limitation on Debt" or (ii) the Surviving Person would have a Consolidated Interest Coverage Ratio which is not less than the Consolidated Interest Coverage Ratio of the Company immediately prior to such transaction or series of transactions; and

          (f)    the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such transaction and the supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction have been satisfied.

        The Company shall not permit any Subsidiary Guarantor to merge, consolidate or amalgamate with or into any other Person (other than a merger of a Wholly Owned Restricted Subsidiary into such Subsidiary Guarantor, or a merger of a Subsidiary Guarantor into the Company or another Subsidiary Guarantor) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless:

          (a)   such Subsidiary Guarantor will be the Surviving Person or the Surviving Person (if other than such Subsidiary Guarantor) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

          (b)   the Surviving Person (if other than such Subsidiary Guarantor) expressly assumes, by a Subsidiary Guarantee or a supplement to the Second Priority Subsidiary Guarantee Agreement or a supplemental indenture in form reasonably satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, the due and punctual performance and observance of all the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee;

          (c)   immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (c), any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person, the Company or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person, the Company or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing; and

          (d)   the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such transaction and such Subsidiary Guarantee, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction have been satisfied.

        The foregoing provisions (other than clause (c)) shall not apply to (i) any transactions which do not constitute an Asset Sale if the Subsidiary Guarantor is otherwise being released from its Subsidiary Guarantee at the time of such transaction in accordance with the Indenture and the Second Priority Collateral Documents or (ii) any transactions which constitute an Asset Sale if the Company has complied with the covenant described under "—Restrictive Covenants—Limitation on Asset Sales and Specified Collateral Dispositions" and the Subsidiary Guarantor is released from its Subsidiary Guarantee at the time of such transaction in accordance with the Indenture and the Second Priority Collateral Documents.

        The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of the Company under the Indenture (or of the Subsidiary Guarantor under the Subsidiary Guarantee, as the case may be) but the predecessor Company in the case of:

          (a)   a sale, transfer, assignment, conveyance or other disposition (unless such sale, transfer, assignment, conveyance or other disposition is of all or substantially all the assets of the Company as an entirety or virtually as an entirety); or

          (b)   a lease,

        shall not be released from any obligation to pay the principal of, premium, if any, and interest on, the New Notes.

SEC Reports

        Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the Commission and provide the Trustee with such annual and quarterly reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections; provided, however, that the Company will not be so obligated to file such information, documents and reports with the Commission if the Commission does not permit such filings; provided further, however, that the Company will be required to provide to holders of New Notes any such information, documents or reports that are not so filed.

        Notwithstanding anything herein to the contrary, the Company will not be deemed to have failed to comply with any of its obligations hereunder for purposes of clause (4) under "—Events of Default" until 120 days after the date any report hereunder is due.

Events of Default

        Events of Default in respect of the New Notes include:

          (1)   failure to make the payment of any interest on the New Notes when the same becomes due and payable, and such failure continues for a period of 30 days;

          (2)   failure to make the payment of any principal of, or premium, if any, on, any of the New Notes when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise;

          (3)   failure to comply with the covenant described under "—Merger, Consolidation and Sale of Property;"

          (4)   failure to comply with any other covenant or agreement in the New Notes or in the Indenture (other than a failure that is the subject of the foregoing clause (1), (2) or (3)) and such failure continues for 30 days after written notice is given to the Company as provided below;

          (5)   a default under any Debt by the Company or any Restricted Subsidiary that results in acceleration of the final maturity of such Debt, or failure to pay any such Debt at final maturity (giving effect to applicable grace periods), in an aggregate amount greater than $35.0 million or its foreign currency equivalent at the time (the "cross acceleration provisions");

          (6)   any judgment or judgments for the payment of money in an aggregate amount in excess of $35.0 million (or its foreign currency equivalent at the time) that shall be rendered against the Company or any Restricted Subsidiary and that shall not be waived, satisfied or discharged for any period of 30 consecutive days during which a stay of enforcement shall not be in effect (the "judgment default provisions");

          (7)   certain events involving bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary (the "bankruptcy provisions");

          (8)   any Subsidiary Guarantee of a Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of the Second Priority Collateral Documents and the Indenture as each may be amended from time to time) and such default continues for 20 days after notice or any Subsidiary Guarantor that is a Significant Subsidiary denies or disaffirms its obligations under its Subsidiary Guarantee (the "guarantee provisions"); and

          (9)   the material impairment of the security interests under the Second Priority Collateral Documents (other than in accordance with the terms of the Second Priority Collateral Documents and the Indenture as each may be amended from time to time) for any reason other than the satisfaction in full of all obligations under the Indenture and discharge of the Second Priority Collateral Documents and the Indenture or any security interest created thereunder shall be declared invalid or unenforceable or the Company or any of its Subsidiaries asserting, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable (the "security default provisions").

        A Default under clause (4), (8) or (9) is not an Event of Default until the Trustee or the holders of not less than 25% in aggregate principal amount of the New Notes then outstanding notify the Company (and in the case of such notice by holders of New Notes, the Trustee) of the Default and the

Company does not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a "Notice of Default."

        The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers' Certificate of any event that with the giving of notice or the lapse of time would become an Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.

        If an Event of Default with respect to the New Notes (other than an Event of Default resulting from certain events involving bankruptcy, insolvency or reorganization with respect to the Company) shall have occurred and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the New Notes then outstanding may declare to be immediately due and payable the principal amount at maturity of all the New Notes then outstanding, plus accrued but unpaid interest to the date of acceleration. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization with respect to the Company shall occur, such amount with respect to all the New Notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the holders of the New Notes. After any such acceleration, but before a judgment or decree based on acceleration is obtained by the Trustee, the Holders of a majority in aggregate principal amount of the New Notes then outstanding may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, premium or interest, have been cured or waived as provided in the Indenture.

        Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders of the New Notes, unless such holders shall have offered to the Trustee indemnity satisfactory to the Trustee. Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the New Notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the New Notes.

        No holder of New Notes will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

          (a)   such holder has previously given to the Trustee written notice of a continuing Event of Default;

          (b)   the holders of at least 25% in aggregate principal amount of the New Notes then outstanding have made written request and offered indemnity satisfactory to the Trustee to institute such proceeding as trustee; and

          (c)   the Trustee shall not have received from the holders of a majority in aggregate principal amount of the New Notes then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.

        However, such limitations do not apply to a suit instituted by a holder of any New Note for enforcement of payment of the principal of, and premium, if any, or interest on, such New Note on or after the respective due dates expressed in such New Note.

Amendments and Waivers

          (a)   Subject to exceptions, the Indenture and, subject to any other consent required under the terms of the applicable Second Priority Collateral Documents, the Second Priority Collateral Documents may be amended with the consent of the holders of a majority in aggregate principal amount of the New Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the New Notes) and (subject as aforesaid) any past default or compliance with any provisions may also be waived (except, in the case of the Indenture, a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of each holder of an outstanding New Note) with the consent of the holders of at least a majority in aggregate principal amount of the New Notes then outstanding. However, without the consent of each holder affected thereby, no amendment may, among other things:

            (1)   amend the Indenture to reduce the amount of New Notes whose holders are required to consent to an amendment or waiver;

            (2)   amend the Indenture to reduce the rate of or extend the time for payment of interest on any New Note;

            (3)   amend the Indenture to reduce the principal of or extend the Stated Maturity of any New Note;

            (4)   amend the Indenture to make any New Note payable in money other than that stated in the New Note;

            (5)   amend the Indenture or any Subsidiary Guarantee to impair the right of any holder of the New Notes to receive payment of principal of and interest on such holder's New Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's New Notes or any Subsidiary Guarantee (except as set forth in the Intercreditor Agreement);

            (6)   amend the Indenture or any Subsidiary Guarantee to subordinate the New Notes or any Subsidiary Guarantee to any other obligation of the Company or the applicable Subsidiary Guarantor (except in the case of the Second Priority Subsidiary Guarantee Agreement, as permitted by paragraph (c) below);

            (7)   amend the Indenture to reduce the premium payable upon the redemption of any New Note or change the time at which any New Note may be redeemed, as described under "—Optional Redemption;"

            (8)   amend the Indenture to reduce the premium payable upon a Change of Control or, at any time after a Change of Control has occurred amend the definition of Change of Control or change the time at which the Change of Control Offer relating thereto must be made or at which the New Notes must be repurchased pursuant to such Change of Control Offer; and

            (9)   at any time after the Company is obligated to make a Prepayment Offer with the Excess Proceeds from Asset Sales, amend the Indenture to change the time at which such Prepayment Offer must be made or at which the New Notes must be repurchased pursuant thereto.

          (b)   Without the consent of any holder of the New Notes, the Company and the Trustee may amend the Indenture and, subject to any other consent required under the terms of the applicable Second Priority Collateral Documents, the Second Priority Collateral Documents to:

            (1)   cure any ambiguity, omission, defect or inconsistency;

            (2)   provide for the assumption by a successor corporation of the obligations of the Company or any Subsidiary Guarantor under the Indenture or any Second Priority Collateral Documents;

            (3)   provide for uncertificated New Notes in addition to or in place of certificated New Notes (provided that the uncertificated New Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated New Notes are described in section 163(f)(2)(b) of the Code);

            (4)   add additional Guarantees with respect to the New Notes or release Subsidiary Guarantors from Subsidiary Guarantees as provided by the terms of the Indenture or the Subsidiary Guarantees;

            (5)   further secure the New Notes (and if such security interest includes Liens on Property of the Company, provide for releases of such Property on terms comparable to the terms on which Collateral constituting Property of Subsidiary Guarantors may be released), release any Collateral used, sold, transferred, or otherwise disposed of in accordance with the terms of the Second Priority Collateral Documents and the Intercreditor Agreement, add to the covenants of the Company or the Subsidiary Guarantors for the benefit of the Holders of the New Notes or surrender any right or power conferred upon the Company;

            (6)   in the case of the Indenture, make any change that does not adversely affect the rights of any holder of the New Notes;

            (7)   make any change to the subordination provisions of a Subsidiary Guarantee or any Second Priority Collateral Documents that would limit or terminate the benefits available to any holder of Senior Obligations under such provisions;

            (8)   make any change to comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act; or

            (9)   to conform the Indenture or the New Notes to the "Description of the New Notes" section in this prospectus.

          (c)   Without limiting the foregoing, the holders of New Notes will be deemed to have consented for purposes of the Second Priority Collateral Documents (including for purposes of determining actions of the Second Priority Instructing Group) to (i) any amendment, waiver or other modification (including any consent thereunder) of the Second Priority Collateral Documents (including without limitation, any annexes, exhibits or schedules thereto) that would not be adverse to the holders of New Notes in any material respect, as reasonably determined by the Board of Directors (as evidenced by a resolution of the Board of Directors), and (ii) to any of the following amendments, waivers and other modifications to the Second Priority Collateral Documents:

            (1)   an amendment to the Intercreditor Agreement to modify the restriction on changes to Second Priority Collateral Documents and Second Priority Debt Documents without the consent of holders of Senior Obligations or their representatives (but without modifying any provisions relating to consent of holders of New Notes or other Second Priority Debt to various actions);

            (2)   to the extent such amendment, waiver or modification relates to the amount (including amounts of Senior Obligations and Second Priority Debt) or the terms of Debt (including as reflected in related definitions such as Replacement Second Priority Debt) that may be secured by Liens on the Collateral, as may be consented to by the Senior Collateral Agent or the Senior Secured Parties in accordance with the terms of the Intercreditor Agreement or the applicable Second Priority Collateral Document (but without limiting any of the restrictive covenants and related definitions contained in the Indenture);

            (3)   an amendment to the Second Priority Subsidiary Guarantee Agreement to subordinate, on comparable terms to those provided therein with respect to Senior Loan Obligations, the obligations of the Subsidiary Guarantors under the Second Priority Subsidiary Guarantee Agreement to the prior payment when due of the guarantees by such Subsidiary Guarantor of any Additional Senior Debt, provided that such amendment applies equally with respect to all Second Priority Debt;

            (4)   an amendment to the Second Priority Collateral Documents to provide for a class of Secured Obligations having rights in respect of the Collateral that are subordinated to the Second Priority Debt Obligations to at least the same extent that the Second Priority Debt Obligations are subordinated to the Senior Obligations, as reasonably determined by the Board of Directors (as evidenced by a resolution of the Board of Directors), provided that (a) such Debt is not secured by Liens on any assets other than Collateral and (b) to the extent such Secured Obligations represent Debt of a Subsidiary of the Company, such Subsidiary is a Subsidiary Guarantor and such Debt is subordinated to the prior payment of the Second Priority Debt Obligation to at least the same extent as the Subsidiary Guarantees are subordinated to the Senior Obligations (determined as aforesaid);

            (5)   an amendment to the Intercreditor Agreement to provide, on comparable terms to those provided therein with respect to Senior Obligations, the lenders under any Senior Obligations (including Additional Senior Debt Obligations) with rights and remedies with respect to the Collateral, including rights to distributions of proceeds of Collateral and rights to control all remedies or other activities related to the Collateral so long as any Senior Obligations remain outstanding, comparable to those provided therein with respect to the Senior Loan Obligations, provided that (a) the holders of Senior Obligations and their representatives have obligations to holders of Second Priority Debt and their representatives comparable to the obligation of holders of Senior Loan Obligations and their representatives provided therein and (b) such amendment applies equally with respect to all Second Priority Debt;

            (6)   an amendment to the Intercreditor Agreement to change the conditions that must be satisfied in order for a representative of additional Debt to become a party to the Intercreditor Agreement, provided that (a) such amendment is consented to by the Senior Collateral Agent in accordance with the terms of the Intercreditor Agreement, (b) the conditions continue to require a representative of such holders on behalf of such holders to become a party to the Intercreditor Agreement, (c) such amendment applies equally with respect to all Second Priority Debt, (d) the ability of the Second Priority Collateral Trustee and the holders of Second Priority Debt and their representatives to enforce their rights under the Intercreditor Agreement are not adversely affected in any material respect by such amendment and (e) the Lien on the Collateral securing the Subsidiary Guarantees of the New Notes will not be impaired (other than the addition of new Secured Obligations that will be secured by the Collateral) as a result of implementation of such amendment;

            (7)   an amendment, waiver or modification to the Second Priority Collateral Documents to effectuate (i) (a) the release of assets included in the Collateral from the Liens securing the New Notes (i) if all other Liens on those assets securing the Senior Obligations (including all commitments thereunder) are released, (ii) if the Company or a Subsidiary of the Company provides substitute Collateral for all or a portion of those assets with at least an equivalent fair value, as determined in good faith by the Board of Directors (as evidenced by a resolution of the Board of Directors) or (iii) if those assets are owned by a Subsidiary that is a Subsidiary Guarantor and that Subsidiary Guarantor is released from its Subsidiary Guarantee, provided that in the case of each of (i)-(iii) after giving effect to the release there remains no Lien on such assets securing any Secured Obligations, or (b) the release of the Subsidiary

    Guarantee of a Subsidiary Guarantor of the New Notes upon such Subsidiary Guarantor ceasing to Guarantee or be an obligor in respect of, or to pledge any of its assets to secure, any Senior Obligations, provided that after giving effect to the release the Subsidiary Guarantor ceases to Guarantee or be an obligor in respect of, or to pledge its assets to secure, any Secured Obligations and provided, in the case of both (a) and (b), that after giving effect to the release, at least $300 million in aggregate principal amount of Senior Obligations that are Credit Facilities will remain outstanding or (ii) a release of Collateral or a Subsidiary Guarantee of a Subsidiary Guarantor otherwise in accordance with the terms of the Indenture and the Second Priority Collateral Documents;

            (8)   with respect to any amendment, waiver or modification agreed to by the Senior Collateral Agent or the holders of the Senior Obligations under any provision of any Senior Collateral Documents (including the Intercreditor Agreement), a comparable amendment, waiver or modification to the comparable provision of the comparable Second Priority Collateral Document (including the Intercreditor Agreement), provided that such amendment, waiver or modification applies equally with respect to all Second Priority Debt;

            (9)   upon request of the Company without consent of any holders of the New Notes unless, within 20 Business Days after written notice of the proposed amendment, waiver or modification is mailed to the Trustee and holders of New Notes, 25% in interest of the holders of New Notes delivers to the Trustee written objection thereto;

            (10) with the written consent of the holders of at least a majority of the aggregate principal amount of the New Notes then outstanding pursuant to paragraph (a) above; or

            (11) an amendment, waiver or modification permitted pursuant to paragraph (b) above.

        At the request of the Company, the Trustee will execute and deliver any documents or instruments evidencing such deemed consent of the holders of New Notes. The Indenture also directs the Trustee, in its capacity as Second Priority Representative to holders of New Notes, to take such action under the Second Priority Collateral Documents as may be requested by the Company to give effect to any such amendment, waiver or modification. Notwithstanding the foregoing, no such consent or deemed consent shall be deemed or construed to represent an amendment or waiver, in whole or in part, of any provision of the Indenture or the New Notes.

        The foregoing will not limit the right of the Company to amend, waive or otherwise modify the Second Priority Collateral Documents in accordance with their terms.

        The consent of the Holders of the New Notes is not necessary to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment becomes effective, the Company is required to mail to each holder of the New Notes at such holder's address appearing in the Security Register a notice briefly describing such amendment. However, the failure to give such notice to all holders of the New Notes, or any defect therein, will not impair or affect the validity of the amendment.

        The terms of the 10.375% Notes due 2016 and the 7.5% Notes due 2017 contain similar deemed consents by holders of such notes (including for purposes of determining actions of the Second Priority Instructing Group).

Defeasance

        The Company at any time may terminate all its obligations under the New Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the New Notes, to replace mutilated, destroyed, lost or stolen New Notes and to maintain a registrar and paying agent in respect of the New Notes.

        The Company at any time may terminate:

          (1)   its obligations under the covenants described under "—Repurchase at the Option of Holders Upon a Change of Control" and "—Restrictive Covenants;"

          (2)   the operation of the cross acceleration provisions, the judgment default provisions, the bankruptcy provisions with respect to Significant Subsidiaries, the guarantee provisions and the security default provisions described under "—Events of Default" above; and

          (3)   the limitations contained in clause (e) under the first paragraph of "—Merger, Consolidation and Sale of Property" above ("covenant defeasance").

        The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

        If the Company exercises its legal defeasance option, payment of the New Notes may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, payment of the New Notes may not be accelerated because of an Event of Default specified in clause (4) (with respect to the covenants described under "—Restrictive Covenants"), (5), (6), (7) (with respect only to Significant Subsidiaries), (8) or (9) under "—Events of Default" above or because of the failure of the Company to comply with clause (e) under the first paragraph of "—Merger, Consolidation and Sale of Property" above. If the Company exercises its legal defeasance option or its covenant defeasance option, the Second Priority Liens, as they pertain to the New Notes, will be released and each Subsidiary Guarantor will be released from all its obligations under its Subsidiary Guarantee, as it pertains to the New Notes.

        The legal defeasance option or the covenant defeasance option may be exercised only if:

          (a)   the Company irrevocably deposits in trust with the Trustee money or U.S. Government Obligations for the payment of principal of and interest on the New Notes to maturity or redemption, as the case may be;

          (b)   the Company delivers to the Trustee a certificate from a nationally recognized firm of independent certified public accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due on all the New Notes to maturity or redemption, as the case may be;

          (c)   123 days pass after the deposit is made and during the 123-day period no Default described in clause (7) under "—Events of Default" occurs with respect to the Company or any other Person making such deposit which is continuing at the end of the period;

          (d)   no Default or Event of Default has occurred and is continuing on the date of such deposit and after giving effect thereto;

          (e)   such deposit does not constitute a default under any other agreement or instrument binding on the Company;

          (f)    the Company delivers to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

          (g)   in the case of the legal defeasance option, the Company delivers to the Trustee an Opinion of Counsel stating that:

            (1)   the Company has received from the Internal Revenue Service a ruling; or

            (2)   since the date of the Indenture there has been a change in the applicable Federal income tax law, to the effect, in either case, that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the New Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance has not occurred;

          (h)   in the case of the covenant defeasance option, the Company delivers to the Trustee an Opinion of Counsel to the effect that the Holders of the New Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

          (i)    the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the New Notes have been complied with as required by the Indenture.

Governing Law

        The Indenture, the New Notes and the Collateral Documents are governed by the laws of the State of New York without reference to principles of conflicts of law.

The Trustee

        The Bank of New York Mellon Trust Company, N.A. is the Trustee under the Indenture.

        Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

Definitions

        Set forth below is a summary of the defined terms used in the Description of New Notes above. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided. Unless the context otherwise requires, an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

        "Additional Assets" means:

          (a)   any Property (other than cash, cash equivalents and securities) to be owned by the Company or any Restricted Subsidiary and used in a Related Business; or

          (b)   Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary from any Person other than the Company or an Affiliate of the Company, provided, however, that, in the case of this clause (b), such Restricted Subsidiary is primarily engaged in a Related Business.

        "Additional Senior Debt" means any other Debt of the Company Guaranteed by the Subsidiary Guarantors pursuant to the Senior Subsidiary Guarantee Agreement (and not guaranteed by any other Subsidiary) with such Guarantees secured by the Senior Collateral on a pari passu basis with the Senior

Loan Obligations (but without regard to control of remedies); provided, however, that such Debt is permitted to be incurred, secured and guaranteed on such basis by the Indenture and the Second Priority Collateral Documents.

        "Additional Senior Debt Documents" means, with respect to any series, issue or class of Additional Senior Debt, the promissory notes, indentures, Collateral Documents or other operative agreements evidencing or governing such Debt, including the Senior Collateral Documents, as the same may be amended, restated, supplemented or otherwise modified from time to time.

        "Additional Senior Debt Facility" means each indenture or other governing agreement with respect to any Additional Senior Debt, as the same may be amended, restated, supplemented or otherwise modified from time to time.

        "Additional Senior Debt Obligations" means, with respect to any series, issue or class of Additional Senior Debt, (a) all principal of and interest (including, without limitation, any interest which accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Company, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to such Additional Senior Debt, (b) all other amounts payable by the Company to the related Additional Senior Debt Parties under the related Additional Senior Debt Documents and (c) any renewals, extensions or Refinancings of the foregoing.

        "Additional Senior Debt Parties" means, with respect to any series, issue or class of Additional Senior Debt, the holders of such indebtedness from time to time, any trustee or agent therefor under any related Additional Senior Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Company or any Obligor under any related Additional Senior Debt Documents, but shall not include the Obligors or any controlled Affiliates thereof (unless such Obligor or controlled Affiliate is a holder of such Debt, a trustee or agent therefor or a beneficiary of such an indemnification obligation named as such in an Additional Senior Debt Document).

        "Affiliate" of any specified Person means:

          (a)   any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; or

          (b)   any other Person who is a director or executive officer of:

            (1)   such specified Person;

            (2)   any Subsidiary of such specified Person; or

            (3)   any Person described in clause (a) above.

        For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        For purposes of this definition, The Jean Coutu Group (PJC), Inc. and its Affiliates shall be "Affiliates" of the Company so long as The Jean Coutu Group (PJC), Inc. beneficially owns more than 10% of the Voting Stock of the Company.

        "Asset Sale" means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of:

          (a)   any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares); or

          (b)   any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary,

  in the case of either clause (a) or clause (b) above, whether in a single transaction or a series of related transactions, (i) that have a Fair Market Value in excess of $15.0 million or (ii) for aggregate consideration in excess of $15 million, other than, in the case of clause (a) or (b) above:

            (1)   any disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Restricted Subsidiary;

            (2)   any disposition that constitutes a Permitted Investment or Restricted Payment permitted by the covenant described under "—Restrictive Covenants—Limitation on Restricted Payments;"

            (3)   any disposition effected in compliance with the first paragraph of the covenant described under "—Merger, Consolidation and Sale of Property;"

            (4)   a sale of accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction" to a Receivables Entity;

            (5)   a transfer of accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction" (or a fractional undivided interest therein) by a Receivables Entity in connection with a Qualified Receivables Transaction; or

            (6)   a sale by the Company or a Restricted Subsidiary of Property by way of a Sale and Leaseback Transaction, but only if (a) such Property was owned by the Company or a Restricted Subsidiary on or after the Issue Date, (b) the requirements of clause (a) of the covenant described under "—Restrictive Covenants—Limitation on Sale and Leaseback Transactions" are satisfied with respect to such Sale and Leaseback Transaction, (c) the requirements of clauses (a), (b) and (c) of the first paragraph of the covenant described under "—Restrictive Covenants—Limitation on Asset Sales and Specified Collateral Dispositions" are satisfied as though such Sale and Leaseback Transaction constituted an Asset Sale and (d) the aggregate Fair Market Value of such Property, when added to the Fair Market Value of all other sales of Property pursuant to this clause (6) since the Issue Date, does not exceed $150.0 million.

        "Attributable Debt" in respect of a Sale and Leaseback Transaction means, at any date of determination:

          (a)   if such Sale and Leaseback Transaction is a Capital Lease Obligation, the amount of Debt represented thereby according to the definition of "Capital Lease Obligation," and

          (b)   in all other instances, the greater of:

            (1)   the Fair Market Value of the Property subject to such Sale and Leaseback Transaction; and

            (2)   the present value (discounted at the interest rate borne by the New Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (in each case including any period for which such lease has been extended).

        "Average Life" means, as of any date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing:

          (a)   the sum of the product of the numbers of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

          (b)   the sum of all such payments.

        "Board of Directors" means the board of directors of the Company or any duly authorized and constituted committee thereof.

        "Business Day" means any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York, New York are authorized or obligated by law, regulation, executive order or governmental decree to close.

        "Capital Lease Obligations" means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of "—Restrictive Covenants—Limitation on Liens," a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

        "Capital Stock" means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into such equity interest.

        "Capital Stock Sale Proceeds" means the aggregate cash proceeds received by the Company from the issuance or sale (other than to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees) by the Company of its Capital Stock (other than Disqualified Stock) after the Issue Date, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

        "Change of Control" means the occurrence of any of the following events:

          (a)   if any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act (other than one or more Permitted Holders), becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 40% or more of the total voting power of the Voting Stock of the Company (for purposes of this clause (a), such person or group shall be deemed to beneficially own any Voting Stock of a corporation held by any other corporation (the "parent corporation") so long as such person or group beneficially owns, directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock of such parent corporation); or

          (b)   the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the assets of the Company and the Restricted Subsidiaries, considered as a whole (other than a disposition of such assets as an entirety or virtually as an entirety to a Wholly Owned Restricted Subsidiary) shall have occurred, or the Company merges, consolidates or amalgamates with or into any other Person or any other Person merges, consolidates or amalgamates with or into the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is reclassified into or exchanged for cash, securities or other Property, other than any such transaction where:

            (1)   the outstanding Voting Stock of the Company is reclassified into or exchanged for other Voting Stock of the Company or for Voting Stock of the surviving corporation; and

            (2)   the holders of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the Company or the surviving corporation immediately after such transaction and in substantially the same proportion as before the transaction; or

          (c)   during any period of two consecutive years commencing after the Issue Date, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election or appointment by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of not less than three-fourths of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

          (d)   the shareholders of the Company shall have approved any plan of liquidation or dissolution of the Company.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Collateral" means the Senior Collateral and the Second Priority Collateral.

        "Collateral Disposition" means (a) any sale, transfer or other disposition of Collateral (including any property or assets that would constitute Collateral but for the release of the Senior Lien and the Second Priority Lien with respect thereto in connection with such sale, transfer or other disposition), or (b) any casualty or other insured damage or Condemnation with respect to Collateral.

        "Collateral Documents" means (a) the Senior Collateral Documents and (b) the Second Priority Collateral Documents.

        "Collateral Subsidiary Guarantor" means any Subsidiary of the Company that is a party to the Senior Subsidiary Guarantee Agreement or the Second Priority Subsidiary Guarantee Agreement.

        "Commission" means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or, if at any time after the execution of the Indenture such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

        "Commodity Price Protection Agreement" means, in respect of a Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in commodity prices.

        "Condemnation" means any action or proceeding for the taking of any assets of the Company or its Subsidiaries, or any part thereof or interest therein, for public or quasi-public use under the power of eminent domain, by reason of any similar public improvement or condemnation proceeding.

        "Consolidated Interest Coverage Ratio" means, as of any date of determination, the ratio of:

          (a)   the aggregate amount of EBITDA for the most recent four consecutive fiscal quarters for which internal financial statements are available prior to such determination date to

          (b)   Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

            (1)   if

              (A)  since the beginning of such period the Company or any Restricted Subsidiary has Incurred any Debt that remains outstanding or Repaid any Debt; or

              (B)  the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio is an Incurrence or Repayment of Debt,

  Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Incurrence or Repayment as if such Debt was Incurred or Repaid on the first day of such period; provided that, in the event of any such Repayment of Debt, EBITDA for such period shall be calculated as if the Company or such Restricted Subsidiary had not earned any interest income actually earned during such period in respect of the funds used to Repay such Debt, and

            (2)   if

              (A)  since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Sale or an Investment (by merger or otherwise) in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of Property which constitutes all or substantially all of an operating unit of a business;

              (B)  the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio is such an Asset Sale, Investment or acquisition; or

              (C)  since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made such an Asset Sale, Investment or acquisition, EBITDA for such period shall be calculated after giving pro forma effect to such Asset Sale, Investment or acquisition as if such Asset Sale, Investment or acquisition occurred on the first day of such period.

        If any Debt bears a floating rate of interest and is being given pro forma effect, the interest expense payable with respect to such Debt shall be calculated as if the base interest rate in effect for such floating rate of interest on the date of determination had been the applicable base interest rate for the entire period (taking into account any Interest Rate Agreement applicable to such Debt if such Interest Rate Agreement has a remaining term in excess of 12 months). In the event the Capital Stock of any Restricted Subsidiary is sold during the period, the Company shall be deemed, for purposes of clause (1) above, to have Repaid during such period the Debt of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Debt after such sale.

        "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries (excluding the non-cash interest expense related to (x) litigation reserves, (y) closed store liability reserves and (z) self-insurance reserves), plus, to the extent not included in such total interest expense, and to the extent Incurred by the Company or its Restricted Subsidiaries, and without duplication:

          (a)   interest expense attributable to Capital Lease Obligations;

          (b)   amortization of debt discount and debt issuance cost, including commitment fees;

          (c)   capitalized interest;

          (d)   non-cash interest expense other than expenses under clauses (x), (y) and (z) above;

          (e)   commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing;

          (f)    net costs associated with Hedging Obligations (including amortization of fees but excluding costs associated with forward contracts for inventory in the ordinary course of business);

          (g)   Disqualified Stock Dividends;

          (h)   Preferred Stock Dividends;

          (i)    interest Incurred in connection with Investments in discontinued operations;

          (j)    interest accruing on any Debt of any other Person to the extent such Debt is Guaranteed by the Company or any Restricted Subsidiary; and

          (k)   the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Debt Incurred by such plan or trust.

        Any program fees or liquidity fees on unused amounts related to any Qualified Receivables Transaction shall not be included in Consolidated Interest Expense, unless otherwise required by GAAP.

        "Consolidated Net Income" means, for any period, the net income (loss) of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

          (a)   any net income (loss) of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

            (1)   subject to the exclusion contained in clause (d) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (c) below); and

            (2)   the Company's equity in a net loss of any such Person other than an Unrestricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

          (b)   [intentionally omitted];

          (c)   any net income (loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to the Company, except that:

            (1)   subject to the exclusion contained in clause (d) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause); and

            (2)   the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

          (d)   any gain or loss realized upon the sale or other disposition of any Property of the Company or any of its consolidated Subsidiaries (including pursuant to any Sale and Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business;

          (e)   any extraordinary gain or loss;

          (f)    the cumulative effect of a change in accounting principles;

          (g)   any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of the Company or any Restricted Subsidiary, provided that such shares, options or other rights can be redeemed at the option of the holder only for Capital Stock of the Company (other than Disqualified Stock);

          (h)   store closing costs;

          (i)    non-cash charges or credits that relate to use of the last-in-first-out method of accounting for inventory; and

          (j)    loss on debt modifications.

        Notwithstanding the foregoing, for purposes of the covenant described under "—Restrictive Covenants—Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (c)(4) thereof.

        "Credit Facilities" means, with respect to the Company or any Restricted Subsidiary, one or more debt or commercial paper facilities with banks or other institutional lenders (including the Senior Credit Facilities), providing for revolving credit loans, term loans, receivables or inventory financing (including through the sale of receivables or inventory to such lenders or to special purpose, bankruptcy remote entities formed to borrow from such lenders against such receivables or inventory), or trade letters of credit, in each case together with Refinancings thereof on any basis so long as such Refinancing constitutes Debt.

        "Currency Exchange Protection Agreement" means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates.

        "Debt" means, with respect to any Person on any date of determination (without duplication):

          (a)   the principal of and premium (if any) in respect of:

            (1)   debt of such Person for money borrowed; and

            (2)   debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

          (b)   all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by such Person;

          (c)   all obligations of such Person issued or assumed as the deferred purchase price of Property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

          (d)   all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

          (e)   the amount of all obligations of such Person with respect to the Repayment of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

          (f)    all obligations of the type referred to in clauses (a) through (e) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

          (g)   all obligations of the type referred to in clauses (a) through (f) of other Persons secured by any Lien on any Property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such Property or the amount of the obligation so secured; and

          (h)   to the extent not otherwise included in this definition, Hedging Obligations of such Person.

        The amount of Debt of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. The amount of Debt represented by a Hedging Obligation shall be equal to:

            (1)   zero if such Hedging Obligation has been Incurred pursuant to clause (g) or (h) of the second paragraph of the covenant described under "—Restrictive Covenants—Limitation on Debt;" or

            (2)   the notional amount of such Hedging Obligation if not Incurred pursuant to such clauses.

        "Debt Issuances" means, with respect to the Company or any Restricted Subsidiary, one or more issuances of Debt evidenced by notes, debentures, bonds or other similar securities or instruments.

        "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

        "Disqualified Stock" means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise:

          (a)   matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

          (b)   is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part; or

          (c)   is convertible or exchangeable at the option of the holder thereof for Debt or Disqualified Stock;

  on or prior to, in the case of clause (a), (b) or (c), the first anniversary of the Stated Maturity of the New Notes.

        "Disqualified Stock Dividends" means all dividends with respect to Disqualified Stock of the Company held by Persons other than a Wholly Owned Restricted Subsidiary. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the Company.

        "EBITDA" means, for any period, an amount equal to, for the Company and its consolidated Restricted Subsidiaries:

          (a)   the sum of Consolidated Net Income for such period, plus the following to the extent reducing Consolidated Net Income for such period:

            (1)   the provision for taxes based on income or profits or utilized in computing net loss;

            (2)   Consolidated Interest Expense and non-cash interest expense related to litigation reserves, closed store liability reserves and self-insurance reserves, to the extent excluded from Consolidated Interest Expense;

            (3)   depreciation;

            (4)   amortization of intangibles;

            (5)   non-cash impairment charges;

            (6)   any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the Incurrence of Debt permitted to be Incurred by the Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of Credit Facilities, Qualified Receivables Transactions or Debt Issuances and other Debt and (ii) any amendment or other modification of Credit Facilities, Qualified Receivables Transactions or Debt Issuances and, in each case, deducted (and not added back) in computing Consolidated Net Income;

            (7)   the amount of any restructuring charges, integration costs or other business optimization expenses or reserves deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs (including costs related to the closure and/or consolidation of stores) incurred in connection with acquisitions on or after June 4, 2007;

            (8)   the amount of net cost savings projected by the Company in good faith to be realized as a result of specified actions taken or initiated during or prior to such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) such cost savings are reasonably identifiable and factually supportable, (y) such actions are taken no later than 36 months after June 4, 2007 and (z) the aggregate amount of cost savings added pursuant to this clause (8) shall not exceed $150.0 million for any four consecutive quarter period (which adjustments may be incremental to pro forma cost savings adjustments made pursuant to the definition of "Consolidated Interest Coverage Ratio"); and

            (9)   any other non-cash items (other than any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period), minus

          (b)   all non-cash items increasing Consolidated Net Income for such period (other than any such non-cash item to the extent that it will result in the receipt of cash payments in any future period).

        Notwithstanding the foregoing clause (a), the provision for taxes and the depreciation, amortization and non-cash items of a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its shareholders.

        "8.125% Notes" means the Company's 8.125% Senior Secured Notes due 2010 issued under the indenture dated as of April 22, 2003, as supplemented, among the Company, the Subsidiary Guarantors and The Bank of New York Trust Company, N.A., as successor trustee, and outstanding on the Issue Date.

        "Equipment Financing Transaction" means any arrangement (together with any Refinancing thereof) with any Person pursuant to which the Company or any Restricted Subsidiary Incurs Debt secured by a Lien on equipment or equipment related property of the Company or any Restricted Subsidiary.

        "Equity Offering" means (a) an underwritten offering of common stock of the Company by the Company pursuant to an effective registration statement under the Securities Act or (b) so long as the Company's common stock is, at the time, listed or quoted on a national securities exchange (as such term is defined in the Exchange Act), an offering of common stock by the Company in a transaction exempt from or not subject to the registration requirements of the Securities Act.

        "Event of Default" has the meaning set forth under "—Events of Default."

        "Exchange Act" means the Securities Exchange Act of 1934.

        "Expansion Capital Expenditure" means any capital expenditure incurred by the Company or any Restricted Subsidiary in developing, relocating, integrating, remodeling and refurbishing a warehouse, distribution center, store or other facility (other than ordinary course maintenance) for carrying on the business of the Company and its Restricted Subsidiaries that the Board of Directors determines in good faith will enhance the income generating ability of the warehouse, distribution center, store or other facility.

        "Fair Market Value" means, with respect to any Property, the price that could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Pressure or compulsion shall not include sales of Property conducted in compliance with the requirements of a regulatory authority in connection with an acquisition or merger permitted by the Indenture. Fair Market Value shall be determined, except as otherwise provided:

          (a)   if such Property has a Fair Market Value equal to or less than $25.0 million, by any Officer of the Company; or

          (b)   if such Property has a Fair Market Value in excess of $25.0 million, by a majority of the Board of Directors and evidenced by a resolution of the Board of Directors, dated within 30 days of the relevant transaction, delivered to the Trustee.

        "Foreign Subsidiary" means any Subsidiary of the Company which (a) is organized under the laws of any jurisdiction outside of the United States, (b) is organized under the laws of Puerto Rico or the U.S. Virgin Islands, (c) has substantially all its operations outside of the United States, (d) has substantially all its operations in Puerto Rico or the U.S. Virgin Islands, or (e) does not own any material assets other than Capital Stock of one or more Subsidiaries of the type described in (a) through (d) above.

        "GAAP" means United States generally accepted accounting principles as in effect on the Issue Date, including those set forth:

          (a)   in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

          (b)   in the statements and pronouncements of the Financial Accounting Standards Board;

          (c)   in such other statements by such other entity as approved by a significant segment of the accounting profession; and

          (d)   the rules and regulations of the Commission governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the Commission.

        "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

          (a)   to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

          (b)   entered into for the purpose of assuring in any other manner the obligee against loss in respect thereof (in whole or in part);

  provided, however, that the term "Guarantee" shall not include:

            (1)   endorsements for collection or deposit in the ordinary course of business; or

            (2)   a contractual commitment by one Person to invest in another Person for so long as such Investment is reasonably expected to constitute a Permitted Investment under clause (b) of the definition of "Permitted Investment."

        The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

        "Hedging Obligation" of any Person means any obligation of such Person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement, Commodity Price Protection Agreement or any other similar agreement or arrangement.

        "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or obligation on the balance sheet of such Person (and "Incurrence" and "Incurred" shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an Incurrence of such Debt; provided further, however, that any Debt or other obligations of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; and provided further, however, that solely for purposes of determining compliance with "—Restrictive Covenants—Limitation on Debt," amortization of debt discount shall not be deemed to be the Incurrence of Debt, provided that in the case of Debt sold at a discount, the amount of such Debt Incurred shall at all times be the aggregate principal amount at Stated Maturity.

        "Independent Financial Advisor" means an investment banking firm of national standing or any third party appraiser of national standing, provided that such firm or appraiser is not an Affiliate of the Company.

        "Intercreditor Agreement" means the Amended and Restated Collateral Trust and Intercreditor Agreement, dated as of June 27, 2001, as amended and restated as of May 28, 2003, as amended as of September 22, 2004, as amended as of September 30, 2005, as amended as of November 8, 2006, as amended and restated as of June 4, 2007, as amended and restated as of June 5, 2009, among the Company, the Subsidiary Guarantors, the Second Priority Collateral Trustee, the Senior Collateral Agent and each Senior Representative or Second Priority Representative, which may become a party thereto from time to time as the same may be amended, restated, supplemented or otherwise modified from time to time.

        "Interest Rate Agreement" means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect against fluctuations in interest rates.

        "Investment" by any Person means any direct or indirect loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person), advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person. For purposes of the covenant described under "—Restrictive Covenants—Limitation on Restricted Payments," "—Restrictive Covenants—Designation of Restricted and Unrestricted Subsidiaries" and the definition of "Restricted Payment," "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary of an amount (if positive) equal to:

          (a)   the Company's "Investment" in such Subsidiary at the time of such redesignation;

less

          (b)   the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation.

        In determining the amount of any Investment made by transfer of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such Investment.

        "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by S&P, without regard to outlook.

        "Issue Date" means the date on which the New Notes are initially issued.

        "Lien" means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).

        "Moody's" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

        "Net Available Cash" from any Asset Sale means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the Property that is the subject of such Asset Sale or received in any other non-cash form), in each case net of:

          (a)   all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale;

          (b)   all payments made on any Debt that is secured by any Property subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such Property, or Debt which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale (including any payment required to be made on the revolving credit facility under the Senior Credit Facility);

          (c)   all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale; and

          (d)   the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the Property disposed in such Asset Sale and retained by the Company or any Restricted Subsidiary after such Asset Sale.

        "9.750% Notes due 2016" means the Company's 9.750% Senior Secured Notes due 2016 issued under the indenture dated as of June 12, 2009, among the Company, the Subsidiary Guarantors, The Bank of New York Mellon Trust Company, N.A., as trustee, and outstanding on the Issue Date.

        "Obligors" means the Company, the Subsidiary Guarantors and any other Person who is liable for any of the Secured Obligations.

        "Officer" means the Chief Executive Officer, the President, the Chief Financial Officer, Chief Accounting Officer, Treasurer, Vice President of Financial Accounting or any Executive Vice President of the Company.

        "Officers' Certificate" means a certificate signed by two Officers of the Company, at least one of whom shall be the principal executive officer or principal financial officer of the Company, and delivered to the Trustee.

        "Opinion of Counsel" means a written opinion from legal counsel. The counsel may be an employee of or counsel to the Company.

        "Paying Agent" means any Person authorized by the Company to pay the principal of or interest on any Notes on behalf of the Company.

        "Permitted Holder" means (a) Leonard Green & Partners, L.P., or any of its Affiliates and (b) The Jean Coutu Group (PJC) Inc. or any of its Affiliates.

        "Permitted Investment" means any Investment by the Company or a Restricted Subsidiary in:

          (a)   (i) the Company, (ii) any Restricted Subsidiary or (iii) any Person that will, upon the making of such Investment, become a Restricted Subsidiary;

          (b)   any Person if as a result of such Investment such Person is merged or consolidated with or into, or transfers or conveys all or substantially all its Property to, the Company or a Restricted Subsidiary;

          (c)   cash and Temporary Cash Investments;

          (d)   receivables owing to the Company or a Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or such Restricted Subsidiary deems reasonable under the circumstances;

          (e)   payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

          (f)    loans and advances to employees made in the ordinary course of business in accordance with applicable law consistent with past practices of the Company or such Restricted Subsidiary, as the case may be, provided that such loans and advances do not exceed $25.0 million at any one time outstanding;

          (g)   stock, obligations or other securities received in settlement of debts created in the ordinary course of business and owing to the Company or a Restricted Subsidiary or in satisfaction of judgments;

          (h)   any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with the covenant described under "—Restrictive Covenants—Limitation on Asset Sales and Specified Collateral Dispositions;"

          (i)    Hedging Obligations permitted under clause (g), (h) or (i) of the covenant described under "—Restrictive Covenants—Limitation on Debt;"

          (j)    any Person if the Investments are outstanding on the Issue Date and not otherwise described in clauses (a) through (i) above;

          (k)   Investments in Unrestricted Subsidiaries or joint venture entities (including purchasing cooperatives) that do not exceed $15.0 million outstanding at any one time in the aggregate;

          (l)    other Investments that do not exceed $10.0 million outstanding at any one time in the aggregate;

          (m)  Investments in any entity, formed by the Company or a Restricted Subsidiary, organized under Section 501(c)(3) of the Code, that do not exceed an aggregate amount of $10.0 million in any fiscal year; and

          (n)   any assets, Capital Stock or other securities to the extent acquired in exchange for shares of Capital Stock of the Company (other than Disqualified Stock).

  "Permitted Liens" means:

          (a)   Liens to secure Debt permitted to be Incurred under clause (a), (b), (d), (1) or (s) (with respect to clause (d)) of the second paragraph of the covenant described under "—Restrictive Covenants—Limitation on Debt", provided, however, that:

            (1)   if such Debt is Incurred pursuant to such clause (b) (other than pursuant to a Sale and Leaseback Transaction, a Capital Lease Obligation or by a Receivables Entity in a Qualified Receivables Transaction) or clause (1), a second priority Lien (subject to Permitted Liens) upon the Property (if such Property does not otherwise constitute Second Priority Collateral at such time) subject to such Lien is concurrently granted as security for the New Notes such that such Property also constitutes Second Priority Collateral subject to the Second Priority Collateral Documents, except to the extent such Property constitutes cash or cash equivalents securing only letter of credit obligations under Credit Facilities following a default under such Credit Facilities, and

            (2)   if such Debt is Incurred pursuant to such clause (d) or (s) (with respect to clause (d)), a second priority Lien (subject to Permitted Liens) upon the Property subject to such Lien is concurrently granted as security for the New Notes such that such Property constitutes Second Priority Collateral subject to the Second Priority Lien and the New Notes are secured by such Lien equally and ratably (or prior to) such Debt pursuant to the Second Priority Collateral Documents;

          (b)   Liens to secure Debt permitted to be Incurred under clause (e), (q) or (r) of the second paragraph of the covenant described under "—Restrictive Covenants—Limitation on Debt," provided that any such Lien may not extend to any Property of the Company or any Restricted Subsidiary, other than the Property acquired, developed, constructed or leased with the proceeds of such Debt and any improvements or additions to such Property;

          (c)   Liens for taxes, assessments or governmental charges or levies on the Property of the Company or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor;

          (d)   Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens and other similar Liens, on the Property of the Company or any Restricted Subsidiary arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due or are being contested in good faith and by appropriate proceedings;

          (e)   Liens on the Property of the Company or any Restricted Subsidiary Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice, in each case which are not Incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property and which do not in the aggregate impair in any material respect the use of Property in the operation of the business of the Company and the Restricted Subsidiaries taken as a whole;

          (f)    Liens on Property at the time the Company or any Restricted Subsidiary acquired such Property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of the Company or any Restricted Subsidiary; provided further, however, that such Liens shall not have been Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Property was acquired by the Company or any Restricted Subsidiary;

          (g)   Liens on the Property of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of the Company or any other Restricted Subsidiary that is not a direct Subsidiary of such Person; provided further, however, that any such Lien was not Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Restricted Subsidiary;

          (h)   pledges or deposits by the Company or any Restricted Subsidiary under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which the Company or any Restricted Subsidiary is party, or deposits to secure public or statutory obligations of the Company or any Restricted Subsidiary, or deposits for the payment of rent, in each case Incurred in the ordinary course of business;

          (i)    utility easements, building restrictions and such other encumbrances or charges against real Property as are of a nature generally existing with respect to properties of a similar character;

          (j)    Liens arising out of judgments or awards against the Company or a Restricted Subsidiary with respect to which the Company or the Restricted Subsidiary shall then be proceeding with an appeal or other proceeding for review and which do not give rise to an Event of Default;

          (k)   leases or subleases of real property granted by the Company or a Restricted Subsidiary to any other Person in the ordinary course of business and not materially impairing the use of the real property in the operation of the business of the Company or the Restricted Subsidiary;

          (l)    licenses of intellectual property in the ordinary course of business;

          (m)  Liens existing on the Issue Date not otherwise described in clauses (a) through (l) above;

          (n)   Liens on the Property of the Company or any Restricted Subsidiary to secure any Refinancing, in whole or in part, of any Debt secured by Liens referred to in clause (a) (but only to the extent it relates to clause (a) or (d) referred to therein), (b) (other than Liens securing Debt Incurred pursuant to clause (r) referred to therein), (f), (g), or (m) above; provided, however, that (i) in the case of clause (a) or (b) above, the proviso to such clause remains satisfied and (ii) any such Lien shall be limited to all or part of the same Property that secured the original Lien (together with improvements and accessions to such Property) and the aggregate principal amount of Debt that is secured by such Lien shall not be increased to an amount greater than the sum of:

            (A)  the outstanding principal amount, or, if greater, the committed amount, of the Debt secured by Liens described under clause (b) (except as referred to above), (f), (g), or (m) above, as the case may be, at the time the original Lien became a Permitted Lien under the Indenture; and

            (B)  an amount necessary to pay any fees and expenses, including premiums and defeasance costs, incurred by the Company or such Restricted Subsidiary in connection with such Refinancing; and

          (o)   Liens not otherwise permitted by clauses (a) through (n) above encumbering assets that have an aggregate Fair Market Value not in excess of $5.0 million.

        "Permitted Refinancing Debt" means any Debt that Refinances any other Debt, including any successive Refinancings, so long as:

          (a)   such Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of:

            (1)   the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Debt being Refinanced; and

            (2)   an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such Refinancing;

          (b)   the Average Life of such Debt is equal to or greater than the Average Life of the Debt being Refinanced;

          (c)   the Stated Maturity of such Debt is no earlier than the Stated Maturity of the Debt being Refinanced; and

          (d)   the new Debt shall not be senior in right of payment to the Debt that is being Refinanced;

provided, however, that Permitted Refinancing Debt shall not include: (x) Debt of a Subsidiary that is not a Subsidiary Guarantor that Refinances Debt of the Company or a Subsidiary Guarantor, or (y) Debt of the Company or a Restricted Subsidiary that Refinances Debt of an Unrestricted Subsidiary.

        "Person" means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "Preferred Stock" means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.

        "Preferred Stock Dividends" means all dividends with respect to Preferred Stock of Restricted Subsidiaries held by Persons other than the Company or a Wholly Owned Restricted Subsidiary. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Preferred Stock.

        "pro forma" means, unless the context otherwise requires, with respect to any calculation made or required to be made pursuant to the terms hereof, a calculation performed in accordance with Article 11 of Regulation S-X promulgated under the Securities Act, as interpreted in good faith by the Board of Directors after consultation with the independent certified public accountants of the Company, or otherwise a calculation made in good faith by the Board of Directors after consultation with the independent certified public accountants of the Company, as the case may be.

        "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to the Indenture, the value of any Property shall be its Fair Market Value.

        "Public Debt" means obligations of the Company or of a Subsidiary Guarantor evidenced by bonds, debentures, notes and similar instruments issued in a manner and pursuant to documentation customary in the market for obligations publicly traded or traded in the high yield bond or other private placement or similar market primarily among financial institutions (other than any such obligations that are traded primarily among commercial banks).

        "Purchase Money Debt" means Debt Incurred to finance the acquisition, development, construction or lease by the Company or a Restricted Subsidiary of Property, including additions and improvements thereto, where the maturity of such Debt does not exceed the anticipated useful life of the Property being financed; provided, however, that such Debt is Incurred within 24 months after the completion of the acquisition, development, construction or lease of such Property by the Company or such Restricted Subsidiary.

        "Qualified Consideration" means, with respect to any Asset Sale (or any other transaction or series of related transactions required to comply with clause (b) of the first paragraph of the covenant described under "—Restrictive Covenants—Limitation on Asset Sales and Specified Collateral Dispositions"), any one or more of (a) cash or cash equivalents, (b) notes or obligations that are converted into cash (to the extent of the cash received) within 180 days of such Asset Sale, (c) equity securities listed on a national securities exchange (as such term is defined in the Exchange Act) and converted into cash (to the extent of the cash received) within 180 days of such Asset Sale, (d) the assumption or discharge by the purchaser of liabilities of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the New Notes) as a result of which the Company and the Restricted Subsidiaries are no longer obligated with respect to such liabilities,

(e) Additional Assets or (f) other Property, provided that the aggregate Fair Market Value of all Property received since the Issue Date by the Company and its Restricted Subsidiaries pursuant to Asset Sales (or such other transactions) that is used to determine Qualified Consideration pursuant to this clause (f) does not exceed the greater of $100.0 million and 5% of Total Assets.

        "Qualified Receivables Transaction" means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to:

          (a)   a Receivables Entity (in the case of a transfer by the Company or any of its Subsidiaries); and

          (b)   any other Person (in the case of a transfer by a Receivables Entity),

  or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing those accounts receivable, all contracts and all Guarantees or other obligations in respect of those accounts receivable, proceeds of those accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable; provided that:

            (1)   if the transaction involves a transfer of accounts receivable with Fair Market Value equal to or greater than $25.0 million, the Board of Directors shall have determined in good faith that the Qualified Receivables Transaction is economically fair and reasonable to the Company and the Receivables Entity;

            (2)   all sales of accounts receivable and related assets to or by the Receivables Entity are made at Fair Market Value; and

            (3)   the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Board of Directors).

        "Rating Agencies" means Moody's and S&P.

        "Real Estate Financing Transaction" means any arrangement with any Person pursuant to which the Company or any Restricted Subsidiary Incurs Debt secured by a Lien on real property of the Company or any Restricted Subsidiary and related personal property together with any Refinancings thereof.

        "Receivables Entity" means a Wholly Owned Subsidiary of the Company (or another Person formed for the purposes of engaging in a Qualified Receivables Transaction with the Company in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Company and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to that business, and (with respect to any Receivables Entity formed after the Issue Date) which is designated by the Board of Directors (as provided below) as a Receivables Entity and:

          (a)   no portion of the Debt or any other obligations (contingent or otherwise) of which:

            (1)   is Guaranteed by the Company or any Subsidiary of the Company (excluding Guarantees of obligations (other than the principal of, and interest on, Debt) pursuant to Standard Securitization Undertakings);

            (2)   is recourse to or obligates the Company or any Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings; or

            (3)   subjects any property or asset of the Company or any Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

          (b)   with which neither the Company nor any Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or the Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company; and

          (c)   to which neither the Company nor any Subsidiary of the Company has any obligation to maintain or preserve the entity's financial condition or cause the entity to achieve certain levels of operating results other than pursuant to Standard Securitization Undertakings.

        Any designation of this kind by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors giving effect to the designation and an Officers' Certificate certifying that the designation complied with the foregoing conditions. For the avoidance of doubt, Rite Aid Funding I and Rite Aid Funding II are designated Receivables Entities without any further action on the part of the Company.

        "Refinance" means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, repurchase, redeem, defease or retire, or to issue other Debt, in exchange or replacement for, such Debt. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Related Business" means any business that is related, ancillary or complementary to the businesses of the Company and the Restricted Subsidiaries on the Issue Date.

        "Repay" means, in respect of any Debt, to repay, prepay, repurchase, redeem, legally defease or otherwise retire such Debt. "Repayment" and "Repaid" shall have correlative meanings. For purposes of the covenant described under "—Restrictive Covenants—Limitation on Asset Sales and Specified Collateral Dispositions" and the definition of "Consolidated Interest Coverage Ratio," Debt shall be considered to have been Repaid only to the extent the related loan commitment, if any, shall have been permanently reduced in connection therewith.

        "Representatives" means each of the Senior Representatives and the Second Priority Representatives.

        "Restricted Payment" means:

          (a)   any dividend or distribution (whether made in cash, securities or other Property) declared or paid on or with respect to any shares of Capital Stock of the Company or any Restricted Subsidiary (including any payment in connection with any merger or consolidation with or into the Company or any Restricted Subsidiary), except for any dividend or distribution that is made solely to the Company or a Restricted Subsidiary (and, if such Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, to the other shareholders of such Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by the Company or a Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis) or any dividend or distribution payable solely in shares of Capital Stock (other than Disqualified Stock) of the Company;

          (b)   the purchase, repurchase, redemption, acquisition or retirement for value of any Capital Stock of the Company or any Restricted Subsidiary (other than from the Company or a Restricted Subsidiary);

          (c)   the purchase, repurchase, redemption, acquisition or retirement for value, prior to the date for any scheduled maturity, sinking fund or amortization or other installment payment, of any Subordinated Obligation (other than the purchase, repurchase or other acquisition of any

  Subordinated Obligation purchased in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within one year of the date of acquisition);

          (d)   any Investment (other than Permitted Investments) in any Person; or

          (e)   the issuance, sale or other disposition of Capital Stock of any Restricted Subsidiary to a Person other than the Company or another Restricted Subsidiary if the result thereof is that such Restricted Subsidiary shall cease to be a Restricted Subsidiary, in which event the amount of such "Restricted Payment" shall be the Fair Market Value of the remaining interest, if any, in such former Restricted Subsidiary held by the Company and the other Restricted Subsidiaries.

Notwithstanding the foregoing, no payment or other transaction permitted by clause (c) or (f) of the covenant described under "—Certain Covenants—Limitation on Transactions with Affiliates" will be considered a Restricted Payment.

        "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

        "S&P" means Standard & Poor's Ratings Service or any successor to the rating agency business thereof.

        "Sale and Leaseback Transaction" means any direct or indirect arrangement relating to Property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such Property to another Person and the Company or a Restricted Subsidiary leases it from such Person.

        "Second Priority Collateral" means all the "Second Priority Collateral" as defined in any Second Priority Collateral Document.

        "Second Priority Collateral Documents" means the Second Priority Subsidiary Security Agreement, the Second Priority Subsidiary Guarantee Agreement, the Second Priority Indemnity, Subrogation and Contribution Agreement, the Intercreditor Agreement and each of the security agreements and other instruments and documents executed and delivered by any Subsidiary Guarantor pursuant to any of the foregoing for purposes of providing collateral security or credit support for any Second Priority Debt Obligation or obligation under the Second Priority Subsidiary Guarantee Agreement (including, in each case, any schedules, exhibits or annexes thereto), in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

        "Second Priority Collateral Trustee" means Wilmington Trust Company, in its capacity as collateral trustee under the Intercreditor Agreement and the Second Priority Collateral Documents, and its successors.

        "Second Priority Debt" means the Notes, the 10.375% Notes due 2016, the 7.5% Notes due 2017 and any other Debt of the Company Guaranteed by the Subsidiary Guarantors pursuant to the Second Priority Subsidiary Guarantee Agreement with such Guarantee secured on a pari passu basis by the Second Priority Collateral (but without regard as to control of remedies); provided, however, that such Debt is permitted to be incurred, secured and guaranteed on such basis by each Senior Debt Document and each Second Priority Debt Document.

        "Second Priority Debt Documents" means (a) with respect to the New Notes, the Indenture, the New Notes and the applicable Second Priority Collateral Documents, and (b) with respect to any other series, issue or class of Second Priority Debt, the promissory notes, indentures, Collateral Documents or other operative agreements evidencing or governing such Debt, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

        "Second Priority Debt Facility" means the indenture or other governing agreement with respect to any Second Priority Debt.

        "Second Priority Debt Obligations" means, with respect to any series, issue or class of Second Priority Debt, (a) all principal of and interest (including, without limitation, any interest which accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Company, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to such Second Priority Debt, (b) all other amounts payable to the related Second Priority Debt Parties under the related Second Priority Debt Documents and (c) any renewals, extensions or Refinancings of the foregoing.

        "Second Priority Debt Parties" means, with respect to any series, issue or class of Second Priority Debt, the holders of such indebtedness from time to time, any trustee or agent therefor under any related Second Priority Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Company or any Obligor under any related Second Priority Debt Documents, but shall not include the Obligors or any controlled Affiliates thereof (unless any such Obligor or controlled Affiliate is a holder of such Second Priority Debt, a trustee or agent therefor or beneficiary of such an indemnification obligation named as such in a Second Priority Debt Document).

        "Second Priority Indemnity, Subrogation and Contribution Agreement" means the Second Priority Indemnity, Subrogation and Contribution Agreement, dated as of June 27, 2001, as amended and restated as of May 28, 2003, among the Company, the Subsidiary Guarantors and the Second Priority Collateral Trustee, as the same may be amended, restated, supplemented or otherwise modified from time to time.

        "Second Priority Instructing Group" means Second Priority Representatives with respect to Second Priority Debt Facilities under which at least a majority of the then aggregate amount of Second Priority Debt Obligations are outstanding.

        "Second Priority Lien" means the liens on the Second Priority Collateral in favor of the Second Priority Debt Parties under the Second Priority Collateral Documents.

        "Second Priority Representative" means, in respect of a Second Priority Debt Facility, the Trustee, and the trustee, administrative agent, security agent or similar agent under each other Second Priority Debt Facility, as the case may be, and each of their successors in such capacities.

        "Second Priority Subsidiary Guarantee Agreement" means the Second Priority Subsidiary Guarantee Agreement, dated as of June 27, 2001, as amended and restated as of May 28, 2003, made by the Subsidiary Guarantors (including any additional Subsidiary Guarantor becoming party thereto after May 28, 2003) in favor of the Second Priority Collateral Trustee for the benefit of the Second Priority Debt Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time.

        "Second Priority Subsidiary Security Agreement" means the Second Priority Subsidiary Security Agreement, dated as of June 27, 2001, as amended and restated as of May 28, 2003, made by the Subsidiary Guarantors (including any additional Subsidiary Guarantor becoming party thereto after May 28, 2003) in favor of the Second Priority Collateral Trustee for the benefit of the Second Priority Debt Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time.

        "Secured Debt" means indebtedness for money borrowed which is secured by a mortgage, pledge, lien, security interest or encumbrance on property of the Company or any Restricted Subsidiary, but shall not include guarantees arising in connection with the sale, discount, guarantee or pledge of notes, chattel mortgages, leases, accounts receivable, trade acceptances and other paper arising, in the ordinary course of business, out of installment or conditional sales to or by, or transactions involving title retention with, distributors, dealers or other customers, of merchandise, equipment or services.

        "Secured Obligations" means the Senior Obligations and the Second Priority Debt Obligations.

        "Securities Act" means the Securities Act of 1933.

        "Senior Collateral" means all the "Senior Collateral" as defined in any Senior Collateral Document.

        "Senior Collateral Agent" means Citicorp North America, Inc., in its capacity as senior collateral agent for the Senior Secured Parties under the Senior Collateral Documents, and any successor thereof or replacement senior collateral agent appointed in accordance with the terms of the Senior Subsidiary Security Agreement, the Intercreditor Agreement and the Senior Lien Intercreditor Agreement.

        "Senior Collateral Documents" means the Senior Subsidiary Security Agreement, the Senior Subsidiary Guarantee Agreement, the Senior Indemnity, Subrogation and Contribution Agreement, the Intercreditor Agreement, the Senior Lien Intercreditor Agreement and each of the security agreements and other instruments and documents executed and delivered by any Subsidiary Guarantor pursuant to any of the foregoing or pursuant to the Senior Credit Facility or any Additional Senior Debt Facility or for purposes of providing collateral security or credit support for any Senior Loan Obligation or Additional Senior Debt Obligation or obligation under the Senior Subsidiary Guarantee Agreement (including, in each case, any schedules, exhibits or annexes thereto), as the same may be amended, restated, supplemented or otherwise modified from time to time.

        "Senior Credit Facility" means the Senior Credit Agreement dated as of June 27, 2001, as amended and restated as of August 4, 2003, as amended and restated as of September 22, 2004, as amended and restated as of September 30, 2005, as amended and restated as of November 8, 2006, as amended and restated as of June 4, 2007, as amended and restated on June 5, 2009 (as may be further amended, modified, supplemented or Refinanced from time to time), among the Company, the Lenders (as defined therein) from time to time party thereto, Citicorp North America, Inc., as administrative agent and collateral processing agent, Bank of America, N.A., as syndication agent, and General Electric Capital Corporation, Wells Fargo Retail Finance, LLC and GMAC Commercial Finance LLC, as co-documentation agents.

        "Senior Debt Documents" means (a) the Senior Loan Documents and (b) any Additional Senior Debt Documents.

        "Senior Facilities" means the Senior Credit Facility and any Additional Senior Debt Facilities.

        "Senior Hedging Agreement" means any Hedging Agreement entered into with the Company or any Subsidiary, if the applicable counterparty was a Senior Lender or an Affiliate thereof (a) on September 30, 2005, in the case of any Hedging Agreement entered into prior to September 30, 2005 or (b) at the time the Hedging Agreement was entered into, in the case of any Hedging Agreement entered into on or after September 30, 2005.

        "Senior Indemnity, Subrogation and Contribution Agreement" means the Senior Indemnity, Subrogation and Contribution Agreement, dated as of June 27, 2001, as amended and restated as of September 22, 2004 among the Company, the Subsidiary Guarantors (including Subsidiary Guarantors becoming party thereto after June 27, 2001) and the Senior Collateral Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

        "Senior Lender" means a "Lender" as defined in the Senior Credit Facility.

        "Senior Lien" means the liens on the Senior Collateral in favor of the Senior Secured Parties under the Senior Collateral Documents.

        "Senior Lien Intercreditor Agreement" means the Senior Lien Intercreditor Agreement, dated as of June 12, 2009, among the Company, the Subsidiary Guarantors, the Senior Collateral Agent, the Initial Additional Senior Representative (as defined therein) and each additional Senior Representative from time to time party thereto, as the same may be amended, supplemented, restated or otherwise modified from time to time.

        "Senior Loan Documents" means the Senior Credit Facility, any promissory notes issued to any Senior Lender pursuant to the Senior Credit Facility, each Senior Hedging Agreement, each refinancing amendment and each loan modification agreement entered into pursuant to the Senior Credit Facility and the Senior Collateral Documents.

        "Senior Loan Obligations" means (a) the principal of each loan made under the Senior Credit Facility, (b) all reimbursement and cash collateralization obligations in respect of letters of credit issued under the Senior Credit Facility, (c) all monetary obligations of the Company or any Subsidiary under each Senior Hedging Agreement (as defined in the Senior Credit Facility) entered into (x) prior to September 30, 2005 with any counterparty that was a Senior Lender (or an Affiliate thereof) on September 30, 2005 or (y) on or after September 30, 2005 with any counterparty that was a Senior Lender (or an Affiliate thereof) at the time such Senior Hedging Agreement was entered into, (d) all interest on the loans, letter of credit reimbursement, fees and other obligations under the Senior Credit Facility or such Senior Hedging Agreements (including, without limitation, any interest which accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Company or any Subsidiary Guarantor, whether or not allowed or allowable as a claim in such proceeding), (e) all other amounts payable by the Company or any Subsidiary under the Senior Debt Documents and (f) all increases, renewals, extensions and refinancings of the foregoing.

        "Senior Loan Parties" means each party to the Senior Credit Facility from time to time other than any Obligor, each counterparty to a Senior Hedging Agreement, the beneficiaries of each indemnification obligation undertaken by the Company or any other Obligor under any Senior Debt Document, and the successors and permitted assigns of each of the foregoing.

        "Senior Obligation Payment Date" means the date on which (a) the Senior Obligations have been paid in full, (b) all lending commitments under the Senior Credit Facility have been terminated and (c) there are no outstanding letters of credit issued under the Senior Credit Facility other than such as have been fully cash collateralized under documents and arrangements satisfactory to the issuer of such letters of credit.

        "Senior Obligations" means the Senior Loan Obligations and any Additional Senior Debt Obligations.

        "Senior Representative" means, in respect of a Senior Facility, the trustee, administrative agent, collateral agent, security agent or similar agent under such Senior Facility, as the case may be, and each of their successors in such capacities.

        "Senior Secured Parties" means the Senior Loan Parties and any Additional Senior Debt Parties.

        "Senior Subsidiary Guarantee Agreement" means the Amended and Restated Senior Subsidiary Guarantee Agreement, dated as of June 5, 2009, made by the Subsidiary Guarantors (including Subsidiary Guarantors that become parties thereto after June 27, 2001) in favor of the Senior Collateral Agent for the benefit of the Senior Secured Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time.

        "Senior Subsidiary Security Agreement" means the Amended and Restated Senior Subsidiary Security Agreement, dated as of June 5, 2009, made by the Subsidiary Guarantors (including Subsidiary Guarantors that become parties thereto after June 27, 2001) in favor of the Senior Collateral Agent for the benefit of the Senior Secured Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time.

        "7.5% Notes due 2017" means the Company's 7.5% Senior Secured Notes due 2017 issued under the indenture dated as of February 21, 2007, among the Company, the Subsidiary Guarantors, The Bank of New York Mellon Trust Company, N.A., as trustee, and outstanding on the Issue Date.

        "Significant Subsidiary" means any Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

        "Specified Collateral Disposition" means any Collateral Disposition (other than a Collateral Disposition occurring following the occurrence of a Triggering Event) in respect of which all or a portion of the resulting proceeds are required by the terms of any Second Priority Debt Obligations to be used or allocated to Repay such Second Priority Debt Obligations.

        "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which are customary in an accounts receivable securitization transaction involving a comparable company.

        "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

        "Subordinated Obligation" means any Debt of the Company or any Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is subordinate or junior in right of payment to the New Notes or the applicable Subsidiary Guarantee pursuant to a written agreement to that effect.

        "Subsidiary" means, in respect of any Person, any corporation, company (including any limited liability company), association, partnership, joint venture or other business entity of which a majority of the total voting power of the Voting Stock is at the time owned or controlled, directly or indirectly, by:

          (a)   such Person;

          (b)   such Person and one or more Subsidiaries of such Person; or

          (c)   one or more Subsidiaries of such Person.

        "Subsidiary Guarantee" means a Guarantee by a Subsidiary Guarantor of the Company's obligations with respect to the New Notes pursuant to the Second Priority Subsidiary Guarantee Agreement or otherwise on the terms set forth in the Indenture.

        "Subsidiary Guarantor" means each Subsidiary that is a party to the Second Priority Subsidiary Guarantee Agreement as of the Issue Date and any other Person that Guarantees the New Notes pursuant to the covenant described under "—Restrictive Covenants—Guarantees by Subsidiaries."

        "Temporary Cash Investments" means any of the following:

          (a)   Investments in U.S. Government Obligations maturing within 365 days of the date of acquisition thereof;

          (b)   Investments in time deposit accounts, certificates of deposit, money market deposits maturing within 90 days of the date of acquisition thereof issued by a bank or trust company organized under the laws of the United States of America or any state thereof having capital, surplus and undivided profits aggregating in excess of $500.0 million and whose long-term debt is rated "A-3" or "A-" or higher according to Moody's or S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Section 3(a)(62) under the Act));

          (c)   repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) entered into with:

            (1)   a bank meeting the qualifications described in clause (b) above; or

            (2)   any primary government securities dealer reporting to the Market Reports Division of the Federal Reserve Bank of New York;

          (d)   Investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America with a rating at the time as of which any Investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act));

          (e)   direct obligations (or certificates representing an ownership interest in such obligations) of any state of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of such state is pledged and which are not callable or redeemable at the issuer's option, provided that:

            (1)   the long-term debt of such state is rated "A-3" or "A-" or higher according to Moody's or S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)); and

            (2)   such obligations mature within 180 days of the date of acquisition thereof; and

          (f)    money market funds at least 95% of the assets of which constitute Temporary Cash Equivalents of the kinds described in clauses (a) through (e) of this definition.

        "10.375% Notes due 2016" means the Company's 10.375% Senior Secured Notes due 2016 issued under the indenture dated as of July 9, 2008, among the Company, the Subsidiary Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee, and outstanding on the Issue Date.

        "Total Assets" means the total assets of the Company and the Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP as shown on the most recent consolidated balance sheet of the Company.

        "Triggering Event" at any time has the meaning set forth in the Intercreditor Agreement.

        "Unrestricted Subsidiary" means:

          (a)   any Subsidiary of the Company that is designated after the Issue Date as an Unrestricted Subsidiary as permitted or required pursuant to the covenant described under "—Restrictive Covenants—Designation of Restricted and Unrestricted Subsidiaries" and is not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto; and

          (b)   any Subsidiary of an Unrestricted Subsidiary.

        "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

        "Voting Stock" of any Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

        "Wholly Owned Restricted Subsidiary" means, at any time, a Restricted Subsidiary all the Voting Stock of which (except directors' qualifying shares) is at such time owned, directly or indirectly, by the Company and its other Wholly Owned Subsidiaries.

Book-Entry System

        The New Notes will be initially issued in the form of one or more Global Securities registered in the name of The Depository Trust Company ("DTC") or its nominee.

        Upon the issuance of a Global Security, DTC or its nominee will credit the accounts of Persons holding through it with the respective principal amounts of the New Notes represented by such Global Security purchased by such Persons in the Offering. Such accounts shall be designated by the initial purchasers. Ownership of beneficial interests in a Global Security will be limited to Persons that have accounts with DTC ("participants") or Persons that may hold interests through participants. Ownership of beneficial interests in a Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in such Global Security other than participants). The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

        Payment of principal of and interest on New Notes represented by a Global Security will be made in immediately available funds to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the New Notes represented thereby for all purposes under the Indenture. The Company has been advised by DTC that upon receipt of any payment of principal of or interest on any Global Security, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Security as shown on the records of DTC. Payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

        A Global Security may not be transferred except as a whole by DTC or a nominee of DTC to a nominee of DTC or to DTC. A Global Security is exchangeable for certificated New Notes only if:

          (a)   DTC notifies the Company that it is unwilling or unable to continue as a depositary for such Global Security or if at any time DTC ceases to be a clearing agency registered under the Exchange Act;

          (b)   the Company in its discretion at any time determines not to have all the New Notes represented by such Global Security; or

          (c)   there shall have occurred and be continuing a Default or an Event of Default with respect to the New Notes represented by such Global Security.

        Any Global Security that is exchangeable for certificated New Notes pursuant to the preceding sentence will be exchanged for certificated New Notes in authorized denominations and registered in such names as DTC or any successor depositary holding such Global Security may direct. Subject to the foregoing, a Global Security is not exchangeable, except for a Global Security of like denomination to be registered in the name of DTC or any successor depositary or its nominee. In the event that a Global Security becomes exchangeable for certificated New Notes,

          (a)   certificated New Notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof;

          (b)   payment of principal of, and premium, if any, and interest on, the certificated Notes will be payable, and the transfer of the certificated New Notes will be registerable, at the office or agency of the Company maintained for such purposes; and

          (c)   no service charge will be made for any registration of transfer or exchange of the certificated New Notes, although the Company may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

        So long as DTC or any successor depositary for a Global Security, or any nominee, is the registered owner of such Global Security, DTC or such successor depositary or nominee, as the case may be, will be considered the sole owner or holder of the New Notes represented by such Global

Security for all purposes under the Indenture and the New Notes. Except as set forth above, owners of beneficial interests in a Global Security will not be entitled to have the New Notes represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of certificated New Notes in definitive form and will not be considered to be the owners or holders of any New Notes under such Global Security. Accordingly, each Person owning a beneficial interest in a Global Security must rely on the procedures of DTC or any successor depositary, and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest in a Global Security desires to give or take any action which a holder is entitled to give or take under the Indenture, DTC or any successor depositary would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        DTC has advised the Company that DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations some of whom (or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in Global Securities among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Trustee or the initial purchasers will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Registration Rights and Additional Interest

        We have filed the registration statement of which this prospectus forms a part and are conducting the exchange offer in accordance with our obligations under a registration rights agreement between us, the subsidiary guarantors, the trustee and the initial purchasers of the old notes. Holders of the New Notes will not be entitled to any registration rights with respect to the New Notes.

        Under some circumstances set forth in the registration rights agreement, holders of old notes, including holders who are not permitted to participate in the exchange offer or who may not freely sell New Notes received in the exchange offer, may require us to file and cause to become effective, a shelf registration statement covering resales of the old notes by these holders.

        If we do not complete the exchange offer within 210 days of the date of issuance of the old notes (May 24, 2010), the interest rate borne by the old notes will be increased at a rate of 0.25% per annum every 90 days (but shall not exceed 0.50% per annum) until the exchange offer is completed, or until the old notes are freely transferable under Rule 144 of the Securities Act.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

        The exchange of an old note for a new note pursuant to the exchange offer will not constitute a "significant modification" of the old note for U.S. federal income tax purposes and, accordingly, the new note received will be treated as a continuation of the old note in the hands of such holder. As a result, there will be no U.S. federal income tax consequences to a holder who exchanges an old note for a new note pursuant to the exchange offer and any such holder will have the same adjusted tax basis and holding period in the new note as it had in the old note immediately before the exchange. A holder who does not exchange its old notes for new notes pursuant to the exchange offer will not recognize any gain or loss, for U.S. federal income tax purposes, upon consummation of the exchange offer.

 PLAN OF DISTRIBUTION

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We on behalf of ourself and the subsidiary guarantors have agreed that, starting on the expiration date and ending on the close of business 210 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until                    , 2010, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

        We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        Furthermore, any broker-dealer that acquired any of the old notes directly from us:

  •
  may not rely on the applicable interpretation of the staff of the SEC's position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983); and

  •
  must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

        For a period of 210 days after the expiration date we and the subsidiary guarantors will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We and the subsidiary guarantors have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the old notes) other than commissions or concessions of any broker-dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

 LEGAL MATTERS

        The validity of the new notes and the related guarantees will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

        The consolidated financial statements as of February 28, 2009 and March 1, 2008, and for each of the three years in the period ended February 28, 2009, included in this Prospectus and the related financial statement schedule included elsewhere in the Registration Statement, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements and financial statement schedule have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these documents at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available over the Internet at the SEC's website at http://www.sec.gov and under the heading "Investor Information" on our corporate website at www.riteaid.com. Our common stock is listed on the NYSE under the trading symbol of "RAD." Our reports, proxy statements and other information also can be read at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

PART I. FINANCIAL INFORMATION

ITEM 1.    Financial Statements

RITE AID CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

(unaudited)

	November 28, 2009	February 28, 2009
ASSETS
Current assets:
Cash and cash equivalents	$156,629	$152,035
Accounts receivable, net	1,082,188	526,742
Inventories, net of LIFO reserve of $790,777 and $746,467	3,575,767	3,509,494
Prepaid expenses and other current assets	100,991	176,661

Total current assets	4,915,575	4,364,932
Property, plant and equipment, net	2,390,051	2,587,356
Other intangibles, net	872,428	1,017,011
Other assets	419,878	357,241

Total assets	$8,597,932	$8,326,540

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Current maturities of long-term debt and lease financing obligations	$51,148	$40,683
Accounts payable	1,341,955	1,256,982
Accrued salaries, wages and other current liabilities	1,085,394	1,004,762

Total current liabilities	2,478,497	2,302,427
Long-term debt, less current maturities	6,232,129	5,801,230
Lease financing obligations, less current maturities	138,366	169,796
Other noncurrent liabilities	1,227,091	1,252,739

Total liabilities	10,076,083	9,526,192
Commitments and contingencies	—	—
Stockholders' deficit:
Preferred stock—series G, par value $1 per share, liquidation value $100 per share; 2,000 shares authorized; shares issued .006 and ..006	1	1
Preferred stock—series H, par value $1 per share, liquidation value $100 per share; 2,000 shares authorized; shares issued 1,501 and 1,435	150,053	143,498
Common stock, par value $1 per share; 1,500,000 authorized; shares issued and outstanding 887,777 and 886,113	887,777	886,113
Additional paid-in capital	4,273,878	4,265,211
Accumulated deficit	(6,751,005)	(6,452,696)
Accumulated other comprehensive loss	(38,855)	(41,779)

Total stockholders' deficit	(1,478,151)	(1,199,652)

Total liabilities and stockholders' deficit	$8,597,932	$8,326,540

See accompanying notes to condensed consolidated financial statements.

RITE AID CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(unaudited)

	Thirteen Week Period Ended
	November 28, 2009	November 29, 2008
Revenues	$6,352,283	$6,468,601
Costs and expenses:
Cost of goods sold	4,665,871	4,743,089
Selling, general and administrative expenses	1,605,213	1,711,873
Lease termination and impairment charges	35,072	101,635
Interest expense	135,770	126,615
Gain on sale of assets, net	(1,459)	(1,008)

	6,440,467	6,682,204

Loss before income taxes	(88,184)	(213,603)
Income tax (benefit) expense	(4,322)	29,522

Net loss	$(83,862)	$(243,125)

Computation of loss attributable to common stockholders:
Net loss	$(83,862)	$(243,125)
Accretion of redeemable preferred stock	(26)	(26)
Cumulative preferred stock dividends	(2,218)	(5,591)

Loss attributable to common stockholders—basic and diluted	$(86,106)	$(248,742)

Basic and diluted loss per share	$(0.10)	$(0.30)

See accompanying notes to condensed consolidated financial statements.

RITE AID CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(unaudited)

	Thirty-Nine Week Period Ended
	November 28, 2009	November 29, 2008
Revenues	$19,205,331	$19,581,701
Costs and expenses:
Cost of goods sold	14,056,578	14,269,769
Selling, general and administrative expenses	4,961,798	5,285,478
Lease termination and impairment charges	130,810	189,722
Interest expense	374,076	363,420
Loss on debt modifications and retirements, net	993	39,905
(Gain) loss on sale of assets, net	(25,598)	11,939

	19,498,657	20,160,233

Loss from continuing operations before income taxes	(293,326)	(578,532)
Income tax expense	4,994	39,861

Loss from continuing operations	$(298,320)	$(618,393)
Loss from discontinued operations	—	(3,369)

Net loss	$(298,320)	$(621,762)

Computation of loss attributable to common stockholders:
Net loss	$(298,320)	$(621,762)
Accretion of redeemable preferred stock	(77)	(77)
Cumulative preferred stock dividends	(6,556)	(17,081)

Loss attributable to common stockholders—basic and diluted	$(304,953)	$(638,920)

Basic and diluted loss per share	$(0.35)	$(0.77)

See accompanying notes to condensed consolidated financial statements.

RITE AID CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Thirty-Nine Week Period Ended
	November 28, 2009	November 29, 2008
Operating activities:
Net loss	$(298,320)	$(621,762)
Adjustments to reconcile to net cash (used in) provided by operating activities:
Depreciation and amortization	404,307	441,349
Lease termination and impairment charges	130,810	189,722
LIFO charges	44,310	90,000
(Gain) loss on sale of assets, net	(25,598)	11,987
Stock-based compensation expense	18,335	25,921
Loss on debt modifications and retirements, net	993	39,905
Changes in deferred taxes	—	27,055
Proceeds from insured loss	1,380	—
Changes in operating assets and liabilities:
Net (payments to) proceeds from accounts receivable securitization	(555,000)	110,000
Accounts receivable	(8,446)	(36,916)
Inventories	(111,301)	(182,038)
Accounts payable	128,646	(52,264)
Other assets and liabilities, net	45,575	(7,827)

Net cash (used in) provided by operating activities	(224,309)	35,132

Investing activities:
Payments for property, plant and equipment	(124,541)	(401,460)
Intangible assets acquired	(5,661)	(75,454)
Expenditures for business acquisition	—	(112)
Proceeds from sale-leaseback transactions	6,532	161,553
Proceeds from dispositions of assets and investments	39,208	22,904

Net cash used in investing activities	(84,462)	(292,569)

Financing activities:
Proceeds from issuance of long-term debt	1,303,307	900,629
Net (payments to) proceeds from revolver	(714,000)	297,000
Principal payments on long-term debt	(167,174)	(862,162)
Proceeds from financing secured by owned property	—	31,266
Change in zero balance cash accounts	(49,475)	(64,376)
Net proceeds from issuance of common stock	30	1,117
Payments for preferred stock dividends	—	(3,466)
Financing costs paid	(59,323)	(49,473)

Net cash provided by financing activities	313,365	250,535

Increase (decrease) in cash and cash equivalents	4,594	(6,902)
Cash and cash equivalents, beginning of period	152,035	155,762

Cash and cash equivalents, end of period	$156,629	$148,860

Supplementary cash flow data:
Cash paid for interest (net of capitalized amounts of $610 and $1,248, respectively)	$300,103	$303,334

Cash payments of income taxes, net of refunds	$2,645	$2,776

Equipment financed under capital leases	$185	$7,813

Equipment received for noncash consideration	$9,450	$23,878

Reduction in lease financing obligation	$24,002	$17,021

Preferred stock dividends paid in additional shares	$6,556	$13,615

Gross borrowings from revolver	$2,299,000	$4,128,000

Gross repayments to revolver	$3,013,000	$3,831,000

See accompanying notes to condensed consolidated financial statements.

RITE AID CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the Thirteen and Thirty-Nine Week Periods Ended November 28, 2009 and November 29, 2008

(Dollars and share information in thousands, except per share amounts)

(Unaudited)

1.    Basis of Presentation

        The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X and therefore do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete annual financial statements. The accompanying financial information reflects all adjustments which are, in the opinion of management, necessary for a fair presentation of the results for the interim periods. The results of operations for the thirteen and thirty-nine week periods ended November 28, 2009 are not necessarily indicative of the results to be expected for the full year. These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Fiscal 2009 10-K.

2.    Recent Accounting Pronouncements

        In June 2009, the FASB issued SFAS No. 166 "Accounting for Transfers of Financial Assets—an amendment of FASB Statement No. 140", to be included in ASC 860, "Transfers and Servicing." This standard eliminates the concept of a qualifying special purpose entity ("QSPE") and modifies the derecognition provisions in ASC 860, "Transfers and Servicing." This statement is effective for financial asset transfers occurring after the beginning of an entity's first fiscal year that begins after November 15, 2009. As a result of the refinancing of its first and second lien receivables securitization facilities, which is discussed further in Note 7, the Company expects the adoption of SFAS No. 166 to have no impact on its financial position and results of operations.

3.    Loss Per Share

        Basic loss per share is computed by dividing loss available to common stockholders by the weighted average number of shares of common stock outstanding for the period. Diluted loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock

RITE AID CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Thirteen and Thirty-Nine Week Periods Ended November 28, 2009 and November 29, 2008

(Dollars and share information in thousands, except per share amounts)

(Unaudited)

3.    Loss Per Share (Continued)

were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the income of the Company subject to anti-dilution limitations.

	Thirteen Week Period Ended		Thirty-Nine Week Period Ended
	November 28, 2009	November 29, 2008	November 28, 2009	November 29, 2008
Numerator for loss per share:
Net loss	$(83,862)	$(243,125)	$(298,320)	$(621,762)
Accretion of redeemable preferred stock	(26)	(26)	(77)	(77)
Cumulative preferred stock dividends	(2,218)	(5,591)	(6,556)	(17,081)

Loss attributable to common stockholders, basic and diluted	$(86,106)	$(248,742)	$(304,953)	$(638,920)

Denominator:
Basic and diluted weighted average shares	881,371	840,554	880,577	833,855
Basic and diluted loss per share	$(0.10)	$(0.30)	$(0.35)	$(0.77)

        Due to their antidilutive effect, the following potential common shares have been excluded from the computation of diluted loss per share as of November 28, 2009 and November 29, 2008:

	Thirteen Week Period Ended		Thirty-Nine Week Period Ended
	November 28, 2009	November 29, 2008	November 28, 2009	November 29, 2008
Stock options	79,385	72,190	79,385	72,190
Convertible preferred stock	27,283	52,376	27,283	52,376
Convertible debt	61,045	61,045	61,045	61,045

	167,713	185,611	167,713	185,611

        Also excluded from the computation of diluted loss per share as of November 28, 2009 and November 29, 2008 are unvested restricted shares of 6,212 and 6,876 which are included in shares outstanding.

RITE AID CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Thirteen and Thirty-Nine Week Periods Ended November 28, 2009 and November 29, 2008

(Dollars and share information in thousands, except per share amounts)

(Unaudited)

4.    Lease Termination and Impairment Charges

        Lease termination and impairment charges consist of:

	Thirteen Week Period Ended		Thirty-Nine Week Period Ended
	November 28, 2009	November 29, 2008	November 28, 2009	November 29, 2008
Impairment charges	$11,847	$67,588	$17,341	$74,853
Facility and equipment lease exit charges	23,225	34,047	113,469	114,869

	$35,072	$101,635	$130,810	$189,722

Impairment charges

        Impairment charges include non-cash charges of $11,847 and $67,588 for the thirteen week periods ended November 28, 2009 and November 29, 2008, for the impairment of long-lived assets at 29 stores and one distribution center facility and 406 stores, respectively. Impairment charges include non-cash charges of $17,341 and $74,853 for the thirty-nine week periods ended November 28, 2009 and November 29, 2008, for the impairment of long-lived assets at 59 stores and one distribution center facility and 544 stores, respectively. These amounts include the write-down of long-lived assets at stores that were assessed for impairment because of management's intention to relocate or close the stores or because of changes in circumstances that indicated the carrying value of an asset may not be recoverable. During the thirteen week period ended November 29, 2008, a broader impairment review was triggered by the increased severity of the economic turmoil and weakening U.S. economy, which had a negative impact on the performance relating to a certain number of stores. The broader impairment analysis led to an additional charge for the thirteen week period ended November 29, 2008 of $59,200.

Facility and equipment lease exit charges

        During the thirteen week periods ended November 28, 2009 and November 29, 2008, the Company recorded charges for 10 stores and two distribution center facilities and 29 stores that were closed or relocated under long term leases in each respective period. During the thirty-nine week periods ended November 28, 2009 and November 29, 2008, the Company recorded charges for 94 stores and two distribution center facilities and 146 stores that were closed or relocated under long term leases in each respective period. Charges to close a store, which principally consist of lease termination costs, are recorded at the time the store is closed and all inventory is liquidated, pursuant to the guidance set forth in ASC 420, "Exit or Disposal Cost Obligations." The Company calculates its liability for closed stores on a store-by-store basis. The calculation includes the discounted effect of future minimum lease payments and related ancillary costs, from the date of closure to the end of the remaining lease term, net of estimated cost recoveries that may be achieved through subletting properties or through favorable lease terminations. The Company evaluates these assumptions each quarter and adjusts the liability accordingly.

RITE AID CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Thirteen and Thirty-Nine Week Periods Ended November 28, 2009 and November 29, 2008

(Dollars and share information in thousands, except per share amounts)

(Unaudited)

4.    Lease Termination and Impairment Charges (Continued)

        The following table reflects the closed store charges that relate to new closures, changes in assumptions and interest accretion.

	Thirteen Week Period Ended		Thirty-Nine Week Period Ended
	November 28, 2009	November 29, 2008	November 28, 2009	November 29, 2008
Balance—beginning of period	$426,451	$375,662	$381,411	$329,682
Provision for present value of noncancellable lease payments of closed stores	4,931	15,097	72,653	94,176
Changes in assumptions about future sublease income, terminations and changes in interest rates	11,387	14,282	26,562	11,233
Interest accretion	7,056	5,327	19,712	14,593
Cash payments, net of sublease income	(27,391)	(21,635)	(77,904)	(60,951)

Balance—end of period	$422,434	$388,733	$422,434	$388,733

        The Company's revenues and income before income taxes for the thirteen and thirty-nine week periods ended November 28, 2009 and November 29, 2008 include results from stores that have been closed or are planned to be closed as of November 28, 2009. The revenue and operating losses of these stores for the periods are presented as follows:

	Thirteen Week Period Ended		Thirty-Nine Week Period Ended
	November 28, 2009	November 29, 2008	November 28, 2009	November 29, 2008
Revenues	$28,740	$139,491	$149,858	$573,334
(Loss) income from operations	(2,534)	(11,384)	4,926	(63,876)

        Included in these stores' loss from operations for the thirteen week periods ended November 28, 2009 and November 29, 2008, are depreciation and amortization charges of $655 and $2,486 and closed store inventory liquidation charges of $647 and $1,894, respectively. Also included in the loss from operations are gains on the sale of assets of $2,597 for the thirteen week period ended November 28, 2009 and losses from the sale of assets of $1,083 for the thirteen week period ended November 29, 2008. Included in these stores' loss or income from operations for the thirty-nine week periods ended November 28, 2009 and November 29, 2008, are depreciation and amortization charges of $2,822 and $9,602 and closed store inventory liquidation charges of $4,321 and $8,611, respectively. Also included in the loss or income from operations are gains on the sale of assets of $29,286 for the thirty-nine week period ended November 28, 2009 and losses from the sale of assets of $15,832 for the thirty-nine week period ended November 29, 2008. Loss from operations does not include any allocation of corporate level overhead costs. The above results are not necessarily indicative of the impact that these closures will have on revenues and operating results of the Company in the future, as the Company often transfers the business of a closed store to another Company store, thereby retaining a portion of these

RITE AID CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Thirteen and Thirty-Nine Week Periods Ended November 28, 2009 and November 29, 2008

(Dollars and share information in thousands, except per share amounts)

(Unaudited)

4.    Lease Termination and Impairment Charges (Continued)

revenues. The amounts indicated above do not include the results of operations for stores closed related to discontinued operations.

        The Company is following the guidance in ASC 820, "Fair Value Measurements and Disclosures" as it relates to nonfinancial assets and liabilities. ASC 820 prioritizes inputs used in measuring fair value into a hierarchy of three levels: Level 1—quoted prices (unadjusted) in active markets for identical assets or liabilities; Level 2—inputs other than quoted prices included within Level 1 that are either directly or indirectly observable; and Level 3—unobservable inputs in which little or no market activity exists, therefore requiring an entity to develop its own assumptions about the assumptions that market participants would use in pricing.

        Long-lived assets are measured at fair value on a nonrecurring basis for purposes of calculating impairment using Level 3 inputs as defined in the fair value hierarchy. The fair value of long-lived assets is determined by estimating the amount and timing of net future cash flows and discounting them using a risk-adjusted rate of interest. The Company estimates future cash flows based on its experience and knowledge of the market in which the store is located.

        The table below sets forth by level within the fair value hierarchy the long-lived assets as of November 28, 2009 for which an impairment assessment was performed.

					Total Losses
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Fair Values as of Impairment Date	Thirteen Week Period Ended November 28, 2009	Thirty-nine Week Period Ended November 28, 2009
Long-lived assets held and used	$—	$558	$1,231	$1,789	$2,931	$5,120
Long-lived assets held for sale	—	13,227	—	13,227	8,916	12,221

Total	$—	$13,785	$1,231	$15,016	$11,847	$17,341

5.    Income Taxes

        The Company recorded an income tax benefit from continuing operations of $4,322 and an income tax expense from continuing operations of $29,522 for the thirteen week periods ended November 28, 2009 and November 29, 2008 and income tax expense from continuing operations of $4,994 and $39,861 for the thirty-nine week periods ended November 28, 2009 and November 29, 2008, respectively. The provision for income taxes for the thirteen and thirty-nine week periods ended November 28, 2009 is attributable to state and local income taxes offset by a benefit of $6,382 for recoverable income tax resulting from federal legislation enacted during the thirteen week period ended November 28, 2009. The income tax expense for the thirteen and thirty-nine week periods ended November 29, 2008 is primarily attributable to the increase of the valuation allowance on previously recorded federal and state net deferred tax assets.

RITE AID CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Thirteen and Thirty-Nine Week Periods Ended November 28, 2009 and November 29, 2008

(Dollars and share information in thousands, except per share amounts)

(Unaudited)

5.    Income Taxes (Continued)

        The Company is indemnified by Jean Coutu Group for certain tax liabilities incurred for all years ended up to and including June 4, 2007. Although the Company is indemnified by Jean Coutu Group, the Company remains the primary obligor to the tax authorities with respect to any tax liability arising for the years prior to the acquisition. Accordingly, as of November 28, 2009 the Company had a corresponding recoverable indemnification asset of $137,054 from Jean Coutu Group, included in the 'Other Assets' line of the Consolidated Balance Sheets, to reflect the indemnification for such liabilities.

        The Company files U.S. federal income tax returns as well as income tax returns in those states where it does business. The federal income tax returns are closed to examination by the Internal Revenue Service (IRS) through fiscal 2004. However, any net operating losses that were generated in these closed years may be subject to adjustment by the IRS upon utilization. The IRS is currently examining the consolidated U.S. income tax return for Brooks Eckerd for fiscal years 2004, 2005, 2006, 2007 and the two day tax return for fiscal year 2007. State income tax returns are generally subject to examination for a period of three to five years after filing of the respective return. However, as a result of reporting IRS audit adjustments, the Company has statutes open in some states from 2003.

        The valuation allowances as of November 28, 2009 and February 28, 2009 apply to the net deferred tax assets of the Company. ASC 740, "Income Taxes" requires a company to evaluate its deferred tax assets on a regular basis to determine if a valuation allowance against the net deferred tax assets is required. According to ASC 740, a cumulative loss in recent years is significant negative evidence in considering whether deferred tax assets are realizable. Based on the negative evidence, ASC 740 precludes relying on projections of future taxable income to support the recognition of deferred tax assets. The valuation allowance on federal and state net deferred tax assets was increased during the third and fourth quarters of fiscal 2009 related to the write-down of our remaining net Federal and State deferred tax assets. The Company maintained a valuation allowance against net deferred tax assets of $1,889,696 and $1,787,798 at November 28, 2009 and February 28, 2009, respectively.

6.    Discontinued Operations

        During the fourth quarter of fiscal 2008, the Company entered into agreements to sell the prescription files of 28 of its stores in the Las Vegas, Nevada area. The Company owned four of these stores and the remaining stores were leased. The Company assigned the lease rights of 17 of these stores to other entities and closed the remaining leased stores. The Company sold two of the owned stores and plans to sell the remaining two owned stores. The sale and transfer of the prescription files has been completed and the inventory at the stores has been liquidated.

RITE AID CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Thirteen and Thirty-Nine Week Periods Ended November 28, 2009 and November 29, 2008

(Dollars and share information in thousands, except per share amounts)

(Unaudited)

6.    Discontinued Operations (Continued)

        The Company has presented the operating results of Las Vegas as a discontinued operation in the statement of operations for the thirty-nine week period ended November 29, 2008. The following amounts have been segregated from continuing operations and included in discontinued operations:

Thirty-Nine Week Period Ended
November 29, 2008
Revenues	$267
Costs and expenses:
Cost of goods sold	1,652
Selling, general and administrative expenses	1,936
Loss on sale of assets	48

Total costs and expenses	3,636

Loss from discontinued operations before income taxes	(3,369)
Income tax benefit	—

Net loss from discontinued operations	$(3,369)

        The assets and liabilities of the divested stores as of November 28, 2009 and February 28, 2009 are not significant and have not been segregated in the consolidated balance sheet.

7.    Accounts Receivable

        Until October 26, 2009, the Company maintained securitization agreements (the "First Lien Facility") with several multi-seller asset-backed commercial paper vehicles ("CPVs"). Under the terms of the First Lien Facility, the Company sold substantially all of its eligible third party pharmaceutical receivables to a bankruptcy remote Special Purpose Entity ("SPE") and retained servicing responsibility. The SPE then transferred an interest in these receivables to various CPVs. The Company also maintained a $225,000 second priority accounts receivable securitization term loan (the "Second Lien Facility").

        On October 26, 2009, the Company terminated both accounts receivable securitization facilities and replaced them with senior secured notes, increased borrowing capacity under the Company's existing senior secured revolving credit facility and an increase in borrowings under an existing senior secured term loan. The new borrowings are discussed in more detail in Note 10. As part of this refinancing, the Company incurred a prepayment penalty of $2,250 in relation to the Second Lien Facility and recognized $3,822 of unamortized discount related to the Second Lien Facility. These charges are recorded as a component of selling, general, and administrative expenses.

        At October 26, 2009, prior to the termination of the First Lien Facility, the total outstanding receivables that had been transferred to CPV's were $250,000. At February 28, 2009, the total outstanding receivables that had been transferred to CPVs were $330,000.

        The table below details receivable transfer activity for the thirteen and thirty-nine week periods ended November 28, 2009 and November 29, 2008. Note that for the thirteen week period ended

RITE AID CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Thirteen and Thirty-Nine Week Periods Ended November 28, 2009 and November 29, 2008

(Dollars and share information in thousands, except per share amounts)

(Unaudited)

7.    Accounts Receivable (Continued)

November 28, 2009, receivables securitization activity is reflected through October 26, 2009, the date of the termination of the securitization facilities.

	Thirteen Week Period Ended		Thirty-Nine Week Period Ended
	November 28, 2009	November 29, 2008	November 28, 2009	November 29, 2008
Average amount of outstanding receivables transferred	$235,776	$512,363	$226,521	$476,429
Total receivable transfers	$577,000	$1,950,000	$2,240,000	$5,294,000
Collections made by the Company as part of the servicing arrangement on behalf of the CPVs	$502,000	$1,905,000	$2,320,000	$5,184,000

        The program fee under the First Lien Facility was LIBOR plus 2.0% of the total amount advanced under the facility. The liquidity fee was 3.5% of the total facility commitment of $345,000. The program and the liquidity fees are recorded as a component of selling, general and administrative expenses. Program and liquidity fees for the thirteen week periods ended November 28, 2009 and November 29, 2008 were $2,626 and $7,613, respectively. Program and liquidity fees for the thirty-nine week periods ended November 28, 2009 and November 29, 2008 were $11,980 and $16,921, respectively.

        Financing fees related to the Second Lien Facility for the thirteen and thirty-nine week periods ended November 28, 2009 were $5,735 and $24,882, respectively and are recorded as a component of selling, general, and administrative expenses.

        At February 28, 2009, the Company's interest in the third party pharmaceutical receivables was as follows:

February 28, 2009
Third party pharmaceutical receivables	$955,827
Allowance for uncollectible accounts	(31,421)

Net third party receivables	924,406
First lien facility	(330,000)
Second lien facility (net of discount of $6,621)	(218,379)

Net retained interest	$376,027

8.    Sale Leaseback Transactions

        During the thirty-nine week period ended November 28, 2009, the Company sold a total of two owned properties to independent third parties. Net proceeds from these sales were $6,532. Concurrent with these sales, the Company entered into agreements to lease the stores back from the purchasers over minimum lease terms of 10 years. The Company accounted for both of these leases as operating leases. A gain on the sale of these stores of $5,301 was deferred and is being recorded over the minimum term of these leases.

RITE AID CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Thirteen and Thirty-Nine Week Periods Ended November 28, 2009 and November 29, 2008

(Dollars and share information in thousands, except per share amounts)

(Unaudited)

8.    Sale Leaseback Transactions (Continued)

        During the thirty-nine week period ended November 29, 2008, the Company sold a total of 72 owned stores to independent third parties. Net proceeds from these sales were $192,819. Concurrent with these sales, the Company entered into agreements to lease the stores back from the purchasers over minimum lease terms of 20 years. The Company accounted for 64 of these leases as operating leases and eight were initially being accounted for under the financing method as these lease agreements contain a clause that allows the buyer to force the Company to repurchase the property under certain conditions. Gains on these transactions of $3,777 have been deferred and are being recorded over the related minimum lease terms. Losses of $411 which relate to certain stores in these transactions were recorded as losses on the sale of assets. Subsequent to November 29, 2008, the clause that allowed the buyer to force the Company to repurchase the properties lapsed on five of the eight leases. Therefore, these leases are now accounted for as operating leases.

9.    Intangible Assets

        The Company's intangible assets are finite-lived and amortized over their useful lives. Following is a summary of the Company's amortizable intangible assets as November 28, 2009 and February 28, 2009.

	November 28, 2009			February 28, 2009
	Gross Carrying Amount	Accumulated Amortization	Remaining Weighted Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Remaining Weighted Average Amortization Period
Favorable leases and other	$678,125	$(306,742)	11 years	$693,455	$(279,806)	11 years
Prescription files	1,203,474	(702,429)	7 years	1,209,268	(605,906)	7 years

Total	$1,881,599	$(1,009,171)		$1,902,723	$(885,712)

        Also included in other non-current liabilities as of November 28, 2009 and February 28, 2009 are unfavorable lease intangibles with a net carrying amount of $110,235 and $124,053 respectively. These intangible liabilities are amortized over their remaining lease terms.

        Amortization expense for these intangible assets and liabilities for the thirteen and thirty-nine week periods ended November 28, 2009 was $45,307 and $140,104 respectively. Amortization expense for these intangible assets and liabilities for the thirteen and thirty-nine week periods ended November 29, 2008 was $50,691 and $151,756, respectively. The anticipated annual amortization expense for these intangible assets and liabilities is 2010—$180,001; 2011—$165,965; 2012—$132,412; 2013—$107,247 and 2014—$81,237.

RITE AID CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Thirteen and Thirty-Nine Week Periods Ended November 28, 2009 and November 29, 2008

(Dollars and share information in thousands, except per share amounts)

(Unaudited)

10.    Indebtedness and Credit Agreements

        Following is a summary of indebtedness and lease financing obligations at November 28, 2009 and February 28, 2009:

	November 28, 2009	February 28, 2009
Secured Debt:
Senior secured revolving credit facility due September 2010	$—	$838,000
Senior secured credit facility term loan due September 2010	—	145,000
Senior secured revolving credit facility due September 2012	124,000	—
Senior secured credit facility term loan due June 2014	1,088,425	1,096,713
Senior secured credit facility term loan due June 2014 ($346,500 and $349,125 face value less unamortized discount of $27,113 and $31,549)	319,387	317,576
Senior secured credit facility term loan due June 2015 ($650,000 face value less unamortized net discount of $15,783)	634,217	—
9.75% senior secured notes (first lien) due June 2016 ($410,000 face value less unamortized discount of $6,956)	403,044	—
10.375% senior secured notes (second lien) due July 2016 ($470,000 face value less unamortized discount of $36,864 and $41,011)	433,136	428,989
7.5% senior secured notes (second lien) due March 2017	500,000	500,000
10.25% senior secured notes (second lien) due October 2019 ($270,000 face value less unamortized discount of $2,030)	267,970	—
Other secured	4,056	4,194

	3,774,235	3,330,472
Guaranteed Unsecured Debt:
8.625% senior notes due March 2015	500,000	500,000
9.375% senior notes due December 2015 ($410,000 face value less unamortized discount of $4,225 and $4,754)	405,775	405,246
9.5% senior notes due June 2017 ($810,000 face value less unamortized discount of $9,756, and $10,732)	800,244	799,268

	1,706,019	1,704,514
Unsecured Debt:
8.125% notes due May 2010	11,117	11,117
9.25% senior notes due June 2013	6,015	6,015
6.875% senior debentures due August 2013	184,773	184,773
8.5% convertible notes due May 2015	158,000	158,000
7.7% notes due February 2027	295,000	295,000
6.875% fixed-rate senior notes due December 2028	128,000	128,000

	782,905	782,905
Lease financing obligations	158,484	193,818

Total debt	6,421,643	6,011,709
Current maturities of long-term debt and lease financing obligations	(51,148)	(40,683)

Long-term debt and lease financing obligations, less current maturities	$6,370,495	$5,971,026

RITE AID CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Thirteen and Thirty-Nine Week Periods Ended November 28, 2009 and November 29, 2008

(Dollars and share information in thousands, except per share amounts)

(Unaudited)

10.    Indebtedness and Credit Agreements (Continued)

Refinancing Transactions

        In October 2009, the Company refinanced its existing first and second lien accounts receivable securitization facilities due September 2010 (the "Refinancing"). The Refinancing consisted of the issuance of $270,000 of new 10.25% Senior Secured Notes due 2019, commitments to increase the maximum borrowing capacity under the Company's existing senior secured revolving credit facility from $1,000,000 to $1,175,000, and an increase in the borrowings under the existing $525,000 Tranche 4 term loan due June 2015 by $125,000 to $650,000. The Company incurred fees of $14,177 to consummate the Refinancing. As a result of the Refinancing, the Company terminated the first and second lien accounts receivable securitization facilities and increased its accounts receivable and debt outstanding as of November 28, 2009.

Credit Facility

        As of November 28, 2009, the Company has a $1,175,000 revolving credit facility. Borrowings under the revolving credit facility bear interest at LIBOR plus 4.50% (with a minimum LIBOR of 3.00%), if the Company chooses to make LIBOR borrowings, or at Citibank's base rate plus 3.50% (with a minimum base rate of 4.00%). After November 30, 2009, the interest rate can fluctuate between LIBOR plus 4.25% and LIBOR plus 4.75%, based upon the amount of revolver availability, as defined in the senior secured credit facility. The Company is required to pay fees of 1.00% per annum, and, after November 30, 2009, between 0.75% and 1.00% per annum on the daily unused amount of the new revolving credit facility, depending on the amount of revolver availability. Amounts drawn under the new revolving credit facility become due and payable in September 2012.

        The Company's ability to borrow under the revolving credit facility is based upon a specified borrowing base consisting of accounts receivable, inventory and prescription files. At November 28, 2009, the Company had $124,000 outstanding under the revolving credit facility. At November 28, 2009, the Company had letters of credit outstanding against the revolving credit facility of $169,040, which reduces the amount of borrowing capacity under the revolving credit facility. The Company had additional borrowing capacity of $881,960 under the revolving credit facility as of November 28, 2009.

        On June 4, 2007, the Company amended its senior secured credit facility to establish a new senior secured term loan in the aggregate principal amount of $1,105,000 and borrowed the full amount thereunder. A portion of the proceeds from the borrowings under this senior secured term loan (the "Tranche 2 Term Loans") were used to fund the acquisition of Brooks Eckerd. The Tranche 2 Term Loans will mature on June 4, 2014 and currently bear interest at LIBOR plus 1.75%, if the Company chooses to make LIBOR borrowings, or at Citibank's base rate plus 0.75%. The Company must make mandatory prepayments of the Tranche 2 Term Loans with the proceeds of asset dispositions (subject to certain limitations), with a portion of any excess cash flow generated by the Company (as defined in the senior secured credit facility) and with the proceeds of certain issuances of equity and debt (subject to certain exceptions). If at any time there is a shortfall in the Company's borrowing base under the senior secured credit facility, prepayment of the Tranche 2 Term Loans may also be required.

RITE AID CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Thirteen and Thirty-Nine Week Periods Ended November 28, 2009 and November 29, 2008

(Dollars and share information in thousands, except per share amounts)

(Unaudited)

10.    Indebtedness and Credit Agreements (Continued)

        In July 2008, the Company issued a new senior secured term loan (the "Tranche 3 Term Loan") of $350,000 under the Company's existing secured credit facility. The Tranche 3 Term Loan was issued at a discount of 90% of par. The Tranche 3 Term Loan matures on June 4, 2014 and bears interest at LIBOR (with a minimum LIBOR of 3.00%) plus 3.00%, if the Company chooses to make LIBOR borrowings, or at Citibank's base rate (with a minimum base rate of 4.00%) plus 2.00%. The Company must make mandatory prepayments of the Tranche 3 Term Loan with the proceeds of asset dispositions (subject to certain limitations), with a portion of any excess cash flow generated by the Company (as defined in the senior secured credit facility) and with the proceeds of certain issuances of equity and debt (subject to certain exceptions). If at any time there is a shortfall in the Company's borrowing base under the senior secured credit facility, prepayment of the Tranche 3 Term Loans may also be required.

        In June 2009, the Company issued a new senior secured term loan (the "Tranche 4 Term Loan") of $525,000 under the Company's existing secured credit facility. In October 2009, the Company issued an additional $125,000 under the Tranche 4 Term Loan as part of the Refinancing. The Tranche 4 Term Loan matures on June 10, 2015 and bears interest at a rate per annum equal to, at the Company's option, either (a) an adjusted LIBOR rate (with a LIBOR floor of 3.00% per annum) plus 6.50% or (b) Citibank's base rate (with a floor of 4.00% per annum) plus 5.50%. The Company must make mandatory prepayments of the Tranche 4 Term Loan with the proceeds of certain asset dispositions (subject to certain limitations), with a portion of any excess cash flow generated by the Company (as defined in the senior secured credit facility) and with the proceeds of certain issuances of equity and debt (subject to certain exceptions). If at any time there is a shortfall in the Company's borrowing base under the senior secured credit facility, prepayment of the Tranche 4 Term Loan may also be required.

        The senior secured credit facility allows the Company to have outstanding, at any time, up to $1,500,000 in secured second priority debt and unsecured debt in addition to borrowings under the senior secured credit facility and existing indebtedness, provided that not in excess of $750,000 of such secured second priority debt and unsecured debt shall mature or require scheduled payment of principal prior to three months after June 4, 2014. The senior secured credit facility allows the Company to incur an unlimited amount of unsecured debt with a maturity beyond three months after June 4, 2014; however other debentures limit the amount of unsecured debt that can be incurred if certain interest coverage levels are not met at the time of incurrence of said debt. The senior secured facility also allows, so long as the senior secured credit facility is not in default, for the repurchase of any debt with a maturity on or before June 4, 2014, and for the voluntary repurchase of debt with a maturity after June 4, 2014, if the Company maintains availability on the revolving credit facility of at least $100,000.

        The senior secured credit facility contains covenants, which place restrictions on the incurrence of debt beyond the restrictions described above, the payments of dividends, sale of assets, mergers and acquisitions and the granting of liens. The senior secured credit facility also requires the Company to maintain a minimum fixed charge coverage ratio, but only if availability on the revolving credit facility is less than $150,000.

RITE AID CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Thirteen and Thirty-Nine Week Periods Ended November 28, 2009 and November 29, 2008

(Dollars and share information in thousands, except per share amounts)

(Unaudited)

10.    Indebtedness and Credit Agreements (Continued)

        The senior secured credit facility provides for events of default including nonpayment, misrepresentation, breach of covenants and bankruptcy. It is also an event of default if the Company fails to make any required payment on debt having a principal amount in excess of $50,000 or any event occurs that enables, or which with the giving of notice or the lapse of time would enable, the holder of such debt to accelerate the maturity or require the repurchase of such debt.

Other Indebtedness

        In October 2009, the Company issued $270,000 of 10.25% senior secured notes due October 15, 2019. These notes are unsecured, unsubordinated obligations of Rite Aid Corporation and rank equally in right of payment with all other unsubordinated indebtedness. The Company's obligations under these notes are guaranteed, subject to certain limitations, by the same subsidiaries that guarantee the obligations under the senior secured credit facility and the 9.75% senior secured notes due 2016. The guarantees are secured by shared second priority liens with holders of the 10.375% senior secured notes due 2016 and 7.5% senior secured notes due 2017. The indenture that governs the 10.25% notes contains covenant provisions that, among other things, include limitations on the Company's ability to pay dividends, make investments or other restricted payments, incur debt, grant liens, sell assets and enter into sale-leaseback transactions. The 10.25% senior secured notes due October 2019 were issued at 99.2% of par.

        In June 2009, the Company issued $410,000 of 9.75% senior secured notes due June 12, 2016. These notes are unsecured, unsubordinated obligations of Rite Aid Corporation and rank equally in right of payment with all other unsubordinated indebtedness. The Company's obligations under these notes are guaranteed, subject to certain limitations, by the same subsidiaries that guarantee the obligations under the senior secured credit facility and the second lien notes. These guarantees are shared, on a senior basis, with debt outstanding under the senior secured credit facility. The indenture that governs the 9.75% notes contains covenant provisions that, among other things, allow the holders of the notes to participate along with the term loan holders in the mandatory prepayments resulting from the proceeds of certain asset dispositions (at the option of the noteholder) and include limitations on the Company's ability to pay dividends, make investments or other restricted payments, incur debt, grant liens, sell assets and enter into sale-leaseback transactions. The 9.75% senior secured notes due June 2016 were issued at 98.2% of par.

        Substantially all of Rite Aid Corporation's wholly-owned subsidiaries guarantee the obligations under the senior secured credit facility. The subsidiary guarantees of the senior secured credit facility and the 9.75% senior secured notes due 2016 are secured by a senior lien on, among other things the inventory, accounts receivable and prescription files of the subsidiary guarantors. Rite Aid Corporation is a holding company with no direct operations and is dependent upon dividends, distributions and other payments from its subsidiaries to service payments due under the senior secured credit facility. The 7.5% senior secured notes due 2017, the 10.375% senior secured notes due 2016, and the 10.25% senior secured notes due 2019 are guaranteed by substantially all of the Company's wholly-owned subsidiaries, which are the same subsidiaries that guarantee the senior secured credit facility and the 9.75% senior secured notes, and are secured on a second priority basis by the same collateral as the

RITE AID CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Thirteen and Thirty-Nine Week Periods Ended November 28, 2009 and November 29, 2008

(Dollars and share information in thousands, except per share amounts)

(Unaudited)

10.    Indebtedness and Credit Agreements (Continued)

senior secured credit facility and the 9.75% senior secured notes due 2016. The 8.625% senior notes due 2015, the 9.375% senior notes due 2015 and the 9.5% senior notes due 2017 are also guaranteed by all of the same subsidiaries on an unsecured basis.

        The subsidiary guarantees related to the Company's senior secured credit facility and secured notes and on an unsecured basis the guaranteed indentures are full and unconditional and joint and several, and there are no restrictions on the ability of the parent to obtain funds from its subsidiaries. Also, the Company has no independent assets or operations, and subsidiaries not guaranteeing the credit facility and applicable indentures are minor. Accordingly, condensed consolidating financial information for the parent and subsidiaries is not presented.

        The indentures that govern the Company's secured and guaranteed unsecured notes contain restrictions on the amount of additional secured and unsecured debt that can be incurred by the Company. As of November 28, 2009, the amount of additional secured and unsecured debt that could be incurred under these indentures is $989,744, although the Company's outstanding indentures limit the amount that can be secured on a senior basis. To the extent that the Company borrows additional amounts under its revolving credit facility, this amount would be reduced.

Maturities

        The aggregate annual principal payments of long-term debt for the remainder of fiscal 2010 and thereafter are as follows: 2010—$5,613; 2011—$30,726; 2012—$21,265; 2013—$145,264; 2014—$211,974 and $5,848,317 in 2015 and thereafter.

11.    Financial Instruments

        The carrying amounts and fair values of financial instruments at November 28, 2009 and February 28, 2009 are listed as follows:

	November 28, 2009		February 28, 2009
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Variable rate indebtedness	$2,166,029	$1,997,907	$2,397,288	$1,674,069
Fixed rate indebtedness	$4,097,130	$3,576,545	$3,420,603	$1,076,476

        Cash, trade receivables and trade payables are carried at market value, which approximates their fair values due to the short-term maturity of these instruments.

RITE AID CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Thirteen and Thirty-Nine Week Periods Ended November 28, 2009 and November 29, 2008

(Dollars and share information in thousands, except per share amounts)

(Unaudited)

11.    Financial Instruments (Continued)

        The following methods and assumptions were used in estimating fair value disclosures for financial instruments:

LIBOR-based borrowings under credit facilities:

        The carrying amounts for LIBOR-based borrowings under the credit facilities, term loans and term notes are estimated based on the quoted market price of the financial instruments.

Long-term indebtedness:

        The fair values of long-term indebtedness are estimated based on the quoted market prices of the financial instruments. If quoted market prices were not available, the Company estimated the fair value based on the quoted market price of a financial instrument with similar characteristics.

12.    Stock Options and Stock Awards

        The Company recognizes share-based compensation expense in accordance with ASC 718, "Compensation—Stock Compensation." Expense is recognized over the requisite service period of the award, net of an estimate for the impact of forfeitures. Total share-based compensation expense for the thirty-nine week periods ended November 28, 2009 and November 29, 2008 was $18,335 and $25,921, respectively.

        The total number and type of grants and the related weighted average fair value for the thirty-nine week periods ended November 28, 2009 and November 29, 2008 are as follows:

	November 28, 2009		November 29, 2008
	Shares	Weighted Average Fair Value	Shares	Weighted Average Fair Value
Stock options granted	15,112	$0.79	13,483	$0.44
Stock awards granted	3,289	$1.28	2,607	$0.95

Total awards	18,401		16,090

        Stock options granted vest, and are subsequently exercisable in equal annual installments over a four-year period for employees. Non-employee director options granted vest, and are subsequently exercisable in equal annual installments over a three-year period. Stock awards granted vest in equal annual installments over a three-year period.

RITE AID CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Thirteen and Thirty-Nine Week Periods Ended November 28, 2009 and November 29, 2008

(Dollars and share information in thousands, except per share amounts)

(Unaudited)

12.    Stock Options and Stock Awards (Continued)

        The Company calculates the fair value of stock options using the Black- Scholes-Merton option pricing model. The following assumptions were used in the Black-Scholes-Merton option pricing model:

	Thirty-nine Week Period Ended
	November 28, 2009	November 29, 2008
Expected stock price volatility	76%	50%
Expected dividend yield	0%	0%
Risk-free interest rate	2.5%	2.9%
Expected option life	5.49 years	5.25 years

        As of November 28, 2009, there was $21,856 of total unrecognized pre-tax compensation costs related to unvested stock options, net of estimated forfeitures. These costs are expected to be recognized over a weighted average period of 2.4 years. As of November 28, 2009, there was $9,545 of total unrecognized pre-tax compensation costs related to unvested restricted stock grants, net of estimated forfeitures. These costs are expected to be recognized over a weighted average period of 1.4 years.

13.    Retirement Plans

        Net periodic pension expense recorded in the thirteen and thirty-nine week periods ended November 28, 2009 and November 29, 2008, for the Company's defined benefit plans includes the following components:

	Defined Benefit Pension Plan		Nonqualified Executive Retirement Plans		Defined Benefit Pension Plan		Nonqualified Executive Retirement Plans
	Thirteen Week Period Ended				Thirty-Nine Week Period Ended
	November 28, 2009	November 29, 2008	November 28, 2009	November 29, 2008	November 28, 2009	November 29, 2008	November 28, 2009	November 29, 2008
Service cost	$557	$572	$14	$13	$1,952	$2,114	$41	$38
Interest cost	1,525	1,397	282	300	4,525	4,305	847	900
Expected return on plan assets	(328)	(1,289)	—	—	(1,829)	(3,979)	—	—
Amortization of unrecognized prior service cost	216	250	—	—	646	748	—	—
Amortization of unrecognized net loss	600	30	—	5	2,278	246	—	15

Net pension expense	$2,570	$960	$296	$318	$7,572	$3,434	$888	$953

        During the thirteen and thirty-nine week periods ended November 28, 2009, the Company contributed $406 and $1,190, respectively, to the Nonqualified Executive Retirement Plan. During the thirteen and thirty-nine week periods ended November 28, 2009, the Company contributed $1,001 and $2,001, respectively, to the Defined Benefit Pension Plan. During the remainder of fiscal 2010, the

RITE AID CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Thirteen and Thirty-Nine Week Periods Ended November 28, 2009 and November 29, 2008

(Dollars and share information in thousands, except per share amounts)

(Unaudited)

13.    Retirement Plans (Continued)

Company expects to contribute $680 to the Defined Benefit Pension Plan and $378 to the Nonqualified Executive Retirement Plans.

14.    Commitments and Contingencies

        As previously disclosed, the Company entered into a memorandum of understanding to settle a class action lawsuit brought against it in the U.S. District Court for the Northern District of California (the "Court") for alleged violations of California wage-and-hour law on March 27, 2009. The plaintiff alleged that the Company improperly classified store managers in California as exempt under the law, making them ineligible for overtime wages. The plaintiff sought to require the Company to pay overtime wages to the class of more than 1,200 current and former store managers since May 9, 2001. In November 2009, the Court granted final approval of the $6,900 settlement by the Company, ending the litigation.

        The Company is subject from time to time to various claims and lawsuits and governmental investigations arising in the ordinary course of business including lawsuits alleging violations by the Company of state and/or federal wage and hour laws pertaining to overtime pay and pay for missed meals and rest periods. Some of these suits purport or have been determined to be class actions and/or seek substantial damages. While the Company's management cannot predict the outcome of these claims with certainty, the Company's management does not believe that the outcome of any of these legal matters will have a material adverse effect on its consolidated results of operations, financial position or cash flows.

15.    Subsequent Events

        In accordance with ASC 855, "Subsequent Events," the Company's management has evaluated subsequent events through January 14, 2010, which is the date that the Company's condensed consolidated financial statements were filed. No material subsequent events have occurred since November 28, 2009 that required recognition or disclosure in these financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Rite Aid Corporation
Camp Hill, Pennsylvania

        We have audited the accompanying consolidated balance sheets of Rite Aid Corporation and subsidiaries (the "Company") as of February 28, 2009 and March 1, 2008, and the related consolidated statements of operations, stockholders' (deficit) equity, and cash flows for each of the three years in the period ended February 28, 2009. Our audits also included the financial statement schedule listed under Item 21. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Rite Aid Corporation and subsidiaries as of February 28, 2009 and March 1, 2008, and the results of their operations and their cash flows for each of the three years in the period ended February 28, 2009, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

        We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of February 28, 2009, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated April 16, 2009 expressed an unqualified opinion on the Company's internal control over financial reporting.

Deloitte & Touche LLP
Philadelphia, Pennsylvania
April 16, 2009

RITE AID CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

	February 28, 2009	March 1, 2008
ASSETS
Current assets:
Cash and cash equivalents	$152,035	$155,762
Accounts receivable, net	526,742	665,971
Inventories, net	3,509,494	3,936,827
Prepaid expenses and other current assets	176,661	163,334

Total current assets	4,364,932	4,921,894
Property, plant and equipment, net	2,587,356	2,873,009
Goodwill	—	1,783,372
Other intangibles, net	1,017,011	1,187,327
Deferred tax assets	—	384,163
Other assets	357,241	338,258

Total assets	$8,326,540	$11,488,023

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current liabilities:
Current maturities of long-term debt and lease financing obligations	$40,683	$185,609
Accounts payable	1,256,982	1,425,768
Accrued salaries, wages and other current liabilities	1,004,762	1,110,288
Deferred tax liabilities	—	76,374

Total current liabilities	2,302,427	2,798,039
Long-term debt, less current maturities	5,801,230	5,610,489
Lease financing obligations, less current maturities	169,796	189,426
Other noncurrent liabilities	1,252,739	1,178,884

Total liabilities	9,526,192	9,776,838
Commitments and contingencies	—	—
Stockholders' (deficit) equity:
Preferred stock—series G, par value $1 per share; liquidation value $100 per share; 2,000 shares authorized; shares issued .006 and 1,393	1	139,253
Preferred stock—series H, par value $1 per share; liquidation value $100 per share; 2,000 shares authorized; shares issued 1,435 and 1,352	143,498	135,202
Preferred stock—series I, par value $1 per share; liquidation value $25 per share; 5,200 shares authorized; shares issued 0 and 4,820	—	116,415
Common stock, par value $1 per share; 1,500,000 shares authorized; shares issued and outstanding 886,113 and 830,209	886,113	830,209
Additional paid-in capital	4,265,211	4,047,499
Accumulated deficit	(6,452,696)	(3,537,276)
Accumulated other comprehensive loss	(41,779)	(20,117)

Total stockholders' (deficit) equity	(1,199,652)	1,711,185

Total liabilities and stockholders' (deficit) equity	$8,326,540	$11,488,023

The accompanying notes are an integral part of these consolidated financial statements.

RITE AID CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Year Ended
	February 28, 2009 (52 Weeks)	March 1, 2008 (52 Weeks)	March 3, 2007 (52 Weeks)
Revenues	$26,289,268	$24,326,846	$17,399,383
Costs and expenses:
Cost of goods sold	19,253,616	17,689,272	12,710,609
Selling, general and administrative expenses	6,985,367	6,366,137	4,338,462
Goodwill impairment charge	1,810,223	—	—
Lease termination and impairment charges	293,743	86,166	49,317
Interest expense	477,627	449,596	275,219
Loss on debt modifications and retirements, net	39,905	12,900	18,662
Loss (gain) on sale of assets, net	11,581	(3,726)	(11,139)

	28,872,062	24,600,345	17,381,130

(Loss) income before income taxes	(2,582,794)	(273,499)	18,253
Income tax expense (benefit)	329,257	802,701	(11,609)

Net (loss) income from continuing operations	$(2,912,051)	$(1,076,200)	$29,862
Loss from discontinued operations, net of gain on disposal and income tax benefit	(3,369)	(2,790)	(3,036)

Net (loss) income	$(2,915,420)	$(1,078,990)	$26,826

Computation of loss applicable to common stockholders:
Net (loss) income	$(2,915,420)	$(1,078,990)	$26,826
Accretion of redeemable preferred stock	(102)	(102)	(102)
Cumulative preferred stock dividends	(21,768)	(32,533)	(31,455)
Preferred stock beneficial conversion	—	(556)	—

Loss applicable to common stockholders	$(2,937,290)	$(1,112,181)	$(4,731)

Basic and diluted loss per share:
Basic loss per share	$(3.49)	$(1.54)	$(0.01)

Diluted loss per share	$(3.49)	$(1.54)	$(0.01)

The accompanying notes are an integral part of these consolidated financial statements.

RITE AID CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY
For the Years Ended February 28, 2009, March 1, 2008 and March 3, 2007
(In thousands)

	Preferred Stock Series E		Preferred Stock- Series G		Preferred Stock- Series H		Preferred Stock- Series I		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Amount
BALANCE March 4, 2006	2,500	$120,000	1,212	$121,207	1,200	$120,020	4,820	$116,074	527,667	$527,667	$3,114,997	$(2,489,023)	$(24,021)	$1,606,921
Net income												26,826		26,826
Other comprehensive income:
Minimum pension liability													6,802	6,802
Tax provision from minimum pension liability adjustment													(2,813)	(2,813)

Comprehensive income														30,815
Adjustment to initially apply FAS No. 158, net of tax benefit of $2,560 (see Note 15)													(3,627)	(3,627)
Exchange of restricted shares for taxes									(723)	(723)	(2,421)			(3,144)
Issuance of restricted stock									4,790	4,790	(4,790)			—
Cancellation of restricted stock									(972)	(972)	972			—
Amortization of restricted stock balance											10,702			10,702
Stock-based compensation expense											11,630			11,630
Stock options exercised									5,924	5,924	14,462			20,386
Tax benefit from exercise of stock options											4,202			4,202
Dividends on preferred stock			87	8,710	74	7,365					(16,075)			—
Adjustment to issuance costs of Series I preferred stock								341						341
Cash dividends paid on preferred shares											(15,380)			(15,380)

BALANCE MARCH 3, 2007	2,500	$120,000	1,299	$129,917	1,274	$127,385	4,820	$116,415	536,686	$536,686	$3,118,299	$(2,462,197)	$(23,659)	$1,662,846

Net loss												(1,078,990)		(1,078,990)
Other comprehensive income:
Changes in Defined Benefit Plans													6,285	6,285
Tax provision from minimum pension liability adjustment													(2,743)	(2,743)

Comprehensive loss														(1,075,448)
Adjustment to initially apply FIN 48												4,467		4,467
Issuance of shares to Jean Coutu Group									250,000	250,000	840,000			1,090,000
Exchange of restricted shares for taxes									(1,423)	(1,423)	(7,080)			(8,503)
Issuance of restricted stock									7,179	7,179	(7,179)			—
Cancellation of restricted stock									(1,382)	(1,382)	1,382			—
Amortization of restricted stock balance											21,224			21,224
Stock-based compensation expense											19,215			19,215
Stock options exercised									4,135	4,135	8,629			12,764
Dividends on preferred stock			94	9,336	78	7,817					(17,153)			—
Preferred stock beneficial conversion											556	(556)		—
Conversion of Series E preferred stock	(2,500)	(120,000)							35,014	35,014	84,986			—
Cash dividends paid on preferred shares											(15,380)			(15,380)

BALANCE MARCH 1, 2008	—	$—	1,393	$139,253	1,352	$135,202	4,820	$116,415	830,209	$830,209	$4,047,499	$(3,537,276)	$(20,117)	$1,711,185

Net loss												(2,915,420)		(2,915,420)
Other comprehensive income:
Changes in Defined Benefit Plans													(21,662)	(21,662)

Comprehensive loss														(2,937,082)
Exchange of restricted shares for taxes									(1,741)	(1,741)	(1,113)			(2,854)
Issuance of restricted stock									2,646	2,646	(2,646)			—
Cancellation of restricted stock									(967)	(967)	967			—
Amortization of restricted stock balance											17,913			17,913
Stock-based compensation expense											13,535			13,535
Stock options exercised									516	516	601			1,117
Dividends on preferred stock			100	10,006	83	8,296					(18,302)			—
Conversion of Series G and I preferred stock			(1,493)	(149,258)			(4,820)	(116,415)	55,450	55,450	210,223			—
Cash dividends paid on preferred shares											(3,466)			(3,466)

BALANCE FEBRUARY 28, 2009	—	$—	—	$1	1,435	$143,498	—	$—	886,113	$886,113	$4,265,211	$(6,452,696)	$(41,779)	$(1,199,652)

The accompanying notes are an integral part of these consolidated financial statements.

RITE AID CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended
	February 28, 2009 (52 Weeks)	March 1, 2008 (52 Weeks)	March 3, 2007 (52 Weeks)
OPERATING ACTIVITIES:
Net (loss) income	$(2,915,420)	$(1,078,990)	$26,826
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	586,208	472,473	270,307
Goodwill impairment charge	1,810,223	—	—
Lease termination and impairment charges	293,743	86,166	49,317
LIFO charges	184,569	16,114	43,006
Loss (gain) on sale of assets, net	11,629	(11,826)	(11,139)
Stock-based compensation expense	31,448	40,439	22,331
Loss on debt modifications and retirements, net	39,905	12,900	18,662
Changes in deferred taxes	307,789	805,204	(13,362)
Proceeds from sale of inventory	—	16,811	—
Proceeds from insured loss	—	8,550	593
Changes in operating assets and liabilities:
Net proceeds from accounts receivable securitization	104,881	85,000	20,000
Accounts receivable	33,784	36,820	(39,543)
Inventories	196,517	(306,360)	(37,275)
Accounts payable	(140,258)	(115,624)	14,219
Other assets and liabilities, net	(185,108)	11,691	(54,797)

Net cash provided by operating activities	359,910	79,368	309,145

INVESTING ACTIVITIES:
Payments for property, plant and equipment	(460,857)	(687,529)	(334,485)
Intangible assets acquired	(80,489)	(52,846)	(29,243)
Acquisition of Jean Coutu, USA, net of cash acquired	(112)	(2,306,774)	(18,369)
Proceeds from sale-leaseback transactions	161,553	48,985	55,563
Proceeds from dispositions of assets and investments	33,547	58,470	9,348
Proceeds from insured loss	—	5,950	4,406

Net cash used in investing activities	(346,358)	(2,933,744)	(312,780)

FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	900,629	2,307,867	1,145,000
Net (payments to) proceeds from revolver	(11,000)	549,000	(234,000)
Proceeds from financing secured by owned property	31,266	44,267	26,527
Principal payments on long-term debt	(870,054)	(15,939)	(901,297)
Change in zero balance cash accounts	(16,298)	79,606	15,662
Net proceeds from the issuance of common stock	1,117	12,764	20,386
Payments for preferred stock dividends	(3,466)	(15,380)	(15,380)
Excess tax deduction on stock options	—	—	1,587
Deferred financing costs paid	(49,473)	(58,195)	(24,769)

Net cash (used in) provided by financing activities	(17,279)	2,903,990	33,716

(Decrease) increase in cash and cash equivalents	(3,727)	49,614	30,081
Cash and cash equivalents, beginning of year	155,762	106,148	76,067

Cash and cash equivalents, end of year	$152,035	$155,762	$106,148

The accompanying notes are an integral part of these consolidated financial statements.

RITE AID CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended February 28, 2009, March 1, 2008 and March 3, 2007

(In thousands, except per share amounts)

1. Summary of Significant Accounting Policies

  Description of Business

        The Company is a Delaware corporation and through its wholly-owned subsidiaries, operates retail drugstores in the United States of America. It is one of the largest retail drugstore chains in the United States, with 4,901 stores in operation as of February 28, 2009. The Company's drugstores' primary business is pharmacy services. The Company also sells a full selection of health and beauty aids and personal care products, seasonal merchandise and a large private brand product line.

        The Company's operations consist solely of the retail drug segment. Revenues are as follows:

	Year Ended
	February 28, 2009 (52 Weeks)	March 1, 2008 (52 Weeks)	March 3, 2007 (52 Weeks)
Pharmacy sales	$17,604,284	$16,179,170	$11,042,183
Front-end sales	8,581,115	8,049,446	6,272,333
Other revenue	103,869	98,230	84,867

	$26,289,268	$24,326,846	$17,399,383

        Sales of prescription drugs represented approximately 67.2%, 66.7%, and 63.7% of the Company's total sales in fiscal years 2009, 2008 and 2007, respectively. The Company's principal classes of products in fiscal 2009 were the following:

Product Class	Percentage of Sales
Prescription drugs	67.2%
Over-the-counter medications and personal care	8.7%
Health and beauty aids	5.3%
General merchandise and other	18.8%

  Fiscal Year

        The Company's fiscal year ends on the Saturday closest to February 29 or March 1. The fiscal years ended February 28, 2009, March 1, 2008 and March 3, 2007 included 52 weeks.

  Principles of Consolidation

        The consolidated financial statements include the accounts of the Company and all of its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

  Cash and Cash Equivalents

        Cash and cash equivalents consist of cash on hand and highly liquid investments, which are readily convertible to known amounts of cash and which have original maturities of three months or less when purchased.

RITE AID CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended February 28, 2009, March 1, 2008 and March 3, 2007

(In thousands, except per share amounts)

1. Summary of Significant Accounting Policies (Continued)

  Allowance for Uncollectible Receivables

        Approximately 96% of prescription sales are made to customers that are covered by third-party payors, such as insurance companies, government agencies and employers. The Company recognizes receivables that represent the amount owed to the Company for sales made to customers or employees of those payors that have not yet been paid. The Company maintains a reserve for the amount of these receivables deemed to be uncollectible. This reserve is calculated based upon historical collection activity adjusted for current conditions.

  Inventories

        Inventories are stated at the lower of cost or market. Inventory balances include the capitalization of certain costs related to purchasing, freight and handling costs associated with placing inventory in its location and condition for sale. The Company uses the last-in, first-out ("LIFO") method of accounting for substantially all of its inventories. At February 28, 2009 and March 1, 2008, inventories were $746,467 and $562,728, respectively, lower than the amounts that would have been reported using the first-in, first-out ("FIFO") method. The Company calculates its FIFO inventory valuation using the retail method for store inventories and the cost method for distribution facility inventories. The LIFO charge was $184,569, $16,114 and $43,006 for fiscal years 2009, 2008, and 2007, respectively.

  Impairment of Long-Lived Assets

        Asset impairments are recorded when the carrying value of assets are not recoverable. For purposes of recognizing and measuring impairment of long-lived assets, the Company categorizes assets of operating stores as "Assets to Be Held and Used" and assets of stores that have been closed as "Assets to Be Disposed Of". The Company evaluates assets at the store level because this is the lowest level of identifiable cash flows ascertainable to evaluate impairment. Assets being tested for recoverability at the store level include tangible long-lived assets and identifiable, finite-lived intangibles that arose in purchase business combinations. Corporate assets to be held and used are evaluated for impairment based on excess cash flows from the stores that support those assets.

        The Company reviews long-lived assets to be held and used for impairment annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the undiscounted expected future cash flows is less than the carrying amount of the asset, the Company recognizes an impairment loss. Impairment losses are measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset. When fair values are not available, the Company estimates fair value using the expected future cash flows discounted at a rate commensurate with the risks associated with the recovery of the asset.

  Property, Plant and Equipment

        Property, plant and equipment are stated at cost, net of accumulated depreciation and amortization. The Company provides for depreciation using the straight-line method over the following useful lives: buildings—30 to 45 years; equipment—3 to 15 years.

RITE AID CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended February 28, 2009, March 1, 2008 and March 3, 2007

(In thousands, except per share amounts)

1. Summary of Significant Accounting Policies (Continued)

        Leasehold improvements are amortized on a straight-line basis over the shorter of the estimated useful life of the asset or the term of the lease. When determining the amortization period of a leasehold improvement, the Company considers whether discretionary exercise of a lease renewal option is reasonably assured. If it is determined that the exercise of such option is reasonably assured, the Company will amortize the leasehold improvement asset over the minimum lease term, plus the option period. This determination depends on the remaining life of the minimum lease term and any economic penalties that would be incurred if the lease option is not exercised.

        Capitalized lease assets are recorded at the lesser of the present value of minimum lease payments or fair market value and amortized over the estimated useful life of the related property or term of the lease.

        The Company capitalizes direct internal and external development costs and direct external application development costs associated with internal-use software. Neither preliminary evaluation costs nor costs associated with the software after implementation are capitalized. For fiscal years 2009, 2008 and 2007, the Company capitalized costs of approximately $4,990, $3,399 and $4,956, respectively.

  Intangible Assets

        The Company has certain finite-lived intangible assets that are amortized over their useful lives. The value of favorable and unfavorable leases on stores acquired in business combinations are amortized over the terms of the leases on a straight-line basis. Prescription files acquired in business combinations are amortized over an estimated useful life of ten years on an accelerated basis, which approximates the anticipated prescription file retention and related cash flows. Purchased prescription files acquired in other than business combinations are amortized over their estimated useful lives of five years on a straight line basis.

  Revenue Recognition

        For all sales other than third party pharmacy sales, the Company recognizes revenue from the sale of merchandise at the time the merchandise is sold. For third party pharmacy sales, revenue is recognized at the time the prescription is filled, which is or approximates when the customer picks up the prescription. The Company records revenue net of an allowance for estimated future returns. Return activity is immaterial to revenues and results of operations in all periods presented.

  Cost of Goods Sold

        Cost of goods sold includes the following: the cost of inventory sold during the period, including related vendor rebates and allowances, LIFO charges, costs incurred to return merchandise to vendors, inventory shrink costs, purchasing costs and warehousing costs which include inbound freight costs from the vendor, distribution payroll and benefit costs, distribution center occupancy costs and depreciation expense and delivery expenses to the stores.

RITE AID CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended February 28, 2009, March 1, 2008 and March 3, 2007

(In thousands, except per share amounts)

1. Summary of Significant Accounting Policies (Continued)

  Vendor Rebates and Allowances

        Rebates and allowances received from vendors relate to either buying and merchandising or promoting the product. Buying and merchandising related rebates and allowances are recorded as a reduction of cost of goods sold as product is sold. Buying and merchandising rebates and allowances include all types of vendor programs such as cash discounts from timely payment of invoices, purchase discounts or rebates, volume purchase allowances, price reduction allowances and slotting allowances. Certain product promotion related rebates and allowances, primarily related to advertising, are recorded as a reduction in selling, general and administrative expenses when the advertising commitment has been satisfied.

  Rent

        The Company records rent expense on operating leases on a straight-line basis over the minimum lease term. The Company begins to record rent expense at the time that the Company has the right to use the property. From time to time, the Company receives incentive payments from landlords that subsidize lease improvement construction. These leasehold incentives are deferred and recognized on a straight-line basis over the minimum lease term.

  Selling, General and Administrative Expenses

        Selling, general and administrative expenses include store and corporate administrative payroll and benefit costs, occupancy costs which include retail store and corporate rent costs, facility and leasehold improvement depreciation and utility costs, advertising, repair and maintenance, insurance, equipment depreciation and professional fees.

  Repairs and Maintenance

        Routine repairs and maintenance are charged to operations as incurred. Improvements and major repairs, which extend the useful life of an asset, are capitalized and depreciated.

  Advertising

        Advertising costs, net of specific vendor advertising allowances, are expensed in the period the advertisement first takes place. Advertising expenses, net of vendor advertising allowances, for fiscal 2009, 2008 and 2007 were $375,790, $375,025 and $295,232, respectively.

  Insurance

        The Company is self-insured for certain general liability and workers' compensation claims. For claims that are self-insured, stop-loss insurance coverage is maintained for workers' compensation occurrences exceeding $750 and general liability occurrences exceeding $2,000. The Company utilizes actuarial studies as the basis for developing reported claims and estimating claims incurred but not reported relating to the Company's self-insurance. Workers' compensation claims are discounted to present value using a risk-free interest rate.

RITE AID CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended February 28, 2009, March 1, 2008 and March 3, 2007

(In thousands, except per share amounts)

1. Summary of Significant Accounting Policies (Continued)

        A majority of the Company-sponsored associate medical plans are self-insured. The remaining Company-sponsored associate medical plans are covered through guaranteed cost contracts.

  Benefit Plan Accruals

        The Company has several defined benefit plans, under which participants earn a retirement benefit based upon a formula set forth in the plan. The Company records expense related to these plans using actuarially determined amounts that are calculated under the provisions of SFAS No. 87, "Employer's Accounting for Pensions". Key assumptions used in the actuarial valuations include the discount rate, the expected rate of return on plan assets and the rate of increase in future compensation levels.

  Stock-Based Compensation

        The Company has several stock option plans, which are described in detail in Note 15. The Company accounts for stock-based compensation under SFAS No. 123(R), "Share-Based Payment", which requires companies to account for share-based payments to associates using the fair value method of expense recognition. Fair value for stock options can be calculated using either a closed form or open form calculation method. SFAS No. 123(R) requires companies to recognize option expense over the requisite service period of the award, net of an estimate for the impact of award forfeitures.

        The Company adopted SFAS No. 123(R) effective March 5, 2006 using the modified prospective transition method. The Company had previously adopted the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" effective March 2, 2003 and had been recognizing expense on a ratable basis related to share-based payments to associates using the fair value method. The adoption of SFAS No. 123(R) did not have a material impact on its financial position and results of operations.

        SFAS No. 123(R) also requires the company to reclassify tax benefits realized upon the exercise of stock options in excess of that which is associated with the expense recognized for financial reporting purposes. These amounts are presented as a financing cash inflow rather than as a reduction of income taxes paid in the consolidated statement of cash flows.

  Store Pre-opening Expenses

        Costs incurred prior to the opening of a new or relocated store, associated with a remodeled store or related to the opening of a distribution facility are charged against earnings when incurred.

  Litigation Reserves

        The Company is involved in litigation on an ongoing basis. The Company accrues its best estimate of the probable loss related to legal claims. Such estimates are developed in consultation with in-house and outside counsel, and are based upon a combination of litigation and settlement strategies.

  Store Closing Costs and Lease Exit Charges

        When a store is closed, the Company records an expense for unrecoverable costs and accrues a liability equal to the present value at current credit adjusted risk-free interest rates of the remaining

RITE AID CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended February 28, 2009, March 1, 2008 and March 3, 2007

(In thousands, except per share amounts)

1. Summary of Significant Accounting Policies (Continued)

lease obligations and anticipated ancillary occupancy costs, net of estimated sublease income. Other store closing and liquidation costs are expensed when incurred.

  Income Taxes

        Deferred income taxes are determined based on the difference between the financial reporting and tax bases of assets and liabilities. Deferred income tax expense (benefit) represents the change during the reporting period in the deferred tax assets and deferred tax liabilities, net of the effect of acquisitions and dispositions. Deferred tax assets include tax loss and credit carryforwards and are reduced by a valuation allowance if, based on available evidence, it is more likely than not that some portion of the deferred tax assets will not be realized. Changes in valuation allowances from period to period are included in the tax provision in the period of change.

        The Company has net operating loss ("NOL") carryforwards that can be utilized to offset future income for federal and state tax purposes. These NOLs generate a significant deferred tax asset. The Company regularly reviews the deferred tax assets for recoverability considering historical profitability, projected taxable income, the expected timing of the reversals of existing temporary differences and tax planning strategies.

        The Company recognizes tax liabilities in accordance with FIN 48 and management adjusts these liabilities with changes in judgement as a result of the evaluation of new information not previously available. Due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from the current estimate of the tax liabilities.

  Sales Tax Collected

        Sales taxes collected from customers and remitted to various governmental agencies are presented on a net basis (excluded from revenues) in the Company's statement of operations.

  Use of Estimates

        The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Significant Concentrations

        The Company's pharmacy sales were primarily to customers covered by health plan contracts, which typically contract with a third party payor that agrees to pay for all or a portion of a customer's eligible prescription purchases. During fiscal 2009, the top five third party payors accounted for approximately 37.3% of the Company's total sales. The largest third party payor represented 12.6%, 11.3%, and 9.4% of total sales during fiscal 2009, 2008, and 2007, respectively. Third party payors are entities such as an insurance company, governmental agency, health maintenance organization or other managed care provider, and typically represent several health care contracts and customers. During fiscal 2009, state sponsored Medicaid agencies accounted for approximately 6.6% of the Company's

RITE AID CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended February 28, 2009, March 1, 2008 and March 3, 2007

(In thousands, except per share amounts)

1. Summary of Significant Accounting Policies (Continued)

total sales, the largest of which was less than 2.0% of the Company's total sales. Any significant loss of third-party payor business could have a material adverse effect on the Company's business and results of operations.

        During fiscal 2009, the Company purchased brand pharmaceuticals and some generic pharmaceuticals which amounted to approximately 93.7% of the dollar volume of its prescription drugs from a single wholesaler, McKesson Corp. ("McKesson"), under a contract expiring April 2010. With limited exceptions, the Company is required to purchase all of its branded pharmaceutical products from McKesson. If the Company's relationship with McKesson was disrupted, the Company could have temporary difficulty filling prescriptions until a replacement wholesaler agreement was executed, which would negatively impact the business.

  Certain Business Risks and Management's Plans

        The U.S. economy is currently in a recession and a period of unprecedented volatility, and the future economic environment may continue to be less favorable than that of recent years. The Company is highly leveraged and its substantial indebtedness could limit cash flow available for operations and could adversely affect its ability to service debt or obtain additional financing. As a result of the current condition of the credit markets, the Company may not be able to obtain additional financing on favorable terms, or at all. If the Company's operating results, cash flow or capital resources prove inadequate, or if interest rates rise significantly, the Company could face substantial liquidity problems and might be required to dispose of material assets or operations to meet its debt and other obligations or otherwise be required to delay its planned activities.

        Management believes that the Company has adequate sources of liquidity to meet its anticipated requirements for working capital, debt service and capital expenditures through fiscal 2010. The Company's $1,750,000 revolving credit facility, of which $838,000 was outstanding at February 28, 2009, and the Company's $145,000 Tranche 1 term loan mature on September 30, 2010. The Company intends to refinance these facilities prior to their maturity dates and expects these efforts to be successful. However, there can be no assurance that the Company will be able to refinance these facilities on terms acceptable to it.

        If the Company does not meet the New York Stock Exchange continued listing requirements, its common stock may be delisted. Upon such an event, the Company may be required to repurchase or refinance its 8.5% convertible note due 2015. The senior secured credit facility and accounts receivable securitization facilities provide that the triggering of this repurchase right constitutes a default under such facilities. To avoid such a scenario, the Company may seek to refinance the Convertible Notes or affect a reverse stock split. See Note 11 for more information on the continued listing requirement of the Company's common stock and management's plans with respect thereto.

  Derivatives

        The Company may enter into interest rate swap agreements to hedge the exposure to increasing rates with respect to its variable rate debt, when the Company deems it prudent to do so. Upon inception of interest rate swap agreements, or modifications thereto, the Company performs a comprehensive review of the interest rate swap agreements based on the criteria as provided by SFAS

RITE AID CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended February 28, 2009, March 1, 2008 and March 3, 2007

(In thousands, except per share amounts)

1. Summary of Significant Accounting Policies (Continued)

No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended by SFAS No. 138. As of February 28, 2009 and March 1, 2008, the Company had no interest rate swap arrangements or other derivatives.

  Discontinued Operations

        For purposes of determining discontinued operations, the Company has determined that the store level is a component of the entity within the context of SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". A component of an entity comprises operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the Company. The Company routinely evaluates its store base and closes non-performing stores. The Company evaluates the results of operations of these closed stores both quantitatively and qualitatively to determine if appropriate for reporting as discontinued operations. Stores sold where the Company retains the prescription files are excluded from the analysis as the Company retains direct cash flows resulting from the migration of revenue to existing stores.

  Recent Accounting Pronouncements

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements". This standard establishes a standard definition for fair value, establishes a framework under generally accepted accounting principles for measuring fair value and expands disclosure requirements for fair value measurements. This standard is effective for financial statements issued for fiscal years beginning after November 15, 2007. In December 2007, a FASB Staff Position (FSP) was proposed, and subsequently approved, to delay the effective dates of SFAS No. 157 as it relates to all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis, or at least annually. The Company has adopted SFAS No. 157 as of March 2, 2008 as it relates to financial assets and liabilities and there was no impact on the financial statements. The Company will adopt SFAS No. 157 as it relates to nonfinancial assets and liabilities in the quarter ending May 30, 2009 and does not expect the adoption to have a material impact on its financial position or results of operations.

        In December 2007, the FASB issued SFAS No. 141 (Revised) "Business Combinations". SFAS 141 (Revised) establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the assets acquired and liabilities assumed in a business combination, and makes several changes to the method of accounting for business combinations previously set forth in SFAS No. 141. SFAS No. 141 (Revised) will become effective for acquisitions consummated in fiscal years beginning after December 15, 2008.

2. Acquisition

        On June 4, 2007, the Company acquired of all of the membership interests of JCG (PJC) USA, LLC ("Jean Coutu USA"), the holding company for the Brooks Eckerd drugstore chain ("Brooks Eckerd"), from Jean Coutu Group (PJC) Inc. ("Jean Coutu Group"), pursuant to the terms of the Stock Purchase Agreement (the "Agreement") dated August 23, 2006. As consideration for the acquisition of Jean Coutu USA (the "Acquisition"), the Company paid $2,307,747 and issued 250,000

RITE AID CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended February 28, 2009, March 1, 2008 and March 3, 2007

(In thousands, except per share amounts)

2. Acquisition (Continued)

shares of Rite Aid common stock. The Company financed the cash payment via the establishment of a new term loan facility, issuance of senior notes and borrowings under its existing revolving credit facility. The consideration associated with the common stock was $1,090,000 based on a stock price of $4.36 per share, representing the average closing price of Rite Aid common stock beginning two days prior to the announcement of the Acquisition on August 24, 2006 and ending two days after the announcement.

        At February 28, 2009 the Jean Coutu Group owned approximately 27.6% of total Rite Aid voting power. The Company expanded its Board of Directors to 14 members, with four of the seats being held by members designated by the Jean Coutu Group. In connection with the Acquisition, the Company entered into a Stockholder Agreement (the "Stockholder Agreement") with Jean Coutu Group and certain Coutu family members. The Stockholder Agreement contains provisions relating to Jean Coutu Group's ownership interest in the Company, board and board committee composition, corporate governance, stock ownership, stock purchase rights, transfer restrictions, voting arrangements and other matters. The Company and Jean Coutu Group also entered into a Registration Rights Agreement giving Jean Coutu Group certain rights with respect to the registration under the Securities Act of 1933, as amended, of the shares of Rite Aid common stock issued to Jean Coutu Group or acquired by Jean Coutu Group pursuant to certain stock purchase rights or open market rights under the Stockholder Agreement.

        As of February 28, 2009, the Company's financial statements reflect the final purchase accounting adjustments in accordance with SFAS No. 141 "Business Combinations", whereby the purchase price was allocated to the assets acquired and liabilities assumed based upon their estimated fair values on the acquisition date.

        The Company's consolidated financial statements for the fiscal year ended March 1, 2008 include Brooks Eckerd results of operations for the thirty-nine week period ended March 1, 2008.

RITE AID CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended February 28, 2009, March 1, 2008 and March 3, 2007

(In thousands, except per share amounts)

2. Acquisition (Continued)

        The following table reflects the final allocation of the purchase price:

Purchase price
Cash consideration	$2,307,747
Stock consideration	1,090,000
Capitalized acquisition costs	43,376

Total	$3,441,123

Purchase price allocation
Cash and cash equivalents	$25,838
Accounts receivable	427,234
Inventories	1,296,984
Other current assets	48,756

Total current assets	1,798,812
Property and equipment	897,640
Intangible assets(1)	1,131,550
Goodwill(2)	1,154,186
Other assets	122,740

Total assets acquired	5,104,928

Accounts payable	579,302
Deferred tax liability	21,301
Other current liabilities(3)	401,522

Total current liabilities	1,002,125
Deferred tax liability—non-current	278,990
Other long-term liabilities(4)	382,690

Total liabilities assumed	1,663,805

Net assets acquired	$3,441,123

    (1)
    Included in intangible assets are prescription file intangibles of $693,500 and intangible assets for operating leases with favorable market terms of $438,050.

    (2)
    During the quarter ended February 28, 2009, the goodwill was written off due to the fact that the market value of the Company's stock was less than the carrying value of its net assets as of February 28, 2009. See Note 9.

    (3)
    Included in other current liabilities is an accrual for severance payments to associates of Brooks Eckerd who were involuntarily terminated of $11,137.

    (4)
    Included in other long-term liabilities is an accrual of $29,504 to reserve for the remaining lease liability of Brooks Eckerd stores for which the Company entered into a formal plan to close. Also included in other long-term liabilities is an intangible liability of $143,100 for operating leases with unfavorable market terms.

RITE AID CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended February 28, 2009, March 1, 2008 and March 3, 2007

(In thousands, except per share amounts)

2. Acquisition (Continued)

        In connection with the Acquisition, the Company entered into a transition services agreement with the Jean Coutu Group. Under the terms of this agreement, Jean Coutu Group provided certain information technology, network and support services to the Company. This agreement expired in September 2008. The Company recorded an expense of $894 and $4,085 for services provided under this agreement for the years ended February 28, 2009 and March 1, 2008, respectively.

        The following unaudited pro forma consolidated financial data gives effect to the Acquisition as if it had occurred as of the beginning of the periods presented.

	Year Ended
	March 1, 2008 (52 Weeks)	March 3, 2007 (52 Weeks)
Net revenues	$26,747,000	$27,315,600
Net loss	(1,133,300)	(79,800)
Basic loss per share	$(1.57)	$(0.14)
Diluted loss per share	$(1.57)	$(0.14)

        The pro forma combined information assumes the acquisition of Brooks Eckerd occurred at the beginning of each period presented. These results have been prepared by combining the historical results of the Company and historical results of Brooks Eckerd. The pro forma financial data for all periods presented include adjustments to reflect the incremental interest expense that results from the incurrence of the additional debt to finance the acquisition and additional depreciation and amortization expense resulting from the purchase price allocation. The pro forma information for the fiscal year ended March 1, 2008 includes charges of $154,222 resulting from the integration of the Brooks Eckerd stores. Pro forma results for periods prior to the acquisition have not been adjusted to reflect the divestiture of stores required by the FTC.

        The pro forma information does not purport to be indicative of the results that actually would have been achieved if the operations were combined during the periods presented and is not intended to be a projection of future results or trends.

3. Loss Per Share

        Basic loss per share is computed by dividing loss available to common stockholders by the weighted average number of shares of common stock outstanding for the period. Diluted loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock

RITE AID CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended February 28, 2009, March 1, 2008 and March 3, 2007

(In thousands, except per share amounts)

3. Loss Per Share (Continued)

were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the income of the Company subject to anti-dilution limitations.

	Year Ended
	February 28, 2009 (52 Weeks)	March 1, 2008 (52 Weeks)	March 3, 2007 (52 Weeks)
Numerator for loss per share:
Net (loss) income	$(2,915,420)	$(1,078,990)	$26,826
Accretion of redeemable preferred stock	(102)	(102)	(102)
Cumulative preferred stock dividends	(21,768)	(32,533)	(31,455)
Preferred stock beneficial conversion	—	(556)	—

Loss attributable to common stockholders—basic and diluted	$(2,937,290)	$(1,112,181)	$(4,731)

Denominator:
Basic and diluted weighted average shares	840,812	723,923	524,460
Basic and diluted loss per share:
Basic and diluted loss per share	$(3.49)	$(1.54)	$(0.01)

        Due to their antidilutive effect, the following potential common shares have been excluded from the computation of diluted loss per share as of February 28, 2009, March 1, 2008 and March 3, 2007:

	Year Ended
	February 28, 2009 (52 Weeks)	March 1, 2008 (52 Weeks)	March 3, 2007 (52 Weeks)
Stock options	70,162	64,662	60,596
Convertible preferred stock	26,091	77,163	94,291
Convertible debt	61,045	—	—

	157,298	141,825	154,887

        Also excluded from the computation of diluted loss per share as of February 28, 2009, March 1, 2008 and March 3, 2007 are restricted shares of 6,515, 9,395, and 7,355 which are included in shares outstanding.

RITE AID CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended February 28, 2009, March 1, 2008 and March 3, 2007

(In thousands, except per share amounts)

4. Lease Termination and Impairment Charges

        Lease termination and impairment charges consisted of:

	Year Ended
	February 28, 2009 (52 Weeks)	March 1, 2008 (52 Weeks)	March 3, 2007 (52 Weeks)
Impairment charges	$157,334	$30,823	$31,425
Store and equipment lease exit charges	136,409	55,343	17,892

	$293,743	$86,166	$49,317

  Impairment Charges

        In fiscal 2009, 2008, and 2007, store closing and impairment charges included non-cash charges of $157,334, $30,823 and $31,425, respectively, for the total or partial impairment of long-lived assets at 814, 420 and 342 stores, respectively. These amounts included the write-down of long-lived assets at stores that were assessed for impairment because of management's intention to relocate or close the store, or because of changes in circumstances that indicate the carrying value of an asset may not be recoverable. The increase in impairment charges in fiscal 2009 was triggered by current and projected operating results primarily at certain of the Company's Brooks Eckerd stores not being sufficient to cover the asset values at these stores.

  Store and Equipment Lease Exit Charges

        During fiscal 2009, 2008, and 2007, the Company recorded charges for 161, 66 and 49 stores, respectively, to be closed or relocated under long term leases. Charges to close a store, which principally consist of lease termination costs, are recorded at the time the store is closed and all inventory is liquidated, pursuant to the guidance set forth in SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". The Company calculates its liability for closed stores on a store-by-store basis. The calculation includes the discounted effect of future minimum lease payments and related ancillary costs, from the date of closure to the end of the remaining lease term, net of estimated cost recoveries that may be achieved through subletting properties or through favorable lease terminations. The Company evaluates these assumptions each quarter and adjusts the liability accordingly.

        The following table reflects the closed store charges that relate to new closures, changes in assumptions and interest accretion. The table also reflects the increase in the closed store reserve related to the acquisition of 183 closed stores from Jean Coutu USA as well as the additional liability related to 65 stores that Company management planned to close at that time as a result of the acquisition in the fiscal year ended March 1, 2008. These liabilities represent the estimated fair value of

RITE AID CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended February 28, 2009, March 1, 2008 and March 3, 2007

(In thousands, except per share amounts)

4. Lease Termination and Impairment Charges (Continued)

the respective store lease commitments as of the date of the acquisition and therefore were recorded as part of allocation of the purchase price of Jean Coutu USA.

	Year Ended
	February 28, 2009 (52 Weeks)	March 1, 2008 (52 Weeks)	March 3, 2007 (52 Weeks)
Balance—beginning of year	$329,682	$195,205	$208,455
Provision for present value of noncancellable lease payments of closed stores	97,667	27,464	14,288
Changes in assumptions about future sublease income, terminations and change of interest rate	20,947	16,482	(4,283)
Reversals of reserves for stores that management has determined will remain open	—	(1,465)	(812)
Interest accretion	19,837	13,874	9,274
Leased properties of Jean Coutu USA closed or designated to be closed	—	133,864	—
Cash payments, net of sublease income	(86,722)	(55,742)	(31,717)

Balance—end of year	$381,411	$329,682	$195,205

        The Company's revenues and income before income taxes for fiscal 2009, 2008, and 2007 included results from stores that have been closed or are approved for closure as of February 28, 2009. The revenue and operating losses of these stores for the periods are presented as follows:

	Year Ended
	February 28, 2009 (52 Weeks)	March 1, 2008 (52 Weeks)	March 3, 2007 (52 Weeks)
Revenues	$538,108	$1,060,858	$897,666
(Loss) income from operations	(67,157)	(35,721)	(6,151)

        Included in loss from operations for fiscal 2009, 2008, and 2007 are depreciation and amortization charges of $7,359, $14,350 and $7,750, respectively, and closed store inventory liquidation charges of $9,881, $6,193 and $5,416, respectively. Also included in loss from operations for fiscal 2009 and 2008 are losses on the sale of assets of $13,620 and $2,854, respectively, and for fiscal 2007, the loss from operations includes a gain on the sale of assets of $2,647. Loss from operations does not include any allocation of corporate level overhead costs. The above results are not necessarily indicative of the impact that these closures will have on revenues and operating results of the Company in the future, as the Company often transfers the business of a closed store to another Company store, thereby retaining a portion of these revenues. The amounts indicated above do not include the results of operations for stores closed related to discontinued operations.

RITE AID CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended February 28, 2009, March 1, 2008 and March 3, 2007

(In thousands, except per share amounts)

5. Discontinued Operations

        During the fourth quarter of fiscal 2008, the Company entered into agreements to sell the prescription files of 28 of its stores in the Las Vegas Nevada area. The Company owned four of these stores and the remaining stores were leased. The Company assigned the lease rights of 17 of those stores to other entities and closed the remaining leased stores. The Company has sold two of the owned stores and plans to sell the remaining two owned stores. The sale and transfer of the prescription files has been completed and the inventory at the stores has been liquidated.

        The Company has presented the operating results of and the gain on the sale of Las Vegas as a discontinued operation in the statement of operations for all fiscal years presented. The following amounts have been segregated from continuing operations and included in discontinued operations:

	Year Ended
	February 28, 2009 (52 Weeks)	March 1, 2008 (52 Weeks)	March 3, 2007 (52 Weeks)
	(Dollars in thousands)
Revenues	$267	$90,815	$108,336
Costs and expenses:
Cost of goods sold	1,652	70,171	80,988
Selling, general and administrative expenses	1,936	33,039	32,019
Loss (gain) on sale of assets	48	(8,100)	—

Total costs and expenses	3,636	95,110	113,007

Loss from discontinued operations before income taxes	(3,369)	(4,295)	(4,671)
Income tax benefit	—	(1,505)	(1,635)

Net loss from discontinued operations	$(3,369)	$(2,790)	$(3,036)

        The assets and liabilities of the divested stores for the years ended February 28, 2009, March 1, 2008 and March 2, 2007 are not significant and have not been segregated in the consolidated balance sheets.

RITE AID CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended February 28, 2009, March 1, 2008 and March 3, 2007

(In thousands, except per share amounts)

6. Income Taxes

        The provision for income taxes was as follows:

	Year Ended
	February 28, 2009 (52 Weeks)	March 1, 2008 (52 Weeks)	March 3, 2007 (52 Weeks)
Current tax expense (benefit):
Federal	$165	$(355)	$3,771
State	6,327	1,183	(3,585)

	6,492	828	186
Deferred tax expense (benefit):
Federal	260,592	726,167	16,056
State	62,173	75,706	(27,851)

	322,765	801,873	(11,795)

Total income tax expense (benefit)	$329,257	$802,701	$(11,609)

        A reconciliation of the expected statutory federal tax and the total income tax benefit was as follows:

	Year Ended
	February 28, 2009 (52 Weeks)	March 1, 2008 (52 Weeks)	March 3, 2007 (52 Weeks)
Expected federal statutory expense at 35%	$(903,974)	$(95,725)	$6,388
Nondeductible expenses	9,445	6,476	3,460
State income taxes, net	(54,921)	(25,789)	(24,140)
Recoverable tax and reduction of previously recorded liabilities	9,737	(999)	(5,376)
Credits generated	0	(1,699)	(1,022)
Goodwill Impairment	595,856	0	0
Valuation allowance	673,114	920,437	9,081

Total income tax expense (benefit)	$329,257	$802,701	$(11,609)

        The income tax expense for fiscal 2009 included $673,114 related to the increase of the valuation allowance on federal and state net deferred tax assets to offset the remaining net deferred tax asset. Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109") requires a company to evaluate its deferred tax assets on a regular basis to determine if a valuation allowance against the net deferred tax assets is required. According to SFAS No. 109, a cumulative loss in recent years is significant negative evidence in considering whether deferred tax assets are realizable. Based on the negative evidence, SFAS No. 109 precludes relying on projections of future taxable income to support the recognition of deferred tax assets. As such, except for tax planning strategies, the Company has not utilized projections of future taxable income to support the recognition

RITE AID CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended February 28, 2009, March 1, 2008 and March 3, 2007

(In thousands, except per share amounts)

6. Income Taxes (Continued)

of deferred tax assets. The ultimate realization of deferred tax assets is dependent upon the existence of sufficient taxable income generated in the carryforward periods.

        The income tax expense for fiscal 2008 included $920,437 related to the increase of the valuation allowance on federal and state net deferred tax assets. At March 1, 2008 the Company had a cumulative loss which was primarily due to the recently completed acquisition of Brooks Eckerd and the impact on current year earnings due to planned integration activities, compounded by the weakening economy during the later half of the year.

        The income tax benefit for fiscal 2007 included a state tax benefit of $24,140 which primarily related to an increase in the Company's state tax rate applied to the net deferred tax assets.

        The tax effect of temporary differences that gave rise to significant components of deferred tax assets and liabilities consisted of the following at February 28, 2009 and March 1, 2008:

	2009	2008
Deferred tax assets:
Accounts receivable	$25,634	$31,802
Accrued expenses	303,782	289,033
Liability for lease exit costs	177,837	151,519
Pension, retirement and other benefits	157,867	154,141
Long-lived assets	75,983	(86,546)
Other	5,864	4,892
Credits	74,050	71,920
Net operating losses	1,289,275	1,058,418

Total gross deferred tax assets	2,110,292	1,675,179
Valuation allowance	(1,787,798)	(1,103,973)

Total deferred tax assets	322,494	571,206
Deferred tax liabilities:
Inventory	322,494	263,417

Total gross deferred tax liabilities	322,494	263,417

Net deferred tax assets	$—	$307,789

RITE AID CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended February 28, 2009, March 1, 2008 and March 3, 2007

(In thousands, except per share amounts)

6. Income Taxes (Continued)

        A reconciliation of the beginning and ending amount of unrecognized tax benefits was as follows:

Unrecognized tax benefits balance at March 1, 2008	$233,014
Increases to prior year tax positions	5,395
Increases to prior year tax positions for Brooks Eckerd Acquisition	40,670
Decreases to tax positions in prior periods	(2,532)
Increases to current year tax positions	5,189
Settlements	(811)
Lapse of statute of limitations	(531)

Unrecognized tax benefits balance at February 28, 2009	$280,394

        Effective March 4, 2007, the Company adopted the provisions of FIN 48. As of March 4, 2007, unrecognized tax benefits totaled $37,186, including interest and penalties. As a result of the implementation of FIN 48, the Company's tax contingencies decreased $6,636, and after the deferred tax impact of $2,170, the net effect was accounted for as an increase to retained earnings of $4,466. The decrease in unrecognized tax benefits would have decreased income tax expense in prior periods.

        As of June 4, 2007, with the acquisition of Brooks Eckerd, a liability and reduction of deferred tax assets of $243,471, including tax, interest and penalties was established for uncertain tax positions. The Company is indemnified by Jean Coutu Group for certain tax liabilities incurred for all years ended up to and including June 4, 2007. Although the Company is indemnified by Jean Coutu Group, the Company remains the primary obligor to the tax authorities with respect to any tax liability arising for the years prior to the acquisition. Accordingly, as of February 28, 2009 the Company had a corresponding recoverable indemnification asset from Jean Coutu Group, included in the "Other Assets" line of the Consolidated Balance Sheets, to reflect the indemnification for such liabilities.

        As of February 28, 2009 the total amount of unrecognized tax benefits that would have been recorded as an adjustment to goodwill and not impact the effective tax rate in a future period was $243,471. However, upon the adoption of SFAS 141(R) which applies to our fiscal year 2010, changes in income tax uncertainties recorded in a business combination will also affect income tax expense and will no longer impact goodwill. Additionally, any impact on the effective rate may be mitigated by the valuation allowance that is maintained against the Company's net deferred tax assets. While it is expected that the amount of unrecognized tax benefits will change in the next twelve months, management does not expect the change to have a significant impact on the results of operations or the financial position of the Company.

        The Company recognizes interest and penalties related to tax contingencies as income tax expense. Prior to the adoption of FIN 48, the Company included interest as income tax expense and penalties as an operating expense. The Company recognized expense for net interest and penalties in connection with tax matters of $9,527 and $238 for 2009 and 2008, respectively. As of February 28, 2009 and March 1, 2008, the total amount of accrued income tax-related interest and penalties was $46,175 and $33,608, respectively.

RITE AID CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended February 28, 2009, March 1, 2008 and March 3, 2007

(In thousands, except per share amounts)

6. Income Taxes (Continued)

        The Company files U.S. federal income tax returns as well as income tax returns in those states where it does business. The federal income tax returns are closed to examination by the Internal Revenue Service (IRS) through fiscal 2004. However, any net operating losses that were generated in these prior closed years may be subject to examination by the IRS upon utilization. The IRS is currently examining the consolidated U.S. income tax return for Brooks Eckerd for fiscal years 2004 and 2005. In FY09, the IRS completed the examination of the consolidated U.S. income tax return for Rite Aid Corporation and subsidiaries for fiscal years 2006 and 2007. State income tax returns are generally subject to examination for a period of three to five years after filing of the respective return. However, as a result of reporting IRS audit adjustments, the Company has statutes open in some states from fiscal 2003.

  Net Operating Losses, Capital Losses and Tax Credits

        At February 28, 2009, the Company had federal net operating loss (NOL) carryforwards of approximately $3,099,152, the majority of which will expire, if not utilized, between fiscal 2019 and 2022.

        At February 28, 2009, the Company had state NOL carryforwards of approximately $5,572,032, the majority of which will expire between fiscal 2018 and 2026.

        At February 28, 2009, the Company had federal business tax credit carryforwards of $54,694, the majority of which will expire between 2012 and 2020. In addition to these credits, the Company has alternative minimum tax credit carryforwards of $9,545.

  Valuation Allowances

        The valuation allowances as of February 28, 2009 and March 1, 2008 apply to the net deferred tax assets of the Company. The valuation allowance was increased in the third and fourth quarters of fiscal 2009. The increase for 2009 is primarily related to the impact of the current economic conditions on 2009 operating results. In the fourth quarter of 2008, a non-cash tax charge of $920,437 was recorded to establish a valuation allowance against the net deferred tax assets. The Company maintained a valuation allowance of $1,787,798 and $1,103,973 against net deferred tax assets at fiscal year end 2009 and 2008, respectively.

7. Accounts Receivable

        The Company maintains an allowance for doubtful accounts receivable based upon the expected collectibility of accounts receivable. The allowance for uncollectible accounts at February 28, 2009 and March 1, 2008 was $37,490 and $41,221, respectively. The Company's accounts receivable are due primarily from third-party payors (e.g., pharmacy benefit management companies, insurance companies or governmental agencies) and are recorded net of any allowances provided for under the respective plans. Since payments due from third-party payors are sensitive to payment criteria changes and legislative actions, the allowance is reviewed continually and adjusted for accounts deemed uncollectible by management.

RITE AID CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended February 28, 2009, March 1, 2008 and March 3, 2007

(In thousands, except per share amounts)

7. Accounts Receivable (Continued)

        The Company maintains securitization agreements (the "first lien facility") with several multi-seller asset-backed commercial paper vehicles ("CPVs"). Under the terms of the first lien facility, the Company sells substantially all of its eligible third party pharmaceutical receivables to a bankruptcy remote Special Purpose Entity (SPE) and retains servicing responsibility. The assets of the SPE are not available to satisfy the creditors of any other person, including any of the Company's affiliates. These agreements provide for the Company to sell, and for the SPE to purchase these receivables. The SPE then transfers an interest in these receivables to various CPVs.

        During the thirteen week period ended February 28, 2009, the Company amended certain of the terms of its first lien facility. The effect of the amendment was to make changes to the obligor concentration limits in the borrowing formula, to change the borrowing and liquidity fees charged under the first lien facility and to reduce the amount of interest in receivables that can be transferred to the CPV's to $345,000.

        Under the terms of the first lien facility, the total amount of interest in receivables that could be transferred to the CPVs was $345,000 and $650,000 at February 28, 2009 and March 1, 2008, respectively. The amount of transferred receivables outstanding at any one time is dependent upon a formula that takes into account such factors as default history, obligor concentrations and potential dilution ("Securitization Formula"). Adjustments to this amount can occur, at the discretion of the CPV's, on a weekly basis. At February 28, 2009 and March 1, 2008, the total of outstanding receivables that have been transferred to the CPVs were $330,000 and $435,000, respectively. The following table details receivable transfer activity for the years presented:

	Year Ended
	February 28, 2009 (52 Weeks)	March 1, 2008 (52 Weeks)	March 3, 2007 (52 Weeks)
Average amount of outstanding receivables transferred	$471,319	$332,115	$334,588
Total receivable transfers	$6,940,000	$4,992,000	$4,674,000
Collections made by the Company as part of the servicing arrangement on behalf of the CPVs	$7,045,000	$4,907,000	$4,654,000

        The Company is charged a program fee and liquidity fee under the first lien facility. The program fee is LIBOR plus 2.0% of the total amount advanced under the facility. The liquidity fee is 3.5% of the total facility commitment of $345,000. The program and the liquidity fees are recorded as a component of selling, general and administrative expenses. Program and liquidity fees for fiscal 2009, 2008 and 2007 were $24,903, $22,314 and $21,885, respectively.

        Rite Aid Corporation guarantees certain performance obligations of its affiliates under the first lien facility, which includes the continued servicing of such receivables, but does not guarantee the collectibility of the receivables and obligor creditworthiness. The CPVs have a commitment to purchase that ends January 2010 with the option to extend to September 14, 2010. Should any of the CPVs fail to renew their commitment under the first lien facility, the Company has access to a backstop credit facility, which is backed by the CPVs and which expires September 14, 2010, to provide liquidity to the Company.

RITE AID CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended February 28, 2009, March 1, 2008 and March 3, 2007

(In thousands, except per share amounts)

7. Accounts Receivable (Continued)

        Proceeds from the collections under the first lien facility are submitted to an independent trustee on a daily basis. The trustee withholds any cash necessary to (1) fund amounts owed to the CPVs as a result of such collections and, (2) fund the CPVs when the Securitization Formula indicates a lesser amount of outstanding receivables transferred is warranted. The remaining collections are swept to the Company's corporate concentration account. At February 28, 2009 and March 1, 2008, the Company had $1,801 and $3,277 of cash respectively that is restricted for the payment of trustee fees.

        On February 18, 2009, the Company issued a $225,000 second priority accounts receivable securitization term loan (Second Lien Facility). Net proceeds from the issuance of the Second Lien Facility were used to repay approximately $210,000 outstanding under the Company's securitization agreements and replace the borrowing availability that was decreased under the first lien facility securitization agreements. The Second Lien Facility has a second priority interest in eligible third party receivables. This interest is subordinate to the interest of the securitization banks.

        The Second Lien Facility was sold at a discount of 3% and bears interest at a rate of either, at the Company's option, (a) a base rate equal to the higher of (i) Citibank's base rate, (ii) the federal funds rate plus 0.50% per annum or (iii) an adjusted LIBO rate plus 1.0% per annum, in each case plus 11% or (b) LIBOR plus 12% with a LIBOR floor of 3%. The Second Lien Facility will mature on September 14, 2010. The Company incurred one-time issuance fees of approximately $8,800 related to the Second Lien Facility, which are recorded in selling, general and administrative expenses. For fiscal 2009, financing fees related to the Second Lien Facility were $1,161.

        The Company has determined that the transactions under the first lien facility and Second Lien Facility meet the criteria for sales treatment in accordance with SFAS No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". Additionally, the Company has determined that it does not hold a variable interest in the CPVs or in the lenders in the Second Lien Facility, pursuant to the guidance in FIN 46R, "Consolidation of Variable Interest Entities", and therefore has determined that the de-recognition of the transferred receivables is appropriate.

        At February 28, 2009 and March 1, 2008, the Company's interest in the third party pharmaceutical receivables is as follows:

	February 28, 2009	March 1, 2008
Third party pharmaceutical receivables	$955,827	$963,683
Allowance for uncollectible accounts	(31,421)	(34,850)

Net third party receivables	924,406	928,833
First lien facility	(330,000)	(435,000)
Second lien facility (net of discount of $6,621)	(218,379)	—

Net retained interest	$376,027	$493,833

RITE AID CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended February 28, 2009, March 1, 2008 and March 3, 2007

(In thousands, except per share amounts)

8. Property, Plant and Equipment

        Following is a summary of property, plant and equipment, including capital lease assets, at February 28, 2009 and March 1, 2008:

	2009	2008
Land	$280,391	$358,849
Buildings	798,048	902,281
Leasehold improvements	1,623,136	1,557,125
Equipment	2,239,935	2,021,478
Construction in progress	89,552	239,061

	5,031,062	5,078,794
Accumulated depreciation	(2,443,706)	(2,205,785)

Property, plant and equipment, net	$2,587,356	$2,873,009

        Depreciation expense, which included the depreciation of assets recorded under capital leases, was $383,671, $309,270 and $230,168 in fiscal 2009, 2008 and 2007, respectively.

        Included in property, plant and equipment was the carrying amount of assets to be disposed of totaling $33,386 and $23,908 at February 28, 2009 and March 1, 2008, respectively.

9. Goodwill and Other Intangibles

        The Company accounts for goodwill under the guidance set forth in SFAS No. 142, which specifies that goodwill should not be amortized. The Company's policy is to evaluate goodwill for impairment on an annual basis at the end of its fiscal year or more frequently if events or circumstances occur that would indicate a reduction in the fair value of the Company. On February 28, 2009, the carrying value of the Company's net assets, before goodwill impairment testing, was $610,571 and the market capitalization of the Company's outstanding shares, assuming conversion of outstanding preferred shares, was $255,417. Accordingly, management performed a goodwill impairment test in accordance with SFAS 142. Management determined the estimated fair value of the Company by using the quoted market value of its common stock for the trading days in the quarterly period ended February 28, 2009. The Company's market value of its common stock, after consideration of a control premium, traded below book value for every trading day in the quarterly period ended February 28, 2009. Based on the length of time that the Company's carrying value has exceeded its market value, management has concluded that the carrying value of the Company exceeds its market value. Management has performed a step two test which values the net assets of the Company as if a purchase combination had occurred. The fair value of the Company's net assets indicates that the entire amount of recorded goodwill should be impaired as of February 28, 2009. Accordingly, goodwill has been written down to zero as of February 28, 2009.

        As of February 28, 2009 and March 1, 2008 the Company had goodwill of $0 and $1,783,372, respectively and no other indefinite life intangibles.

RITE AID CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended February 28, 2009, March 1, 2008 and March 3, 2007

(In thousands, except per share amounts)

9. Goodwill and Other Intangibles (Continued)

        The Company's remaining intangible assets are finite-lived and amortized over their useful lives. Following is a summary of the Company's intangible assets as of February 28, 2009 and March 1, 2008.

	2009			2008
	Gross Carrying Amount	Accumulated Amortization	Remaining Weighted Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Remaining Weighted Average Amortization Period
Favorable leases and other	$693,455	$(279,806)	11 years	$738,855	$(240,079)	12 years
Prescription files	1,209,268	(605,906)	7 years	1,152,620	(464,069)	9 years

Total	$1,902,723	$(885,712)		$1,891,475	$(704,148)

        Also included in other non-current liabilities as of February 28, 2009 and March 1, 2008 are unfavorable lease intangibles with a net carrying amount of $124,053 and $147,035, respectively.

        Amortization expense for these intangible assets and liabilities was $202,537, $163,201 and $40,139 for fiscal 2009, 2008 and 2007, respectively. The anticipated annual amortization expense for these intangible assets and liabilities is 2010—$178,293; 2011—$164,452; 2012—$130,516; 2013—$105,805 and 2014—$48,599.

10. Accrued Salaries, Wages and Other Current Liabilities

        Accrued salaries, wages and other current liabilities consisted of the following at February 28, 2009 and March 1, 2008:

	2009	2008
Accrued wages, benefits and other personnel costs	$393,306	$392,753
Accrued sales and other taxes payable	101,083	161,820
Accrued store expense	157,047	173,516
Other	353,326	382,199

	$1,004,762	$1,110,288

RITE AID CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended February 28, 2009, March 1, 2008 and March 3, 2007

(In thousands, except per share amounts)

11. Indebtedness and Credit Agreement

        Following is a summary of indebtedness and lease financing obligations at February 28, 2009 and March 1, 2008:

	2009	2008
Secured Debt:
Senior secured revolving credit facility due September 2010	$838,000	$849,000
Senior secured credit facility term loan due September 2010	145,000	145,000
Senior secured credit facility term loan due June 2014	1,096,713	1,105,000
Senior secured credit facility term loan due June 2014 ($349,125 face value less unamortized discount of $31,549)	317,576	—
7.5% senior secured notes due January 2015	—	200,000
10.375% senior secured notes due July 2016 ($470,000 face value less unamortized discount of $41,011)	428,989	—
7.5% senior secured notes due March 2017	500,000	500,000
Other secured	4,194	2,740

	3,330,472	2,801,740
Guaranteed Unsecured Debt:
8.625% senior notes due March 2015	500,000	500,000
9.375% senior notes due December 2015 ($410,000 face value less unamortized discount of $4,754 and $5,458)	405,246	404,542
9.5% senior notes due June 2017 ($810,000 face value less unamortized discount of $10,732 and $12,033)	799,268	797,967

	1,704,514	1,702,509
Unsecured Unguaranteed Debt:
6.125% fixed-rate senior notes due December 2008	—	150,000
8.125% notes due May 2010	11,117	358,500
9.25% senior notes due June 2013	6,015	148,739
6.875% senior debentures due August 2013	184,773	184,773
8.5% convertible notes due May 2015	158,000	—
7.7% notes due February 2027	295,000	295,000
6.875% fixed-rate senior notes due December 2028	128,000	128,000

	782,905	1,265,012
Lease financing obligations	193,818	216,263

Total debt	6,011,709	5,985,524
Current maturities of long-term debt and lease financing obligations	(40,683)	(185,609)

Long-term debt and lease financing obligations, less current maturities	$5,971,026	$5,799,915

  Credit Facility

        The Company has a senior secured credit facility that includes a $1,750,000 revolving credit facility. Borrowings under the revolving secured credit facility currently bear interest at LIBOR plus 1.50%, if the Company chooses to make LIBOR borrowings, or at Citibank's base rate plus 0.50%. The interest rate can fluctuate between LIBOR plus 1.25% and LIBOR plus 1.75% depending upon the amount of the revolver availability, as specified in the senior secured credit facility. The Company is required to

RITE AID CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended February 28, 2009, March 1, 2008 and March 3, 2007

(In thousands, except per share amounts)

11. Indebtedness and Credit Agreement (Continued)

pay fees of 0.25% per annum on the daily unused amount of the revolving credit facility. The final maturity date on our revolving credit facility is September 30, 2010.

        The Company's ability to borrow under the revolving credit facility is based upon a specified borrowing base consisting of inventory and prescription files. At February 28, 2009, the Company had $838,000 of borrowings outstanding under the revolving credit facility. At February 28, 2009, the Company also had letters of credit outstanding against the revolving credit facility of $188,345, which gave the Company additional borrowing capacity of $723,655.

        In November 2006, the Company entered into an amendment of its senior secured credit facility and borrowed $145,000 under a senior secured term loan (the "Tranche 1 Term Loans"). The Tranche 1 Term Loans currently bear interest at LIBOR plus 1.50%, if the Company chooses to make LIBOR borrowings, or at Citibank's base rate plus 0.50%. The interest rate can fluctuate between LIBOR plus 1.25% and LIBOR plus 1.75% depending on the amount of availability under the Company's revolving credit facility, as specified in the senior secured credit facility. The amounts outstanding under the Tranche 1 Term Loans become due and payable on September 30, 2010, or earlier, if total debt outstanding under the senior secured credit facility exceeds the borrowing base.

        On June 4, 2007, the Company amended its senior secured credit facility to establish a new senior secured term loan in the aggregate principal amount of $1,105,000 and borrowed the full amount thereunder. A portion of the proceeds from the borrowings under this senior secured term loan (the "Tranche 2 Term Loans") were used to fund the acquisition of Brooks Eckerd. The Tranche 2 Term Loans will mature on June 4, 2014 and currently bears interest at LIBOR plus 1.75%, if the Company chooses to make LIBOR borrowings, or at Citibank's base rate plus 0.75%. The Company must make mandatory prepayments of the Tranche 2 Term Loans with the proceeds of asset dispositions (subject to certain limitations), with a portion of any excess cash flow generated by the Company and with the proceeds of certain issuances of equity and debt (subject to certain exceptions). If at any time total debt outstanding under the senior secured credit facility exceeds the borrowing base, prepayment of the Tranche 2 Term Loans may also be required.

        In July 2008, the Company issued a new senior secured term loan (the "Tranche 3 Term Loan") of $350,000 under the Company's existing senior secured credit facility. The Tranche 3 Term Loan was issued at a discount of 90% of par. The Tranche 3 Term Loan matures on June 4, 2014 and bears interest at LIBOR (with a minimum LIBOR rate of 3.00%) plus 3.00%, if the Company chooses to make LIBOR borrowings, or at Citibank's base rate (with a minimum base rate of 4.00%) plus 2.00%. The Company must make mandatory prepayments of the Tranche 3 Term Loan with the proceeds of asset dispositions (subject to certain limitations), with a portion of any excess cash flow generated by the Company and with the proceeds of certain issuances of equity and debt (subject to certain exceptions). If at any time total debt outstanding under the senior secured credit facility exceeds the borrowing base, prepayment of the Tranche 3 Term Loan may also be required.

        The senior secured credit facility allows the Company to have outstanding, at any time, up to $1,500,000 in secured second priority debt and unsecured debt in addition to borrowings under the senior secured credit facility and existing indebtedness, provided that not in excess of $750,000 of such secured second priority debt and unsecured debt shall mature or require scheduled payment of principal prior to three months after June 4, 2014. The senior secured credit facility allows the

RITE AID CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended February 28, 2009, March 1, 2008 and March 3, 2007

(In thousands, except per share amounts)

11. Indebtedness and Credit Agreement (Continued)

Company to incur an unlimited amount of unguaranteed unsecured debt with a maturity beyond three months after June 4, 2014; however, other debentures limit the amount of unsecured debt that can be incurred if certain interest coverage levels are not met at the time of incurrence of said debt. The senior secured credit facility also allows for the repurchase of any debt with a maturity on or before June 4, 2014, and for the voluntary repurchase of debt with a maturity after June 4, 2014, if the Company maintains availability on the revolving credit facility of at least $100,000 and so long as the senior secured credit facility is not in default.

        The senior secured credit facility contains covenants, which place restrictions on the incurrence of debt beyond the restrictions described above, the payments of dividends, sale of assets, mergers and acquisitions and the granting of liens. The senior secured credit facility also requires the Company to maintain a minimum fixed charge coverage ratio, but only if availability on the revolving credit facility is less than $100,000.

        The senior secured credit facility provides for events of default including nonpayment, misrepresentation, breach of covenants and bankruptcy. It is also an event of default if the Company fails to make any required payment on debt having a principal amount in excess of $50,000 or any event occurs that enables, or which with the giving of notice or the lapse of time would enable, the holder of such debt to accelerate the maturity or require the repurchase of such debt.

        Substantially all of Rite Aid Corporation's wholly-owned subsidiaries guarantee the obligations under the senior secured credit facility. The subsidiary guarantees of the senior secured credit facility are secured by a first priority lien on, among other things the inventory, accounts receivable and prescription files of the subsidiary guarantors. Rite Aid Corporation is a holding company with no direct operations and is dependent upon dividends, distributions and other payments from its subsidiaries to service payments due under the senior secured credit facility. The 7.5% senior secured notes due 2015, the 10.375% senior secured notes due 2016 and the 7.5% senior secured notes due 2017 are guaranteed by substantially all of the Company's wholly-owned subsidiaries, which are the same subsidiaries that guarantee the senior secured credit facility and are secured on a second priority basis by the same collateral as the senior secured credit facility. The 8.625% senior notes due 2015, the 9.375% senior notes due 2015, and the 9.5% senior notes due 2017 are also guaranteed by substantially all of the Company's wholly-owned subsidiaries.

        The subsidiary guarantees related to the Company's senior secured credit facility and secured notes and on an unsecured basis the guaranteed indentures are full and unconditional and joint and several, and there are no restrictions on the ability of the parent to obtain funds from its subsidiaries. Also, the parent company has no independent assets or operations, and subsidiaries not guaranteeing the credit facility and applicable indentures are minor. Accordingly, condensed consolidating financial information for the parent and subsidiaries is not presented.

        The indentures that govern the Company's secured and guaranteed unsecured notes contain restrictions on the amount of additional secured and unsecured debt that can be incurred by the Company. As of February 28, 2009, the amount of additional secured and unsecured debt that could be incurred under these indentures was $870,045. The amount of additional second priority secured or unsecured debt that the Company could have incurred if we had drawn the maximum amount available on our revolving credit facility as of February 28, 2009 was $146,390.

RITE AID CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended February 28, 2009, March 1, 2008 and March 3, 2007

(In thousands, except per share amounts)

11. Indebtedness and Credit Agreement (Continued)

  Other 2009 Transactions

        In July 2008, pursuant to a tender offer and consent solicitation, the Company repurchased substantially all of the outstanding amounts of its 8.125% senior secured notes due May 2010, its 7.5% senior secured notes due January 2015 and its 9.25% senior notes due June 2013. This transaction was done because these notes had restrictions on the incurrence of liens securing the secured debt that prohibited the Company from fully drawing on its revolving credit facility under certain circumstances. The remaining outstanding amounts of such series no longer contain such restrictions and are no longer secured or guaranteed. The Company recorded a loss on debt modification related to these transactions of $36,558 in fiscal 2009.

        These transactions were financed via the issuance of a new senior secured term loan (the Tranche 3 Term Loan described above) and the issuance of a $470,000 aggregate principal amount of 10.375% senior secured notes due July 2016. These notes are unsecured unsubordinated obligations of Rite Aid Corporation and rank equally in right of payment with all other unsubordinated indebtedness. The Company's obligations under the notes are guaranteed, subject to certain limitations, by subsidiaries that guarantee the obligations under its senior secured credit facility. The guarantees are secured by shared second priority liens with holders of our 7.5% senior secured notes due 2017. The indenture that governs the 10.375% senior secured notes due 2016 contains covenant provisions that, among other things, include limitations on the Company's ability to pay dividends, make investments or other restricted payments, incur debt, grant liens, sell assets and enter into sale-leaseback transactions. The senior 10.375% secured notes due July 2016 were issued at a discount of 90.588% of par.

        In May 2008, the Company issued $158,000 of 8.5% convertible notes due May 2015. These notes are unsecured and are effectively junior to the secured debt of the Company and are structurally subordinated to the guaranteed debt of the Company. The notes are convertible, at the option of the holder, into shares of the Company's common stock at a conversion price of $2.59 per share, subject to adjustments to prevent dilution, at any time. Proceeds from the issuance of these notes were used to fund the redemption of the Company's 6.125% notes due December 2008. The Company recorded a loss on debt modification of $3,347 related to the early redemption of the 6.125% notes due 2008, which included payment of a make whole premium to the noteholders and unamortized debt issue costs on the notes.

  2008 Transactions

        On June 4, 2007 the Company incurred $1,220,000 aggregate principal amount of senior notes. The issue consisted of $410,000 of 9.375% senior notes due 2015 and $810,000 of 9.5% senior notes due 2017. The Company's obligations under each series of notes are fully and unconditionally guaranteed, jointly and severally, by all of the Company's subsidiaries that guarantee its obligations under the existing senior secured credit facility and other outstanding senior secured notes. The notes are unsecured, unsubordinated obligations of Rite Aid Corporation and rank equally in right of payment with all of the Company's other unsecured, unsubordinated debt. The indentures governing the notes contain covenants that limit the Company's ability and the ability of its restricted subsidiaries to, among other things, incur additional debt, pay dividends or make other restricted payments, purchase, redeem or retire capital stock or subordinated debt, make asset sales, enter into transactions with affiliates,

RITE AID CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended February 28, 2009, March 1, 2008 and March 3, 2007

(In thousands, except per share amounts)

11. Indebtedness and Credit Agreement (Continued)

incur liens, enter into sale-leaseback transactions, provide subsidiary guarantees, make investments and merge or consolidate with any other persons.

  2007 Transactions

        In February 2007, the Company issued $500,000 aggregate principal amount of 7.5% senior secured notes due 2017. These notes are unsubordinated obligations of Rite Aid Corporation and rank equally in right of payment with all other unsubordinated indebtedness. The Company's obligations under the notes are guaranteed, subject to certain limitations, by subsidiaries that guarantee the obligations under its senior secured credit facility. The guarantees are secured, subject to the permitted liens, by shared second priority liens, with holders of our 10.375% senior secured notes due July 2016, granted by subsidiary guarantors on all their assets that secure the obligations under the senior secured credit facility, subject to certain exceptions. The indenture governing the 7.5% senior secured notes due 2017 contains covenant provisions that, among other things, include limitations on the Company's ability to pay dividends, make investments or other restricted payments, incur debt, grant liens, sell assets and enter into sale-leaseback transactions. Proceeds from this offering were used to repay outstanding borrowings on the Company's revolving credit facility and to fund the redemption of the Company's 9.5% senior secured notes due 2011, by deposit into an escrow fund with an independent trustee. Per the terms of the indenture that governed the 9.5% senior secured notes due 2011, the Company paid a premium to the noteholders of 104.75% of par. The Company recorded a loss on debt modification of $18,662 related to the early redemption of the 9.5% senior secured notes due 2011, which included the call premium and unamortized debt issue costs on the notes.

        In February 2007, the Company issued $500,000 aggregate principal amount of 8.625% senior notes due 2015. These notes are unsecured. The indenture governing the 8.625% senior notes due 2015 contains provisions that, among other things, include limitations on the Company's ability to pay dividends, make investments or other restricted payments, incur debt, grant liens, sell assets and enter into sale-leaseback transactions. The 8.625% senior notes due 2015 are guaranteed, subject to certain limitations, by subsidiaries that guarantee the obligations under the senior secured credit facility. Proceeds from the issuance of the notes were used to repay borrowings under the Company's revolving credit facility.

        In January 2007, the Company paid at maturity the remaining outstanding principal amount of $184,074 of the Company's 7.125% notes due January 2007. This payment was funded with borrowings under the revolving credit facility.

        In December 2006, the Company paid at maturity the remaining outstanding principal amount of $250,000 of its 4.75% convertible notes due December 2006. This payment was funded with borrowings under the revolving credit facility.

        In September 2006, the Company completed the early redemption of all of its outstanding $142,025 of its 12.5% senior secured notes due September 2006. This payment was funded with borrowing under the revolving credit facility, which were subsequently repaid with borrowings of the Tranche 1 term loans.

RITE AID CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended February 28, 2009, March 1, 2008 and March 3, 2007

(In thousands, except per share amounts)

11. Indebtedness and Credit Agreement (Continued)

  Interest Rates and Maturities

        The annual weighted average interest rate on the Company's indebtedness was 6.6%, 7.5%, and 7.6% for fiscal 2009, 2008, and 2007, respectively.

        The aggregate annual principal payments of long-term debt for the five succeeding fiscal years are as follows: 2010—$16,661; 2011—$1,008,854; 2012—$14,765; 2013—$14,764 and $4,762,847 in 2014 and thereafter. The Company is in compliance with restrictions and limitations included in the provisions of various loan and credit agreements.

  Other

        On October 16, 2008, Rite Aid was notified by the New York Stock Exchange (NYSE) that the average per share price of its common stock was below the NYSE's continued listing standard relating to minimum average share price. Rule 802.01C of the NYSE's Listed Company Manual requires that a company's common stock trade at a minimum average closing price of $1.00 over a consecutive 30 trading-day period. Also on October 16, 2008, the Company provided a notice to the NYSE of its intention to affect a reverse stock split, subject to stockholder approval, to cure this deficiency. The Company has six months from receipt of the NYSE notice to regain compliance with the NYSE price condition, or it will be subject to suspension and delisting procedures. Subject to the NYSE's rules, during the six-month cure period, the Company's common stock will continue to be listed and trade on the NYSE. At the end of the six-month cure period, the Company will be in compliance if it has at least a $1.00 share price and has maintained a $1.00 average closing price over the preceding 30 consecutive trading days.

        At a special meeting of stockholders held on December 2, 2008, the Rite Aid stockholders approved a reverse split of the Company's common stock at a split ratio of 1-for-10, 1-for-15, or 1-for-20, to be selected by the Company's Board of Directors. The exact timing of the split and the ratio selected would be based on the Board's decision as to the most advantageous action.

        The Company has outstanding, $158 million of 8.5% convertible notes. Holders of the convertible notes have the right to require Rite Aid to repurchase their notes if Rite Aid's common stock is not listed on the NYSE or Nasdaq Global Select or Nasdaq Global Markets. The Company's senior secured credit facility and the accounts receivable securitization facility provide that the occurrence of this repurchase right constitutes a default under such facilities.

        On February 26, 2009, the NYSE announced that the NYSE will suspend the application of the stock-price criteria set forth in Section 802.01C of the Exchange's Listed Company Manual until June 30, 2009. This suspension was made by the Exchange due to the extreme volatility in U.S. and global equities markets and precipitous decline in trading prices of many securities. As a result of the market conditions, the Exchange has experienced an unusually high number of listed companies having stock prices that have fallen below the $1.00 price requirement. Based on the rule suspension, any company, like Rite Aid, that is in a compliance period at the time of the rule suspension can return to compliance during the suspension if at the end of any calendar month during the suspension such company has a $1.00 closing share price on the last trading day of such month and a $1.00 average share price based on the 30 trading days preceding the end of such month. Furthermore, any such company that does not regain compliance during the suspension period will recommence its compliance period upon reinstitution of the stock price continued listing standard and receive the remaining

RITE AID CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended February 28, 2009, March 1, 2008 and March 3, 2007

(In thousands, except per share amounts)

11. Indebtedness and Credit Agreement (Continued)

balance of its compliance period. For the Company, this means that it can regain compliance at the end of the 6-month compliance period, April 16, 2009, or at the end of any calendar month during the suspension, April 30, 2009, May 29, 2009, or June 30, 2009, or August 17, 2009.

        On March 9, 2009, the Company announced that our Board of Directors had determined to delay affecting the reverse stock split in light of the NYSE suspension. The Board will determine the exchange ratio and timing of the reverse split, if implemented, prior to or immediately following the end of the suspension period based on market conditions, our share price and the NYSE rules at such time.

        In addition to the Company's plans to regain compliance with the NYSE price condition, management may seek to refinance the Convertible Notes to avoid a repurchase. Management believes that these plans sufficiently mitigate the liquidity risks associated with a potential delisting of the Company's stock.

12. Leases

        The Company leases most of its retail stores and certain distribution facilities under noncancellable operating and capital leases, most of which have initial lease terms ranging from five to 22 years. The Company also leases certain of its equipment and other assets under noncancellable operating leases with initial terms ranging from 3 to 10 years. In addition to minimum rental payments, certain store leases require additional payments based on sales volume, as well as reimbursements for taxes, maintenance and insurance. Most leases contain renewal options, certain of which involve rent increases. Total rental expense, net of sublease income of $11,141, $10,331, and $7,725, was $962,840, $863,801 and $586,776 in fiscal 2009, 2008, and 2007, respectively. These amounts include contingent rentals of $31,605, $35,932 and $30,786 in fiscal 2009, 2008, and 2007, respectively.

        During fiscal 2009, the Company sold 72 owned stores to several independent third parties. Proceeds from these sales totaled $192,819. The Company entered into agreements to lease these stores back from the purchasers over minimum lease terms of 20 years. Sixty-seven leases are being accounted for as operating leases and five are being accounted for under the financing method as of February 28, 2009, as these lease agreements contain a clause that allows the buyer to force the Company to repurchase the property under certain conditions. Gains on these transactions of $5,157 have been deferred and are being recorded over the related minimum lease terms. Losses of $501, which relate to certain stores in these transactions, were recorded as losses on the sale of assets for the year ended February 28, 2009.

        During fiscal 2008, the Company sold 22 owned stores to several independent third parties. Proceeds from these sales totaled $93,252. The Company entered into agreements to lease these stores back from the purchasers over minimum lease terms of 20 years. Fourteen leases were accounted for as operating leases and eight were accounted for under the financing method as of March 1, 2008, as these lease agreements contain a clause that allows the buyer to force the Company to repurchase the property under certain conditions. Subsequent to March 1, 2008, the clause that allowed the buyer to force the Company to repurchase the properties lapsed on five of the eight leases. Therefore, these leases are now accounted for as operating leases. The Company recorded a capital lease obligation of $17,972 related to the remaining leases.

RITE AID CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended February 28, 2009, March 1, 2008 and March 3, 2007

(In thousands, except per share amounts)

12. Leases (Continued)

        During fiscal 2007, the Company sold a total of 29 owned stores to independent third parties. Proceeds from these sales totaled $82,090. The Company entered into agreements to lease the stores back from the purchasers over minimum lease terms of 20 years. Twenty-four leases were accounted for as operating leases and the remaining five leases were accounted for using the financing method, as these lease agreements contained a clause that allowed the buyer to force the Company to purchase the properties under certain conditions. Subsequent to March 3, 2007, the clause that allowed the buyer to force the Company to repurchase the properties lapsed on the five leases. Therefore, these leases are now accounted for as operating leases.

        The net book values of assets under capital leases and sale-leasebacks accounted for under the financing method at February 28, 2009 and March 1, 2008 are summarized as follows:

	2009	2008
Land	$12,793	$16,193
Buildings	166,460	193,361
Leasehold improvements	6,491	6,654
Equipment	34,712	29,878
Accumulated depreciation	(97,649)	(90,687)

	$122,807	$155,399

        Following is a summary of lease finance obligations at February 28, 2009 and March 1, 2008:

	2009	2008
Obligations under capital leases	$156,625	$170,116
Sale-leaseback obligations	37,193	46,147
Less current obligation	(24,127)	(26,837)

Long-term lease finance obligations	$169,691	$189,426

RITE AID CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended February 28, 2009, March 1, 2008 and March 3, 2007

(In thousands, except per share amounts)

12. Leases (Continued)

        Following are the minimum lease payments for all properties under a lease agreement that will have to be made in each of the years indicated based on non-cancelable leases in effect as of February 28, 2009:

Fiscal year	Lease Financing Obligations	Operating Leases
2010	39,896	1,049,983
2011	24,775	1,029,943
2012	24,660	979,928
2013	24,571	923,423
2014	24,523	871,335
Later years	155,783	6,669,650

Total minimum lease payments	294,208	11,524,262

Amount representing interest	(100,390)

Present value of minimum lease payments	193,818

13. Redeemable Preferred Stock

        In March 1999 and February 1999, Rite Aid Lease Management Company, a wholly owned subsidiary of the Company, issued 63,000 and 150,000 shares of Cumulative Preferred Stock, Class A, par value $100 per share, respectively. The Class A Cumulative Preferred Stock is mandatorily redeemable on April 1, 2019 at a redemption price of $100 per share plus accumulated and unpaid dividends. The Class A Cumulative Preferred Stock pays dividends quarterly at a rate of 7.0% per annum of the par value of $100 per share when, as and if declared by the Board of Directors of Rite Aid Lease Management Company in its sole discretion. The amount of dividends payable in respect of the Class A Cumulative Preferred Stock may be adjusted under certain events. The outstanding shares of the Class A Preferred Stock were recorded at their estimated fair value of $19,253 for the fiscal 2000 issuances, which equaled the sale price on the date of issuance. Because the fair value of the Class A Preferred Stock was less than the mandatory redemption amount at issuance, periodic accretions to expense using the interest method are made so that the carrying amount equals the redemption amount on the mandatory redemption date. Accretion was $102 in fiscal 2009, 2008 and 2007. The amount of this instrument is $20,277 and $20,174 and is recorded in Other Non-Current Liabilities as of February 28, 2009 and March 1, 2008, respectively.

14. Capital Stock

        As of February 28, 2009, the authorized capital stock of the Company consists of 1,500,000 shares of common stock and 20,000 shares of preferred stock, each having a par value of $1.00 per share. Preferred stock is issued in series, subject to terms established by the Board of Directors.

        On December 2, 2008, the Company's stockholders approved a decrease in the total number of authorized shares from 1,520,000 shares to 520,000 if the Company implements the reverse stock split.

RITE AID CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended February 28, 2009, March 1, 2008 and March 3, 2007

(In thousands, except per share amounts)

14. Capital Stock (Continued)

After the stock split, the total authorized shares will be comprised of 500,000 shares of common stock, par value of $1.00 per share and 20,000 shares of preferred stock, par value of $1.00 per share.

        In fiscal 2006, the Company issued 4,820 shares of Series I Mandatory Convertible Preferred Stock ("Series I preferred stock") at an offering price of $25 per share. Dividends on the Series I preferred stock were $1.38 per share per year, and were due and payable on a quarterly basis in either cash or common stock or a combination of both at the Company's election. In the first quarter of fiscal 2009 the Company entered into agreements with several of the holders of the Series I preferred stock to convert 2,404 shares into Rite Aid common stock earlier than the mandatory conversion date, November 17, 2008, at a rate of 5.6561 which resulted in the issuance of 14,648 shares of Rite Aid common stock. On the mandatory conversion date, the remaining outstanding 2,416 shares of Series I preferred stock automatically converted at a rate of 5.6561 which resulted in the issuance of 13,665 shares of Rite Aid common stock.

        The Company also has outstanding Series G and Series H preferred stock. The Series G preferred stock has a liquidation preference of $100 per share and pays quarterly dividends at 7% of liquidation preference. In the fourth quarter of 2009, at the election of the holder, substantially all of the Series G preferred stock was converted into 27,137 common shares, at a conversion rate of $5.50 per share. The remaining Series G preferred stock can be redeemed at the Company's election after January 2009. The Company has not elected to redeem the remaining Series G preferred stock as of February 28, 2009.

        The Series H preferred stock pays dividends of 6% of liquidation preference and can be redeemed at the Company's election after January 2010. All dividends can be paid in either cash or in additional shares of preferred stock, at the election of the Company. Any redemptions are at 105% of the liquidation preference of $100 per share, plus accrued and unpaid dividends. The Series H shares are convertible into common stock of the Company, at the holder's option, at a conversion rate of $5.50 per share.

15. Stock Option and Stock Award Plans

        As disclosed in Note 1, effective March 5, 2006, the Company adopted SFAS No. 123(R), "Share-Based Payment" using the modified prospective transition method. Expense is recognized over the requisite service period of the award, net of an estimate for the impact of forfeitures. Operating results for fiscal 2009, 2008 and 2007 include $31,448, $40,439 and $22,331 of compensation costs related to the Company's stock-based compensation arrangements.

        The Company reserved 22,000 shares of its common stock for the granting of stock options and other incentive awards to officers and key associates under the 1990 Omnibus Stock Incentive Plan (the 1990 Plan), which was approved by the shareholders. Options may be granted, with or without stock appreciation rights ("SAR"), at prices that are not less than the fair market value of a share of common stock on the date of grant. The exercise of either a SAR or option automatically will cancel any related option or SAR. Under the 1990 Plan, the payment for SARs will be made in shares, cash or a combination of cash and shares at the discretion of the Compensation Committee.

RITE AID CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended February 28, 2009, March 1, 2008 and March 3, 2007

(In thousands, except per share amounts)

15. Stock Option and Stock Award Plans (Continued)

        In November 1999, the Company adopted the 1999 Stock Option Plan (the 1999 Plan), under which 10,000 shares of common stock are authorized for the granting of stock options at the discretion of the Board of Directors.

        In December 2000, the Company adopted the 2000 Omnibus Equity Plan (the 2000 Plan) under which 22,000 shares of common stock are reserved for granting of restricted stock, stock options, phantom stock, stock bonus awards and other stock awards at the discretion of the Board of Directors.

        In February 2001, the Company adopted the 2001 Stock Option Plan (the 2001 Plan) which was approved by the shareholders under which 20,000 shares of common stock are authorized for granting of stock options at the discretion of the Board of Directors.

        In April 2004, the Board of Directors adopted the 2004 Omnibus Equity Plan, which was approved by the shareholders. Under the plan, 20,000 shares of common stock are authorized for granting of restricted stock, stock options, phantom stock, stock bonus awards and other equity based awards at the direction of the Board of Directors.

        In January 2007, the stockholders of Rite Aid Corporation approved the adoption of the Rite Aid Corporation 2006 Omnibus Equity Plan. Under the plan, 50,000 shares of Rite Aid common stock are available for granting of restricted stock, stock options, phantom stock, stock bonus awards and other equity based awards at the discretion of the Board of Directors. The adoption of the 2006 Omnibus Equity Plan became effective upon the closing of the Acquisition.

        All of the plans provide for the Board of Directors (or at its election, the Compensation Committee) to determine both when and in what manner options may be exercised; however, it may not be more than 10 years from the date of grant. All of the plans provide that stock options may be granted at prices that are not less than the fair market value of a share of common stock on the date of grant. The aggregate number of shares authorized for issuance for all plans is 103,712 as of February 28, 2009.

        The Company has issued options to certain senior executives pursuant to their individual employment contracts. These options were not issued out of the plans listed above, but are included in the option tables herein. As of February 28, 2009, 5,463 of these options remain outstanding.

  Stock Options

        The Company determines the fair value of stock options issued on the date of grant using the Black-Scholes-Merton option-pricing model. The following assumptions were used for options granted in fiscal 2009, 2008 and 2007:

	2009	2008	2007
Expected stock price volatility	50%	52%	56%
Expected dividend yield	0.00%	0.00%	0.0%
Risk-free interest rate	2.76%	4.96%	4.99%
Expected option life	5.25 years	5.5 years	5.5 years

RITE AID CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended February 28, 2009, March 1, 2008 and March 3, 2007

(In thousands, except per share amounts)

15. Stock Option and Stock Award Plans (Continued)

        The weighted average fair value of options granted during fiscal 2009, 2008, and 2007 was $0.42, $3.20, and $2.47, respectively.

        Following is a summary of stock option transactions for the fiscal years ended February 28, 2009, March 1, 2008, and March 3, 2007:

	Shares	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at March 4, 2006	62,718	4.72
Granted	6,793	4.43
Exercised	(5,916)	3.44
Cancelled	(2,999)	9.05

Outstanding at March 3, 2007	60,596	4.60
Granted	10,744	6.01
Exercised	(4,135)	3.09
Cancelled	(2,543)	6.66

Outstanding at March 1, 2008	64,662	4.85
Granted	14,632.90
Exercised	(516)	2.16
Cancelled	(8,616)	6.84

Outstanding at February 28, 2009	70,162	3.80	5.11	$—

Vested or expected to vest at February 28, 2009	64,485	3.80	4.85	$—

Exercisable at February 28, 2009	46,949	4.37	3.24	$—

        As of February 28, 2009, there was $21,763 of total unrecognized pre-tax compensation costs related to unvested stock options, net of forfeitures. These costs are expected to be recognized over a weighted average period of 2.27 years.

        Cash received from stock option exercises for fiscal 2009, 2008, and 2007 was $1,117, $12,764, and $20,386 respectively. There was no income tax benefit from stock options for fiscal 2009 and fiscal 2008. The income tax benefits from stock option exercises totaled $4,202 for fiscal 2007. The total intrinsic value of stock options exercised for fiscal 2009, 2008, and 2007 was $239, $12,705, and $12,346, respectively.

Restricted Stock

        The Company provides restricted stock grants to associates under plans approved by the stockholders. Shares awarded under the plans vest in installments up to three years and unvested shares are forfeited upon termination of employment. Additionally, vesting of 386 shares awarded to certain senior executives is conditional upon the Company meeting specified performance targets. Following is

RITE AID CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended February 28, 2009, March 1, 2008 and March 3, 2007

(In thousands, except per share amounts)

15. Stock Option and Stock Award Plans (Continued)

a summary of restricted stock transactions for the fiscal years ended February 28, 2009, March 1, 2008, and March 3, 2007:

	Shares	Weighted Average Grant Date Fair Value
Balance at March 4, 2006	5,735	4.00
Granted	5,139	4.37
Vested	(1,899)	4.02
Cancelled	(973)	4.18

Balance at March 3, 2007	8,002	4.21
Granted	7,542	5.94
Vested	(4,004)	4.12
Cancelled	(1,568)	5.25

Balance at March 1, 2008	9,972	5.39
Granted	2,647	0.94
Vested	(4,760)	5.19
Cancelled	(1,160)	4.86

Balance at February 28, 2009	6,699	3.87

        Compensation expense related to all restricted stock grants is being recorded over a three year vesting period of these grants. At February 28, 2009, there was $15,334 of total unrecognized pre-tax compensation costs related to unvested restricted stock grants, net of forfeitures. These costs are expected to be recognized over a weighted average period of 1.39 years.

        The total fair value of restricted stock vested during fiscal years 2009, 2008, and 2007 was $24,707, $16,488, and $7,632, respectively.

16. Retirement Plans

  Defined Contribution Plans

        The Company and its subsidiaries sponsor several retirement plans that are primarily 401(k) defined contribution plans covering nonunion associates and certain union associates. The Company does not contribute to all of the plans. Per those plan provisions, the Company matches 100% of a participant's pretax payroll contributions, up to a maximum of 3% of such participant's pretax annual compensation. Thereafter, the Company will match 50% of the participant's additional pretax payroll contributions, up to a maximum of 2% of such participant's additional pretax annual compensation. Total expense recognized for the above plans was $64,111 in fiscal 2009, $56,318 in fiscal 2008 and $34,524 in fiscal 2007.

        The Chairman of the Board and Chief Executive Officer and a member of the Board of Directors are entitled to supplemental retirement defined contribution arrangements in accordance with their

RITE AID CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended February 28, 2009, March 1, 2008 and March 3, 2007

(In thousands, except per share amounts)

16. Retirement Plans (Continued)

employment agreements, which vest immediately. The Company makes investments to fund these obligations. Other officers, who are not participating in the defined benefit nonqualified executive retirement plan, are included in a supplemental retirement plan, which is a defined contribution plan that is subject to a five year graduated vesting schedule. The (income) expense recognized for these plans was $(6,287) in fiscal 2009, $3,180 in fiscal 2008, and $7,294 in fiscal 2007. The income recognized in fiscal 2009 is due to the impact of market conditions on the plan liabilities.

  Defined Benefit Plans

        The Company and its subsidiaries also sponsor a qualified defined benefit pension plan that requires benefits to be paid to eligible associates based upon years of service and, in some cases, eligible compensation. The Company's funding policy for The Rite Aid Pension Plan (The "Defined Benefit Pension Plan") is to contribute the minimum amount required by the Employee Retirement Income Security Act of 1974. However, the Company may, at its sole discretion, contribute additional funds to the plan. The Company made discretionary contributions of $1,174 in fiscal 2009, $10,100 in fiscal 2008, and $10,700 in fiscal 2007.

        The Company has established the nonqualified executive retirement plan for certain officers who, pursuant to their employment agreements, are not participating in the defined contribution supplemental retirement plan. Generally, eligible participants receive an annual benefit, payable monthly over fifteen years, equal to a percentage of the average of the three highest annual base salaries paid or accrued for each participant within the ten fiscal years prior to the date of the event giving rise to payment of the benefit. This defined benefit plan is unfunded.

        On March 3, 2007, the last day of the 2007 fiscal year, the Company adopted the provisions of SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88. 106 and 132(R)". This standard requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability on the balance sheet and to recognize changes in the funded status in the year in which the changes occur through other comprehensive income.

        The initial incremental recognition of the funded status under SFAS No. 158 is recognized as an adjustment to accumulated other comprehensive loss as of March 3, 2007. The cumulative effect of adopting the provisions of SFAS No. 158 as of March 3, 2007 was not material to the consolidated financial statements. Subsequent changes in the funded status that are not included in net periodic benefit cost will be reflected as a component of other comprehensive loss.

RITE AID CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended February 28, 2009, March 1, 2008 and March 3, 2007

(In thousands, except per share amounts)

16. Retirement Plans (Continued)

        Net periodic pension expense and other changes recognized in other comprehensive income for the defined benefit plans included the following components:

	Defined Benefit Pension Plan			Nonqualified Executive Retirement Plan
	2009	2008	2007	2009	2008	2007
Service cost	$2,819	$3,254	$3,231	$51	$49	$83
Interest cost	5,741	5,476	5,208	1,199	1,146	1,094
Expected return on plan assets	(5,305)	(5,054)	(4,193)	—	—	—
Amortization of unrecognized net transition obligation	—	—	—	—	87	87
Amortization of unrecognized prior service cost	997	997	728	—	—	—
Amortization of unrecognized net loss (gain)	328	845	1,681	(422)	(445)	776

Net pension expense	$4,580	$5,518	$6,655	$828	$837	$2,040

Other changes recognized in other comprehensive loss:
Unrecognized net loss (gain) arising during period	$24,694	$(3,928)		$(2,130)	$(874)
Prior service cost arising during period	2	—		—	—
Amortization of unrecognized net transition obligation	—	—		—	(87)
Amortization of unrecognized prior service costs	(997)	(997)		—	—
Amortization of unrecognized net (loss) gain	(328)	(845)		422	445

Net amount recognized in other comprehensive loss	23,371	(5,770)		(1,708)	(516)

Net amount recognized in pension expense and other comprehensive loss	$27,951	$(252)		$(880)	$321

RITE AID CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended February 28, 2009, March 1, 2008 and March 3, 2007

(In thousands, except per share amounts)

16. Retirement Plans (Continued)

        The table below sets forth reconciliation from the beginning of the year for both the benefit obligation and plan assets of the Company's defined benefit plans, as well as the funded status and amounts recognized in the Company's balance sheet as of February 28, 2009 and March 1, 2008:

	Defined Benefit Pension Plan		Nonqualified Executive Retirement Plan
	2009	2008	2009	2008
Change in benefit obligations:
Benefit obligation at end of prior year	$92,301	$98,680	$19,678	$21,153
Service cost	2,819	3,255	51	49
Interest cost	5,741	5,476	1,199	1,146
Distributions	(6,017)	(5,456)	(1,708)	(1,797)
Change due to change in assumptions	(6,474)	(9,026)	(439)	(938)
Change due to plan amendment	2	—	—	—
Actuarial (gain) loss	37	(628)	(1,691)	65

Benefit obligation at end of year	$88,409	$92,301	$17,090	$19,678

Change in plan assets:
Fair value of plan assets at beginning of year	$87,856	$83,883	$—	$—
Employer contributions	1,174	10,100	1,708	1,797
Actual return on plan assets	(24,490)	547	—	—
Distributions (including expenses paid by the plan)	(7,353)	(6,674)	(1,708)	(1,797)

Fair value of plan assets at end of year	$57,187	$87,856	$—	$—

Funded status	$(31,222)	$(4,445)	$(17,090)	$(19,678)
Unrecognized net actuarial loss	—	—	—	—
Unrecognized prior service cost	—	—	—	—
Unrecognized net transition obligation	—	—	—	—

Net amount recognized	$(31,222)	$(4,445)	$(17,090)	$(19,678)

Amounts recognized in consolidated balance sheets consisted of:
Prepaid pension cost	$—	$—	$—	$—
Accrued pension liability	(31,222)	(4,445)	(17,090)	(19,678)
Pension intangible asset	—	—	—	—
Minimum pension liability included in accumulated other comprehensive loss	—	—	—	—

Net amount recognized	$(31,222)	$(4,445)	$(17,090)	$(19,678)
Amounts recognized in accumulated other comprehensive loss consist of:
Net actuarial gain (loss)	$(37,240)	$(12,875)	$473	$(1,235)
Prior service cost	(3,423)	(4,418)	—	—
Net transition obligation	—	—	—	—

Amount recognized	$(40,663)	$(17,293)	$473	$(1,235)

RITE AID CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended February 28, 2009, March 1, 2008 and March 3, 2007

(In thousands, except per share amounts)

16. Retirement Plans (Continued)

        The estimated net actuarial loss and prior service cost amounts that will be amortized from accumulated other comprehensive loss into net periodic pension expense in fiscal 2010 are $3,337 and $861, respectively.

        The accumulated benefit obligation for the defined benefit pension plan was $87,932 and $91,786 as of February 28, 2009 and March 1, 2008, respectively. The accumulated benefit obligation for the nonqualified executive retirement plan was $16,931 and $19,555 as of February 28, 2009 and March 1, 2008, respectively.

        The significant actuarial assumptions used for all defined benefit plans to determine the benefit obligation as of February 28, 2009, March 1, 2008, and March 3, 2007 were as follows:

	Defined Benefit Pension Plan			Nonqualified Executive Retirement Plan
	2009	2008	2007	2009	2008	2007
Discount rate	7.00%	6.50%	5.75%	7.00%	6.50%	5.75%
Rate of increase in future compensation levels	5.00	5.00	5.00	3.00	3.00	3.00

        Weighted average assumptions used to determine net cost for the fiscal years ended February 28, 2009, March 1, 2008 and March 3, 2007 were:

	Defined Benefit Pension Plan			Nonqualified Executive Retirement Plan
	2009	2008	2007	2009	2008	2007
Discount rate	6.50%	5.75%	5.50%	6.50%	5.75%	5.50%
Rate of increase in future compensation levels	5.00	5.00	5.00	3.00	3.00	3.00
Expected long-term rate of return on plan assets	7.75	7.75	7.75	N/A	N/A	N/A

        To develop the expected long-term rate of return on assets assumption, the Company considered the historical returns and the future expectations for returns for each asset class, as well as the target asset allocation of the pension portfolio. This resulted in the selection of the 7.75% long-term rate of return on plan assets assumption for fiscal 2009, 2008 and 2007.

        The Company's pension plan asset allocations at February 28, 2009 and March 1, 2008 by asset category were as follows:

	February 28, 2009	March 1, 2008
Equity securities	56%	59%
Fixed income securities	44%	41%

Total	100%	100%

        The investment objectives of the Defined Benefit Pension Plan, the only defined benefit plan with assets, are to:

  •
  Achieve a rate of return on investments that exceeds inflation over a full market cycle and is consistent with actuarial assumptions;

RITE AID CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended February 28, 2009, March 1, 2008 and March 3, 2007

(In thousands, except per share amounts)

16. Retirement Plans (Continued)

  •
  Balance the correlation between assets and liabilities by diversifying the portfolio among various asset classes to address return risk and interest rate risk;

  •
  Balance the allocation of assets between the investment managers to minimize concentration risk;

  •
  Maintain liquidity in the portfolio sufficient to meet plan obligations as they come due; and

  •
  Control administrative and management costs.

        The asset allocation established for the pension investment program reflects the risk tolerance of the Company, as determined by:

  •
  The current and anticipated financial strength of the Company;

  •
  the funded status of the plan; and

  •
  plan liabilities.

        Investments in both the equity and fixed income markets will be maintained, recognizing that historical results indicate that equities (primarily common stocks) have higher expected returns than fixed income investments. It is also recognized that the correlation between assets and liabilities must be balanced to address higher volatility of equity investments (return risk) and interest rate risk.

        The following targets are to be applied to the allocation of plan assets.

Category	Target Allocation
U.S. equities	45%
International equities	15%
U.S. fixed income	40%

Total	100%

        The Company expects to contribute $8,000 to the Defined Benefit Pension Plan and $1,864 to the nonqualified executive retirement plan during fiscal 2010.

        Following are the future benefit payments expected to be paid for the Defined Benefit Pension Plan and the nonqualified executive retirement plan during the years indicated:

Fiscal Year	Defined Benefit Pension Plan	Nonqualified Executive Retirement Plan
2010	$5,418	$1,864
2011	5,672	1,515
2012	5,741	1,559
2013	6,055	1,667
2014	6,262	1,649
2015 - 2019	34,636	6,667

Total	$63,784	$14,921

RITE AID CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended February 28, 2009, March 1, 2008 and March 3, 2007

(In thousands, except per share amounts)

16. Retirement Plans (Continued)

  Other Plans

        The Company participates in various multi-employer union pension plans that are not sponsored by the Company. Total expenses recognized for the multi-employer plans were $10,924 in fiscal 2009, $13,341 in fiscal 2008 and $13,326 in fiscal 2007.

17. Commitments, Contingencies and Guarantees

  Legal Proceedings

        The Company entered into a memorandum of understanding to settle a class action lawsuit brought against it in the U.S. District Court for the Northern District of California for alleged violations of California wage-and-hour law. The plaintiff alleged that the Company improperly classified store managers in California as exempt under the law, making them ineligible for overtime wages. The plaintiff sought to require the Company to pay overtime wages to the class of more than 1,200 current and former store managers since May 9, 2001. Management believes that store managers were and are properly classified as exempt from the overtime provisions of California law. On March 27, 2009, the Company entered into a memorandum of understanding to settle with the plaintiff under which, subject to approval of the court, the Company will resolve this lawsuit for $6.9 million. Management anticipates obtaining final court approval of the settlement in the fall of 2009.

        The Company is subject from time to time to various claims and lawsuits and governmental investigations arising in the ordinary course of business including lawsuits alleging violations by the Company of state and/or federal wage and hour laws pertaining to overtime pay and pay for missed meals and rest periods. Some of these suits purport or have been determined to be class actions and/or seek substantial damages. While the Company's management cannot predict the outcome of these claims with certainty, the Company's management does not believe that the outcome of any of these legal matters will have a material adverse effect on its consolidated results of operations, financial position or cash flows.

  Guaranteed Lease Obligations

        In connection with certain business dispositions, the Company continues to guarantee lease obligations for 126 former stores. The respective purchasers assume the Company's obligations and are, therefore, primarily liable for these obligations. Assuming that each respective purchaser became insolvent, an event which the Company believes to be highly unlikely, management estimates that it could settle these obligations for amounts substantially less than the aggregate obligation of $231,395 as of February 28, 2009. The obligations are for varying terms dependent upon the respective lease, the longest of which lasts through February 17, 2024.

        In the opinion of management, the ultimate disposition of these guarantees will not have a material effect on the Company's results of operations, financial position or cash flows.

RITE AID CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended February 28, 2009, March 1, 2008 and March 3, 2007

(In thousands, except per share amounts)

18. Supplementary Cash Flow Data

	Year Ended
	February 28, 2009	March 1, 2008	March 3, 2007
Cash paid for interest (net of capitalized amounts of $1,434, $2,069 and $1,474)	$462,847	$353,711	$267,807

Cash payments (refunds) from income taxes, net	$5,793	$2,404	$(2,676)

Equipment financed under capital leases	$8,117	$11,667	$9,387

Equipment received for noncash consideration	$23,878	$3,411	$3,471

Preferred stock dividends paid in additional shares	$18,302	$17,153	$16,075

Reduction in lease financing obligation	$40,221	$18,406	$13,629

Accrued capital expenditures	$16,529	$37,344	$54,300

Gross borrowings from revolver	$5,522,000	$5,006,000	$3,711,000

Gross repayments to revolver	$5,533,000	$4,457,000	$3,945,000

19. Related Party Transactions

        There were receivables from related parties of $314 and $507 at February 28, 2009 and March 1, 2008, respectively.

        In connection with the acquisition of Jean Coutu, USA, the Company entered into a transition services agreement with the Jean Coutu Group. Under the terms of this agreement, Jean Coutu Group provided certain information technology, network and support services to the Company. The agreement expired in September 2008. The Company recorded an expense of $894 for services provided under this agreement for the year ended February 28, 2009.

        During fiscal 2009, 2008 and 2007, the Company paid Leonard Green & Partners, L.P., fees of $227, $276 and $334, for financial advisory services, respectively. These amounts include expense reimbursements of $90, $89 and $59 for the fiscal years 2009, 2008 and 2007, respectively. Jonathan D. Sokoloff, director, is an equity owner of Leonard Green & Partners, L.P. The Company has entered into a month-to-month agreement with Leonard Green & Partners, L.P., as amended whereby the Company has agreed to pay Leonard Green & Partners, L.P., a monthly fee of $12.5, paid in arrears, for its consulting services. The consulting agreement also provides for the reimbursement of out-of-pocket expenses incurred by Leonard Green & Partners, L.P.

        Prior to being employed by the Company, the Company paid Mr. John Standley a fee of $32.5 per week for consulting services rendered in July, August and September 2008. The consulting agreement was on a week-to-week basis, which also provided for the reimbursement of out-of-pocket expenses incurred by Mr. Standley. During fiscal year 2009 and prior to his employment as President and Chief Operating Officer, Rite Aid paid Mr. Standley a consulting fee of $294.

RITE AID CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended February 28, 2009, March 1, 2008 and March 3, 2007

(In thousands, except per share amounts)

20. Interim Financial Results (Unaudited)

	Fiscal Year 2009
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
Revenues	$6,612,856	$6,500,244	$6,468,601	$6,707,567	$26,289,268
Cost of goods sold	4,804,610	4,722,070	4,743,089	4,983,847	19,253,616
Selling, general and administrative expenses	1,792,974	1,780,631	1,711,873	1,699,889	6,985,367
Goodwill impairment charge	—	—	—	1,810,223	1,810,223
Lease termination and impairment charges	36,262	51,825	101,635	104,021	293,743
Interest expense	118,240	118,565	126,615	114,207	477,627
Loss on debt modifications and retirements, net	3,708	36,197	—	—	39,905
Loss (gain) on sale of assets and investments, net	5,340	7,607	(1,008)	(358)	11,581

	6,761,134	6,716,895	6,682,204	8,711,829	28,872,062

Loss before income taxes	(148,278)	(216,651)	(213,603)	(2,004,262)	(2,582,794)
Income tax expense	4,993	5,346	29,522	289,396	329,257

Net loss from continuing operations	(153,271)	(221,997)	(243,125)	(2,293,658)	(2,912,051)
Loss from discontinued operations, net of gain on disposal and income tax benefit	(3,369)	—	—	—	(3,369)

Net loss	$(156,640)	$(221,997)	$(243,125)	$(2,293,658)	$(2,915,420)

Basic loss per share(1)	$(0.20)	$(0.27)	$(0.30)	$(2.67)	$(3.49)

Diluted loss per share(1)	$(0.20)	$(0.27)	$(0.30)	$(2.67)	$(3.49)

RITE AID CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended February 28, 2009, March 1, 2008 and March 3, 2007

(In thousands, except per share amounts)

20. Interim Financial Results (Unaudited) (Continued)

	Fiscal Year 2008
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
Revenues	$4,430,413	$6,573,699	$6,497,912	$6,824,822	$24,326,846
Cost of goods sold	3,214,834	4,783,888	4,754,057	4,936,493	17,689,272
Selling, general and administrative expenses	1,119,642	1,742,146	1,730,053	1,774,296	6,366,137
Lease termination and impairment charges	4,030	16,587	21,836	43,713	86,166
Interest expense	68,725	123,250	130,306	127,315	449,596
Loss on debt modifications and retirements, net	—	12,900	—	—	12,900
(Gain) Loss on sale of assets and investments, net	(4,230)	1,651	(2,105)	958	(3,726)

	4,403,001	6,680,422	6,634,147	6,882,775	24,600,345

Income (loss) before income taxes	27,412	(106,723)	(136,235)	(57,953)	(273,499)
Income tax (benefit) expense	(900)	(38,570)	(52,739)	894,910	802,701

Net income (loss) from continuing operations	28,312	(68,153)	(83,496)	(952,863)	(1,076,200)
(Loss) income from discontinued operations, net of gain on disposal and income tax benefit	(678)	(1,443)	(1,352)	683	(2,790)

Net income (loss)	$27,634	$(69,596)	$(84,848)	$(952,180)	$(1,078,990)

Basic income (loss) per share(1)	$0.04	$(0.10)	$(0.12)	$(1.20)	$(1.54)

Diluted income (loss) per share(1)	$0.04	$(0.10)	$(0.12)	$(1.20)	$(1.54)

(1)
Income (loss) per share amounts for each quarter may not necessarily total to the yearly income (loss) per share due to the weighting of shares outstanding on a quarterly and year-to-date basis.

        During the second quarter of 2009, the Company recorded a loss on debt modification related to the repurchase of several notes as discussed in Note 11. During the fourth quarter of fiscal 2009, the Company recorded a charge for goodwill impairment of $1,810,223 and store closing and impairment charges of $85,839. The Company recorded income tax expense of $280,700 related to the establishment of additional valuation allowance against deferred tax assets. The Company recorded LIFO expense of $94,569 as inflation was higher than anticipated.

        During the fourth quarter of fiscal 2008, the Company recorded an income tax expense of $894,910 related primarily to the establishment of a valuation allowance against deferred tax assets. The Company recorded store closing and impairment charges of $43,713. The Company recorded a credit of $25,259 to record an adjustment to the LIFO reserve, as inflation on pharmacy products was less than

RITE AID CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended February 28, 2009, March 1, 2008 and March 3, 2007

(In thousands, except per share amounts)

20. Interim Financial Results (Unaudited) (Continued)

estimated in previous quarters. The Company recorded a gain on the sale of assets in Las Vegas of $8,100.

        During the second quarter of fiscal 2008, the Company recorded a charge of $12,900 related to commitment fees for bridge financing of the Acquisition that was never utilized.

21. Financial Instruments

        The carrying amounts and fair values of financial instruments at February 28, 2009 and March 1, 2008 are listed as follows:

	2009		2008
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Variable rate indebtedness	$2,397,288	$1,674,069	$2,099,000	$1,896,705
Fixed rate indebtedness	$3,420,603	$1,076,476	$3,670,262	$2,902,318

        Cash, trade receivables and trade payables are carried at market value, which approximates their fair values due to the short-term maturity of these instruments.

        The following methods and assumptions were used in estimating fair value disclosures for financial instruments:

  LIBOR-based borrowings under credit facilities:

        The carrying amounts for LIBOR-based borrowings under the credit facilities, term loans and term notes are estimated based on the quoted market price of the financial instruments.

  Long-term indebtedness:

        The fair values of long-term indebtedness are estimated based on the quoted market prices of the financial instruments. If quoted market prices were not available, the Company estimated the fair value based on the quoted market price of a financial instrument with similar characteristics.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

The Delaware Corporations

        Delaware General Corporation Law.    Under the Section 145 of the Delaware General Corporation Law ("DGCL"), a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, a corporation may indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which that person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person in fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or other such court shall deem proper. To the extent that such person has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above or any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. The indemnification and advancement of expenses provided for or granted pursuant to Section 145 of the DGCL is not exclusive of any other rights of indemnification or advancement of expenses to which those seeking indemnification or advancement of expenses may be entitled, and a corporation may purchase and maintain insurance against liabilities asserted against any former or current, director, officer, employee or agent of the corporation, or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not the power to indemnify is provided by the statute.

  Rite Aid Corporation

        Certificate of Incorporation and Bylaws.    Article Tenth of our Certificate of Incorporation and Article VIII of our Bylaws provide for the indemnification of our directors and officers as authorized by Section 145 of the DGCL. The directors and officers of us and our subsidiaries are insured (subject to certain exceptions and deductions) against liabilities which they may incur in their capacity as such including liabilities under the Securities Act, under liability insurance policies carried by us.

  Brooks Pharmacy, Inc.; Maxi Drug North, Inc.; PJC Special Realty Holdings, Inc.

        Certificate of Incorporation.    Article Seventh of the Certificates of Incorporation of the above corporations provides that the corporation shall have and may exercise, to the fullest extent permitted by Delaware law, the power to indemnify its officers and directors. Article Eighth provides that no director shall be personally liable to the corporation or any stockholder except to the extent that exculpation from liability is not permitted under the General Corporation Law of Delaware.

        Bylaws.    Article IV, Section 7 of the Bylaws of the above corporations provides that no director shall be liable to the corporation or its stockholders as a director notwithstanding any provision of law imposing such liability. However, such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) for any transaction from which the director derived any improper personal benefit. Article XIII further provides that the corporation shall indemnify any officer or director to the fullest extent permitted by applicable law, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful. However, no indemnification shall be made in respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable for negligence or misconduct in performance of his or her duty to the corporation, unless a court determines that such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

  Eagle Managed Care Corp.

        Certificate of Incorporation.    Article 10 of the Certificate of Incorporation of Eagle Managed Care Corp. provides that a director of the corporation shall not be personally liable to the corporation or its stockholders except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit.

        Bylaws.    Article VII of the Bylaws of Eagle Managed Care Corp. provides that the corporation shall indemnify any authorized representative of the corporation if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

  Eckerd Corporation

        Certificate of Incorporation.    Article Tenth of the Certificate of Incorporation of Eckerd Corporation provides that a director of the corporation shall not liable to the corporation or its stockholders to the fullest extent permitted by the Delaware General Corporation Law. Article Eleventh further provides that the corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law.

        Bylaws.    Article XIV of the Bylaws of Eckerd Corporation provides that the corporation shall indemnify any officer or director of the corporation if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful. However, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless a court determines that such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Except for proceedings to enforce rights of to indemnification, the corporation shall not be obligated to indemnify any director or officer in connection with a proceeding initiated by such person unless such proceeding was authorized by the Board of Directors.

  EDC Licensing, Inc.; Thrift Drug Services, Inc.

        Certificate of Incorporation.    Article Eighth of the Certificate of Incorporation of the above corporations provides that a director of the corporation shall not be personally liable to the corporation or its stockholders except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit.

        Bylaws.    Article VIII of the Bylaws of the above corporations provides that the corporation shall indemnify in accordance with and to the full extent permitted by Delaware law. It further provides that no such person shall be entitled to indemnification with respect to an action, suit, or proceeding against the corporation, unless such indemnification (i) is due such person pursuant to the specific provisions of any written agreement between such person and the corporation or (ii) has been approved in writing in advance of the commencement of such action, suit, or proceeding.

  Genovese Drug Stores, Inc.

        Certificate of Incorporation.    Article Sixth of the Certificate of Incorporation of Genovese Drug Stores, Inc. provides that any director or officer shall be indemnified by the corporation to the full extent permitted by the General Corporation Law of Delaware or any other applicable laws.

        Bylaws.    Article VIII of the Bylaws of Genovese Drug Stores, Inc. provides that the corporation may indemnify any director or officer to the full extent permitted by Delaware law, and shall indemnify to the full extent required by such laws. It further provides that no such person shall be entitled to indemnification with respect to an action, suit, or proceeding against the corporation, unless such indemnification (i) is due such person pursuant to the specific provisions of any written agreement between such person and the corporation or (ii) has been approved in writing in advance of the commencement of such action, suit, or proceeding.

  JCG Holdings (USA), Inc.

        Certificate of Incorporation.    Article Ninth of the Certificate of Incorporation of JCG Holdings (USA), Inc. provides that the personal liability of the directors of the corporation is eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of 102 of the General Corporation Law of Delaware. Article Tenth further provides that the corporation shall indemnify all persons whom it shall have the power to indemnify under the provisions of 145 of the General Corporation Law of Delaware, and to the fullest extent permitted by said section.

        Bylaws.    Article V of the Bylaws of JCG Holdings (USA), Inc. provides that the corporation shall indemnify any director or officer to the fullest extent permitted by the General Corporation Law of Delaware. It further provides that the corporation shall grant such indemnification to each of its directors and officers with respect to any matter in a proceeding as to which his or her liability is limited pursuant to Section 9 of the Certificate of Incorporation of the corporation. However, such indemnification shall exclude: (i) indemnification with respect to any improper personal benefit which a director or officer is determined to have received and of the expenses to a defense against such a claim, unless successful on the merits of such defense, and (ii) indemnification of present or former officers and directors absorbed in a merger or consolidation, unless specifically authorized by the Board of Directors or stockholders.

  K&B, Incorporated

        Certificate of Incorporation and Bylaws.    Article VII of the Certificate of Incorporation and Article IV of the Bylaws of K&B, Incorporated provides that there shall be no liability of directors to the corporation or its shareholders for monetary damages for breach of fiduciary duty to the fullest extent permitted by Section 102(b)(7) of the DGCL.

  Maxi Drug, Inc.

        Certificate of Incorporation.    Article 10 of the Certificate of Incorporation of Maxi Drug, Inc. provides that a director of the corporation shall not be personally liable to the corporation or its stockholders except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived any improper personal benefit.

        Bylaws.    Article III, Section 3.08 of the Bylaws of Maxi Drug, Inc. provides that a director of the corporation shall not be personally liable to the corporation or its stockholders except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) for any transaction from which the director derived any improper personal benefit. Article VIII, Section 8.02 further provides that the corporation shall indemnify its officers and directors to the extent legally permissible, unless he shall be finally adjudged not to have acted in good faith in the reasonable belief that his action was in the best interests of the corporation.

  P.J.C. Distribution, Inc.

        Bylaws.    Article IX of the Bylaws of P.J.C. Distribution, Inc. provides that the corporation shall indemnify any officer or director, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. However, no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless a court determines that such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

  P.J.C. Realty Co., Inc.

        Bylaws.    Article VII of the Bylaws of P.J.C. Realty Co., Inc. provides that the corporation shall indemnify its officers and directors to the extent permitted by the General Corporation Law of Delaware.

  PJC Lease Holdings, Inc.

        Certificate of Incorporation.    Article Sixth of the Certificate of Incorporation of PJC Lease Holdings, Inc. provides that a director of the corporation shall not be personally liable to the corporation or its stockholders except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) pursuant to Section 174 of the GCL or (iv) for any transaction from which the director derived any improper personal benefit.

        Bylaws.    Article VIII of the Bylaws of PJC Lease Holdings, Inc. provides that the corporation shall indemnify any officer or director, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action, had no reasonable cause to believe such person's conduct was unlawful. However, no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless a court determines that such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Except for proceedings to enforce rights of to indemnification, the corporation shall not be obligated to indemnify any director or officer in connection with a proceeding initiated by such person unless such proceeding was authorized by the Board of Directors.

  Rite Aid Drug Palace, Inc.; Rite Aid Hdqtrs. Corp.; Rite Fund, Inc.; Rite Investments Corp.

        Certificate of Incorporation and Bylaws.    Neither the Certificates of Incorporation nor the Bylaws of the above corporations contain provisions regarding the indemnification of directors or officers.

  Rite Aid Hdqtrs. Funding, Inc.

        Certificate of Incorporation.    Article Sixth of the Certificate of Incorporation of Rite Aid Hdqtrs. Funding, Inc. provides that no director shall be personally liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit. Any repeal or modification of Article Sixth by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

  Rite Aid of Delaware, Inc.

        Certificate of Incorporation.    Article Ninth of the Certificate of Incorporation of Rite Aid of Delaware, Inc. provides that the corporation shall indemnify all persons whom it shall have power to indemnify to the fullest extent permitted by Section 145 of the DGCL.

  Rite Aid Online Store, Inc.; Rite Aid Payroll Management, Inc.

        Certificates of Incorporation:    Article Nine of the Certificates of Incorporation for the above corporations provides that to the fullest extent possible under the DGCL, directors shall not be liable to the corporation or the shareholders for monetary damages for a breach of fiduciary duty as director.

        Bylaws.    Article V of the Bylaws of the above corporations provide that the corporation shall indemnify all persons whom it shall have power to indemnify to the fullest extent permitted by the DGCL.

  Rite Aid Realty Corp.

        Certificate of Incorporation.    Article Tenth of the Certificate of Incorporation of Rite Aid Realty Corp. provides that the corporation shall have the power to indemnify any director or officer if such director or officer acted in good faith and in a manner such director or officer reasonably believed to be in or not opposed to the best interest of the corporation.

  Rite Aid Transport, Inc.

        Certificate of Incorporation.    Article Sixth of the Certificate of Incorporation of Rite Aid Transport, Inc. provides that no director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit.

  Rx Choice, Inc.

        Certificate of Incorporation.    Article Fifth of the Certificate of Incorporation of Rx Choice, Inc. provides that the corporation shall indemnify its directors and officers to the full extent required or permitted by the DGCL.

  The Jean Coutu Group (PJC) USA, Inc.

        Certificate of Incorporation.    Article Tenth of the Certificate of Incorporation of The Jean Coutu Group (PJC) USA, Inc. provides that the corporation shall indemnify each director and officer of the corporation to the extent provided by law. Article Eleventh further provides that no director of the corporation shall be personally liable to any stockholder of the corporation except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of Title 8 of the Delaware Code, or (iv) for any transaction from which the director derived any improper personal benefit.

  Thrift Drug, Inc.

        Certificate of Incorporation.    Article Ninth of the Certificate of Incorporation of Thrift Drug, Inc. provides that a director of the corporation shall not be personally liable to the corporation or its stockholders except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit.

        Bylaws.    Article VIII of the Bylaws of Thrift Drug, Inc. provides that the corporation shall indemnify in accordance with and to the full extent permitted by Delaware law.

The Delaware Limited Liability Companies

        Delaware Limited Liability Company Act.    Section 18-303(a) of the Delaware Limited Liability Company Act ("DLLCA") provides that, except as otherwise provided by the DLLCA, the debts, obligations and liabilities of a limited liability company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the limited liability company, and no member or manager of a limited liability company shall be obligated personally for any such debt, obligation or liability of the limited liability company solely by reason of being a member or acting as a manager of the limited liability company. Section 18-108 of the DLLCA states that subject to such standards and restrictions, if any, as set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

  1515 West State Street Boise, Idaho, LLC; Ann & Government Streets-Mobile, Alabama, LLC; Central Avenue & Main Street Petal-MS, LLC; Eighth and Water Streets-Urichsville, Ohio, LLC; Munson & Andrews, LLC; Paw Paw Lake Road & Paw Paw Avenue-Coloma, Michigan, LLC; Silver Springs Road-Baltimore, Maryland/One, LLC; Silver Springs Road-Baltimore, Maryland/Two, LLC; Name Rite, LLC; State & Fortification Streets-Jackson, Mississippi, LLC; State Street and Hill Road-Gerard, Ohio, LLC; Tyler and Sanders Roads, Birmingham- Alabama, LLC

        Operating Agreement.    Section 3.11 of Article III of the Operating Agreements of the limited liability companies above provides that managers who perform the duties of the managers shall not be personally liable to the company or to any member for any loss or damage sustained by the company or any member, unless (i) the manager has breached or failed to perform the duties of its position under the DLLCA, the Certificate of Formation or the Operating Agreement and (ii) the failure to perform constitutes self-dealing, willful misconduct or recklessness by the manager. Article VI of the Operating Agreement provides that the company shall indemnify indemnified representatives against liability incurred in connection with any proceeding in which the indemnified representative is involved as a party, except: (1) where such indemnification is expressly prohibited by applicable law; (2) where the conduct of the indemnified representative has been finally determined (i) to constitute willful misconduct or recklessness sufficient in the circumstances to bar indemnification against liabilities arising from the conduct; or (ii) to be based upon or attributable to the receipt by the indemnified representative by the company of a personal benefit to which the indemnified representative is not legally entitled; or (3) to the extent such indemnification has been finally determined in a final adjudication to be otherwise unlawful.

  JCG (PJC) USA, LLC

        Limited Liability Company Agreement.    Article 12 of the Limited Liability Company Agreement of JCG (PJC) USA, LLC provides that except as otherwise provided by the Delaware Act, the debts, obligations and liabilities of the company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the company, and the member shall not be obligated for any such debt, obligation or liability of the company. The company shall, to the fullest extent authorized by the Delaware Act, indemnify the member from and against any and all claims and demands arising by reason of the fact that such person is, or was, a member of the company.

  PJC Dorchester Realty LLC; PJC Haverhill Realty LLC; PJC Hyde Park Realty LLC; PJC Manchester Realty LLC; PJC Mansfield Realty LLC; PJC New London Realty LLC; PJC Peterborough Realty LLC; PJC Providence Realty LLC; PJC Realty N.E. LLC; PJC Revere Realty LLC

        Limited Liability Company Agreement.    Article 7.1 of the Limited Liability Company Agreements of the above limited liability companies provides that except as otherwise provided by the DLLCA, the debts, obligations and liabilities of the company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the company, and the sole member shall not be obligated personally for any such debt, obligation or liability of the company. Article 7.2(b) provides that the except as otherwise provided by the DLLCA, the manager shall not be personally liable for ay of the debts, liabilities, obligations or contracts of the company. Article 7.6(a) provides that no member shall have any personal liability whatsoever to the company or any other member. Article 7.6(b) further provides that the company shall indemnify each member against any and all losses, claims, damages, expenses, and liabilities (including, without limitation, indemnification against negligence, gross negligence or breach of duty).

  PJC East Lyme Realty LLC; PJC Hermitage Realty LLC

        Limited Liability Company Agreement.    The Limited Liability Company Agreements of the above limited liability companies do not contain provisions regarding the indemnification of controlling persons, directors or officers.

  Rite Aid Services, LLC

        Operating Agreement.    The Operating Agreement of Rite Aid Services, LLC provides that the company shall indemnify the member and authorized agents of the company for all costs, losses, liabilities and damages accrued in connection with the business of the company to the fullest extent provided by the law of Delaware.

The Delaware Limited Partnership

        Delaware Revised Uniform Limited Partnership Act.    Section 17-108 of the Delaware Revised Uniform Limited Partnership Act provides that, subject to such standards and restrictions, if any, as are set forth in its partnership agreement, a limited partnership may, and shall have the power to, indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever. Section 17-303 provides that a limited partner is not liable for the obligations of a limited partnership unless he or she is also a general partner or, in addition to the exercise of the rights and powers of a limited partner, he or she participates in the control of the business. However, if the limited partner does participate in the control of the business, he or she is liable only to persons who transact business with the limited partnership reasonably believing, based upon the limited partner's conduct, that the limited partner is a general partner.

  Maxi Drug South, L.P.

        Agreement of Limited Partnership.    The Agreement of Limited Partnership of Maxi Drug South, L.P. provides that, subject to the fiduciary duties of a general partner as provided by law, the general partner and its affiliates shall have no liability to the partnership or to any partner for any loss suffered by the partnership which arises out of any action or inaction of the general partner or its affiliates if the general partner or its affiliates, in good faith, determined that such course of conduct is in, or not opposed to, the best interest of the partnership, and such course of conduct did not constitute gross negligence or willful misconduct of the general partner or its affiliates. To the fullest extent permitted by law, the general partner and its affiliates shall be indemnified by the partnership against any losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by them in connection with the partnership, provided that the same were not the result of gross negligence or willful misconduct on the part of the general partner or its affiliates. Any claim for indemnification shall be paid from, and only to the extent of, the partnership's assets and no partners shall have any personal liability on account thereof.

The Alabama Corporations

        Alabama Business Corporations Law.    Code of Alabama, 1975, Section 10-2B-8.51 and 10-2B-8.56 gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement reasonably incurred by him in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in the best interests of the corporation, when acting in his or her official capacity with the corporation, or, in all other cases, not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. No indemnification shall be made, however, in respect of any claim, issue or matter as to which such person shall have not met the applicable standard of conduct, shall have been adjudged to be liable to the corporation or, in connection with any other action, suit or proceeding charging improper personal benefit to such person, if such person was adjudged liable on the basis that personal benefit was improperly received by him, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Also, Section 10-2B-8.52 states that, to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) reasonably incurred by him in connection therewith, notwithstanding that he has not been successful on any other claim, issue or matter in any such action, suit or proceeding.

  3581 Carter Hill Road-Montgomery Corp.; Harco, Inc.; K&B Alabama Corporation; Rite Aid of Alabama, Inc.

        Certificate of Incorporation and Bylaws.    Neither the Certificates of Incorporation nor the Bylaws of the above corporations contain provisions regarding the indemnification of directors or officers.

The California Corporations

        California General Corporation Law.    Section 317 of the California General Corporation Law ("CAGCL") authorizes a court to award, or a corporation to grant, indemnity to officers, directors and other agents for reasonable expenses incurred in connection with the defense or settlement of an action by or in the right of the corporation or in a proceeding by reason of the fact that the person is or was an officer, director, or agent of the corporation. Indemnity is available where the person party to a proceeding or action acted in good faith and in a manner reasonably believed to be in the best interests of the corporation and its shareholders and, with respect to criminal actions, had no reasonable cause to believe his conduct was unlawful. To the extent a corporation's officer, director or agent is successful on the merits in the defense of any proceeding or any claim, issue or related matter, that person shall be indemnified against expenses actually and reasonably incurred. Under Section 317 of the CAGCL, expenses incurred in defending any proceeding may be advanced by the corporation prior to the final disposition of the proceeding upon receipt of any undertaking by or on behalf of the officer, director, employee or agent to repay that amount if it is ultimately determined that the person is not entitled to be indemnified. Indemnifications are to be made by a majority vote of a quorum of disinterested directors, or by approval of members not including those persons to be indemnified, or by the court in which such proceeding is or was pending upon application made by either the corporation, the agent, the attorney, or other person rendering services in connection with the defense. The indemnification provided by Section 317 is not exclusive of any other rights to which those seeking indemnification may be entitled.

  Thrifty Corporation

        Articles of Incorporation and Bylaws.    Neither the Articles of Incorporation nor the Bylaws of Thrifty Corporation contain provisions regarding the indemnification of directors or officers.

  Thrifty PayLess, Inc.

        Articles of Incorporation.    Article VI of the Articles of Incorporation of the above corporations provides that the liability of directors for monetary damages shall be eliminated to the fullest extent permissible under California law and that agents of the corporation shall be indemnified to the fullest extent permissible under California Law and in excess of that expressly permitted by Section 317 of the CAGCL, subject to the limits set forth in Section 204 of the CAGCL.

        Bylaws.    Article V, Section 5.05 of the Bylaws of Thrifty PayLess, Inc. provides that the corporation shall indemnify in accordance with and to the full extent permitted by California law.

The Connecticut Corporation

        Connecticut Business Corporation Act.    Subsection (a) of Section 33-771 of the Connecticut Business Corporation Act ("CTBCA"), provides that a corporation may indemnify an individual who is a party to a proceeding because he is a director against liability incurred in the proceeding if: (1)(A) he conducted himself in good faith; (B) he reasonably believed (i) in the case of conduct in his official capacity, that his conduct was in the best interests of the corporation; and (ii) in all other cases, that his conduct was at least not opposed to the best interests of the corporation; and (C) in the case of any criminal proceeding, he has no reasonable cause to believe his conduct was unlawful; or (2) he engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the certificate of incorporation as authorized by the CTBCA. Subsection (b) of Section 33-771 of the CTBCA provides that a director's conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement that his conduct was at least not opposed to the best interest of the corporation. Subsection (c) of Section 33-771 of the CTBCA provides that the termination of a proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the relevant standard of conduct described in Section 33-771 of the CTBCA. Subsection (d) of Section 33-771 of the CTBCA provides that, unless ordered by a court, a corporation may not indemnify a director: (1) in connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under Section 33-771(a) of the CTBCA; or (2) in connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled, whether or not involving action in his official capacity.

        Section 33-772 of the CTBCA provides that a corporation shall indemnify a director of the corporation who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation, against reasonable expenses incurred by him in connection with the proceeding. Subsection (a) of Section 33-776 of the CTBCA provides that a corporation may indemnify an officer of the corporation who is a party to a proceeding because he is an officer of the corporation (1) to the same extent as a director, and (2) if he is an officer but not a director, to such further extent, consistent with public policy, as may be provided by contract, the certificate of incorporation, the bylaws or a resolution of the board of directors. Subsection (c) of Section 33-776 of the CTBCA provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 33-772 to the same extent to which a director may be entitled to indemnification.

  Rite Aid of Connecticut, Inc.

        Certificate of Incorporation.    Article Sixth of the Certificate of Incorporation of Rite Aid of Connecticut, Inc. provides that the corporation shall indemnify all persons whom it shall have the power to indemnify to the fullest extent permitted by Section 33-320 of the Stock Corporation Act.

The Florida Corporations

        Florida Business Corporation Act.    Section 607.0850 of the Florida Business Corporation Act ("FLBCA") permits, in general, a Florida corporation to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he or she is or was a director or officer of the corporation, or served another entity in any capacity at the request of the corporation, against liability incurred in connection with such proceeding, including any appeal thereof, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of the corporation and, in criminal actions or proceedings, additionally had no reasonable cause to believe that his or her conduct was unlawful. In actions brought by or in the right of the corporation, a corporation may indemnify such person against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred by such person in connection with the defense or settlement of such proceeding, including any appeal thereof, if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which that person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person in fairly and reasonably entitled to indemnification for such expenses which the court shall deem proper. Section 607.0850(6) of the FLBCA permits the corporation to pay such costs or expenses in advance of a final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if he or she is ultimately found not to be entitled to indemnification under the FLBCA. Section 607.0850 of the FLBCA provides that the indemnification and advancement of expense provisions contained in the FLBCA shall not be deemed exclusive of any rights to which a director or officer seeking indemnification or advancement of expenses may be entitled.

  Eckerd Fleet, Inc.

        Articles of Incorporation and Bylaws.    Neither the Articles of Incorporation nor the Bylaws of the above corporation contain provisions regarding the indemnification of directors or officers.

  Patton Drive and Navy Boulevard Property Corporation; Rite Aid of Florida, Inc.

        Articles of Incorporation and Bylaws.    Neither the Articles of Incorporation nor the Bylaws of the above corporations contain provisions regarding the indemnification of directors or officers.

The Georgia Corporation

        Georgia Business Corporation Code.    Subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code ("GABCC") provides that a corporation may indemnify an individual made a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if: (1) such individual conducted himself or herself in good faith; and (2) such individual reasonably believed: (A) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation; (B) in all other cases, that such conduct was at least not opposed to the best interests of the corporation; and (C) in the case of any criminal proceeding, that the individual had no reasonable cause to believe such conduct was unlawful. Subsection (d) of Section 14-2-851 of the GABCC provides that a corporation may not indemnify a director: (1) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct; or (2) or in connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity. Notwithstanding the foregoing, pursuant to Section 14-2-854, a court shall order a corporation to indemnify or give an advance for expenses to a director if such court determines the director is entitled to indemnification under Section 14-2-854 or if it determines that in view of all relevant circumstances, it is fair and reasonable, even if the director has not met the standard of conduct set forth in subsections (a) and (b) of Section 14-2-851 of the GABCC or was adjudged liable in a proceeding referred to in subsection (d) of Section 14-2-851 of the GABCC, but if the director was adjudged so liable, the indemnification shall be limited to reasonable expenses incurred by the director in connection with the proceeding.

        Section 14-2-852 of the GABCC provides that a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding. Subsection (c) of Section 14-2-857 of the GABCC provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 and may apply to a court under Section 14-2-854 for indemnification or advances for expenses, in each case to the same extent to which a director may be entitled to indemnification or advances for expenses under those provisions. In addition, subsection (d) of Section 14-2-857 provides that a corporation may also indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, action of its board of directors or contract.

  Rite Aid of Georgia, Inc.

        Articles of Incorporation and Bylaws.    Neither the Articles of Incorporation nor the Bylaws of Rite Aid of Georgia, Inc. contain provisions regarding the indemnification of directors or officers.

The Illinois Corporation

        Illinois Business Corporation Act.    Under Section 8.75 of the Illinois Business Corporation Act of 1983, ("ILBCA"), a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, a corporation may indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which that person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person in fairly and reasonably entitled to indemnification for such expenses which the court shall deem proper. To the extent that such person has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above or any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith, if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation. Section 8.75(f) of the ILBCA further provides that the indemnification and advancement of expenses provided by or granted under Section 8.75 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

  Rite Aid of Illinois, Inc.

        Articles of Incorporation and Bylaws.    Neither the Articles of Incorporation nor the Bylaws of Rite Aid of Illinois, Inc. contain provisions regarding the indemnification of directors or officers.

The Indiana Corporation

        Indiana Corporation Law.    Chapter 37 of the Indiana Corporation Law ("INCL") states that a corporation may indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if the individual's conduct was in good faith, the individual reasonably believed, in the case of conduct in the individual's official capacity with the corporation, that the individual's conduct was in its best interests, and, in the case of any criminal proceeding, the individual either had reasonable cause to believe the individual's conduct was lawful or had no reasonable cause to believe the individual's conduct was unlawful. Unless limited by its articles of incorporation, a corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding. A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if the director furnishes the corporation a written affirmation of the director's good faith belief that the director has met the standard of conduct described the INCL, the director furnishes the corporation a written undertaking, executed personally or on the director's behalf, to repay the advance if it is ultimately determined that the director did not meet the standard of conduct and a determination is made that the facts then known to those making the determination would not preclude indemnification under the law. A corporation may not indemnify a director unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth under the law. The determination shall be made by the board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding, or by the other methods specified in Chapter 37 of the INCL.

        A corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, member, manager, trustee, employee, or agent of another foreign or domestic corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, or other enterprise, against liability asserted against or incurred by the individual in that capacity or arising from the individual's status as a director, officer, member, manager, employee, or agent. The indemnification and advance for expenses provided for or authorized by the INCL does not exclude any other rights to indemnification and advance for expenses that a person may have under a corporation's articles of incorporation, bylaws or certain other duly authorized agreements.

  Rite Aid of Indiana, Inc.

        Articles of Incorporation and Bylaws.    Neither the Articles of Incorporation nor the Bylaws of Rite Aid of Indiana, Inc. contain provisions regarding the indemnification of directors or officers.

The Kentucky Corporation

        Kentucky Business Corporations Law.    Section 271B.8-510 of the Kentucky Revised Statutes ("KRS") permits a Kentucky corporation to indemnify an individual who was, is or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, because he is or was a director against liability incurred in the proceeding if: (i) he conducted himself in good faith; (ii) he reasonably believed, in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests and, in all other cases, that his conduct was at least not opposed to its best interests; and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Indemnification may be made against the obligation to pay a judgment, settlement, penalty, fine or reasonable expenses (including counsel fees) incurred with respect to a proceeding, except that if the proceeding was by or in the right of the corporation, indemnification may be made only against reasonable expenses. Pursuant to Section 271B.8-530, a corporation may pay for or reimburse the reasonable expenses incurred by a director in advance of final disposition of the proceeding if (i) the director affirms to the corporation in writing his good faith belief that he has met the standard of conduct required for indemnification; (ii) the director undertakes the personal obligation to repay such advance upon an ultimate determination that he failed to meet such standard of conduct; and (iii) a determination is made in the manner specified in KRS Section 271B.8-550 that the facts then known to those making the determination would not preclude indemnification.

        A corporation may not indemnify a director under KRS Section 271B.8-510 in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Unless limited by the articles of incorporation, a director who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation is entitled to indemnification against reasonable expenses incurred by him in connection with the proceeding. Unless limited by its articles of incorporation, a Kentucky corporation may indemnify and advance expenses to an officer, employee or agent of the corporation to the same extent that it may indemnify and advance expenses to directors. The indemnification and advancement of expenses provided by or granted pursuant to KRS 271B.8-500 - 271B.8-580 is not exclusive of any rights to which those seeking indemnification may otherwise be entitled. KRS 271B.8-570 empowers a Kentucky corporation to purchase and maintain insurance on behalf of its directors, officers, employees or agents of the corporation, whether or not the corporation would have the power under KRS 271B.8-510 or KRS 271B.8-520 to indemnify them against such liability.

  Rite Aid of Kentucky, Inc.

        Articles of Incorporation and Bylaws.    Neither the Articles of Incorporation nor the Bylaws of Rite Aid of Kentucky, Inc. contain provisions regarding the indemnification of directors or officers.

The Louisiana Corporations

        Louisiana Business Corporation Law.    Section 83A(1) of the Louisiana Business Corporation Law ("LBCL") permits corporations to indemnify any person who was or is a party or is threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including any action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another business, foreign or nonprofit corporation, partnership, joint venture, or other enterprise, against expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 83A(2) of the LBCL provides that, in case of actions by or in the right of the corporation, the indemnity shall be limited to expenses, including attorneys fees and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the action to conclusion, actually and reasonably incurred in connection with the defense or settlement of such action, and that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for willful or intentional misconduct in the performance of his duty to the corporation, unless, and only to the extent that the court shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 83(B) of the LBCL provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. Any indemnification under Section 83A of the LBCL, unless ordered by the court, shall be made by the corporation only as authorized in a specific case upon a determination that the applicable standard of conduct has been met, and such determination shall be made: (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or (ii) if such a quorum is not obtainable and the board of directors so directs, by independent legal counsel, or (iii) by the stockholders.

        The indemnification provided for by Section 83 of the LBCL shall not be deemed exclusive of any other rights to which the person indemnified is entitled under any bylaw, agreement, authorization of stockholders or directors, regardless of whether directors authorizing such indemnification are beneficiaries thereof, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of his heirs and legal representative; however, no such other indemnification measure shall permit indemnification of any person for the results of such person's willful or intentional misconduct.

  K&B Louisiana Corporation;

        Articles of Incorporation and Bylaws.    Neither the Articles of Incorporation nor the Bylaws of the above corporation contain provisions regarding the indemnification of directors or officers.

  K&B Services, Incorporated

        Articles of Certification.    Article X of the Articles of Incorporation provide that the personal liability of a director or officer to the corporation or the shareholders for monetary damages for breach of fiduciary duty is eliminated to the fullest extent possible under Louisiana Revised Statutes 12:24 (C)(4).

The Maine Corporations

        Maine Business Corporation Act.    Subchapter 5 of Chapter 8 of the Maine Business Corporation Act ("MEBCA") provides that a corporation may indemnify any person who was, is or is threatened to be made a defendant or respondent to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, and whether formal or informal, because that person is or was a director or officer, or while a director or officer of the corporation is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other entity, against any obligation to pay a judgment, settlement, penalty, fine, including any excise tax assessed with respect to an employee benefit plan, or reasonable expenses incurred in the proceeding if: (A) (i) he conducted himself in good faith, (ii) he reasonably believed, in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests and, in all other cases, that his conduct was at least not opposed to its best interests, and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or (B) he engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the corporation's articles of incorporation.

        In addition, unless ordered by a court, a corporation may not indemnify one of the corporation's officers or directors in connection with an action, suit or proceeding (i) by or in the right of the corporation, except for reasonable expenses incurred in connection with the action, suit or proceeding if it is determined that the officer or director acted in accordance with the standard above, or (ii) with respect to conduct for which the director or officer was adjudged liable on the basis that the director or officer received a financial benefit to which the director was not entitled, whether or not involving action in the director's official capacity.

        Under the MEBCA, a corporation may indemnify an officer of the corporation to the same extent as a director and, if the officer is an officer but not a director, to such further extent as may be provided in the corporation's articles of incorporation, bylaws, a resolution of the corporation's board of directors or a contract except for (i) liability in connection with an action, suit or proceeding by or in the right of the corporation other than reasonable expenses incurred in connection with the action, suit or proceeding, or (ii) liability arising out of conduct that constitutes receipt by the officer of a financial benefit to which the officer is not entitled, an intentional infliction of harm on the corporation or its shareholders or an intentional violation of criminal law.

  Rite Aid of Maine, Inc.

        Articles of Incorporation and Bylaws.    Neither the Articles of Incorporation nor the Bylaws of the Rite Aid of Maine, Inc. contain provisions regarding the indemnification of directors or officers.

The Maryland Corporations

        Maryland General Corporation Law.    Under Section 2-418 of the Maryland General Corporation Law ("MDGCL"), a Maryland corporation may indemnify any director who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is a present or former director of the corporation and any person who, while a director of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan. Such indemnification may be against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him in connection with the proceeding unless it is proven that (a) the act or omission of the director was material to the matter giving rise to the proceeding and (i) was committed in bad faith, or (ii) was the result of active and deliberate dishonesty; or (b) the director actually received an improper personal benefit in money, property, or services; or (c) in the case of any criminal proceeding, the director had reasonable cause to believe his act or omission was unlawful. However, the corporation may not indemnify any director in connection with a proceeding by or in the right of the corporation if the director has been adjudged to be liable to the corporation. A director who has been successful in the defense of any proceeding described above shall be indemnified against reasonable expenses incurred in connection with the proceeding. The corporation may not indemnify a director in respect of any proceeding charging improper personal benefits to the director in which the director was adjudged to be liable on the basis that personal benefit was improperly received. The corporation may not indemnify a director or advance expenses for a proceeding brought by the director against the corporation except if the proceeding is brought to enforce indemnification by the corporation or if the corporation's charter or bylaws, a board resolution or contract provides otherwise. Notwithstanding the above provisions, a court of appropriate jurisdiction, upon application of the director, may order indemnification if it determines that in view of all the relevant circumstances, the director is fairly and reasonably entitled to indemnification; however, indemnification with respect to any proceeding by or in the right of the corporation or in which liability was adjudged on the basis that personal benefit was improperly received shall be limited to expenses. A corporation may advance reasonable expenses to a director under certain circumstances, including a written undertaking by or on behalf of such director to repay the amount if it shall ultimately be determined that the standard of conduct necessary for indemnification by the corporation has not been met.

        A corporation may indemnify and advance expenses to an officer of the corporation to the same extent that it may indemnify directors under Section 2-418 of the MDGCL.

        The indemnification and advancement of expenses provided by statute is not exclusive of any other rights, by indemnification or otherwise, to which a director or officer may be entitled under the charter, bylaws, a resolution of shareholders or directors, an agreement or otherwise.

        A corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer, whether or not the corporation would have the power to indemnify a director or officer against liability under the provision of Section 2-418 of the MDGCL. Further, a corporation may provide similar protection, including a trust fund, letter of credit or surety bond, not inconsistent with the statute.

  GDF, Inc.

        Articles of Incorporation.    Article Eighth of the Articles of Incorporation of GDF, Inc. provide that the corporation shall indemnify its directors and officers to the full extent possible under the General Laws of the State of Maryland.

  Read's Inc.

        Articles of Incorporation and Bylaws.    Neither the Articles of Incorporation nor the Bylaws of the above corporations contain provisions regarding the indemnification of directors or officers.

  Rite Aid of Maryland, Inc.

        Articles of Incorporation.    Article Sixth of the Articles of Incorporation of Rite Aid of Maryland, Inc. provide that the corporation shall, to the fullest extent permitted by Section 64 of the MDGCL, indemnify all persons whom it shall have power to indemnify under such law.

The Massachusetts Corporations

        Massachusetts Business Corporation Act.    Section 8.51 of Chapter 156D of the Massachusetts General Laws provides that a corporation may indemnify a director against liability if (1) (i) he conducted himself in good faith; and (ii) he reasonably believed that his conduct was in the best interest of the corporation or that his conduct was at least not opposed to the best interests of the corporation; and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or (2) he engaged in conduct for which he shall not be liable under a provision of the corporation's articles of organization authorized by Section 2.02(b)(4) of Chapter 156D of the Massachusetts General Laws. Section 8.52 of Chapter 156D of the Massachusetts General Laws provides that a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

        Section 8.56 of Chapter 156D of the Massachusetts General Laws provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he is an officer of the corporation (1) to the same extent as a director; and (2) if he is an officer but not a director, to such further extent as may be provided by the articles of organization, the bylaws, a resolution of the board of directors, or contract except for liability arising out of acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law. Section 8.56 also provides that an officer of a corporation who is not a director is entitled to mandatory indemnification under Section 8.52, and that the officer may apply to a court for indemnification or an advance for expenses, in each case to the same extent to which a director may be entitled to indemnification or advance under those provisions. Section 8.57 of the Massachusetts General Laws also affords a Massachusetts corporation the power to obtain insurance on behalf of its directors and officers against liabilities incurred by them in these capacities.

  PJC of Massachusetts, Inc.

        Articles of Organization and Bylaws.    Article VI of the Articles of Organization and Article X of the Bylaws of PJC of Massachusetts, Inc. provide that the corporation shall have the power to indemnify directors and officers in accordance with Massachusetts law.

  PJC Realty MA, Inc.

        Articles of Organization.    Article VI of the Articles of Organization of PJC of Realty MA, Inc. provides that no director shall be personally liable, notwithstanding any law imposing such liability. However, to the extent provided by applicable law, this provision shall eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Sections 60, 62, or 64 of the MBCL, or (iv) for any transaction in connection with which such director derived an improper personal benefit.

        Bylaws.    Article V of the Bylaws of PJC Realty MA, Inc. provides that directors and officers shall be indemnified to the extent permitted by Massachusetts law. However, the corporation shall not indemnify any such person if such person shall be finally adjudged not to have acted in the best interests of corporation.

  Rite Aid of Massachusetts, Inc.

        Articles of Incorporation.    Article 6A of the Articles of Incorporation of Rite Aid of Massachusetts, Inc. provides that each director and officer of the corporation may be indemnified against all costs and expenses, however, the corporation shall not indemnify any such person with respect to any matter that he or she has been adjudicated in any proceeding not to have acting in good faith.

The Michigan Corporations

        Michigan Business Corporation Act.    Under Section 561 of the Michigan Business Corporation Act ("MIBCA"), a Michigan corporations may indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another enterprise, against expenses, including attorney's fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection therewith if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful.

        Under Section 562 of the MIBCA, a Michigan corporation may also provide similar indemnity to such a person for expenses, including attorney's fees, and amounts paid in settlement actually and reasonably incurred by the person in connection with actions or suits by or in the right of the corporation if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the interests of the corporation or its shareholders, except in respect of any claim, issue or matter in which the person has been found liable to the corporation, unless the court determines that the person is fairly and reasonably entitled to indemnification in view of all relevant circumstances, in which case indemnification is limited to reasonable expenses incurred. To the extent that such person has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above or any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. The MIBCA also permits a Michigan corporation to purchase and maintain on behalf of such a person insurance against liabilities incurred in such capacities.

  Apex Drug Stores, Inc.; Perry Distributors, Inc.; Ram-Utica, Inc.; RDS Detroit, Inc.; Rite Aid of Michigan, Inc.

        Articles of Incorporation and Bylaws.    Neither the Articles of Incorporation nor the Bylaws of the above corporations contain provisions regarding the indemnification of directors or officers.

  PDS-1 Michigan, Inc.

        Articles of Incorporation.    Article VIII of the Articles of Incorporation of PDS-1 Michigan, Inc. provides that directors shall not be personally liable for monetary damages to the corporation or its shareholders provided except for 1) a breach of the director's duty of loyalty to the corporation or its shareholders; 2) acts or omissions not in good faith that involve intentional misconduct or a knowing violation of the law; 3) a violation of Section 551(1) of the MIBCA; or 4) a transaction from which the director derived an improper personal benefit. Article VIII further provides that if the MIBCA is amended to authorize further elimination of liability of directors, then the liability of directors shall be limited to the fullest extent permitted by the amended MIBCA.

  Perry Drug Stores, Inc.

        Articles of Incorporation.    Article X of the Articles of Incorporation of Perry Drug Stores, Inc. provides that directors shall not be personally liable for monetary damages to the corporation or its shareholders provided except for (A) a breach of the director's duty of loyalty to the corporation or its shareholders; (B) acts or omissions not in good faith that involve intentional misconduct or a knowing violation of the law; (C) a violation of Section 551(1) of the MIBCA; (D) a transaction from which the director derived an improper personal benefit; or (E) an act or omission occurring before the date Article X became effect. Article X further provides that if the MIBCA is amended to authorize further elimination of liability of directors, then the liability of directors shall be limited to the fullest extent permitted by the amended MIBCA.

  The Michigan Limited Liability Companies

        Michigan Limited Liability Company Act.    Section 408 of the Michigan Limited Liability Company Act ("MLLCA") permits the limited liability company to indemnify and hold harmless any manager from and against any and all claims and demands sustained by reason of any acts or omissions as a manager, as provided in a contract with the manager or to the fullest extent provided by agency law, subject to certain exceptions. Section 408 further permits a limited liability company to purchase and maintain insurance on behalf of a manager against any liability or expense asserted against or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the company could indemnify him or her against liability.

  1740 Associates, LLC; Northline & Dix-Toledo-Southgate, LLC; Seven Mile and Evergreen-Detroit, LLC

        Operating Agreement.    Section 3.11 of Article III of the Operating Agreements of limited liability companies above provides that managers who perform the duties of the managers shall not be personally liable to the company or to any member for any loss or damage sustained by the company or any member, unless (i) the manager has breached or failed to perform the duties of its position under the MLLCA, the Certificate of Formation or the Operating Agreement and (ii) the failure to perform constitutes self-dealing, willful misconduct or recklessness by the manager. Article VI of the Operating Agreement provides that the company shall indemnify indemnified representatives against liability incurred in connection with any proceeding in which the indemnified representative is involved as a party, except: (1) where such indemnification is expressly prohibited by applicable law; (2) where the conduct of the indemnified representative has been finally determined (i) to constitute willful misconduct or recklessness sufficient in the circumstances to bar indemnification against liabilities arising from the conduct; or (ii) to be based upon or attributable to the receipt by the indemnified representative by the company of a personal benefit to which the indemnified representative is not legally entitled; or (3) to the extent such indemnification has been finally determined in a final adjudication to be otherwise unlawful.

The Mississippi Corporation

        Mississippi Business Corporation Act.    The Mississippi Business Corporation Act ("MSBCA") empowers a corporation to indemnify an individual who is a party to a proceeding because he is a director against liability incurred in the proceeding if (i) he conducted himself in good faith; (ii) he reasonably believed, in the case of conduct in his official capacity, that his conduct was in the best interests of the corporation, and in all other cases, that his conduct was at least not opposed to the best interests of the corporation; and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A corporation may also indemnify an individual who engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation as authorized by Section 79-4-2.02(b)(5) of the MSBCA. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the relevant standard of conduct.

        Unless ordered by a court, under Section 79-4-8.54(a)(3) of the MSBCA, a corporation may not indemnify a director (i) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under the MSBCA; or (ii) in connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled, whether or not involving action in his official capacity. The MSBCA further provides that a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding. Also, a corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he is a director. The director must deliver to the corporation: (1) a written affirmation of his good faith belief that he has met the relevant standard of conduct described in the MSBCA or that the proceeding involves conduct for which liability has been eliminated under a provision of the articles of incorporation as authorized by the MSBCA; and (2) his written undertaking to repay any funds advanced if he is not entitled to mandatory indemnification under the MSBCA and it is ultimately determined under the MSBCA that he has not met the relevant standard of conduct described in the MSBCA. The undertaking required must be an unlimited general obligation of the director. It need not be secured and may be accepted without reference to the financial ability of the director to make repayment.

        A corporation may not indemnify a director as described above unless authorized by (i) if there are two or more disinterested directors, by a majority vote of all the disinterested directors (a majority of whom shall for such purpose constitute a quorum) or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote; (ii) if there are fewer than two disinterested directors, by the vote necessary for action by the board in accordance with the MSBCA, in which authorization directors who do not qualify as disinterested directors may participate or (iii) the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the authorization. A corporation may also indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he is an officer to the same extent as for a director.

  K&B Mississippi Corporation

        Articles of Incorporation and Bylaws.    Neither the Articles of Incorporation nor the Bylaws of the above corporation contain provisions regarding the indemnification of directors or officers.

The New Hampshire Corporation

        New Hampshire Business Corporation Act.    Section 293-A:8.51 of the New Hampshire Business Corporation Act ("NHBCA") provides that a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if: (1) he conducted himself in good faith; and (2) he reasonably believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests; and (ii) in all other cases, that his conduct was at least not opposed to its best interests; and (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Under NHBCA Section 293-A:8.53, a New Hampshire corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of the final disposition of the proceeding if: (1) the director furnishes the corporation a written affirmation of his good faith belief that he has met the standard of conduct described in the preceding sentence; and (2) the director furnishes the corporation an undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet the standard of conduct; and (3) a determination is made that the facts then known to those making the determination would not preclude indemnification. Unless a corporation's articles of incorporation provide otherwise, the corporation may indemnify and advance expenses to an officer, employee or agent of the corporation who is not a director to the same extent as to a director. A corporation may not indemnify a director (x) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (y) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Unless limited by its articles of incorporation, a New Hampshire corporation must indemnify a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director or officer of the corporation against reasonable expenses incurred by him in connection with the proceeding. A New Hampshire corporation may also purchase and maintain on behalf of a director or officer insurance against liabilities incurred in such capacities, whether or not the corporation would have the power to indemnify him against the same liability under NHBCA Sections 293-A:8.51 or 293-A:8.52.

  Rite Aid of New Hampshire, Inc.

        Articles of Agreement and Bylaws.    Neither the Articles of Agreement nor the Bylaws of Rite Aid of New Hampshire, Inc. contain provisions regarding the indemnification of directors or officers.

The New Jersey Corporations

        New Jersey Business Corporation Act.    Section 14A:3-5 of the New Jersey Business Corporation Act ("NJBCA") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a corporate agent (i.e., a director, officer, employee or agent of the corporation or a director, officer, trustee, employee or agent of another related corporation or enterprise), against reasonable costs (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceedings, had no reasonable cause to believe that such conduct was unlawful. Section 14A:3-5 of the NJBCA also empowers a corporation to indemnify a corporate agent against reasonable costs (including attorneys' fees) incurred by him in connection with any proceeding by or in the right of the corporation to procure a judgment in its favor which involves such corporate agent by reason of the fact that he is or was a corporate agent if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Superior Court of New Jersey or the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

        To the extent that a corporate agent has been successful in the defense of any action, suit or proceeding referred to above, or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) incurred by him in connection therewith. Section 14A:3-5 further provides that indemnification provided for by Section 14A:3-5 shall not be deemed exclusive of any rights to which the indemnified party may be entitled. The NJBCA also empowers a corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or expenses incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities and expenses under NJBCA Section 14A:3-5.

  657-659 Broad St. Corp.; Lakehurst and Broadway Corporation; Rite Aid of New Jersey, Inc.

        Certificate of Incorporation and Bylaws.    Neither the Certificates of Incorporation nor the Bylaws of the above corporations contain provisions regarding the indemnification of directors or officers.

The New York Corporations

        New York Business Corporation Law.    Section 722(a) of the New York Business Corporation Law ("NYBCL") provides that a corporation may indemnify any officer or director, made or threatened to be made, a party to an action or proceeding, other than one by or in the right of the corporation, including an action by or on the right of any other corporation or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, because he was a director or officer of the corporation, or served such other corporation or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or in the case of service for any other corporation or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, had no reasonable cause to believe that his conduct was unlawful.

        Section 722(c) of the NYBCL provides that a corporation may indemnify any officer or director made, or threatened to be made, a party to an action by or in the right of the corporation by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation of any type or kind, or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for another corporation or other enterprise, not opposed to, the best interests of the corporation. The corporation may not, however, indemnify any officer or director pursuant to Section 722(c) in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought or, if no action was brought, any court of competent jurisdiction, determines upon application, that the person is fairly and reasonably entitled to indemnity for such portion of the settlement and expenses as the court deems proper.

        Section 723 of the NYBCL provides that an officer or director who has been successful, on the merits or otherwise, in the defense of a civil or criminal action of the character set forth in Section 722 is entitled to indemnification as permitted in such section. Section 724 of the NYBCL permits a court to award the indemnification required by Section 722.

  Rite Aid of New York, Inc.; Rite Aid Rome Distribution Center, Inc.

        Certificate of Incorporation.    Article Seventh of the Certificates of Incorporation of the above corporations provide that nothing in the Articles of Incorporation should be construed to limit, prohibit, deny, or abrogate the powers granted by the NYBCL including, in particular, the power of the corporation to furnish indemnification to directors and officers as described in the NYBCL.

The North Carolina Corporations

        North Carolina Business Corporation Act.    Section 55-8-51 of the North Carolina Business Corporation Act ("NCBCA") provides that a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if: (1) he conducted himself in good faith; and (2) he reasonably believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests; and (ii) in all other cases, that his conduct was at least not opposed to its best interests; and (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A corporation may not indemnify a director (i) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (ii) in connection with any proceeding charging improper benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

        Section 55-8-57 of the NCBCA permits a corporation, in its articles of incorporation or bylaws or by contract or resolution, to indemnify, or agree to indemnify, its directors, officers, employees or agents against liability and expenses (including attorneys' fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation. Sections 55-8-52 and 55-8-56 of the NCBCA require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was made a party because he was or is a director or officer of the corporation against reasonable expenses actually incurred by the director or officer in connection with the proceeding. Section 55-8-57 of the NCBCA authorizes a corporation to purchase and maintain insurance on behalf of an individual who was or is a director, officer, employee or agent of the corporation against certain liabilities incurred by such a person, whether or not the corporation is otherwise authorized by the NCBCA to indemnify that person.

  Rite Aid of North Carolina, Inc.

        Articles of Incorporation and Bylaws.    Neither the Articles of Incorporation nor the Bylaws of the above corporation contain provisions regarding the indemnification of directors or officers.

  EDC Drug Stores, Inc.

        Articles of Incorporation.    Article Six of the Articles of Incorporation of EDC Drug Stores, Inc. provides that a director of the corporation shall not be personally liable for monetary damages for breach of any duty as a director except and only to the extent applicable law restricts the effectiveness of this provision.

        Bylaws.    Article X of the Bylaws of EDC Drug Stores, Inc. provides that directors and officers of the corporation shall have the right to be indemnified by the corporation to the fullest extent permitted by law.

The Ohio Corporations

        Ohio General Corporation Law.    Pursuant to Section 1701.13(E) of the Ohio Revised Code, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, a corporation may indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of (i) any claim, issue or matter as to which that person shall have been adjudged to be liable for negligence or misconduct in performance of his duty to the corporation unless, and only to the extent that, the court of common please or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person in fairly and reasonably entitled to indemnification for such expenses which the court of common please or such other court shall deem proper; or (ii) any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Ohio Revised Code. An Ohio corporation is required to indemnify a director or officer against expenses actually and reasonably incurred to the extent that the director or officer is successful in defending a lawsuit brought against him or her by reason of the fact that the director or officer is or was a director or officer of the corporation.

        The indemnification provided for in Section 1701.13(E) of the Ohio Revised Code is not exclusive of any other rights of indemnification to which those seeking indemnification may be entitled, and a corporation may purchase and maintain insurance against liabilities asserted against any former or current, director, officer, employee or agent of the corporation, or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not the power to indemnify is provided by the statute.

  4042 Warrensville Center Road-Warrensville Ohio, Inc.; 5600 Superior Properties, Inc.; Broadview and Wallings-Broadview Heights Ohio, Inc.; Rite Aid of Ohio, Inc.; The Lane Drug Company

        Articles of Incorporation and Bylaws.    Neither the Articles of Incorporation nor the Bylaws of the above corporations contain provisions regarding the indemnification of directors or officers.

The Ohio Limited Liability Companies

        Ohio Limited Liability Companies Law.    Pursuant to Section 1705.32(A) of the Ohio Revised Code, a limited liability company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the limited liability company) by reason of the fact that he or she is or was a manager, member, employee or agent of the limited liability company, or is or was serving at the request of the limited liability company as a manager, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the company and (ii) with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the company, a limited liability company may indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the company, except that no indemnification may be made in respect of any claim, issue or matter as to which that person shall have been adjudged to be liable for negligence or misconduct in performance of his duty to the company unless, and only to the extent that, the court of common please or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person in fairly and reasonably entitled to indemnification for such expenses which the court of common please or such other court shall deem proper. An Ohio limited liability company is required to indemnify a manager or officer against expenses actually and reasonably incurred to the extent that the manager or officer is successful in defending a lawsuit brought against him or her by reason of the fact that the manager or officer is or was a manager or officer of the company.

        The statutory right of indemnification is not exclusive in Ohio, and a limited liability company may, among other things, grant rights to indemnification under the limited liability company's operating agreement or other agreements. Ohio limited liability companies are also specifically authorized to procure insurance against any liability that may be asserted against managers and officers, whether or not the limited liability company would have the power to indemnify such persons.

  764 South Broadway-Geneva, Ohio, LLC; Gettysburg and Hoover-Dayton, Ohio, LLC; Mayfield & Chillicothe Roads-Chesterland, LLC

        Operating Agreement.    Section 3.11 of Article III of the Operating Agreement of limited liability company above provides that managers who perform the duties of the managers shall not be personally liable to the company or to any member for any loss or damage sustained by the company or any member, unless (i) the manager has breached or failed to perform the duties of its position under the Ohio Limited Liability Company Act, the Certificate of Formation or the Operating Agreement and (ii) the failure to perform constitutes self-dealing, willful misconduct or recklessness by the manager. Article VI of the Operating Agreement provides that the company shall indemnify indemnified representatives against liability incurred in connection with any proceeding in which the indemnified representative is involved as a party, except: (1) where such indemnification is expressly prohibited by applicable law; (2) where the conduct of the indemnified representative has been finally determined (i) to constitute willful misconduct or recklessness sufficient in the circumstances to bar indemnification against liabilities arising from the conduct; or (ii) to be based upon or attributable to the receipt by the indemnified representative by the company of a personal benefit to which the indemnified representative is not legally entitled; or (3) to the extent such indemnification has been finally determined in a final adjudication to be otherwise unlawful.

The Pennsylvania Corporations

        Pennsylvania Business Corporation Law.    Pursuant to Sections 1741-1743 of the Pennsylvania Business Corporation Law ("PABCL"), a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, a corporation may indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which that person shall have been adjudged to be liable for negligence or misconduct in performance of his duty to the corporation unless, and only to the extent that, the court of common please or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person in fairly and reasonably entitled to indemnification for such expenses which the court of common please or such other court shall deem proper. A Pennsylvania corporation is required to indemnify a director or officer against expenses actually and reasonably incurred to the extent that the director or officer is successful in defending a lawsuit brought against him or her by reason of the fact that the director or officer is or was a director or officer of the corporation.

        Section 1746 of the PABCL provides that the foregoing provisions shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under, among other things, any by-law provision, provided that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

  Keystone Centers, Inc.; Rite Aid of Pennsylvania, Inc.

        Articles of Incorporation and Bylaws.    Neither the Articles of Incorporation nor the Bylaws of the above corporations contain provisions regarding the indemnification of directors or officers.

The Rhode Island Corporations

        Rhode Island Business Corporation Act.    The Rhode Island Business Corporation Act (the "RIBCA") generally permits a corporation to indemnify a director or officer for expenses incurred by them by reason of their position with the corporation if the person has acted in good faith and with the reasonable belief (i) in the case of conduct in his or her official capacity that his or her conduct was in the best interests of the corporation and, (ii) in all other cases, that his or her conduct was at least not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Unless limited by the corporation's charter, the RIBCA also permits indemnification if a court of appropriate jurisdiction, upon application of a director or officer and such notice as the court shall require, determines that the individual is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he or she has met the standard of conduct referred to above. However, the RIBCA does not permit a corporation to indemnify persons (1) in actions brought by or in the right of the corporation if the person is adjudged to be liable to the corporation, or (2) in actions in which the director is adjudged to be liable on the basis that personal benefit was improperly received by him or her, although, in both cases, it does permit indemnification, but only of expenses, if, and only to the extent, approved by a court of appropriate jurisdiction. The RIBCA permits the right to indemnification to include the right to be paid by the corporation for expenses the indemnified person incurs in defending the proceeding in advance of its final disposition; the indemnified party deliver to the corporation a written affirmation of a good faith belief that he or she has met the applicable standards of conduct and that he or she undertakes to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified under the charter or otherwise. However, under the RIBCA, except where indemnification is ordered by a court of appropriate jurisdiction upon application of any director, officer, employee or agent, no indemnification will be made unless authorized in the specific case after a determination has been made, by the board of directors, special legal counsel or the shareholders that indemnification is permissible in the circumstances because the director, officer, employee or agent has met the standard of conduct for indemnification described above.

  537 Elm Street Corporation

        Articles of Incorporation and Bylaws.    Neither the Articles of Incorporation nor the Bylaws of 537 Elm Street Corporation contain provisions regarding the indemnification of directors or officers.

  MC Woonsocket, Inc.; PJC of Cranston, Inc.; PJC of East Providence, Inc.; PJC of Rhode Island, Inc.

        Bylaws.    Article IX of the Bylaws of the above corporations provides that the corporation shall have the power to indemnify and reimburse directors and officers as provided for in Section 7-1.1-4.1 of the Business Corporation Act of the State of Rhode Island, including any amendment or substitutions for such Section which may be made from time to time.

  P.J.C. of West Warwick, Inc.

        Bylaws.    Article XIII of the Bylaws of P.J.C. of West Warwick, Inc. provides that the corporation shall indemnify any director or officer to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, if such person acted in good faith and in a manner he or she reasonably believed to be in the in or not opposed to the best interest if the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. However, no indemnification shall be made in respect of any claim, issue or matter as to which such a person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation, unless a court determines that such person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper.

The South Carolina Corporation

        South Carolina Business Corporation Act.    The South Carolina Business Corporation Act of 1988 ("SCBCA") provides that a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if: (1) he conducted himself in good faith; and (2) he reasonably believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests; and (ii) in all other cases, that his conduct was at least not opposed to its best interests; and (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Under the SCBCA, a South Carolina corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of the final disposition of the proceeding if: (1) the director furnishes the corporation a written affirmation of his good faith belief that he has met the standard of conduct described in the preceding sentence; and (2) the director furnishes the corporation an undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet the standard of conduct; and (3) a determination is made that the facts then known to those making the determination would not preclude indemnification. Unless a corporation's articles of incorporation provide otherwise, the corporation may indemnify and advance expenses to an officer, employee or agent of the corporation who is not a director to the same extent as to a director. A corporation may not indemnify a director (x) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (y) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Unless limited by its articles of incorporation, a corporation must indemnify a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director or officer of the corporation against reasonable expenses incurred by him in connection with the proceeding. A corporation may also purchase and maintain on behalf of a director or officer insurance against liabilities incurred in such capacities, whether or not the corporation would have the power to indemnify him against the same liability under the statute.

  Rite Aid of South Carolina, Inc.

        Articles of Incorporation and Bylaws.    Neither the Articles of Incorporation nor the Bylaws of Rite Aid of South Carolina, Inc. contain provisions regarding the indemnification of directors or officers.

The Tennessee Corporations

        Tennessee Business Corporation Act.    The Tennessee Business Corporation Act ("TNBCA") provides that a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if: (1) he conducted himself in good faith; and (2) he reasonably believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests; and (ii) in all other cases, that his conduct was at least not opposed to its best interests; and (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Under the TNBCA, a corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of the final disposition of the proceeding if: (1) the director furnishes the corporation a written affirmation of his good faith belief that he has met the standard of conduct described in the preceding sentence; and (2) the director furnishes the corporation an undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet the standard of conduct; and (3) a determination is made that the facts then known to those making the determination would not preclude indemnification. Unless a corporation's articles of incorporation provide otherwise, the corporation may indemnify and advance expenses to an officer, employee or agent of the corporation who is not a director to the same extent as to a director. A corporation may not indemnify a director (x) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (y) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Unless limited by its articles of incorporation, a corporation must indemnify a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director or officer of the corporation against reasonable expenses incurred by him in connection with the proceeding. A corporation may also purchase and maintain on behalf of a director or officer insurance against liabilities incurred in such capacities, whether or not the corporation would have the power to indemnify him against the same liability under the statute.

  K&B Tennessee Corporation

        Articles of Incorporation.    Article 8 of the Articles of Incorporation of K&B Tennessee Corporation provides that except as specifically limited in Section 48-18-502 of the TNBCA, the corporation shall indemnify liability incurred by a director or officer if such person conducted himself or herself in good faith and believed that their conduct was in the corporation's best interest or at least not opposed to the corporation's best interest.

  Rite Aid of Tennessee, Inc.

        Articles of Incorporation and Bylaws.    Neither the Articles of Incorporation nor the Bylaws of Rite Aid of Tennessee, Inc. contain provisions regarding the indemnification of directors or officers.

The Texas Corporation

        Texas Business Corporation Act.    Article 2.02-1 of the Texas Business Corporation Act ("TXBCA") authorizes a Texas corporation to indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding, including any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative because the person is or was a director. The TXBCA provides that unless a court of competent jurisdiction determines otherwise, indemnification is permitted only if it is determined that the person (1) conducted himself in good faith; (2) reasonably believed (a) in the case of conduct in his official capacity as a director of the corporation, that his conduct was in the corporation's best interests; and (b) in all other cases, that his conduct was at least not opposed to the corporation's best interests; and (3) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. A person may be indemnified under Article 2.02-1 of the TXBCA against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses actually incurred by the person (including court costs and attorneys' fees), but if the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by him, the indemnification is limited to reasonable expenses actually incurred and shall not be made in respect of any proceeding in which the person has been found liable for willful or intentional misconduct in the performance of his duty to the corporation. A corporation is obligated under Article 2.02-1 of the TXBCA to indemnify a director or officer against reasonable expenses incurred by him in connection with a proceeding in which he is named defendant or respondent because he is or was director or officer if he has been wholly successful, on the merits or otherwise, in the defense of the proceeding. Under Article 2.02-1 of the TXBCA a corporation may (1) indemnify and advance expenses to an officer, employee, agent or other persons who are or were serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another entity to the same extent that it may indemnify and advance expenses to its directors, (2) indemnify and advance expenses to directors and such other persons identified in (1) to such further extent, consistent with law, as may be provided in the corporation's articles of incorporation, bylaws, action of its board of directors, or contract or as permitted by common law and (3) purchase and maintain insurance or another arrangement on behalf of directors and such other persons identified in (1) against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person.

  K&B Texas Corporation

        Articles of Incorporation and Bylaws.    Neither the Articles of Incorporation nor the Bylaws of K&B Texas Corporation contain provisions regarding the indemnification of directors or officers.

The Vermont Corporations

        Vermont Business Corporation Act.    The Vermont Business Corporation Act ("VTBCA") generally empowers a corporation to indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if: (1) he conducted himself in good faith; and (2) he reasonably believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests; and (ii) in all other cases, that his conduct was at least not opposed to its best interests; and (3) in the case of any proceeding brought by a governmental entity, he had no reasonable cause to believe his conduct was unlawful and he is not finally found to have engaged in a reckless or intentional unlawful act. A corporation may not indemnify a director (x) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (y) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Unless limited by its articles of incorporation, a corporation must indemnify a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director or officer of the corporation against reasonable expenses incurred by him in connection with the proceeding. Under the VTBCA, a corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of the final disposition of the proceeding if: (1) the director furnishes the corporation a written affirmation of his good faith belief that he has met the standard of conduct described in Section 8.51 of the VTBCA; (2) the director furnishes the corporation an undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet the standard of conduct; and (3) a determination is made that the facts then known to those making the determination would not preclude indemnification. Unless a corporation's articles of incorporation provide otherwise, the corporation may indemnify and advance expenses to an officer, employee or agent of the corporation who is not a director to the same extent as to a director. A corporation may also purchase and maintain on behalf of a director or officer insurance against liabilities incurred in such capacities, whether or not the corporation would have the power to indemnify him against the same liability under the statute.

  Maxi Green Inc.; PJC of Vermont

        Articles of Incorporation.    Article VIII of the Articles of Incorporation of the above corporations provides that, to the extent permitted by Section 2.02(b)(4) of the VTBCA, as the same may be supplemented and amended, no director of the corporation shall be personally liable to the corporation or its shareholders for money damages for any action taken, or any failure to take any action, solely as a director, based on a failure to discharge his or her own duties in accordance with Section 8.30 of the Vermont Business Corporation Act, as the same may be supplemented and amended.

        Bylaws.    Article V of the Bylaws of the above corporations provides that the corporation shall indemnify all persons whom it shall have the power to indemnify under the VTBCA, but only if the corporation authorized the payment and made a determination of the director's conduct in accordance with the VTBCA.

  Rite Aid of Vermont, Inc.

        Articles of Association.    Article Sixth of the Articles of Association of Rite Aid of Vermont, Inc. provides that the corporation shall indemnify all persons whom it shall have the power to indemnify under the VTBCA to the fullest extent permitted by the VTBCA.

The Virginia Corporations

        Virginia Stock Corporation Act.    The Virginia Stock Corporation Act ("VASCA") empowers a corporation to indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if: (1) he conducted himself in good faith; and (2) he reasonably believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests; and (ii) in all other cases, that his conduct was at least not opposed to its best interests; and (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A corporation may not indemnify a director (1) in connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard in the preceding sentence; or (2) in connection with any other proceeding charging improper personal benefit to the director, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Unless limited by its articles of incorporation, a corporation must indemnify a director who entirely prevails in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding. Under the VASCA, a corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of the final disposition of the proceeding if: (1) the director furnishes the corporation a written affirmation of his good faith belief that he has met the standard of conduct described in Section 13.1-697 of the VASCA; and (2) the director furnishes the corporation an undertaking, executed personally or on his behalf, to repay the advance if the director is not entitled to mandatory indemnification under Section 13.1-698 of the VASCA and it is ultimately determined that he did not meet the relevant standard of conduct. Unless a corporation's articles of incorporation provide otherwise, the corporation may indemnify and advance expenses to an officer of the corporation to the same extent as to a director. A corporation may also purchase and maintain on behalf of a director or officer insurance against liabilities incurred in such capacities, whether or not the corporation would have the power to indemnify him against the same liability under the VASCA.

  England Street-Asheland Corporation; Rite Aid of Virginia, Inc.

        Articles of Incorporation and Bylaws.    Neither the Articles of Incorporation nor the Bylaws of the above corporations contain provisions regarding the indemnification of directors or officers.

The Virginia Limited Liability Companies

        Virginia Limited Liability Company Act.    Section 13.1-1009 of the Virginia Limited Liability Company Act ("VALLCA") permits a Virginia limited liability company, subject to the standards and restrictions set forth in its articles of organization or operating agreement, to indemnify and hold harmless any member, manager or other person from and against any and all claims and demands whatsoever, and to pay for or reimburse any member, manager or other person for reasonable expenses incurred by such a person who is party to a proceeding in advance of final disposition of the proceeding.

  112 Burleigh Avenue Norfolk, LLC

        Operating Agreement.    Section 3.11 of Article III of the Operating Agreement of limited liability company above provides that managers who perform the duties of the managers shall not be personally liable to the company or to any member for any loss or damage sustained by the company or any member, unless (i) the manager has breached or failed to perform the duties of its position under the DLLCA, the Certificate of Formation or the Operating Agreement and (ii) the failure to perform constitutes self-dealing, willful misconduct or recklessness by the manager. Article VI of the Operating Agreement provides that the company shall indemnify indemnified representatives against liability incurred in connection with any proceeding in which the indemnified representative is involved as a party, except: (1) where such indemnification is expressly prohibited by applicable law; (2) where the conduct of the indemnified representative has been finally determined (i) to constitute willful misconduct or recklessness sufficient in the circumstances to bar indemnification against liabilities arising from the conduct; or (ii) to be based upon or attributable to the receipt by the indemnified representative by the company of a personal benefit to which the indemnified representative is not legally entitled; or (3) to the extent such indemnification has been finally determined in a final adjudication to be otherwise unlawful.

  Fairground, LLC

        Operating Agreement.    Section 3.14 of Article III of the Operating Agreement of Fairground, LLC provides that managers and members shall be indemnified to the maximum extent permitted under Section 13.1-1025 of the VALLCA.

The Washington Corporation

        Washington Business Corporation Act.    The Washington Business Corporation Act ("WABCA") empowers a corporation to indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if: (1) he conducted himself in good faith; and (2) he reasonably believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests; and (ii) in all other cases, that his conduct was at least not opposed to its best interests; and (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A corporation may not indemnify a director (1) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding; or (2) in connection with any other proceeding charging improper personal benefit to the director, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Unless limited by its articles of incorporation, a corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding. Under the WABCA, a corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of the final disposition of the proceeding if: (1) the director furnishes the corporation a written affirmation of his good faith belief that he has met the standard of conduct described in Section 23B.08.510 of the WABCA; and (2) the director furnishes the corporation an undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet the relevant standard of conduct. Unless a corporation's articles of incorporation provide otherwise, the corporation may indemnify and advance expenses to an officer, employee or agent of the corporation to the same extent as to a director. A corporation may also purchase and maintain on behalf of a director, officer, employee or agent of the corporation insurance against liabilities incurred in such capacities, whether or not the corporation would have the power to indemnify him against the same liability under the WABCA.

  5277 Associates, Inc.

        Certificate of Incorporation.    Article VI of the Certificate of Incorporation of 5227 Associates, Inc. provides that no director shall be personally liable to the corporation or any of its stockholders for monetary damages for his or her conduct as a director, except for (i) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (ii) conduct violating WABCA 23B.08.310, or (iii) any transaction from which the director will personally receive a benefit to which the director is not legally entitled. If the WABCA is amended to further eliminate personal liability of directors, then the liability of directors of the corporation shall be deemed to be eliminated to the fullest extent of the law.

The Washington, D.C. Corporation

        District of Columbia Business Corporation Act.    The District of Columbia Business Corporation Act provides that a corporation organized under the laws of the District of Columbia has the right to indemnify any and all directors or officers or former directors or officers or any person who may have served at its request as a director or officer of another corporation in which it owns shares of capital stock or of which it is a creditor against expenses actually and necessarily incurred by them in connection with the defense of any action, suit, or proceeding in which they, or any of them, are made parties, or a party, by reason of being or having been directors or officers or a director or officer of the corporation or of such other corporation, except in relation to matters as to which any such director or officer or former director or person shall be adjudged in such action, suit, or proceeding to be liable for negligence or misconduct in the performance of duty. Such indemnification is not exclusive of any other rights to which those indemnified may be untitled under any bylaw, agreement or otherwise.

  Rite Aid of Washington, D.C., Inc.

        Articles of Incorporation and Bylaws.    Neither the Articles of Incorporation nor the Bylaws of Rite Aid of Washington, D.C., Inc. contain provisions regarding the indemnification of directors or officers.

The West Virginia Corporation

        West Virginia Business Corporation Act.    The West Virginia Business Corporation Act ("WVBCA") empowers a corporation to indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if: (1)(A) he conducted himself in good faith; and (B) he reasonably believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests; and (ii) in all other cases, that his conduct was at least not opposed to its best interests; and (C) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or (2) he engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation. A corporation may not indemnify a director (1) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding; or (2) in connection with any other proceeding with respect to conduct for which he was adjudged liable on the basis that he received financial benefit to which he was not entitled, whether or not involving action in his official capacity. A corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding. Under the WVBCA, a corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of the final disposition of the proceeding if: (1) the director furnishes the corporation a written affirmation of his good faith belief that he has met the relevant standard of conduct; and (2) the director furnishes the corporation a written undertaking to repay the advance if the director is not entitled to mandatory indemnification under the WVBCA and it is ultimately determined that he did not meet the relevant standard of conduct. A corporation may indemnify and advance expenses to an officer of the corporation to the same extent as to a director. A corporation may also purchase and maintain on behalf of a director or officer of the corporation insurance against liabilities incurred in such capacities, whether or not the corporation would have the power to indemnify him against the same liability under the WVBCA.

  Rite Aid of West Virginia, Inc.

        Certificate of Incorporation.    Article III of the Certificate of Incorporation of Rite Aide of West Virginia, Inc. provides that directors and officers shall be indemnified by the corporation against all expenses and liabilities except in such cases wherein the director or officer is adjudged liable for negligence or misconduct in the performance of his duties as a director or officer.

Item 21.    Exhibits and Financial Statement Schedules.

Exhibits

        Certain of the agreements included as exhibits to this prospectus contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the other parties to the applicable agreement and:

  •
  should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

  •
  have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

  •
  may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

  •
  were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

        The Company acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.

Exhibit Numbers	Description	Incorporation By Reference To
2.1	Amended and Restated Stockholder Agreement, dated August 23, 2006, amended and restated as of June 4, 2007, by and between Rite Aid Corporation, The Jean Coutu Group (PJC) Inc., Jean Coutu, Marcelle Coutu, Francois J. Coutu, Michel Coutu, Louis Coutu, Sylvie Coutu and Marie-Josee Coutu	Exhibit 2.2 to Form 10-Q, filed on July 12, 2007
2.2	Registration Rights Agreement, dated August 23, 2006, by and between Rite Aid Corporation and The Jean Coutu Group (PJC) Inc.	Exhibit 10.2 to Form 8-K, filed on August 24, 2006
3.1	Restated Certificate of Incorporation dated December 12, 1996	Exhibit 3(i) to Form 8-K, filed on November 2, 1999
3.2	Certificate of Amendment to the Restated Certificate of Incorporation dated February 22, 1999	Exhibit 3(ii) to Form 8-K, filed on November 2, 1999
3.3	Certificate of Amendment to the Restated Certificate of Incorporation dated June 27, 2001	Exhibit 3.4 to Registration Statement on Form S-1, File No. 333-64950, filed on July 12, 2001
3.4	Certificate of Amendment to the Restated Certificate of Incorporation dated June 4, 2007	Exhibit 4.4 to Registration Statement on Form S-8, File No. 333-146531, filed on October 5, 2007
3.5	Certificate of Amendment to the Restated Certificate of Incorporation dated June 25, 2009	Exhibit 3.5 to Form 10-Q, filed on July 8, 2009
3.6	7% Series G Cumulative Convertible Pay-in-Kind Preferred Stock Certificate of Designation dated January 28, 2005	Exhibit 3.2 to Form 8-K, filed on February 2, 2005
3.7	6% Series H Cumulative Convertible Pay-in-Kind Preferred Stock Certificate of Designation dated January 28, 2005	Exhibit 3.3 to Form 8-K, filed on February 2, 2005
3.8	Amended and Restated By-Laws	Exhibit 3.1 to Form 8-K, filed on April 13, 2007
3.9	Amendment to Sections 1, 3 and 4 of Article V of Amended and Restated By-Laws	Exhibit 3.1 to Form 8-K, filed on December 21, 2007
4.1
	Indenture, dated August 1, 1993, by and between Rite Aid Corporation, as issuer, and Morgan Guaranty Trust Company of New York, as trustee, related to the Company's 7.70% Notes due 1027 and 6.875% Notes due 2013	Exhibit 4A to Registration Statement on Form S-3, File No. 033-63794, filed on June 3, 1993
4.2
	Supplemental Indenture, dated as of February 3, 2000, between Rite Aid Corporation, as issuer, and U.S. Bank Trust National Association as successor to Morgan Guaranty Trust Company of New York, to the Indenture dated as of August 1, 1993, relating to the Company's 7.70% Notes due 2027 and 6.875% Notes due 2013	Exhibit 4.1 to Form 8-K filed on February 7, 2000

Exhibit Numbers	Description	Incorporation By Reference To
4.3	Indenture, dated as of December 21, 1998, between Rite Aid Corporation, as issuer, and Harris Trust and Savings Bank, as trustee, related to the Company's 6.875% Notes due 2028	Exhibit 4.1 to Registration Statement on Form S-4, File No. 333-74751, filed on March 19, 1999
4.4
	Supplemental Indenture, dated as of February 3, 2000, between Rite Aid Corporation and Harris Trust and Savings Bank, to the Indenture dated December 21, 1998, between Rite Aid Corporation and Harris Trust and Savings Bank, related to the Company's 5.5% Notes due 2013 and 6.875% Notes due 2028	Exhibit 4.4 to Form 8-K, filed on February 7, 2000
4.5	Indenture, dated as of April 22, 2003, between Rite Aid Corporation, as issuer, and BNY Midwest Trust Company, as trustee, related to the Company's 8.125% Senior Secured Notes due 2010	Exhibit 4.11 to Form 10-K, filed on May 2, 2003
4.6
	Supplemental Indenture, dated as of June 4, 2007, between Rite Aid Corporation, the subsidiaries named therein and The Bank of New York Trust Company, N.A. to the Indenture dated as of April 22, 2003 between Rite Aid Corporation and BNY Midwest Trust Company, related to the Company's 8.125% Senior Secured Notes due 2010	Exhibit 4.6 to Form 10-Q, filed on January 9, 2008
4.7
	Second Supplemental Indenture, dated as of June 17, 2008, between Rite Aid Corporation, the subsidiaries named therein and The Bank of New York Trust Company, N.A., to the Indenture dated as of April 22, 2003 between Rite Aid Corporation and BNY Midwest Trust Company, related to the Company's 8.125% Senior Secured Notes due 2010	Exhibit 4.7 to Form 10-Q, filed on July 10, 2008
4.8	Indenture, dated as of May 20, 2003, between Rite Aid Corporation, as issuer, and BNY Midwest Trust Company, as trustee, related to the Company's 9.25% Senior Notes due 2013	Exhibit 4.12 to Form 10-Q, filed on July 3, 2003
4.9
	Supplemental Indenture, dated as of June 4, 2007, between Rite Aid Corporation, the subsidiaries named therein and The Bank of New York Trust Company, N.A. to the Indenture dated as of May 20, 2003 between Rite Aid Corporation and BNY Midwest Trust Company, related to the Company's 9.25% Senior Secured Notes due 2013	Exhibit 4.8 to Form 10-Q, filed on January 9, 2008
4.10
	Second Supplemental Indenture, dated as of June 17, 2008, between Rite Aid Corporation, the subsidiaries named therein and The Bank of New York Trust Company, N.A., as successor trustee, to the Indenture dated as of May 20, 2003 between Rite Aid Corporation and BNY Midwest Trust Company, related to the Company's 9.25% Senior Secured Notes due 2013	Exhibit 4.10 to Form 10-Q, filed on July 10, 2008

Exhibit Numbers	Description	Incorporation By Reference To
4.11	Indenture, dated as of February 15, 2007, between Rite Aid Corporation, as issuer, the subsidiary guarantors named therein and The Bank of New York Trust Company, N.A., as trustee, related to the Company's 7.5% Senior Secured Notes due 2017	Exhibit 99.1 to Form 8-K, filed on February 26, 2007
4.12
	Supplemental Indenture, dated as of June 4, 2007, between Rite Aid Corporation, the subsidiaries named therein and The Bank of New York Trust Company, N.A. to the Indenture dated as of February 21, 2007 between Rite Aid Corporation and The Bank of New York Trust Company, N.A., related to the Company's 7.5% Senior Secured Notes due 2017	Exhibit 4.12 to Form 10-Q, filed on January 9, 2008
4.13
	Second Supplemental Indenture, dated as of July 9, 2008, among Rite Aid Corporation, the subsidiaries named therein and The Bank of New York Mellon Trust Company, N. A., as successor trustee, to the Indenture, dated as of February 15, 2007, between Rite Aid Corporation and The Bank of New York Trust Company, N.A., related to the Company's 7.5% Senior Secured Notes due 2017	Exhibit 4.13 to Form 10-Q, filed on July 10, 2008
4.14	Indenture, dated as of February 21, 2007, between Rite Aid Corporation, as issuer, and The Bank of New York Trust Company, N.A., as trustee, related to the Company's 8.625% Senior Notes due 2015	Exhibit 99.2 to Form 8-K, filed on February 26, 2007
4.15
	Supplemental Indenture, dated as of June 4, 2007, between Rite Aid Corporation, the subsidiaries named therein and The Bank of New York Trust Company, N.A. to the Indenture dated as of February 21, 2007 between Rite Aid Corporation and The Bank of New York Trust Company, N.A., related to the Company's 8.625% Senior Secured Notes due 2015	Exhibit 4.14 to Form 10-Q, filed on January 9, 2008
4.16
	Second Supplemental Indenture, dated as of July 9, 2008, among Rite Aid Corporation, the subsidiaries named therein and The Bank of New York Mellon Trust Company, N.A., as successor trustee, to the Indenture, dated as of February 15, 2007, between Rite Aid Corporation and The Bank of New York Trust Company, N.A., related to the Company's 8.625% Senior Notes due 2015	Exhibit 4.16 to Form 10-Q, filed on July 10, 2008
4.17
	Amended and Restated Indenture, dated as of June 4, 2007 among Rite Aid Corporation (as successor to Rite Aid Escrow Corp.), the subsidiary guarantors named therein and The Bank of New York Trust Company, N.A., as Trustee, related to the Company's 9.375% Senior Notes due 2015	Exhibit 4.1 to Form 8-K, filed on June 7, 2007

Exhibit Numbers	Description	Incorporation By Reference To
4.18	First Supplemental Indenture, dated as of July 9, 2008, among Rite Aid Corporation, the subsidiaries named therein and The Bank of New York Mellon Trust Company, N.A. to the Amended and Restated Indenture, dated as of June 4, 2007, among Rite Aid Corporation (as successor to Rite Aid Escrow Corp.), the subsidiary guarantors named therein and The Bank of New York Trust Company, N.A., related to the Company's 9.375% Senior Notes due 2015	Exhibit 4.18 to Form 10-Q, filed on July 10, 2008
4.19
	Amended and Restated Indenture, dated as of June 4, 2007 among Rite Aid Corporation (as successor to Rite Aid Escrow Corp.), the subsidiary guarantors named therein and The Bank of New York Trust Company, N.A., as Trustee, related to the Company's 9.5% Senior Notes due 2017	Exhibit 4.2 to Form 8-K, filed on June 7, 2007
4.20
	First Supplemental Indenture, dated as of July 9, 2008, among Rite Aid Corporation, the subsidiaries named therein and The Bank of New York Mellon Trust Company, N.A., as successor trustee, to the Amended and Restated Indenture, dated as of June 4, 2007, among Rite Aid Corporation (as successor to Rite Aid Escrow Corp.), the subsidiary guarantors named therein and The Bank of New York Trust Company, N.A., related to the Company's 9.5% Senior Notes due 2017	Exhibit 4.20 to Form 10-Q, filed on July 10, 2008
4.21	Indenture, dated as of May 29, 2008, between Rite Aid Corporation, as issuer, and The Bank of New York Trust Company, N.A., as trustee, related to the Company's Senior Debt Securities	Exhibit 4.1 to Form 8-K, filed on June 2, 2008
4.22
	First Supplemental Indenture, dated as of May 29, 2008, between Rite Aid Corporation, the subsidiaries named therein and The Bank of New York Trust Company, N.A. to the Indenture dated as of May 29, 2008 between Rite Aid Corporation and The Bank of New York Trust Company, N.A., related to the Company's 8.5% Convertible Notes due 2015 Securities	Exhibit 4.2 to Form 8-K, filed on June 2, 2008
4.23
	Indenture, dated as of July 9, 2008, between Rite Aid Corporation, as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee, related to the Company's 10.375% Senior Secured Notes due 2016	Exhibit 4.23 to Form 10-Q, filed on July 10, 2008
4.24
	Indenture, dated as of June 12, 2009, among Rite Aid Corporation, as issuer, the subsidiary guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee, related to the Company's 9.750% Senior Secured Notes due 2016	Exhibit 4.1 to Form 8-K, filed on June 16, 2009

Exhibit Numbers	Description	Incorporation By Reference To
4.25	Indenture, dated as of October 26, 2009, among Rite Aid Corporation, as issuer, the Subsidiary Guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee, related to the Company's 10.250% Senior Secured Notes due 2019	Exhibit 4.1 to Form 8-K, filed on October 29, 2009
4.26	Form of 10.250% Notes due 2019 (included in Exhibit 4.25)	Exhibit 4.2 to Form 8-K, filed on October 29, 2009
5	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP	Exhibit 5 to Form S-4, filed on December 18, 2009
10.1	1999 Stock Option Plan*	Exhibit 10.1 to Form 10-K, filed on May 21, 2001
10.2	2000 Omnibus Equity Plan*	Included in Proxy Statement dated October 24, 2000
10.3	2001 Stock Option Plan*	Exhibit 10.3 to Form 10-K, filed on May 21, 2001
10.4	2004 Omnibus Equity Plan*	Exhibit 10.4 to Form 10-K, filed on April 29, 2005
10.5	2006 Omnibus Equity Plan*	Exhibit 10 to Form 8-K, filed on January 22, 2007
10.6	Employment Agreement by and between Rite Aid Corporation and John T. Standley, dated as of September 24, 2008*	Exhibit 10.2 to Form 10-Q, filed on October 8, 2008
10.7	Employment Agreement by and between Rite Aid Corporation and Frank G. Vitrano, dated as of September 24, 2008*	Exhibit 10.3 to Form 10-Q, filed on October 8, 2008
10.8	Employment Agreement by and between Rite Aid Corporation and Marc A. Strassler, dated as of March 9, 2009*	Exhibit 10.8 to Form 10-K, filed on April 17, 2009
10.9	Rite Aid Corporation Restricted Stock and Stock Option Award Agreement, made as of December 5, 1999, by and between Rite Aid Corporation and Robert G. Miller*	Exhibit 4.31 to Form 8-K, filed on January 18, 2000
10.10	Employment Agreement by and between Rite Aid Corporation and Mary F. Sammons, dated as of December 5, 1999*	Exhibit 10.2 to Form 8-K, filed on January 18, 2000
10.11	Amendment No. 1 to Employment Agreement by and between Rite Aid Corporation and Mary F. Sammons, dated as of May 7, 2001*	Exhibit 10.12 to Form 10-Q, filed on May 21, 2001
10.12	Amendment No. 2 to Employment Agreement by and between Rite Aid Corporation and Mary F. Sammons, dated as of September 30, 2003*	Exhibit 10.3 to Form 10-Q, filed on October 7, 2003

Exhibit Numbers	Description	Incorporation By Reference To
10.13	Amendment No. 3 to Employment Agreement by and between Rite Aid Corporation and Mary F. Sammons, dated as of December 30, 2008*	Exhibit 10.6 to Form 10-Q, filed on January 7, 2009
10.14	Side Agreement to Employment Agreement by and between Rite Aid Corporation and Mary F. Sammons, dated as of October 11, 2006*	Exhibit 10.14 to Form 10-K, filed on April 29, 2008
10.15	Rite Aid Corporation Restricted Stock and Stock Option Award Agreement, made as of December 5, 1999, by and between Rite Aid Corporation and Mary F. Sammons*	Exhibit 4.32 to Form 8-K, filed on January 18, 2000
10.16	Employment Agreement by and between Rite Aid Corporation and Douglas E. Donley, dated as of August 1, 2000*	Exhibit 10.1 to Form 10-Q, filed on December 22, 2005
10.17	Amendment No. 1 to Employment Agreement by and between Rite Aid Corporation and Douglas E. Donley, dated as of December 18, 2008*	Exhibit 10.4 to Form 10-Q, filed on January 7, 2009
10.18	Rite Aid Corporation Special Executive Retirement Plan*	Exhibit 10.15 to Form 10-K, filed on April 26, 2004
10.19	Employment Agreement by and between Rite Aid Corporation and Brian Fiala, dated as of June 26, 2007*	Exhibit 10.1 to Form 10-Q, filed on July 12, 2007
10.20	Amendment No. 1 to Employment Agreement by and between Rite Aid Corporation and Brian Fiala, dated as of December 18, 2008*	Exhibit 10.3 to Form 10-Q, filed on January 7, 2009
10.21	Employment Agreement by and between Rite Aid Corporation and Ken Martindale, dated as of December 3, 2008*	Exhibit 10.7 to Form 10-Q, filed on January 7, 2009
10.22	Employment Agreement by and between Rite Aid Corporation and Robert I. Thompson, dated as of February 3, 2008*	Exhibit 10.5 to Form 10-Q, filed on January 6, 2010
10.23	Amendment No. 1 to Employment Agreement by and between Rite Aid Corporation and Robert I. Thompson, dated as of September 23, 2009*	Exhibit 10.6 to Form 10-Q, filed on January 6, 2010
10.24	Supply Agreement by and between Rite Aid Corporation and McKesson Corporation, dated as of December 22, 2003**	Exhibit 10.25 to Form 10-K, filed on April 29, 2008
10.25	First Amendment to Supply Agreement by and between Rite Aid Corporation and McKesson Corporation, dated as of December 8, 2007**	Exhibit 10.26 to Form 10-K, filed on April 29, 2008
10.26	Second Amendment to Supply Agreement by and between Rite Aid Corporation and McKesson Corporation, dated as of November 7, 2008**	Exhibit 10.1 to Form 10-Q, filed on January 7, 2009

Exhibit Numbers	Description	Incorporation By Reference To
10.27	Third Amendment to Supply Agreement by and between Rite Aid Corporation and McKesson Corporation, dated as of February 1, 2009**	Exhibit 10.30 to Form 10-K, filed on April 17, 2009
10.28	Fourth Amendment to Supply Agreement by and between Rite Aid Corporation and McKesson Corporation, dated as of December 10, 2009**	Exhibit 10.4 to Form 10-Q, filed on January 6, 2010
10.29	Management Services Agreement by and between Rite Aid Corporation and Leonard Green & Partners, L.P., dated as of January 1, 2003	Exhibit 10.27 to Form 10-K, filed on April 29, 2008
10.30	Fourth Amendment to Management Services Agreement by and between Rite Aid Corporation and Leonard Green & Partners, L.P., dated as of February 12, 2007	Exhibit 10.28 to Form 10-K, filed on April 29, 2008
10.31
	Amended and Restated Credit Agreement, dated as of June 5, 2009, among Rite Aid Corporation, the lenders from time to time party thereto and Citicorp North America, Inc., as administrative agent and collateral agent	Exhibit 10.1 to Form 8-K, filed on June 11, 2009
10.32
	Refinancing Amendment No. 1, dated as of June 10, 2009, relating to the Amended and Restated Credit Agreement, dated as of June 5, 2009, among Rite Aid Corporation, the subsidiary guarantors party thereto, the lender party thereto and Citicorp North America, Inc., as Administrative Agent	Exhibit 10.2 to Form 8-K, filed on June 11, 2009
10.33
	Refinancing Amendment No. 2, dated as of June 26, 2009, relating to the Amended and Restated Credit Agreement, dated as of June 5, 2009, among Rite Aid Corporation, the subsidiary guarantors party thereto, the lenders party thereto and Citicorp North America, Inc., as Administrative Agent and Collateral Processing Agent	Exhibit 10.1 to Form 8-K, filed on July 1, 2009
10.34
	Amended and Restated Collateral Trust and Intercreditor Agreement, including the related definitions annex, dated as of June 5, 2009, among Rite Aid Corporation, each subsidiary named therein or which becomes a party thereto, Wilmington Trust Company, as collateral trustee, Citicorp North America, Inc., as senior collateral processing agent, The Bank of New York Trust Company, N.A., as trustee under the 2017 7.5% Note Indenture (as defined therein) and The Bank of New York Mellon Trust Company, N.A., as trustee under the 2016 10.375% Note Indenture (as defined therein), and each other Second Priority Representative and Senior Representative which becomes a party thereto	Exhibit 10.3 to Form 8-K, filed on June 11, 2009
10.35	Amended and Restated Senior Subsidiary Guarantee Agreement, dated as of June 5, 2009 among the subsidiary guarantors party thereto and Citicorp North America, Inc., as senior collateral agent	Exhibit 10.4 to Form 8-K, filed on June 11, 2009

Exhibit Numbers	Description	Incorporation By Reference To
10.36	Amended and Restated Senior Subsidiary Security Agreement, dated as of June 5, 2009, by the subsidiary guarantors party thereto in favor of the Citicorp North America, Inc., as senior collateral agent	Exhibit 10.5 to Form 8-K, filed on June 11, 2009
10.37
	Amended and Restated Senior Indemnity, Subrogation and Contribution Agreement, dated as of May 28, 2003, and supplemented as of September 27, 2004, among Rite Aid Corporation, the Subsidiary Guarantors, and Citicorp North America, Inc. and JPMorgan Chase Bank, N.A., as collateral processing co-agents	Exhibit 4.27 to Form 10-K, filed on April 29, 2008
10.38
	Second Priority Subsidiary Guarantee Agreement, dated as of June 27, 2001, as amended and restated as of May 28, 2003, and as supplemented as of January 5, 2005, among the Subsidiary Guarantors and Wilmington Trust Company, as collateral agent	Exhibit 4.36 to Form 10-K, filed on April 17, 2009
10.39
	Second Priority Subsidiary Security Agreement, dated as of June 27, 2001, as amended and restated as of May 28, 2003, as supplemented as of January 5, 2005, and as amended in the Reaffirmation Agreement and Amendment dates as of January 11, 2005, by the Subsidiary Guarantors in favor of Wilmington Trust Company, as collateral trustee	Exhibit 4.37 to Form 10-K, filed on April 17, 2009
10.40
	Amended and Restated Second Priority Indemnity, Subrogation and Contribution Agreement, dated as of May 28, 2003, and as supplemented as of January 5, 2005, among the Subsidiary Guarantors and Wilmington Trust Company, as collateral agent	Exhibit 4.33 to Form 10-K, filed on April 29, 2008.
10.41	Intercreditor Agreement, dated as of February 18, 2009, by and among Citicorp North America, Inc. and Citicorp North America, Inc., and acknowledged and agreed to by Rite Aid Funding II	Exhibit 10.2 to Form 8-K, filed on February 20, 2009
10.42
	Senior Lien Intercreditor Agreement dated as of June 12, 2009, among Rite Aid Corporation, the subsidiary guarantors named therein, Citicorp North America, Inc., as senior collateral agent for the Senior Secured Parties (as defined therein), Citicorp North America, Inc., as senior representative for the Senior Loan Secured Parties (as defined therein), The Bank of New York Mellon Trust Company, N.A., as Senior Representative (as defined therein) for the Initial Additional Senior Debt Parties (as defined therein), and each additional Senior Representative from time to time party thereto	Exhibit 10.2 to Form 8-K, filed on June 16, 2009

Exhibit Numbers	Description	Incorporation By Reference To
10.43	Registration Rights Agreement relating to the 9.750% Senior Secured Notes due 2016, dated as of June 12, 2009, among Rite Aid Corporation, the subsidiary guarantors and Citigroup Global Markets Inc., Banc of America Securities LLC, and Wachovia Capital Markets, LLC as the Initial Purchasers of the 9.750% Notes	Exhibit 10.1 to Form 8-K, filed on June 16, 2009
10.44
	Registration Rights Agreement relating to the 10.250% Senior Secured Notes due 2019, dated October 26, 2009, among Rite Aid Corporation, the Subsidiary Guarantors and Citigroup Global Markets Inc., Wells Fargo Securities, LLC, Banc of America Securities LLC, and Goldman, Sachs & Co., as the Initial Purchasers of the Notes	Exhibit 10.3 to Form 8-K, filed on October 29, 2009
10.45
	Incremental Facility Amendment No. 1, dated as of October 26, 2009, among Rite Aid Corporation, the lenders party thereto, Citicorp North America, Inc., as administrative agent and collateral agent and the other agents party thereto	Exhibit 10.1 to Form 8-K, filed on October 29, 2009
10.46
	Incremental Facility Amendment No. 2, dated as of October 19, 2009 and effective as of October 26, 2009, among Rite Aid Corporation, the lenders party thereto, Citicorp North America, Inc., as administrative agent and collateral agent and the other agents party thereto	Exhibit 10.2 to Form 8-K, filed on October 29, 2009
11	Statement regarding computation of earnings per share	Filed herewith
12	Statement regarding computation of ratio of earnings to fixed charges	Exhibit 12 to Form 10-K, filed on April 17, 2009
21	Subsidiaries of the Registrant	Exhibit 21 to Form S-4, filed on August 5, 2009
23	Consent of Deloitte & Touche LLP	Filed herewith
25	Statement of Eligibility of Trustee	Exhibit 25 to Form S-4, filed on December 18, 2009
99.1	Form of Letter of Transmittal	Exhibit 99.1 to Form S-4, filed on December 18, 2009
99.2	Form of Letter to Clients	Exhibit 99.2 to Form S-4, filed on December 18, 2009
99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees	Exhibit 99.3 to Form S-4, filed on December 18, 2009

*
Constitutes a compensatory plan or arrangement required to be filed with this prospectus.

**
Confidential portions of these exhibits were redacted and filed separately with the Securities and Exchange Commission pursuant to requests for confidential treatment.

Financial Statement Schedules

RITE AID CORPORATION AND SUBSIDIARIES

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

For the Years Ended February 28, 2009, March 1, 2008 and March 3, 2007

(dollars in thousands)

Allowances deducted from accounts receivable for estimated uncollectible amounts:	Balance at Beginning of Period	Additions Charged to Costs and Expenses	Deductions	Allowances Related to the Purchase of Jean Coutu, USA	Balance at End of Period
Year ended February 28, 2009	$41,221	$31,269	$35,000	—	$37,490
Year ended March 1, 2008	$30,246	$34,598	$34,015	10,392	$41,221
Year ended March 3, 2007	$32,336	$26,603	$28,693	—	$30,246

Item 22.    Undertakings.

        (a)   The undersigned registrants hereby undertake:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned registrants hereby undertake that:

          (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of a registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camp Hill, State of Pennsylvania, on January 14, 2010.

RITE AID CORPORATION
By:	/s/ MARY F. SAMMONS
	Name:	Mary F. Sammons
	Title:	Chairman of the Board of Directors and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MARY F. SAMMONS Mary F. Sammons	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	January 14, 2010
* Michel Coutu	Non-Executive Co-Chairman of the Board of Directors	January 14, 2010
* John T. Standley	President, Chief Operating Officer, and Director	January 14, 2010
* Frank G. Vitrano	Senior Executive Vice President, Chief Financial Officer and Chief Administrative Officer (Principal Financial Officer)	January 14, 2010
/s/ MARC A. STRASSLER Marc A. Strassler	Executive Vice President, General Counsel and Secretary	January 14, 2010
* Douglas E. Donley	Senior Vice President, Chief Accounting Officer (Principal Accounting Officer)	January 14, 2010
* Joseph B. Anderson, Jr.	Director	January 14, 2010

Signature	Title	Date

* André Belzile	Director	January 14, 2010
* François J. Coutu	Director	January 14, 2010
* James L. Donald	Director	January 14, 2010
* David R. Jessick	Director	January 14, 2010
* Robert G. Miller	Director	January 14, 2010
* Michael N. Regan	Director	January 14, 2010
* Philip G. Satre	Director	January 14, 2010
* Jonathan D. Sokoloff	Director	January 14, 2010
* Marcy Syms	Director	January 14, 2010
* Dennis Wood, O.C.	Director	January 14, 2010
* /s/ MARC A. STRASSLER Marc A. Strassler Attorney- in- Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camp Hill, State of Pennsylvania, on January 14, 2010.

112 BURLEIGH AVENUE NORFOLK, LLC
1515 WEST STATE STREET BOISE, IDAHO, LLC
3581 CARTER HILL ROAD-MONTGOMERY CORP.
4042 WARRENSVILLE CENTER ROAD-WARRENSVILLE OHIO, INC.
5277 ASSOCIATES, INC.
537 ELM STREET CORPORATION
5600 SUPERIOR PROPERTIES, INC.
657-659 BROAD ST. CORP.
764 SOUTH BROADWAY-GENEVA, OHIO, LLC
ANN & GOVERNMENT STREETS-MOBILE, ALABAMA, LLC
BROADVIEW AND WALLINGS-BROADVIEW HEIGHTS OHIO, INC.
CENTRAL AVENUE & MAIN STREET PETAL-MS, LC
EAGLE MANAGED CARE CORP.
EIGHTH AND WATER STREETS-URICHSVILLE, OHIO, LLC
ENGLAND STREET-ASHELAND CORPORATION
FAIRGROUND, LLC
GDF, INC.
GETTYSBURG AND HOOVER-DAYTON, OHIO, LLC
HARCO, INC.
K&B ALABAMA CORPORATION
K&B LOUISIANA CORPORATION
K&B MISSISSIPPI CORPORATION
K&B SERVICES, INCORPORATED
K&B TENNESSEE CORPORATION
K&B TEXAS CORPORATION
K&B, INCORPORATED
KEYSTONE CENTERS, INC.
LAKEHURST AND BROADWAY CORPORATION
MAYFIELD & CHILLICOTHE ROADS-CHESTERLAND, LLC
MUNSON & ANDREWS, LLC
NAME RITE, LLC
PATTON DRIVE AND NAVY BOULEVARD PROPERTY CORPORATION
READ'S INC.

RITE AID DRUG PALACE, INC.
RITE AID HDQTRS. CORP.
RITE AID OF ALABAMA, INC.
RITE AID OF CONNECTICUT, INC.
RITE AID OF DELAWARE, INC.
RITE AID OF FLORIDA, INC.
RITE AID OF GEORGIA, INC.
RITE AID OF ILLINOIS, INC.
RITE AID OF INDIANA, INC.
RITE AID OF KENTUCKY, INC.
RITE AID OF MAINE, INC.
RITE AID OF MARYLAND, INC.
RITE AID OF MASSACHUSETTS, INC.
RITE AID OF NEW HAMPSHIRE, INC.
RITE AID OF NEW JERSEY, INC.
RITE AID OF NORTH CAROLINA, INC.
RITE AID OF OHIO, INC.
RITE AID OF PENNSYLVANIA, INC.
RITE AID OF SOUTH CAROLINA, INC.
RITE AID OF TENNESSEE, INC.
RITE AID OF VIRGINIA, INC.
RITE AID OF WASHINGTON, D.C., INC.
RITE AID OF WEST VIRGINIA, INC.
RITE AID ONLINE STORE INC.
RITE AID PAYROLL MANAGEMENT INC.
RITE AID REALTY CORP.
RITE AID SERVICES, LLC
RITE AID TRANSPORT, INC.
RX CHOICE, INC.
SILVER SPRINGS ROAD-BALTIMORE, MARYLAND/ONE, LLC
SILVER SPRINGS ROAD-BALTIMORE, MARYLAND/TWO, LLC
STATE & FORTIFICATION STREETS-JACKSON, MISSISSIPPI, LLC
STATE STREET AND HILL ROAD-GERARD, OHIO, LLC
THE LANE DRUG COMPANY
THRIFTY CORPORATION
TYLER AND SANDERS ROADS, BIRMINGHAM-ALABAMA, LLC
By:	/s/ CHRISTOPHER HALL
Name:	Christopher Hall
Title:	President and Director

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Title	Title	Date

/s/ CHRISTOPHER HALL Christopher Hall	President and Director	January 14, 2010
/s/ MARC A. STRASSLER Marc A. Strassler	Senior Vice President and Assistant Secretary	January 14, 2010
* James J. Comitale	Vice President, Secretary and Director	January 14, 2010
* I. Lawrence Gelman	Vice President and Assistant Secretary	January 14, 2010
* Douglas E. Donley	Vice President, Assistant Treasurer and Director	January 14, 2010
* Michael A. Podgurski	Vice President	January 14, 2010
* Kenneth C. Black	Vice President	January 14, 2010
* Matthew Schroeder	Treasurer	January 14, 2010
* Michael Yount	Assistant Secretary	January 14, 2010
* /s/ MARC A. STRASSLER Marc A. Strassler Attorney- in- Fact

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camp Hill, State of Pennsylvania, on January 14, 2010.

RITE AID ROME DISTRIBUTION CENTER, INC. RITE AID OF NEW YORK, INC.
By:	/s/ CHRISTOPHER HALL
	Name:	Christopher Hall
	Title:	President and Director

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ CHRISTOPHER HALL Christopher Hall	President and Director	January 14, 2010
/s/ MARC A. STRASSLER Marc A. Strassler	Senior Vice President and Assistant Secretary	January 14, 2010
* James J. Comitale	Vice President, Secretary and Director	January 14, 2010
* I. Lawrence Gelman	Vice President and Assistant Secretary	January 14, 2010
* Douglas E. Donley	Vice President, Assistant Treasurer and Director	January 14, 2010
* Michael A. Podgurski	Vice President	January 14, 2010
* Kenneth C. Black	Vice President	January 14, 2010

Signature	Title	Date

* Matthew Schroeder	Treasurer	January 14, 2010
* Michael Yount	Assistant Secretary	January 14, 2010
* /s/ MARC A. STRASSLER Marc A. Strassler Attorney- in- Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camp Hill, State of Pennsylvania, on January 14, 2010.

1740 ASSOCIATES, LLC
APEX DRUG STORES, INC.
NORTHLINE & DIX—TOLEDO SOUTHGATE, LLC
PAW PAW LAKE ROAD & PAW PAW AVENUE—OLOMA, MICHIGAN, LLC
PDS-1 MICHIGAN, INC.
PERRY DISTRIBUTORS, INC.
PERRY DRUG STORES, INC.
RAM—UTICA, INC.
RDS DETROIT, INC.
RITE AID OF MICHIGAN, INC.
SEVEN MILE AND EVERGREEN—DETROIT, LLC
By:	/s/ CHRISTOPHER HALL
	Name:	Christopher Hall
	Title:	President and Director

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ CHRISTOPHER HALL Christopher Hall	President and Director	January 14, 2010
/s/ MARC A. STRASSLER Marc A. Strassler	Senior Vice President and Assistant Secretary	January 14, 2010
* James J. Comitale	Vice President, Secretary and Director	January 14, 2010
* I. Lawrence Gelman	Vice President and Assistant Secretary	January 14, 2010
* Douglas E. Donley	Vice President, Assistant Treasurer and Director	January 14, 2010

Signature	Title	Date

* Michael A. Podgurski	Vice President	January 14, 2010
* Kenneth C. Black	Vice President	January 14, 2010
* Matthew Schroeder	Treasurer	January 14, 2010
* Michael Yount	Assistant Secretary	January 14, 2010
* /s/ MARC A. STRASSLER Marc A. Strassler Attorney- in- Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of New Castle, State of Delaware, on January 14, 2010.

RITE FUND, INC. RITE INVESTMENTS CORP. RITE AID HDQTRS. FUNDING, INC.
By:	/s/ BARRY A. CROZIER
	Name:	Barry A. Crozier
	Title:	President and Director

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ BARRY A. CROZIER Barry A. Crozier	President and Director	January 14, 2010
* James J. Comitale	Vice President	January 14, 2010
* Darrell K. Lane	Vice President, Secretary and Director	January 14, 2010
* Kenneth C. Black	Director	January 14, 2010
* Matthew Schroeder	Treasurer	January 14, 2010
* Shari Rice	Director	January 14, 2010
* Susan Lowell	Director	January 14, 2010
* /s/ MARC A. STRASSLER Marc A. Strassler Attorney- in- Fact

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camp Hill, State of Pennsylvania, on January 14, 2010.

THRIFTY PAYLESS, INC.
By:	/s/ CHARLES R. KIBLER
	Name:	Charles R. Kibler
	Title:	President and Director

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated

Signature	Title	Date

/s/ CHARLES R. KIBLER Charles R. Kibler	President and Director	January 14, 2010
/s/ MARC A. STRASSLER Marc A. Strassler	Senior Vice President and Assistant Secretary	January 14, 2010
* I. Lawrence Gelman	Vice President, Secretary and Director	January 14, 2010
* Kenneth C. Black	Vice President	January 14, 2010
* Michael Yount	Vice President	January 14, 2010
* Michael A. Podgurski	Vice President and Director	January 14, 2010
* Matthew Schroeder	Treasurer and Assistant Secretary	January 14, 2010
* /s/ MARC A. STRASSLER Marc A. Strassler Attorney- in- Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camp Hill, State of Pennsylvania, on January 14, 2010.

RITE AID OF VERMONT, INC.
By:	/s/ CHRISTOPHER HALL
	Name:	Christopher Hall
	Title:	President

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ CHRISTOPHER HALL Christopher Hall	President	January 14, 2010
/s/ MARC A. STRASSLER Marc A. Strassler	Senior Vice President and Assistant Secretary	January 14, 2010
* James J. Comitale	Vice President, Secretary and Director	January 14, 2010
* I. Lawrence Gelman	Vice President and Assistant Secretary	January 14, 2010
* Douglas E. Donley	Vice President and Assistant Treasurer	January 14, 2010
* Michael A. Podgurski	Vice President	January 14, 2010
* Kenneth C. Black	Vice President	January 14, 2010
* Matthew Schroeder	Treasurer	January 14, 2010

Signature	Title	Date

* Michael Yount	Assistant Secretary	January 14, 2010
* Steven Lawson	Director	January 14, 2010
* Maureen Orzell	Director	January 14, 2010
* /s/ MARC A. STRASSLER Marc A. Strassler Attorney- in- Fact

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camp Hill, State of Pennsylvania, on January 14, 2010.

BROOKS PHARMACY, INC.
ECKERD CORPORATION
ECKERD FLEET, INC.
EDC DRUG STORES, INC.
GENOVESE DRUG STORES, INC.
JEAN COUTU GROUP HOLDINGS (USA), LLC
MAXI DRUG NORTH, INC.
MAXI DRUG SOUTH, L.P.
MAXI DRUG, INC.
MC WOONSOCKET, INC.
P.J.C. DISTRIBUTION, INC.
P.J.C. OF WEST WARWICK, INC.
P.J.C. REALTY CO., INC.
PJC DORCHESTER REALTY LLC
PJC EAST LYME REALTY LLC
PJC HAVERHILL REALTY LLC
PJC HERMITAGE REALTY LLC
PJC HYDE PARK REALTY LLC
PJC LEASE HOLDINGS, INC.
PJC MANCHESTER REALTY LLC
PJC MANSFIELD REALTY LLC
PJC NEW LONDON REALTY LLC
PJC OF CRANSTON, INC.
PJC OF EAST PROVIDENCE, INC.
PJC OF MASSACHUSETTS, INC.
PJC OF RHODE ISLAND, INC.
PJC PETERBOROUGH REALTY LLC
PJC PROVIDENCE REALTY LLC
PJC REALTY MA, INC.
PJC REALTY N.E. LLC
PJC REVERE REALTY LLC
PJC SPECIAL REALTY HOLDINGS, INC.
THRIFT DRUG SERVICES, INC.
THRIFT DRUG, INC.
By:	/s/ CHRISTOPHER HALL
	Name:	Christopher Hall
	Title:	President and Director

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ CHRISTOPHER HALL Christopher Hall	President and Director	January 14, 2010
/s/ MARC A. STRASSLER Marc A. Strassler	Senior Vice President and Assistant Secretary	January 14, 2010
* James J. Comitale	Vice President, Secretary and Director	January 14, 2010
* I. Lawrence Gelman	Vice President and Assistant Secretary	January 14, 2010
* Douglas E. Donley	Vice President, Assistant Treasurer and Director	January 14, 2010
* Michael A. Podgurski	Vice President	January 14, 2010
* Kenneth C. Black	Vice President	January 14, 2010
* Matthew Schroeder	Treasurer	January 14, 2010
* Michael Yount	Assistant Secretary	January 14, 2010
* /s/ MARC A. STRASSLER Marc A. Strassler Attorney- in- Fact

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camp Hill, State of Pennsylvania, on January 14, 2010.

MAXI GREEN INC. PJC OF VERMONT, INC.
By:	/s/ CHRISTOPHER HALL
	Name:	Christopher Hall
	Title:	President

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ CHRISTOPHER HALL Christopher Hall	President	January 14, 2010
/s/ MARC A. STRASSLER Marc A. Strassler	Senior Vice President and Assistant Secretary	January 14, 2010
* James J. Comitale	Vice President, Secretary and Director	January 14, 2010
* I. Lawrence Gelman	Vice President and Assistant Secretary	January 14, 2010
* Douglas E. Donley	Vice President and Assistant Treasurer	January 14, 2010
* Michael A. Podgurski	Vice President	January 14, 2010
* Kenneth C. Black	Vice President	January 14, 2010

Signature	Title	Date

* Matthew Schroeder	Treasurer	January 14, 2010
* Michael Yount	Assistant Secretary	January 14, 2010
* /s/ MARC A. STRASSLER Marc A. Strassler Attorney- in- Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of New Castle, State of Delaware, on January 14, 2010.

JCG HOLDINGS (USA), INC. THE JEAN COUTU GROUP (PJC) USA, INC. EDC LICENSING, INC. JCG (PJC) USA, LLC
By:	/s/ BARRY A. CROZIER
	Name:	Barry A. Crozier
	Title:	President and Director

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ BARRY A. CROZIER Barry A. Crozier	President and Director	January 14, 2010
* James J. Comitale	Vice President and Secretary	January 14, 2010
* Darrell K. Lane	Vice President, Assistant Secretary and Director	January 14, 2010
* Matthew Schroeder	Treasurer	January 14, 2010
* Kenneth C. Black	Director	January 14, 2010
* Shari Rice	Director	January 14, 2010
* Susan Lowell	Director	January 14, 2010
* /s/ MARC A. STRASSLER Marc A. Strassler Attorney- in- Fact

EXHIBITS

Exhibit Numbers	Description	Incorporation By Reference To
2.1	Amended and Restated Stockholder Agreement, dated August 23, 2006, amended and restated as of June 4, 2007, by and between Rite Aid Corporation, The Jean Coutu Group (PJC) Inc., Jean Coutu, Marcelle Coutu, Francois J. Coutu, Michel Coutu, Louis Coutu, Sylvie Coutu and Marie-Josee Coutu	Exhibit 2.2 to Form 10-Q, filed on July 12, 2007
2.2	Registration Rights Agreement, dated August 23, 2006, by and between Rite Aid Corporation and The Jean Coutu Group (PJC) Inc.	Exhibit 10.2 to Form 8-K, filed on August 24, 2006
3.1	Restated Certificate of Incorporation dated December 12, 1996	Exhibit 3(i) to Form 8-K, filed on November 2, 1999
3.2	Certificate of Amendment to the Restated Certificate of Incorporation dated February 22, 1999	Exhibit 3(ii) to Form 8-K, filed on November 2, 1999
3.3	Certificate of Amendment to the Restated Certificate of Incorporation dated June 27, 2001	Exhibit 3.4 to Registration Statement on Form S-1, File No. 333-64950, filed on July 12, 2001
3.4	Certificate of Amendment to the Restated Certificate of Incorporation dated June 4, 2007	Exhibit 4.4 to Registration Statement on Form S-8, File No. 333-146531, filed on October 5, 2007
3.5	Certificate of Amendment to the Restated Certificate of Incorporation dated June 25, 2009	Exhibit 3.5 to Form 10-Q, filed on July 8, 2009
3.6	7% Series G Cumulative Convertible Pay-in-Kind Preferred Stock Certificate of Designation dated January 28, 2005	Exhibit 3.2 to Form 8-K, filed on February 2, 2005
3.7	6% Series H Cumulative Convertible Pay-in-Kind Preferred Stock Certificate of Designation dated January 28, 2005	Exhibit 3.3 to Form 8-K, filed on February 2, 2005
3.8	Amended and Restated By-Laws	Exhibit 3.1 to Form 8-K, filed on April 13, 2007
3.9	Amendment to Sections 1, 3 and 4 of Article V of Amended and Restated By-Laws	Exhibit 3.1 to Form 8-K, filed on December 21, 2007
4.1
	Indenture, dated August 1, 1993, by and between Rite Aid Corporation, as issuer, and Morgan Guaranty Trust Company of New York, as trustee, related to the Company's 7.70% Notes due 1027 and 6.875% Notes due 2013	Exhibit 4A to Registration Statement on Form S-3, File No. 033-63794, filed on June 3, 1993

Ex-1

Exhibit Numbers	Description	Incorporation By Reference To
4.2	Supplemental Indenture, dated as of February 3, 2000, between Rite Aid Corporation, as issuer, and U.S. Bank Trust National Association as successor to Morgan Guaranty Trust Company of New York, to the Indenture dated as of August 1, 1993, relating to the Company's 7.70% Notes due 2027 and 6.875% Notes due 2013	Exhibit 4.1 to Form 8-K filed on February 7, 2000
4.3	Indenture, dated as of December 21, 1998, between Rite Aid Corporation, as issuer, and Harris Trust and Savings Bank, as trustee, related to the Company's 6.875% Notes due 2028	Exhibit 4.1 to Registration Statement on Form S-4, File No. 333-74751, filed on March 19, 1999
4.4
	Supplemental Indenture, dated as of February 3, 2000, between Rite Aid Corporation and Harris Trust and Savings Bank, to the Indenture dated December 21, 1998, between Rite Aid Corporation and Harris Trust and Savings Bank, related to the Company's 5.5% Notes due 2013 and 6.875% Notes due 2028	Exhibit 4.4 to Form 8-K, filed on February 7, 2000
4.5	Indenture, dated as of April 22, 2003, between Rite Aid Corporation, as issuer, and BNY Midwest Trust Company, as trustee, related to the Company's 8.125% Senior Secured Notes due 2010	Exhibit 4.11 to Form 10-K, filed on May 2, 2003
4.6
	Supplemental Indenture, dated as of June 4, 2007, between Rite Aid Corporation, the subsidiaries named therein and The Bank of New York Trust Company, N.A. to the Indenture dated as of April 22, 2003 between Rite Aid Corporation and BNY Midwest Trust Company, related to the Company's 8.125% Senior Secured Notes due 2010	Exhibit 4.6 to Form 10-Q, filed on January 9, 2008
4.7
	Second Supplemental Indenture, dated as of June 17, 2008, between Rite Aid Corporation, the subsidiaries named therein and The Bank of New York Trust Company, N.A., to the Indenture dated as of April 22, 2003 between Rite Aid Corporation and BNY Midwest Trust Company, related to the Company's 8.125% Senior Secured Notes due 2010	Exhibit 4.7 to Form 10-Q, filed on July 10, 2008
4.8	Indenture, dated as of May 20, 2003, between Rite Aid Corporation, as issuer, and BNY Midwest Trust Company, as trustee, related to the Company's 9.25% Senior Notes due 2013	Exhibit 4.12 to Form 10-Q, filed on July 3, 2003
4.9
	Supplemental Indenture, dated as of June 4, 2007, between Rite Aid Corporation, the subsidiaries named therein and The Bank of New York Trust Company, N.A. to the Indenture dated as of May 20, 2003 between Rite Aid Corporation and BNY Midwest Trust Company, related to the Company's 9.25% Senior Secured Notes due 2013	Exhibit 4.8 to Form 10-Q, filed on January 9, 2008

Ex-2

Exhibit Numbers	Description	Incorporation By Reference To
4.10	Second Supplemental Indenture, dated as of June 17, 2008, between Rite Aid Corporation, the subsidiaries named therein and The Bank of New York Trust Company, N.A., as successor trustee, to the Indenture dated as of May 20, 2003 between Rite Aid Corporation and BNY Midwest Trust Company, related to the Company's 9.25% Senior Secured Notes due 2013	Exhibit 4.10 to Form 10-Q, filed on July 10, 2008
4.11
	Indenture, dated as of February 15, 2007, between Rite Aid Corporation, as issuer, the subsidiary guarantors named therein and The Bank of New York Trust Company, N.A., as trustee, related to the Company's 7.5% Senior Secured Notes due 2017	Exhibit 99.1 to Form 8-K, filed on February 26, 2007
4.12
	Supplemental Indenture, dated as of June 4, 2007, between Rite Aid Corporation, the subsidiaries named therein and The Bank of New York Trust Company, N.A. to the Indenture dated as of February 21, 2007 between Rite Aid Corporation and The Bank of New York Trust Company, N.A., related to the Company's 7.5% Senior Secured Notes due 2017	Exhibit 4.12 to Form 10-Q, filed on January 9, 2008
4.13
	Second Supplemental Indenture, dated as of July 9, 2008, among Rite Aid Corporation, the subsidiaries named therein and The Bank of New York Mellon Trust Company, N. A., as successor trustee, to the Indenture, dated as of February 15, 2007, between Rite Aid Corporation and The Bank of New York Trust Company, N.A., related to the Company's 7.5% Senior Secured Notes due 2017	Exhibit 4.13 to Form 10-Q, filed on July 10, 2008
4.14	Indenture, dated as of February 21, 2007, between Rite Aid Corporation, as issuer, and The Bank of New York Trust Company, N.A., as trustee, related to the Company's 8.625% Senior Notes due 2015	Exhibit 99.2 to Form 8-K, filed on February 26, 2007
4.15
	Supplemental Indenture, dated as of June 4, 2007, between Rite Aid Corporation, the subsidiaries named therein and The Bank of New York Trust Company, N.A. to the Indenture dated as of February 21, 2007 between Rite Aid Corporation and The Bank of New York Trust Company, N.A., related to the Company's 8.625% Senior Secured Notes due 2015	Exhibit 4.14 to Form 10-Q, filed on January 9, 2008
4.16
	Second Supplemental Indenture, dated as of July 9, 2008, among Rite Aid Corporation, the subsidiaries named therein and The Bank of New York Mellon Trust Company, N.A., as successor trustee, to the Indenture, dated as of February 15, 2007, between Rite Aid Corporation and The Bank of New York Trust Company, N.A., related to the Company's 8.625% Senior Notes due 2015	Exhibit 4.16 to Form 10-Q, filed on July 10, 2008

Ex-3

Exhibit Numbers	Description	Incorporation By Reference To
4.17	Amended and Restated Indenture, dated as of June 4, 2007 among Rite Aid Corporation (as successor to Rite Aid Escrow Corp.), the subsidiary guarantors named therein and The Bank of New York Trust Company, N.A., as Trustee, related to the Company's 9.375% Senior Notes due 2015	Exhibit 4.1 to Form 8-K, filed on June 7, 2007
4.18
	First Supplemental Indenture, dated as of July 9, 2008, among Rite Aid Corporation, the subsidiaries named therein and The Bank of New York Mellon Trust Company, N.A. to the Amended and Restated Indenture, dated as of June 4, 2007, among Rite Aid Corporation (as successor to Rite Aid Escrow Corp.), the subsidiary guarantors named therein and The Bank of New York Trust Company, N.A., related to the Company's 9.375% Senior Notes due 2015	Exhibit 4.18 to Form 10-Q, filed on July 10, 2008
4.19
	Amended and Restated Indenture, dated as of June 4, 2007 among Rite Aid Corporation (as successor to Rite Aid Escrow Corp.), the subsidiary guarantors named therein and The Bank of New York Trust Company, N.A., as Trustee, related to the Company's 9.5% Senior Notes due 2017	Exhibit 4.2 to Form 8-K, filed on June 7, 2007
4.20
	First Supplemental Indenture, dated as of July 9, 2008, among Rite Aid Corporation, the subsidiaries named therein and The Bank of New York Mellon Trust Company, N.A., as successor trustee, to the Amended and Restated Indenture, dated as of June 4, 2007, among Rite Aid Corporation (as successor to Rite Aid Escrow Corp.), the subsidiary guarantors named therein and The Bank of New York Trust Company, N.A., related to the Company's 9.5% Senior Notes due 2017	Exhibit 4.20 to Form 10-Q, filed on July 10, 2008
4.21	Indenture, dated as of May 29, 2008, between Rite Aid Corporation, as issuer, and The Bank of New York Trust Company, N.A., as trustee, related to the Company's Senior Debt Securities	Exhibit 4.1 to Form 8-K, filed on June 2, 2008
4.22
	First Supplemental Indenture, dated as of May 29, 2008, between Rite Aid Corporation, the subsidiaries named therein and The Bank of New York Trust Company, N.A. to the Indenture dated as of May 29, 2008 between Rite Aid Corporation and The Bank of New York Trust Company, N.A., related to the Company's 8.5% Convertible Notes due 2015 Securities	Exhibit 4.2 to Form 8-K, filed on June 2, 2008
4.23
	Indenture, dated as of July 9, 2008, between Rite Aid Corporation, as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee, related to the Company's 10.375% Senior Secured Notes due 2016	Exhibit 4.23 to Form 10-Q, filed on July 10, 2008

Ex-4

Exhibit Numbers	Description	Incorporation By Reference To
4.24	Indenture, dated as of June 12, 2009, among Rite Aid Corporation, as issuer, the subsidiary guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee, related to the Company's 9.750% Senior Secured Notes due 2016	Exhibit 4.1 to Form 8-K, filed on June 16, 2009
4.25
	Indenture, dated as of October 26, 2009, among Rite Aid Corporation, as issuer, the Subsidiary Guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee, related to the Company's 10.250% Senior Secured Notes due 2019	Exhibit 4.1 to Form 8-K, filed on October 29, 2009
4.26	Form of 10.250% Notes due 2019 (included in Exhibit 4.25)	Exhibit 4.2 to Form 8-K, filed on October 29, 2009
5	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP	Exhibit 5 to Form S-4, filed on December 18, 2009
10.1	1999 Stock Option Plan*	Exhibit 10.1 to Form 10-K, filed on May 21, 2001
10.2	2000 Omnibus Equity Plan*	Included in Proxy Statement dated October 24, 2000
10.3	2001 Stock Option Plan*	Exhibit 10.3 to Form 10-K, filed on May 21, 2001
10.4	2004 Omnibus Equity Plan*	Exhibit 10.4 to Form 10-K, filed on April 29, 2005
10.5	2006 Omnibus Equity Plan*	Exhibit 10 to Form 8-K, filed on January 22, 2007
10.6	Employment Agreement by and between Rite Aid Corporation and John T. Standley, dated as of September 24, 2008*	Exhibit 10.2 to Form 10-Q, filed on October 8, 2008
10.7	Employment Agreement by and between Rite Aid Corporation and Frank G. Vitrano, dated as of September 24, 2008*	Exhibit 10.3 to Form 10-Q, filed on October 8, 2008
10.8	Employment Agreement by and between Rite Aid Corporation and Marc A. Strassler, dated as of March 9, 2009*	Exhibit 10.8 to Form 10-K, filed on April 17, 2009
10.9	Rite Aid Corporation Restricted Stock and Stock Option Award Agreement, made as of December 5, 1999, by and between Rite Aid Corporation and Robert G. Miller*	Exhibit 4.31 to Form 8-K, filed on January 18, 2000
10.10	Employment Agreement by and between Rite Aid Corporation and Mary F. Sammons, dated as of December 5, 1999*	Exhibit 10.2 to Form 8-K, filed on January 18, 2000
10.11	Amendment No. 1 to Employment Agreement by and between Rite Aid Corporation and Mary F. Sammons, dated as of May 7, 2001*	Exhibit 10.12 to Form 10-Q, filed on May 21, 2001

Ex-5

Exhibit Numbers	Description	Incorporation By Reference To
10.12	Amendment No. 2 to Employment Agreement by and between Rite Aid Corporation and Mary F. Sammons, dated as of September 30, 2003*	Exhibit 10.3 to Form 10-Q, filed on October 7, 2003
10.13	Amendment No. 3 to Employment Agreement by and between Rite Aid Corporation and Mary F. Sammons, dated as of December 30, 2008*	Exhibit 10.6 to Form 10-Q, filed on January 7, 2009
10.14	Side Agreement to Employment Agreement by and between Rite Aid Corporation and Mary F. Sammons, dated as of October 11, 2006*	Exhibit 10.14 to Form 10-K, filed on April 29, 2008
10.15	Rite Aid Corporation Restricted Stock and Stock Option Award Agreement, made as of December 5, 1999, by and between Rite Aid Corporation and Mary F. Sammons*	Exhibit 4.32 to Form 8-K, filed on January 18, 2000
10.16	Employment Agreement by and between Rite Aid Corporation and Douglas E. Donley, dated as of August 1, 2000*	Exhibit 10.1 to Form 10-Q, filed on December 22, 2005
10.17	Amendment No. 1 to Employment Agreement by and between Rite Aid Corporation and Douglas E. Donley, dated as of December 18, 2008*	Exhibit 10.4 to Form 10-Q, filed on January 7, 2009
10.18	Rite Aid Corporation Special Executive Retirement Plan*	Exhibit 10.15 to Form 10-K, filed on April 26, 2004
10.19	Employment Agreement by and between Rite Aid Corporation and Brian Fiala, dated as of June 26, 2007*	Exhibit 10.1 to Form 10-Q, filed on July 12, 2007
10.20	Amendment No. 1 to Employment Agreement by and between Rite Aid Corporation and Brian Fiala, dated as of December 18, 2008*	Exhibit 10.3 to Form 10-Q, filed on January 7, 2009
10.21	Employment Agreement by and between Rite Aid Corporation and Ken Martindale, dated as of December 3, 2008*	Exhibit 10.7 to Form 10-Q, filed on January 7, 2009
10.22	Employment Agreement by and between Rite Aid Corporation and Robert I. Thompson, dated as of February 3, 2008*	Exhibit 10.5 to Form 10-Q, filed on January 6, 2010
10.23	Amendment No. 1 to Employment Agreement by and between Rite Aid Corporation and Robert I. Thompson, dated as of September 23, 2009*	Exhibit 10.6 to Form 10-Q, filed on January 6, 2010
10.24	Supply Agreement by and between Rite Aid Corporation and McKesson Corporation, dated as of December 22, 2003**	Exhibit 10.25 to Form 10-K, filed on April 29, 2008
10.25	First Amendment to Supply Agreement by and between Rite Aid Corporation and McKesson Corporation, dated as of December 8, 2007**	Exhibit 10.26 to Form 10-K, filed on April 29, 2008

Ex-6

Exhibit Numbers	Description	Incorporation By Reference To
10.26	Second Amendment to Supply Agreement by and between Rite Aid Corporation and McKesson Corporation, dated as of November 7, 2008**	Exhibit 10.1 to Form 10-Q, filed on January 7, 2009
10.27	Third Amendment to Supply Agreement by and between Rite Aid Corporation and McKesson Corporation, dated as of February 1, 2009**	Exhibit 10.30 to Form 10-K, filed on April 17, 2009
10.28	Fourth Amendment to Supply Agreement by and between Rite Aid Corporation and McKesson Corporation, dated as of December 10, 2009**	Exhibit 10.4 to Form 10-Q, filed on January 6, 2010
10.29	Management Services Agreement by and between Rite Aid Corporation and Leonard Green & Partners, L.P., dated as of January 1, 2003	Exhibit 10.27 to Form 10-K, filed on April 29, 2008
10.30	Fourth Amendment to Management Services Agreement by and between Rite Aid Corporation and Leonard Green & Partners, L.P., dated as of February 12, 2007	Exhibit 10.28 to Form 10-K, filed on April 29, 2008
10.31
	Amended and Restated Credit Agreement, dated as of June 5, 2009, among Rite Aid Corporation, the lenders from time to time party thereto and Citicorp North America, Inc., as administrative agent and collateral agent	Exhibit 10.1 to Form 8-K, filed on June 11, 2009
10.32
	Refinancing Amendment No. 1, dated as of June 10, 2009, relating to the Amended and Restated Credit Agreement, dated as of June 5, 2009, among Rite Aid Corporation, the subsidiary guarantors party thereto, the lender party thereto and Citicorp North America, Inc., as Administrative Agent	Exhibit 10.2 to Form 8-K, filed on June 11, 2009
10.33
	Refinancing Amendment No. 2, dated as of June 26, 2009, relating to the Amended and Restated Credit Agreement, dated as of June 5, 2009, among Rite Aid Corporation, the subsidiary guarantors party thereto, the lenders party thereto and Citicorp North America, Inc., as Administrative Agent and Collateral Processing Agent	Exhibit 10.1 to Form 8-K, filed on July 1, 2009
10.34
	Amended and Restated Collateral Trust and Intercreditor Agreement, including the related definitions annex, dated as of June 5, 2009, among Rite Aid Corporation, each subsidiary named therein or which becomes a party thereto, Wilmington Trust Company, as collateral trustee, Citicorp North America, Inc., as senior collateral processing agent, The Bank of New York Trust Company, N.A., as trustee under the 2017 7.5% Note Indenture (as defined therein) and The Bank of New York Mellon Trust Company, N.A., as trustee under the 2016 10.375% Note Indenture (as defined therein), and each other Second Priority Representative and Senior Representative which becomes a party thereto	Exhibit 10.3 to Form 8-K, filed on June 11, 2009

Ex-7

Exhibit Numbers	Description	Incorporation By Reference To
10.35	Amended and Restated Senior Subsidiary Guarantee Agreement, dated as of June 5, 2009 among the subsidiary guarantors party thereto and Citicorp North America, Inc., as senior collateral agent	Exhibit 10.4 to Form 8-K, filed on June 11, 2009
10.36	Amended and Restated Senior Subsidiary Security Agreement, dated as of June 5, 2009, by the subsidiary guarantors party thereto in favor of the Citicorp North America, Inc., as senior collateral agent	Exhibit 10.5 to Form 8-K, filed on June 11, 2009
10.37
	Amended and Restated Senior Indemnity, Subrogation and Contribution Agreement, dated as of May 28, 2003, and supplemented as of September 27, 2004, among Rite Aid Corporation, the Subsidiary Guarantors, and Citicorp North America, Inc. and JPMorgan Chase Bank, N.A., as collateral processing co-agents	Exhibit 4.27 to Form 10-K, filed on April 29, 2008
10.38
	Second Priority Subsidiary Guarantee Agreement, dated as of June 27, 2001, as amended and restated as of May 28, 2003, and as supplemented as of January 5, 2005, among the Subsidiary Guarantors and Wilmington Trust Company, as collateral agent	Exhibit 4.36 to Form 10-K, filed on April 17, 2009
10.39
	Second Priority Subsidiary Security Agreement, dated as of June 27, 2001, as amended and restated as of May 28, 2003, as supplemented as of January 5, 2005, and as amended in the Reaffirmation Agreement and Amendment dates as of January 11, 2005, by the Subsidiary Guarantors in favor of Wilmington Trust Company, as collateral trustee	Exhibit 4.37 to Form 10-K, filed on April 17, 2009
10.40
	Amended and Restated Second Priority Indemnity, Subrogation and Contribution Agreement, dated as of May 28, 2003, and as supplemented as of January 5, 2005, among the Subsidiary Guarantors and Wilmington Trust Company, as collateral agent	Exhibit 4.33 to Form 10-K, filed on April 29, 2008.
10.41	Intercreditor Agreement, dated as of February 18, 2009, by and among Citicorp North America, Inc. and Citicorp North America, Inc., and acknowledged and agreed to by Rite Aid Funding II	Exhibit 10.2 to Form 8-K, filed on February 20, 2009
10.42
	Senior Lien Intercreditor Agreement dated as of June 12, 2009, among Rite Aid Corporation, the subsidiary guarantors named therein, Citicorp North America, Inc., as senior collateral agent for the Senior Secured Parties (as defined therein), Citicorp North America, Inc., as senior representative for the Senior Loan Secured Parties (as defined therein), The Bank of New York Mellon Trust Company, N.A., as Senior Representative (as defined therein) for the Initial Additional Senior Debt Parties (as defined therein), and each additional Senior Representative from time to time party thereto	Exhibit 10.2 to Form 8-K, filed on June 16, 2009

Ex-8

Exhibit Numbers	Description	Incorporation By Reference To
10.43	Registration Rights Agreement relating to the 9.750% Senior Secured Notes due 2016, dated as of June 12, 2009, among Rite Aid Corporation, the subsidiary guarantors and Citigroup Global Markets Inc., Banc of America Securities LLC, and Wachovia Capital Markets, LLC as the Initial Purchasers of the 9.750% Notes	Exhibit 10.1 to Form 8-K, filed on June 16, 2009
10.44
	Registration Rights Agreement relating to the 10.250% Senior Secured Notes due 2019, dated October 26, 2009, among Rite Aid Corporation, the Subsidiary Guarantors and Citigroup Global Markets Inc., Wells Fargo Securities, LLC, Banc of America Securities LLC, and Goldman, Sachs & Co., as the Initial Purchasers of the Notes	Exhibit 10.3 to Form 8-K, filed on October 29, 2009
10.45
	Incremental Facility Amendment No. 1, dated as of October 26, 2009, among Rite Aid Corporation, the lenders party thereto, Citicorp North America, Inc., as administrative agent and collateral agent and the other agents party thereto	Exhibit 10.1 to Form 8-K, filed on October 29, 2009
10.46
	Incremental Facility Amendment No. 2, dated as of October 19, 2009 and effective as of October 26, 2009, among Rite Aid Corporation, the lenders party thereto, Citicorp North America, Inc., as administrative agent and collateral agent and the other agents party thereto	Exhibit 10.2 to Form 8-K, filed on October 29, 2009
11	Statement regarding computation of earnings per share	Filed herewith
12	Statement regarding computation of ratio of earnings to fixed charges	Exhibit 12 to Form 10-K, filed on April 17, 2009
21	Subsidiaries of the Registrant	Exhibit 21 to Form S-4, filed on August 5, 2009
23	Consent of Deloitte & Touche LLP	Filed herewith
25	Statement of Eligibility of Trustee	Exhibit 25 to Form S-4, filed on December 18, 2009
99.1	Form of Letter of Transmittal	Exhibit 99.1 to Form S-4, filed on December 18, 2009
99.2	Form of Letter to Clients	Exhibit 99.2 to Form S-4, filed on December 18, 2009
99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees	Exhibit 99.3 to Form S-4, filed on December 18, 2009

*
Constitutes a compensatory plan or arrangement required to be filed with this prospectus.

**
Confidential portions of these exhibits were redacted and filed separately with the Securities and Exchange Commission pursuant to requests for confidential treatment.

Ex-9